Filed Pursuant to Rule 424(b)(1)
File No. 333-169980
PROSPECTUS
Up to 100,000,000 Shares of
Common Stock
          Hampton Roads Bankshares, Inc. (the “Company”) is the parent company of the sixth largest Virginia-domiciled commercial bank, Bank of Hampton Roads. Through our network of 60 financial centers and 72 ATMs, we emphasize personalized customer service and provide a full range of financial products targeting the needs of individuals and small to medium sized businesses in our primary market areas, which include Hampton Roads, Virginia, the Northeastern, Southeastern and Research Triangle regions of North Carolina and Richmond, Virginia.
          We are distributing, at no charge, to holders of our common stock, par value $0.01 per share (the “Common Stock”), non-transferable subscription rights to purchase up to 100,000,000 shares of our Common Stock at a price of $0.40 per share in this rights offering (the “Rights Offering” and each subscription right, a “Right”). You will receive one Right for each share of Common Stock held by you of record as of 5:00 p.m., Eastern Time, on September 29, 2010 (the “Record Date,” and each holder of our Common Stock as of the Record Date, an “Eligible Shareholder”1). Each Right will entitle you to purchase 2.2698 shares of Common Stock at a subscription price of $0.40 per share (the “Basic Subscription Right”) and an over-subscription privilege. If you hold a Right and fully

[1]	As of the Record Date, there were 424,120 outstanding shares of Gateway Financial Holdings, Inc. common stock (held by 492 holders of record) that was deemed by operation of law to represent shares of Company Common Stock as of Gateway’s merger with and into the Company on December 31, 2008. A holder of these shares is also deemed to be an “Eligible Shareholder” for the purposes of Rights Offering participation.

exercise your Basic Subscription Right, you may also subscribe for an unlimited additional whole number of common shares pursuant to the over-subscription privilege, subject to availability, provided that (i) no Eligible Shareholder shall thereby exceed, together with any other person with whom such shareholder may be aggregated under applicable law, 4.9% beneficial ownership of the Company’s equity securities and (ii) the aggregate purchase price of all common shares purchased in the Rights Offering shall not exceed $40 million. If the Rights Offering is over-subscribed, we will allocate the available shares pro rata in proportion to the number of shares of our Common Stock each of those shareholders owned on the Record Date. For additional details regarding the pro rata allocation process, see “Questions and Answers Relating to the Rights Offering — What is the over-subscription privilege?” The Rights Offering will expire at 5:00 p.m., Eastern Time, on December 10, 2010.
          Certain institutional Investors,2 have entered into Investment Agreements3 with the Company pursuant to which the Investors have agreed to backstop the Rights Offering by purchasing from us, at the subscription price, any shares not purchased by our existing stockholders. Please see “Questions and Answers Relating to the Offering — How does the backstop commitment work?” These commitments are subject to the terms and conditions of the Investment Agreements. Please see “Questions and Answers Relating to the Offering — Why are we conducting the Rights Offering” beginning on page S-6 of this Prospectus. This offering is being made directly by us. We are not using an underwriter or selling agent.
          Registrar and Transfer Company is our subscription agent for the Rights Offering.
          Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “HMPR.” On October 12, 2010, the closing price for our Common Stock was $0.96 per share. Subscription rights will not be listed for trading on The NASDAQ Global Select Market or any other stock exchange or market.

          Investing in our Common Stock involves risks. You should read the “Risk Factors” section beginning on page S-21 before buying shares of our Common Stock.
          Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of the Common Stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
          In addition, shares of our Common Stock are not deposit accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Share	Total (*)
Subscription price	$0.40	$40,000,000
Estimated expenses		$247,852
Proceeds, before expenses, to Hampton Roads Bankshares, Inc.	$0.40	$40,000,000

(*)	Assumes the issuance of Rights to purchase 100,000,000 shares of Common Stock in the Rights Offering. Shares of Common Stock relating to those Rights, will either be issued to purchasers in the Rights Offering or in a private placement to the Investors who are backstopping the Rights Offering. It is anticipated that delivery of the Rights Offering shares will be made on or about December 15, 2010.

[2]	The Investors are affiliates of The Carlyle Group (“Carlyle”) and Anchorage Advisors, L.L.C. (“Anchorage” together with Carlyle, the “Anchor Investors”), CapGen Capital Group IV, LP (“CapGen”), affiliates of Davidson Kempner Capital Management (“Davidson Kempner”), affiliates of Fir Tree, Inc. (“Fir Tree”), C12 Protium Value Opportunities Ltd. (“C12”) and Goldman, Sachs & Co (“Goldman”). Goldman assigned its right to purchase Common Stock on September 23, 2010.

[3]	The Investment Agreements are the Second Amended and Restated Investment Agreement, dated August 11, 2010, by and among the Company and the Anchor Investors, the Amended and Restated CapGen Investment Agreement, dated August 11, 2010, by and between the Company and CapGen, certain Second Amended and Restated Securities Purchase Agreements, dated August 11, 2010, entered into by the Company with Davidson Kempner, Fir Tree and C12, and the Amended and Restated Goldman Securities Purchase Agreement, dated, August 11, 2010, by and between the Company and Goldman and the Assignment and Assumption Agreement by and among Goldman, CapGen , C12 and the Company, dated September 23, 2010.
The date of this prospectus is November 15, 2010.

ABOUT THIS PROSPECTUS
          You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Common Stock.
          In this prospectus, we frequently use the terms “we,” “our” and “us” to refer to Hampton Roads Bankshares, Inc. and its subsidiaries. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page S-21.
INCORPORATION BY REFERENCE
          The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this Prospectus. We incorporate by reference the following documents (other than information furnished rather than filed):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended;

•	the Company’s Quarterly Reports on Forms 10-Q for the fiscal quarter ended March 31, 2010, as amended, June 30, 2010 and September 30, 2010;

•	the Company’s Current Reports on Form 8-K filed on January 6, 2010, February 10, 2010, February 17, 2010, April 7, 2010, April 23, 2010 (two (2) separate Current Reports on Form 8-K were filed on this day), May 19, 2010, May 24, 2010, May 27, 2010, June 7, 2010 (two (2) separate Current Reports on Form 8-K were filed on this day), June 10, 2010 (as amended on June 11, 2010), June 14, 2010 (two (2) separate Current Reports on Form 8-K were filed on this day), June 17, 2010, July 1, 2010, July 7, 2010, July 12, 2010, July 13, 2010, July 27, 2010, August 10, 2010 (two (2) separate Current Reports on Form 8-K were filed on this day), August 12, 2010, August 17, 2010, August 18, 2010; August 30, 2010, September 14, 2010, September 17, 2010, September 23, 2010, September 24, 2010, September 28, 2010, September 30, 2010, October 4, 2010, October 5, 2010, October 13, 2010, October 25, 2010, October 29, 2010, November 1, 2010, November 2, 2010 and November 4, 2010 (other than the portions of those documents furnished or not otherwise deemed to be filed);

•	the Company’s Definitive Proxy Statement related to its 2010 annual meeting of shareholders, as filed with the SEC on August 30, 2010; and

•	the description of our Common Stock set forth in our Registration Statement on Form 8-A filed August 2, 2006 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.
          We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Prospectus and a copy of any or all other contracts or documents which are referred to in this Prospectus. Requests should be directed to: Douglas J. Glenn, Executive Vice President, General Counsel, and Chief Operating Officer at Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510.

QUESTIONS AND ANSWERS RELATING TO THE OFFERING
          The following are examples of what we anticipate will be common questions about the offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the offering and provide additional information about us and our business, including potential risks related to the offering, the shares of our Common Stock offered hereby and our business.
What is the Rights Offering?
          We are distributing, at no charge, to holders of our shares of Common Stock, non-transferable subscription rights to purchase shares of our Common Stock at a price of $0.40 per whole share. You will receive such rights if you owned Common Stock as of 5:00 p.m., Eastern Time, on September 29, 2010, the Record Date. Each subscription right consists of a Basic Subscription Right and an over-subscription privilege, as described below. You will receive one subscription right for each share of Common Stock that you owned on the Record Date.
What is the Basic Subscription Right?
          The Basic Subscription Right gives our shareholders the opportunity to purchase 2.2698 new shares of Common Stock for each existing share of Common Stock owned on the Record Date at a subscription price of $0.40 per share. You may exercise your subscription rights, or you may choose not to exercise any subscription rights at all. We will issue a total of 100,000,000 shares of Common Stock in the Rights Offering, including any shares purchased pursuant to the backstop commitment.
     If you hold a Hampton Roads Bankshares stock certificate, the number of shares you may purchase pursuant to your Basic Subscription Rights is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company (“DTC”), you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee record holder for each share of our Common Stock that you beneficially own as of the Record Date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.
May I subscribe for more than I am entitled to under the Basic Subscription Right?
          If you purchase all of the shares available to you pursuant to your Basic Subscription Rights, you may also choose to purchase a portion of any shares that other shareholders do not purchase by exercising their Basic Subscription Rights. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your over-subscription privilege.
What is the over-subscription privilege?
          If you purchase all of the shares available to you pursuant to your Basic Subscription Rights, you may also choose to exercise your over-subscription privilege by purchasing a portion of any shares that other shareholders do not purchase by exercising their Basic Subscription Rights. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your over-subscription privilege.

          If sufficient shares are available for offer pursuant to the Rights Offering, we will seek to honor the over-subscription requests in full.
          If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of shares of our Common Stock each of those shareholders owned on the Record Date, relative to the number of shares owned on the Record Date by all shareholders exercising the over-subscription privilege. If this pro rata allocation results in any shareholder receiving a greater number of shares than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder oversubscribed, and the remaining shares will be allocated among all other shareholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated.
          Registrar and Transfer Company, our subscription agent for the Rights Offering, will determine the over-subscription allocation based on the formula described above.
Are there any limits on the number of shares I may purchase in the Rights Offering?
          Eligible Shareholders have the right to purchase 2.2698 shares of Common Stock for each share of Common Stock owned. If you hold a Right and fully exercise your Basic Subscription Rights, you may also subscribe for an unlimited additional whole number of common shares, subject to availability, provided that (i) no Eligible Shareholder shall thereby exceed, together with any other person with whom such shareholder may be aggregated under applicable law, 4.9% beneficial ownership of the Company’s equity securities and (ii) the aggregate purchase price of all Common Stock purchased in the Rights Offering shall not exceed $40 million. If the Rights Offering is over-subscribed, we will allocate the available shares pro rata in proportion to the number of shares of our Common Stock each of those shareholders owned on the Record Date, in the manner discussed in the question immediately above.
Will fractional shares be issued in the Rights Offering?
          No. Fractional shares resulting from the Basic Subscription Right or the over-subscription privilege will be eliminated by rounding down to the nearest whole shares.
Why are we conducting the Rights Offering?
          Like many financial institutions across the United States, we have been affected by deteriorating economic conditions and related financial losses. The report of our independent registered public accounting firm on our consolidated financial statements, as of and for the year ended December 31, 2009 and for the quarters ended March 31, 2010 and June 30, 2010, contained an explanatory paragraph regarding the uncertainty of our ability to continue as a going concern. Under our written agreement with our regulators, we are required to raise additional capital.
          Due to the Great Recession, and the deterioration of the regulatory capital of Bank of Hampton Roads, we have pursued strategic alternatives to raise capital and strengthen our balance sheet over the past year. Following the withdrawal of the Company’s underwritten public offering of Common Stock in August 2009, the Board of Directors worked closely with management and the Company’s advisors to evaluate potential alternatives for raising additional capital, including possibly selling common or preferred stock in public or private offerings, issuing subordinated debt and/or warrants, disposing of branches or related assets, trading deposits or loans, and considering other strategic alternatives.
          As a result, the Investors and the Company entered into the various definitive Investment Agreements to purchase 637,500,000 shares of Common Stock of the Company for $0.40 per share as part of an aggregate $255 million private placement (the “Private Placement”), in two separate closings. The Company is required to conduct the Rights Offering under the terms of the Investment Agreements.

          The initial closing (the “First Closing”) related to the issuance of $235 million worth of Common Stock occurred on September 30, 2010, following shareholder approval at the Company’s 2010 annual meeting of shareholders held on September 28, 2010 (the “Annual Meeting”) and upon the exchange of 80,347 shares of Series C preferred stock held by the United States Department of the Treasury (the “Treasury”) for newly-created shares of Series C-1 preferred stock (the “TARP Exchange”) and subsequent conversion of such Series C-1 preferred shares into 52,225,550 shares of Common Stock (the “TARP Conversion”), the exchange of Series A and B preferred for up to 22,806,000 shares of Common Stock (the “Exchange Offers”), and approval of an amendment to the preferred stock designations (the “Preferred Amendments”).
          The second closing for an additional $20 million from the Investors (the “Second Closing” and collectively with the First Closing, the “Closings”) will occur contemporaneously with the closing of the Rights Offering and the satisfaction or waiver of the other closing conditions as described in the Investment Agreements.
          Under the terms of the Investment Agreements, the Company is required to conduct this Rights Offering as promptly as practicable after the First Closing.
          The transactions described above are part of the Company’s “Recapitalization Plan” which includes the Private Placement, Rights Offering, Exchange Offers, TARP Exchange, TARP Conversion, a reverse stock split4 and Preferred Amendments. The issuance of Common Stock under the Recapitalization Plan and other authorizations were unanimously approved by the Board of Directors, and subsequently, the common shareholders at the Annual Meeting. The requisite amount of Series A and B preferred shareholders also approved the Preferred Amendments on that date.
          Summaries of the material terms of the Investment Agreements are qualified in their entirety by reference to the full text of each document. Copies of the Investment Agreements and ancillary documents are attached as Exhibits 10.1-10.9 to our Form 8-K filed on August 17, 2010, and Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 23, 2010, which are incorporated by reference herein.
          The transactions comprising our Recapitalization Plan are expected to return both Bank of Hampton Roads and the Company to significantly above “well-capitalized” status. As of September 30, 2010, as a result of the First Closing, the Company and its subsidiaries were “well-capitalized” under applicable regulatory guidance. We will use the proceeds received from the Rights Offering and the additional proceeds to be received in the Second Closing to capitalize our subsidiary banks and for other general corporate purposes.
How was the subscription price determined?
          We established a Special Committee of the Board of Directors, comprised of Patrick E. Corbin, Jordan E. Slone, and former director Bobby L. Ralph. The price of the shares offered in the Rights Offering was determined by the Special Committee and is based on a variety of factors, including, the desire to provide all existing shareholders with the opportunity to purchase additional shares at the same

[4]	The decision to implement a reverse stock split will not be made until after the other transactions contemplated by the Recapitalization Plan have been completed (the “Reverse Stock Split”). For a detailed discussion regarding the Company’s plans with respect to the Reverse Stock Split, see the section of the Company’s Definitive Proxy Statement on Schedule 14A, filed on August 30, 2010 entitled “Proposal No. 8: Approval of an Amendment to the Articles of Incorporation to Effect a Reverse Stock Split of Common Stock.”

price paid by Investors in the Private Placement, the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our Common Stock, historical and current trading prices for our Common Stock, general conditions in the financial services industry, the need for capital and alternatives available to us for raising capital and potential market conditions. In conjunction with its review of these factors, the Special Committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, the outlook for our industry and our current financial condition and regulatory status.
          The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of value of the Company or our Common Stock. You should not assume or expect that, after the offering, our shares of Common Stock will trade at or above the subscription price in any given time period. The market price of our Common Stock may decline during or after the offering, and you may not be able to sell the underlying shares of our Common Stock purchased during the offering at a price equal to or greater than the subscription price. You should obtain a current quote for our Common Stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this offering.
Am I required to exercise my subscription rights I receive in the Rights Offering?
          No. You may exercise your subscription rights or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our Common Stock you own will not change as a result of the Rights Offering. However, if you choose not to exercise your subscription rights, your ownership interest in the Company will be diluted to the extent other shareholders exercise their subscription rights, and your voting and other rights in the Company will likewise be diluted.
How soon must I act to exercise my subscription rights?
          If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment, including final clearance of any uncertified check, before the Rights Offering expires on December 10, 2010, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the expiration of the Rights Offering by which you must provide it with your instructions to exercise your subscription rights. Although our Board of Directors may, in its discretion, extend the expiration date of the Rights Offering, we currently do not intend to do so. Our Board of Directors may cancel the Rights Offering at any time to the extent permitted by the Investment Agreements. If we cancel the Rights Offering, all subscription payments received will be returned promptly, without interest or penalty.
          Although we will make reasonable attempts to provide this prospectus to our shareholders, the Rights Offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.
May I transfer my subscription rights?
          No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on the NASDAQ Global Select Market or any other stock exchange or market. Rights certificates may be completed only by the shareholder who receives the certificate.

Are we requiring a minimum overall subscription from existing shareholders to complete the offering?
          No. We are not requiring an overall minimum subscription to complete the offering. However, subject to the terms of the Investment Agreements, the Investors have agreed to backstop the Rights Offering by purchasing from us, at the subscription price, any shares not purchased by our existing stockholders. See “Questions and Answers Relating to the Offering — How does the backstop commitment work?”
Can the Board of Directors cancel or extend the offering?
          Yes. Subject to the terms of the Investment Agreements, our board of directors may decide to cancel the Rights Offering before the closing of the offering to the extent permitted by the Investment Agreements. If our Board of Directors cancels the Rights Offering, any money received from subscribing shareholders will be returned promptly, without interest or penalty. If we cancel the Rights Offering, we will not be obligated to issue shares of our Common Stock to holders who have exercised their subscription rights prior to termination. We also have the right to extend the offering for additional periods, although we do not currently intend to do so.
Have the Board of Directors or the Investors made a recommendation to shareholders regarding the Rights Offering?
          No. Neither our Board of Directors nor the Investors are making a recommendation regarding your exercise of the subscription rights, although our Board of Directors has determined that conducting the Rights Offering is in the best interests of the Company. Shareholders who exercise subscription rights will incur investment risk on new money invested. We cannot predict the price at which our shares of Common Stock will trade after the offering. The market price for our Common Stock may decrease to an amount below the subscription price, and if you purchase shares at the subscription price, you may not be able to sell the underlying shares of our Common Stock in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the Rights Offering and the information contained in, or incorporated by reference into, this prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in our shares of Common Stock.
Will our directors and executive officers participate in the Rights Offering?
          To the extent they held shares of Common Stock as of the Record Date, our directors and officers are entitled to participate in the Rights Offering on the same terms and conditions applicable to all shareholders. We believe such directors and executive officers will participate in the Rights Offering at varying levels, but they are not required to do so.
How do I exercise my subscription rights if I own shares in certificate form?
          If you hold a Common Stock certificate and you wish to participate in the Rights Offering, you must deliver a properly completed and signed rights certificate, together with payment of the purchase price, to the subscription agent before 5:00 p.m., Eastern Time, on December 10, 2010. If you send an uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.
          Please follow the delivery instructions on the rights certificate. Do not deliver documents to the Company. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m., Eastern Time, on December 10, 2010.

          If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares.
What should I do if I want to participate in the Rights Offering but my shares are held in the name of a broker, dealer, custodian bank or other nominee?
          If you hold your shares of Common Stock through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf. If you wish to purchase our Common Stock through the Rights Offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish an earlier deadline before the expiration date of the Rights Offering.
What form of payment is required to purchase our common shares?
          As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in U.S. currency, by one of the following two methods:
•	by an uncertified check drawn upon a U.S. bank payable to “Registrar and Transfer Company as rights agent for Hampton Roads Bankshares, Inc.,” or
•	by wire transfer of immediately available funds at the following account: ABA No. 031-201-360, further credit to Account No. 276-053-5977 at TD Bank, 6000 Atrium Way, Mt. Laurel, New Jersey, 08054, with an account name of “Registrar and Transfer Company as rights agent for Hampton Roads Bankshares, Inc.” Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer.
          Payments will be deemed to have been received upon (i) clearance of any uncertified check, or (ii) receipt of collected funds in the account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the subscription price by means of uncertified check are urged to make payment sufficiently in advance of the expiration time to ensure that such payment is received and clears by such date.
          If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions.
When will I receive my new shares?
          If you purchase Common Stock in the Rights Offering, you will receive your new shares as soon as practicable after the Rights Offering closes. We anticipate that the offering will close on or about December 10, 2010.
After I send in my payment and rights certificate to the subscription agent, may I cancel my exercise of subscription rights?
          No. All exercises of subscription rights are irrevocable unless the Rights Offering is cancelled by the Company, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price of $0.40 per share.

What effects will the offering have on our outstanding Common Stock?
          As a result of the Rights Offering, an additional 100,000,000 shares of our Common Stock will be issued and outstanding after the closing of the Rights Offering, including Investor purchases pursuant to the backstop. As a result of the Rights Offering and backstop (if applicable), subject to the terms of the Investment Agreements and conditions of the backstop, the ownership interests and voting interests of the existing shareholders that do not fully exercise their Basic Subscription Rights will be diluted.
          In addition, if the subscription price of the shares is less than the market price of our Common Stock it will likely reduce the market price per share of shares you already hold.
How much will the Company receive from the offering and how will such proceeds be used?
          We estimate that the net proceeds to us from the Rights Offering (including the full exercise of the backstop, if necessary), after deducting estimated offering expenses, will be approximately $39.9 million. We intend to use the net proceeds from the offering (including the possible backstop) to make capital contributions to our subsidiary banks and for other general corporate purposes.
Are there risks in exercising my subscription rights?
          Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of Common Stock and you should consider this investment as carefully as you would consider any other investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page S-21 of this Prospectus and in the documents incorporated by reference into this prospectus.
If the Rights Offering is not completed, will my subscription payment be refunded to me?
          Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the offering. If we do not complete the offering, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.
What fees or charges apply if I purchase shares in the Rights Offering?
          We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you.
What are the U.S. federal income tax consequences of exercising my subscription rights?
          For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of subscription rights in the Rights Offering. You should consult your tax advisor as to your particular tax consequences resulting from the Rights Offering. For a detailed discussion, see “Certain U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment?
          If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by mail, hand delivery or overnight courier to:
Registrar and Transfer Company
10 Commerce Drive Cranford, NJ 07016
Attn. Reorg/Exchange Department
Telephone Number for Confirmation:
(800) 368-5948 (toll free)
Telephone Number for Information:
(800) 368-5948 (toll free)
Email Address for Information:
info@rtco.com
          You or, if applicable, your nominee are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the Rights Offering at 5:00 p.m., Eastern Time, on December 10, 2010.
Who are there backstop purchasers?
          The Investors in the Private Placement are the backstop purchasers.
How does the backstop commitment work?
          Subject to the terms of the Investment Agreements, the Investors have collectively agreed to purchase from us, at $0.40 per share, all of the shares of Common Stock offered pursuant to the Rights Offering that are not issued pursuant to the exercise of Rights.
          In the event the Company does not sell at least $20 million in common shares pursuant to the Rights Offering, CapGen has agreed to purchase, at $0.40 per share, the number of common shares in an aggregate dollar amount equal to $20 million less the dollar amount of common shares sold pursuant to the exercise of Rights. In addition, in the event that the Company sells at least $20 million but less than $40 million in common shares pursuant to the Rights Offering, Carlyle, Anchorage, CapGen, Fir Tree, Davidson Kempner, and C12 have agreed to purchase, on a pro rata basis, at $0.40 per share, the number of common shares in an aggregate dollar amount equal to less than $40 million less the dollar amount of common shares sold pursuant to the exercise of Rights.
          In no event shall the Investors be required to purchase shares in the backstop in excess of their respective pro rata basis or such as would cause Carlyle, Anchorage or CapGen to hold more than 24.9% of the Company’s outstanding common shares or cause Fir Tree, Davidson Kempner or C12 to hold more than 9.9% of the Company’s outstanding common shares. To the extent the Rights Offering is not fully sold following the purchases by the Eligible Shareholders and the investors, the Company may offer any remaining unsubscribed shares at $0.40 per share.
Why are there backstop purchasers?
          We obtained the backstop commitment to ensure that, subject to the conditions of the backstop commitment, all shares are either distributed in the Rights Offering or purchased subsequent to the offering at the same purchase price at which the Rights were exercisable. Through this arrangement, we have a greater degree of certainty that we will raise gross proceeds of $40 million through the Rights Offering and the backstop commitment.

Whom should I contact if I have other questions?
          If you have any questions regarding the Company, the Rights Offering, completing a rights certificate or submitting payment in the Rights Offering, please contact our information agent for the Rights Offering: Douglas J. Glenn, Executive Vice President, General Counsel, and Chief Operating Officer at Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510 at (757) 217-3634.

PROSPECTUS SUMMARY
          The following summary highlights selected information contained elsewhere in this Prospectus and in the documents incorporated by reference in this Prospectus and does not contain all the information you will need in making your investment decision. You should read carefully this entire Prospectus and the documents incorporated by reference in this Prospectus before making your investment decisions.
HAMPTON ROADS BANKSHARES, INC.
Company Overview
     Hampton Roads Bankshares, Inc. is the parent company of the sixth largest Virginia-domiciled commercial bank, Bank of Hampton Roads. Through our network of 60 financial centers and 72 ATMs, we emphasize personalized customer service and provide a full range of financial products targeting the needs of individuals and small to medium sized businesses in our primary market areas, which include Hampton Roads, Virginia, the Northeastern, Southeastern and Research Triangle regions of North Carolina and Richmond, Virginia.
     Our principal business is to attract deposits and to loan or invest those deposits on profitable terms. We offer all traditional loan and deposit banking services, as well as telephone banking, internet banking, remote deposit capture, and debit cards. We accept both commercial and consumer deposits. These deposits are in varied forms of both demand and time accounts, including checking accounts, interest checking, money market accounts, savings accounts, certificates of deposit, and IRA accounts.
     We complement our core banking operations by offering a wide range of services through our various non-banking subsidiaries, which include Hampton Roads Investments, Inc., which provides securities, brokerage and investment advisory services, Shore Investments, Inc., which provides securities brokerage and investment advisory services, Gateway Insurance Services, Inc., which provides insurance brokerage services, Gateway Investment Services, Inc., which provides investment advisory services, Gateway Bank Mortgage, Inc., which provides mortgage brokerage services, and Gateway Title Agency, Inc., which offers real property title insurance and real property settlement services.
     At September 30, 2010, we had total consolidated assets of approximately $3.07 billion, net total loans of $1.94 billion, total deposits of $2.59 billion, and consolidated shareholders’ equity of approximately $168.5 million.
     We currently have two banking subsidiaries—Bank of Hampton Roads and Shore Bank, which operate 60 financial centers located throughout Virginia, North Carolina and Maryland. Of these financial centers, 24 operate by trade name as Gateway Bank, 28 as Bank of Hampton Roads, and eight as Shore Bank. On June 1, 2008, the Company acquired Shore Financial Corporation (“Shore”), and on December 31, 2008, the Company acquired Gateway Financial Holdings, Inc (“Gateway”).
     The Company is a bank holding company organized under the laws of the Commonwealth of Virginia and is registered under the federal Bank Holding Company Act of 1956. The Company was incorporated on February 28, 2001, primarily to serve as a holding company for Bank of Hampton Roads. Bank of Hampton Roads is a Virginia chartered bank that was incorporated in March, 1987.
     Our Common Stock is traded on the NASDAQ Global Select Market under the ticker symbol “HMPR.” Our principal executive offices are located at 999 Waterside Drive, Suite 200, Norfolk, Virginia 23510 and our telephone number is (757) 217-1000. Our internet address is http://www.hamptonroadsbanksharesinc.com. The information contained on our web site is not part of this Prospectus.

Recent Developments
     Appointment of New Auditors
     On October 7, 2010, the Audit Committee of the Company’s Board of Directors dismissed Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm. On the same date, following a comprehensive search process initiated by the Company, the Audit Committee appointed KPMG LLP as the Company’s independent registered public accounting firm. See the Company’s Current Report on Form 8-K filed on October 13, 2010, which is incorporated herein by reference.
     Changes to the Company’s Board of Directors
     Effective September 30, 2010, Emil A. Viola retired from the Company’s Board of Directors.
     In addition, effective September 30, 2010, in connection with the First Closing of the Private Placement, the following members of the Company’s Board of Directors resigned: William Brumsey, III, Herman A. Hall, III, Robert R. Kinser, Bobby L. Ralph, Roland Carroll Smith, Sr., Ollin B. Sykes, Frank T. Williams, and Jerry T. Womack. Effective October 4, 2010, Richard F. Hall, III also resigned from the Company’s Board of Directors as contemplated under the terms of the Investment Agreements.
     On September 30, 2010, the Company appointed Randal K. Quarles to its Board of Directors. Mr. Quarles was designated to the Company’s Board of Directors by an affiliate of Carlyle pursuant to the terms of the Investment Agreements.
     Also on September 30, 2010, the Company appointed Hal F. Goltz to its Board of Directors. Mr. Goltz was designated to the Company’s Board of Directors by an affiliate of Anchorage pursuant to the terms of the Investment Agreements.
     On October 4, 2010, the Company appointed Robert B. Goldstein to its Board of Directors. Mr. Goldstein was designated to the Company’s Board of Directors by an affiliate of CapGen pursuant to the terms of the Investment Agreements.
     Implementation of Initial Portion our Recapitalization Plan
     On August 11, 2010, the Investors and the Company entered into the Investment Agreements to purchase 637,500,000 shares of Common Stock of the Company for $0.40 per share as part of the Private Placement. Since then, the following events have taken place in furtherance of the Company’s Recapitalization Plan:
•	On September 28, 2010, the Company’s common shareholders approved the issuance of Common Stock in the Private Placement and the Rights Offering and other matters presented at the Annual Meeting, including the Preferred Amendments, and holders of the Company’s Series A and B preferred shareholders approved the Preferred Amendments at a special meeting of such preferred shareholders.
•	On September 28, 2010, the Company amended its Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), to increase the amount of Common Stock authorized for issuance by 900,000,000 shares, from 100,000,000 to 1,000,000,000 shares.
•	As reported in the Company’s Amendment No. 2 to its Schedule TO, filed on October 1, 2010 (the “Amended Schedule TO”), on September 29, 2010, the Company exchanged the amount of newly-issued shares of Common Stock described therein for previously outstanding shares of Series A and B preferred stock tendered in such exchange offers. The information contained in the Amended Schedule TO is incorporated herein by reference.

•	On September 30, 2010, the Company sent irrevocable conversion notices to the holders of all remaining shares of Series A and Series B preferred stock. Upon conversion, each share of Series A and Series B preferred stock was automatically cancelled and converted into the right to receive 375 common shares upon delivery of the Series A and Series B preferred stock certificates to the Company, for an aggregate issuance of 900,000 common shares.
•	On September 30, 2010, the Company exchanged 80,347 shares of Series C preferred stock held by the Treasury for newly-created shares of Series C-1 preferred stock and converted such shares of Series C-1 preferred stock into 52,225,550 shares of Common Stock, pursuant to an Exchange Agreement with Treasury (“the Exchange Agreement”).
•	On September 30, 2010, the Company issued $235 million worth of common shares, or 587,500,000 shares, at a price of $0.40 per share in the following amounts to the following entities.

Registered Name	Number of Shares Issued
Carlyle Financial Services Harbor, L.P.	164,956,965

ACMO-HR, L.L.C.	153,020,190

CapGen Capital Group VI LP	114,223,775

M.H. Davidson & Co.	1,561,302

Davidson Kempner Partners	10,869,716

Davidson Kempner Institutional Partners, L.P.	21,988,770

Davidson Kempner International, Ltd.	25,336,954

Davidson Kempner Distressed Opportunities International, Ltd.	5,797,326

Davidson Kempner Distressed Opportunities Funds LP	2,720,467

Fir Tree Value Master Fund, L.P.	45,193,824

Fir Tree REOF II Master Fund, LLC	23,080,711

C12 Protium Value Opportunities Ltd.	18,750,000

TOTAL NUMBER OF SHARES	587,500,000
•	On September 30, 2010, the Company issued warrants to purchase Common Stock described in the Company’s Current Report on Form 8-K, filed August 17, 2010, to each of the following entities: Carlyle Investment Management L.L.C, ACMO-HR, L.L.C. and CapGen Capital Group VI LP. The information contained in that current report is incorporated herein by reference.

     Restatement of Year End and First Quarter Financial Statements
     On August 10, 2010, the Company announced that it would restate its financial statements for the fiscal year ended December 31, 2009 and the fiscal quarter ended March 31, 2010 (the “Restatements”). Management, the Audit Committee and the Board of Directors of the Company determined that they should provide for an increase in the valuation allowance against the Company’s deferred tax asset of approximately $56 million for the year ended December 31, 2009 and $14.3 million for the period ended March 31, 2010. This resulted in an increase in the Company’s losses by approximately $56 million for the period ended December 31, 2009 and $14.3 million for the period ended March 31, 2010. The allowance does not affect the Company’s cash or liquidity in any way. The Restatements were filed on August 13, 2010. See Amendment No. 2 to the Company’s Form 10-K for the year ended December 31, 2009, filed by the Company with the SEC on August 13, 2010 and Amendment No. 1 to the Company’s Form 10-Q for the quarter ended March 31, 2010, filed by the Company with the SEC on August 13, 2010.

The Rights Offering

Securities Offered	We are distributing at no charge to record holders of our Common Stock as of 5:00 p.m., Eastern Time, on the record date of September 29, 2010, one non-transferable subscription right for each share of Common Stock then held of record. For each subscription right that you own, you will have a Basic Subscription Right to buy from us 2.2698 shares of our Common Stock at a subscription price of $0.40 per share and an over-subscription privilege.

Subscription Price	The subscription price is $0.40 per share of Common Stock, which was determined through a Special Committee of the Board of Directors. See “Questions and Answers Relating to the Offering – How was the subscription price determined?”

Subscription Right	Each subscription right consists of a Basic Subscription Right and an over-subscription privilege.

Basic Subscription Right	For each subscription right that you own, you will have a Basic Subscription Right to buy from us 2.2698 shares of Common Stock at the subscription price. You may exercise your Basic Subscription Right for some or all of your subscription rights, or you may choose not to exercise any of your Basic Subscription Rights.

Over-subscription Privilege	Holders who purchase all of the shares available to them pursuant to their Basic Subscription Rights may also choose to exercise their over-subscription privilege by purchasing a portion of any shares that other shareholders do not purchase by exercising their Basic Subscription Rights. If the Rights Offering is over-subscribed, we will allocate the available shares pro rata in proportion to the number of shares of our Common Stock each of those shareholders owned on the Record Date. For additional details regarding the pro rata allocation process, see “Questions and Answers Relating to the Rights Offering – What is the over-subscription privilege?”

No Fractional Shares	Fractional shares resulting from the exercise of the Basic Subscription Rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole share.

Record Date	September 29, 2010

Expiration Date	The subscription rights will expire at 5:00 p.m., Eastern Time, on December 10, 2010, unless the expiration date is extended. We reserve the right to extend the subscription rights period at our sole discretion.

Shares Outstanding	As of November 10, 2010, we had 684,680,995 shares of Common Stock outstanding. Assuming the sale of all 100,000,000 shares in the Rights Offering, we would have 784,680,352 shares outstanding upon the completion of the offering.

Use of Proceeds	Our gross proceeds from the offering will be approximately $40 million (before offering expenses). We intend to use the net proceeds from the offering and any sale of shares of Common Stock to the Investors through their backstop commitment to make capital contributions to our subsidiary banks and for other general corporate purposes. Please see “Use of Proceeds.”

Procedure for Exercising Subscription Rights	To exercise your subscription rights, you must take the following steps:

If you are a registered holder of Common Stock, you may deliver payment and a properly completed rights certificate to the subscription agent before December 10, 2010, at 5:00 p.m., Eastern Time.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, your broker, dealer, custodian bank or other nominee must exercise your subscription rights on your behalf and deliver all documents and payments before December 10, 2010, at 5:00 p.m., Eastern Time.

Non-Transferability of Subscription Rights	The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed for trading on NASDAQ or any other stock exchange or market.

No Revocation	All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of Common Stock at a subscription price of $0.40 per share.

No Board or Investor Recommendation	Neither our Board of Directors nor the Investors are making any recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the Rights Offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our Common Stock.

Subscription Agent	Registrar and Transfer Company

Dividend Policy	All dividends on the Company’s Common Stock have been suspended. See “Market for Common Stock and Dividend Policy” on page S-40.

Market for Common Stock	Our Common Stock is currently traded on the NASDAQ Global Select Market under the symbol “HMPR.” See “Market for Common Stock and Dividend Policy” at page S-40.

Backstop Commitment and Investment Agreements	We have entered into Investment Agreements with the Investors, pursuant to which they have agreed to backstop the Rights Offering by purchasing from us, at the subscription price, any shares not purchased by our existing stockholders up to 100,000,000 shares of Common Stock. If all the conditions to the backstop commitment are met, the backstop commitment will ensure that we raise gross proceeds of no less than approximately $40 million through the Rights Offering and the backstop commitment. See “Questions and Answers Relating to the Offering – How does the backstop commitment work?”

RISK FACTORS
          An investment in our Common Stock involves various risks. You should carefully understand the risks described below before you invest in our Common Stock. If any of the following risks actually occur, our business, financial condition, and results of operations could suffer, in which case the trading price of our Common Stock could decline. You should read this section together with the other information presented in this Prospectus.
Risks Related to our Business
We incurred significant losses in 2009 and through the third quarter of 2010 and may continue to do so in the future, and we can make no assurances as to when we will be profitable.
          Throughout 2009 and though the third quarter of 2010, economic conditions in the markets in which our borrowers operate continued to deteriorate and the levels of loan delinquencies and defaults that we experienced were substantially higher than historical levels and our net interest income has declined. Our loan customers continue to operate in an economically stressed environment.
          As a result, our net income available to common shareholders for the three months ended September 30, 2010 was $30.0 million or $1.02 per common diluted share, and our net loss available to common shareholders for the nine months ended September 30, 2010 was $64.5 million or $2.63 per common diluted share as compared with net loss available to common shareholders of $14.7 million or $0.68 per common diluted share and $56.6 million or $2.60 per common diluted share for the three and nine months, respectively, ended September 30, 2009. The net loss for the nine months ended September 30, 2010 was primarily attributable to provision for loan losses expense of $183.9 million. This loss would have been significantly greater had it not been for a $111.7 million increase in income available to common shareholders created by the exchange and conversion of preferred stock to Common Stock in connection with initial closing of the Private Placement. This income will not reoccur in the future. Moreover, net interest income decreased $8.5 million and $20.9 million for the three and nine months, respectively, ended September 30, 2010 as compared to the same period in 2009. In light of the current economic environment, significant additional provisions for loan losses may be necessary to supplement the allowance for loan losses in the future. As a result, we may continue to incur significant credit costs and net losses throughout the remainder of 2010 and into 2011, which would continue to adversely impact our financial condition and results of operations and the value of our Common Stock. We currently expect that we will not become profitable again on a quarterly basis until the later portion of 2011. Additional loan losses could cause us to incur future net losses and could adversely affect the price of, and market for, our Common Stock.
We may need to raise additional capital that may not be available to us.
          As a result of our continuing losses, we may need to raise additional capital in the future if we continue to incur additional losses or due to regulatory mandates. The ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside our control, and on our financial performance.
          Accordingly, additional capital may not be raised, if and when needed, on terms acceptable to us, or at all. If we cannot raise additional capital when needed, our ability to maintain our capital ratios could be materially impaired, and we could face additional regulatory challenges.
The Company has restated its financial statements, which may have a future adverse effect.
          The Company may continue to suffer adverse effects from the restatement of its previously issued financial statements that were included in its annual report on Form 10-K for the year ended December 31, 2009, as amended, and its quarterly report on Form 10-Q for the quarter ended March 31, 2010, as amended.

          As a result of this matter, the Company may become subject to civil litigation or regulatory actions. Any of these matters may contribute to further rating downgrades, negative publicity, and difficulties in attracting and retaining customers, employees, and management personnel.
Bank of Hampton Roads is restricted from accepting new brokered deposits, and an inability to maintain our regulatory capital position could adversely affect our operations.
          Bank of Hampton Roads’ Written Agreement (as defined below) prohibits it from accepting any new brokered deposits, even though it is currently “well-capitalized” for regulatory purposes. Because Shore Bank is not included in the Written Agreement, it is not subject to these restrictions.
          In addition, Section 29 of the Federal Deposit Insurance Act (“FDIA”) limits the use of brokered deposits by institutions that are less than “well-capitalized” and allows the Federal Deposit Insurance Corporation (the “FDIC”) to place restrictions on interest rates that institutions may pay. If Bank of Hampton Roads or Shore Bank is unable to remain “well-capitalized” for regulatory purposes it will be, among other restrictions, prohibited from paying rates in excess of 75 basis points above the national market average on deposits of comparable maturity. Effective January 1, 2010, financial institutions that are not “well-capitalized” are prohibited from paying yields for deposits in excess of 75 basis points above a new national average rate for deposits of comparable maturity, as calculated by the FDIC. If a restriction is placed on the rates that Bank of Hampton Roads and Shore Bank are able to pay on deposit accounts that negatively impacts their ability to compete for deposits in our market area, our banks may be unable to attract or maintain core deposits, and their liquidity and ability to support demand for loans could be adversely affected.
The Company has received a grand jury subpoena from the United States Department of Justice, Criminal Division and, although the Company is not a target at this time, and we do not believe we will become a target, there can be no assurances as to the timing or eventual outcome of the related investigation.
          On November 2, 2010, the Company received from the United States Department of Justice, Criminal Division, a grand jury subpoena to produce information principally relating to the merger of Gateway Financial Holdings, Inc. into the Company on December 31, 2008, and to loans made by Gateway Financial Holdings, Inc. and its wholly-owned subsidiary, Gateway Bank & Trust, before Gateway Financial Holdings, Inc.’s merger with the Company. The United States Department of Justice, Criminal Division has informed the Company that it is not a target of the investigation at this time, and we are fully cooperating. Although we do not believe this matter will have a material adverse affect on the Company and do not believe that we will become a target, we can give you no assurances as to the timing or eventual outcome of this investigation.
Current and future increases in FDIC insurance premiums, including the FDIC special assessment imposed on all FDIC-insured institutions, will decrease our earnings. In addition, FDIC insurance assessments will likely increase from our prior inability to maintain a well-capitalized status, which would further decrease earnings.
          The Emergency Economic Stabilization Act of 2008 (“EESA”) temporarily increased the limit on FDIC coverage to $250,000 for all accounts through December 31, 2013. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Frank Act”), signed by President Obama on July 21, 2010, permanently lifted the FDIC coverage limit to $250,000. The Dodd-Frank Act also revised the assessment methodology for funding the Deposit Insurance Fund, requiring that assessments be based on an institution’s total liabilities, not just deposit liabilities. In addition, in May of 2009, the FDIC announced that it had voted to levy a special assessment on insured institutions in order to facilitate the rebuilding of the Deposit Insurance Fund. The assessment is equal to five basis points of the Company’s total assets minus Tier 1 capital as of June 30, 2009. This represented a charge of approximately $1.4 million, which was recorded as a pre-tax charge during the second quarter of 2009. The FDIC has indicated that future special assessments are possible.
          Even though the First Closing of the Private Placement has returned Bank of Hampton Roads to “well-capitalized” status as of September 30, 2010, our FDIC insurance assessments for Bank of Hampton Roads nonetheless may increase in the future due to a variety of factors. Any increases in FDIC insurance assessments would decrease our earnings.

We have entered into the Written Agreement with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions, which requires us to dedicate a significant amount of resources to complying with the agreement and may have a material adverse effect on our operations and the value of our securities.
          Effective June 17, 2010, the Company and Bank of Hampton Roads entered into a written agreement (the “Written Agreement”) with the Federal Reserve Bank of Richmond (the “Reserve Bank”) and the Virginia Bureau of Financial Institutions (the “Virginia Bureau”). Shore Bank is not a party to the Written Agreement.
          Under the terms of the Written Agreement, Bank of Hampton Roads has agreed to develop and submit for approval within the time periods specified in the Written Agreement, written plans to:
•	strengthen board oversight of management and Bank of Hampton Roads’ operations;

•	strengthen credit risk management policies;

•	improve Bank of Hampton Roads’ position with respect to loans, relationships, or other assets in excess of $2.5 million that are now or in the future may become past due more than 90 days, are on Bank of Hampton Roads’ problem loan list, or adversely classified in any report of examination of Bank of Hampton Roads;

•	review and revise, as appropriate, current policy and maintain sound processes for determining, documenting, and recording an adequate allowance for loan and lease losses;

•	improve management of Bank of Hampton Roads’ liquidity position and funds management policies;

•	provide contingency planning that accounts for adverse scenarios and identifies and quantifies available sources of liquidity for each scenario;

•	reduce Bank of Hampton Roads’ reliance on brokered deposits; and

•	improve Bank of Hampton Roads’ earnings and overall condition.
          In addition, Bank of Hampton Roads has agreed that it will:
•	not extend, renew, or restructure any credit that has been criticized by the Reserve Bank or the Virginia Bureau absent prior Board of Directors approval in accordance with the restrictions in the Written Agreement;
•	eliminate all assets or portions of assets classified as “loss” and thereafter charge off all assets classified as “loss” in a federal or state report of examination, unless otherwise approved by the Reserve Bank;
•	comply with legal and regulatory limitations on indemnification payments and severance payments; and

•	appoint a committee to monitor compliance with the terms of the Written Agreement.
          In addition, the Company has agreed that it will:
•	not take any other form of payment representing a reduction in Bank of Hampton Roads’ capital or make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities absent prior regulatory approval;
•	take all necessary steps to correct certain technical violations of law and regulation cited by the Reserve Bank;
•	refrain from guaranteeing any debt without the prior written approval of the Reserve Bank and the Virginia Bureau; and

•	refrain from purchasing or redeeming any shares of its stock without the prior written consent of the Reserve Bank or the Virginia Bureau.
          Under the terms of the Written Agreement, the Company and Bank of Hampton Roads have submitted for approval capital plans to maintain sufficient capital at the Company, on a consolidated basis, and at Bank of Hampton Roads, on a stand-alone basis, and to refrain from declaring or paying dividends absent prior regulatory approval.
          This description of the Written Agreement is qualified in its entirety by reference to the copy of the Written Agreement filed with the Company’s Current Report on Form 8-K, filed June 17, 2010. To date, the Company and Bank of Hampton Roads have met all of the deadlines for taking actions required by the Reserve Bank and the Virginia Bureau under the terms of the Written Agreement. The Audit Committee has been appointed to oversee the Company’s compliance with the terms of the agreement and has met each month to review compliance. Written plans have been submitted for strengthening board oversight, strengthening credit risk management practices, improving liquidity, reducing the reliance on brokered deposits, improving capital, and curing the technical violations of laws and regulations. The Company has also submitted its written policies and procedures for maintaining an adequate allowance for loan and lease losses and its plans for all foreclosed real estate and nonaccrual and delinquent loans in excess of $2.5 million. Additionally, the Company instituted the required review process for all classified loans. Previously, the Company charged off the assets identified as loss from the previous examination. Moreover, the Company has raised $235.0 million in the First Closing of the Private Placement. The Company and Bank of Hampton Roads were “well-capitalized” as of September 30, 2010. As a result, management believes the Company and Bank of Hampton Roads are in full compliance with the terms of the agreement. If, however, we do not comply with the Written Agreement, we could be subject to the assessment of civil money penalties, further regulatory sanctions, or other regulatory enforcement actions.
Our estimate for losses in our loan portfolio may be inadequate, which would cause our results of operations and financial condition to be adversely affected.
          We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to our expenses, that represents management’s best estimate of probable losses within our existing portfolio of loans. Our allowance for loan losses amounted to $163.3 million at September 30, 2010 as compared to $132.7 million at December 31, 2009. The level of the allowance reflects management’s estimates and judgments as to specific credit risks, evaluation of industry concentrations, loan loss experience, current loan portfolio quality, present economic, political, and regulatory conditions, and unidentified losses inherent in the current loan portfolio that have been increasing in light of recent economic conditions. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires management to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Our allowance for loan losses may increase significantly in the future. Any such increases in the allowance for loan losses may have a material adverse effect on our results of operations, financial condition, and the value of our Common Stock.
We have had and may continue to have large numbers of problem loans and difficulties with our loan administration, which could increase our losses related to loans.
          Our non-performing assets as a percentage of total assets increased to 12% at September 30, 2010 from 9% at December 31, 2009. On September 30, 2010, 0.95% of our loans are 30 to 89 days delinquent and are treated as performing assets. Based on these delinquencies, we expect more loans to become non-performing. The administration of non-performing loans is an important function in attempting to mitigate any future losses related to our non-performing assets.
          In the past, our management of non-performing loans was, at times, not as strong as we would prefer. In 2009, we hired an independent third party to review a significant portion of our loans. The independent third party discovered several issues with our loan management that we have since taken significant remedial steps to address. The following issues were identified: updated appraisals on problem loans and large loans secured by real estate were not always being obtained; better organized credit files were needed; additional resources were needed to manage problem loans; and a lack of well-defined internal workout policies and procedures.

          A variety of initiatives were undertaken in 2009 to remediate the conditions noted above as well as other enhancements to our credit review and collection processes. Initiatives and procedures which augmented the credit administration function included acquisition and development loan reviews, interest reserve loan reviews, past due loan reviews, forecasting reviews, standard loan reviews, loans presented for approval and renewal, relationship reviews, and global cash flow analyses. We have improved the organization of our credit files and have made efforts to attain appraisal updates in a timelier manner. In addition to the internal review of credit quality, we engaged an independent credit consulting firm to conduct an analysis of our loan portfolio. We also increased staffing in credit administration and established and staffed a separate special assets function to manage problem assets.
          Although we have made significant enhancements to our loan management processes to address these issues, we can give you no assurances that we will be able to successfully manage our problem loans, our loan administration, and origination process. If we are unable to do so in a timely manner, our loan losses could increase significantly and this could have a material adverse effect on our results of operations and the value of, or market for, our Common Stock.
If we fail to meet the continued listing requirements of the NASDAQ Global Select Market, our Common Stock could be delisted.
          Our Common Stock is listed on the NASDAQ Global Select Market. As a NASDAQ Global Select Market listed company, we are required to comply with the continued listing requirements of the NASDAQ Marketplace Rules to maintain our listing status. Among these continued listing requirements is the requirement that our Common Stock maintain a minimum closing bid price of at least $1.00 per share. Our Common Stock has recently begun to trade below the minimum closing bid price requirement under the NASDAQ Marketplace Rules. If the closing bid price for our Common Stock falls below $1.00 for 30 consecutive trading days, NASDAQ will deliver a deficiency letter to us for failing to meet this continued listing requirement and require compliance with this requirement within 180 days after the deficiency unless another extension is permitted under the NASDAQ Marketplace Rules. One option available to the Company for addressing this issue would be for the Company to implement a reverse stock split, which, if implemented, could raise the price of the Company’s Common Stock on September 28, 2010, the Company’s shareholders authorized management to effect a reverse stock split at management’s discretion. If, however, we are unable to implement a reverse stock split for any reason and/or if we are unable to otherwise regain compliance with NASDAQ continued listing requirements, our Common Stock could be delisted.
          Delisting from the NASDAQ Global Select Market could reduce the ability of investors to purchase or sell our Common Stock as quickly and as inexpensively as they have done historically and could subject transactions in our securities to the penny stock rules. Furthermore, failure to obtain listing on another market or exchange may make it more difficult for traders to sell our securities. Broker-dealers may be less willing or able to sell or make a market in our securities because of the penny stock disclosure rules. Not maintaining a listing on a major stock market or exchange may result in a material decline in the market price of our Common Stock due to a decrease in liquidity and reduced interest by institutions and individuals in investing in our securities.
          Delisting could also make it more difficult for us to raise capital in the future.
Governmental regulation and regulatory actions against us may impair our operations or restrict our growth.
          We are subject to significant governmental supervision and regulation. These regulations are intended primarily for the protection of depositors, rather than shareholders. Statutes and regulations affecting our business may be changed at any time and the interpretation of these statutes and regulations by examining authorities may also change. Within the last several years, Congress and the President have passed and enacted significant changes to these statutes and regulations. There can be no assurance that such changes to the statutes and regulations or to their interpretation will not adversely affect our business. In addition to governmental supervision and regulation, we are subject to changes in other federal and state laws, including changes in tax laws, which could materially affect the banking industry.

          We are subject to the rules and regulations of the Federal Reserve Bank. If we fail to comply with federal and state bank regulations, the regulators may limit our activities or growth and impose monetary penalties, which could severely limit or end our operations. Banking laws and regulations change from time to time. Bank regulations can hinder our ability to compete with financial services companies that are not regulated in the same manner or are less regulated. Federal and state bank regulatory agencies regulate many aspects of our operations. These areas include:
•	The level of capital that must be maintained;
•	The kinds of activities that can be engaged in;
•	The kinds and amounts of investments that can be made;
•	The locations of our financial centers;
•	Insurance of deposits and the premiums that we must pay for this insurance; and
•	The amount of cash we must set aside as reserves for deposits.
          Bank regulatory authorities have the authority to bring enforcement actions against banks and bank holding companies for unsafe or unsound practices in the conduct of their businesses or for violations of any law, rule, or regulation.
          We are aware of and previously disclosed to our regulators that a $21.5 million loan from Bank of Hampton Roads to the Company is inadequately secured in violation of Regulation W promulgated by the Federal Reserve Bank and remains outstanding as of the date of this Prospectus. Possible enforcement actions against us could include the issuance of a cease-and-desist order that could be judicially enforced; the imposition of civil monetary penalties; the issuance of directives to increase capital or enter into a strategic transaction, whether by merger or otherwise, with a third party; the appointment of a conservator or receiver; the termination of insurance of deposits; the issuance of removal and prohibition orders against institution-affiliated parties; and the enforcement of such actions through injunctions or restraining orders. Any such regulatory action may have a material adverse effect on our ability to operate our bank subsidiaries and execute our strategy.
If the value of real estate in the markets we serve were to further decline materially, a significant portion of our loan portfolio could become further under-collateralized, which could have a material adverse effect on us.
          With approximately three-fourths of our loans concentrated in the regions of Hampton Roads, Richmond, and the Eastern Shore of Virginia and the Triangle region of North Carolina, a decline in local economic conditions could adversely affect the value of the real estate collateral securing our loans. Moreover, our markets in Wilmington, North Carolina and the Outer Banks of North Carolina have been especially hard hit by recent declines in real estate values. A further decline in property values would diminish our ability to recover on defaulted loans by selling the real estate collateral, making it more likely that we would suffer losses on defaulted loans. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would negatively impact our profits. Also, a decline in local economic conditions may have a greater effect on our earnings and capital than on the earnings and capital of financial institutions whose real estate loan portfolios are more geographically diverse. Real estate values are affected by various factors in addition to local economic conditions, including, among other things, changes in general or regional economic conditions, governmental rules or policies, and natural disasters.
Our commercial real estate and equity line lending may expose us to a greater risk of loss and hurt our earnings and profitability.
          Our business strategy centers, in part, on offering commercial and equity line loans secured by real estate in order to generate interest income. These types of loans generally have higher yields and shorter maturities than traditional one-to-four family residential mortgage loans. At September 30, 2010, commercial and residential loans secured by real estate totaled $1.23 billion, which represented 55% of total loans. Such loans increase our credit risk profile relative to other financial institutions that have lower concentrations of commercial real estate and equity line loans.
          Loans secured by commercial real estate properties are generally for larger amounts and involve a greater degree of risk than one-to-four family residential mortgage loans. Payments on loans secured by these properties generally are dependent on the income produced by the underlying properties which, in turn, depends on the successful operation and management of the properties. Accordingly, repayment of these loans is subject to adverse conditions in the real estate market or the local economy. While we seek to minimize these risks in a variety of ways, there can be no assurance that these measures will protect against credit-related losses.

          Equity line loans typically involve a greater degree of risk than one-to-four family residential mortgage loans. Equity line lending allows a customer to access an amount up to their line of credit for the term specified in their agreement. At the expiration of the term of an equity line, a customer may have the entire principal balance outstanding as opposed to a one-to-four family residential mortgage loan where the principal is disbursed entirely at closing and amortizes throughout the term of the loan. We cannot predict when and to what extent our customers will access their equity lines. While we seek to minimize this risk in a variety of ways, including attempting to employ conservative underwriting criteria, there can be no assurance that these measures will protect against credit-related losses.
A significant amount of our loan portfolio contains loans used to finance construction and land development and these types of loans subject our loan portfolio to a higher degree of credit risk.
          Although we are no longer making new loans to finance construction and land development, a significant amount of our portfolio contains such loans. Construction financing typically involves a higher degree of credit risk than financing on improved, owner-occupied real estate. Risk of loss on a construction loan is largely dependent upon the accuracy of the initial estimate of the property’s value at completion of construction, the marketability of the property, and the bid price and estimated cost (including interest) of construction. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of the value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project whose value is insufficient to assure full repayment. When lending to builders, the cost of construction breakdown is provided by the builder, as well as supported by the appraisal. Although our underwriting criteria were designed to evaluate and minimize the risks of each construction loan, there can be no guarantee that these practices will have safeguarded against material delinquencies and losses to our operations.
          At September 30, 2010, we had loans of $560.2 million or 27% of total loans outstanding to finance construction and land development. Construction and land development loans are dependent on the successful completion of the projects they finance, however, in many cases such construction and development projects in our primary market areas are not being completed in a timely manner, if at all.
Our lending on vacant land may expose us to a greater risk of loss and may have an adverse effect on results of operations.
          A portion of our residential and commercial lending is secured by vacant or unimproved land. Loans secured by vacant or unimproved land are generally more risky than loans secured by improved property for one-to-four family residential mortgage loans. Since vacant or unimproved land is generally held by the borrower for investment purposes or future use, payments on loans secured by vacant or unimproved land will typically rank lower in priority to the borrower than a loan the borrower may have on their primary residence or business. These loans are susceptible to adverse conditions in the real estate market and local economy.
Difficult market conditions have adversely affected our industry.
          The global and U.S. economies continue to experience a protracted slowdown in business activity as a result of disruptions in the financial system, including a lack of confidence in the worldwide credit markets. Currently, the U.S. economy remains in the midst of one of its longest economic recessions in recent history. Dramatic declines in the housing market over more than the past 24 months, with falling home prices and increasing foreclosures, unemployment, and under-employment, have negatively impacted the credit performance of real estate related loans and resulted in significant write-downs of asset values by financial institutions. These write-downs, initially of asset-backed securities but spreading to other securities and loans, have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail.
          Reflecting concern about the stability of the financial markets and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions.

Market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility, and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets could continue to adversely affect our business, financial condition, and results of operations. Market developments may continue to affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact our charge-offs and provision for credit losses. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and could have a material adverse effect on the value of, or market for, our Common Stock.
Our ability to maintain adequate sources of funding may be negatively impacted by the current economic environment which may, among other things, impact our ability to resume the payment of dividends or satisfy our obligations.
          Our access to funding sources in amounts adequate to finance our activities on terms which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. In managing our balance sheet, a primary source of funding is customer deposits. Our ability to continue to attract these deposits and other funding sources is subject to variability based upon a number of factors including volume and volatility in the securities markets and the relative interest rates that we are prepared to pay for these liabilities. Further, Bank of Hampton Roads is prohibited under the Written Agreement with the Reserve Bank from accepting new brokered deposits. Our potential inability to maintain adequate sources of funding may, among other things, impact our ability to resume the payment of dividends or satisfy our obligations.
Our ability to maintain adequate sources of liquidity may be negatively impacted by the current economic environment which may, among other things, impact our ability to pay dividends or satisfy our obligations.
          Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of investments or loans, the issuance of equity and debt securities, and other sources could have a substantial negative affect on our liquidity. Factors that could detrimentally impact our access to liquidity sources include operating losses; rising levels of non-performing assets; a decrease in the level of our business activity as a result of a downturn in the markets in which our loans or deposits are concentrated or as a result of a loss of confidence in us by our customers, lenders, and/or investors; or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial industry in light of the turmoil faced by banking organizations and the continued deterioration in credit markets. Under current market conditions, the confidence of depositors, lenders, and investors is critical to our ability to maintain our sources of liquidity.
          The management of liquidity risk is critical to the management of our business and to our ability to service our customer base. In managing our balance sheet, a primary source of liquidity is customer deposits. Our ability to continue to attract these deposits and other funding sources is subject to variability based upon a number of factors including volume and volatility in the securities markets and the relative interest rates that we are prepared to pay for these liabilities. The availability and level of deposits and other funding sources, including borrowings and the issuance of equity and debt securities, is highly dependent upon the perception of the liquidity and creditworthiness of the financial institution, and such perception can change quickly in response to market conditions or circumstances unique to a particular company. Concerns about our financial condition or concerns about our credit exposure to other persons could adversely impact our sources of liquidity, financial position, regulatory capital ratios, results of operations, and our business prospects.
The current economic environment may negatively impact our ability to maintain required capital levels or otherwise negatively impact our financial condition, which may, among other things, limit our access to certain sources of funding and liquidity.
          If the level of deposits were to materially decrease, we would have to raise additional funds by increasing the interest that we pay on certificates of deposit or other depository accounts, seek other debt or equity financing, or draw upon our available lines of credit. Shore Bank relies on brokered deposits (and Bank of Hampton Roads has historically relied on such deposits) and we rely on commercial retail deposits as well as advances from the Federal Home Loan Bank (the “FHLB”) and the Federal Reserve Bank discount window to fund our operations.

Although we have historically been able to replace maturing deposits and advances as necessary, we might not be able to replace such funds in the future if, among other things, our results of operations or financial condition or the results of operations or financial condition of the FHLB or market conditions were to change or because we are restricted from doing so by regulatory restrictions. For example, Bank of Hampton Roads is prohibited from obtaining brokered deposits pursuant to the terms of its Written Agreement with the Federal Reserve Bank. Additionally, the FHLB or Federal Reserve Bank could limit our access to additional borrowings. We constantly monitor our activities with respect to liquidity and evaluate closely our utilization of our cash assets; however, there can be no assurance that our liquidity or the cost of funds to us may not be materially and adversely impacted as a result of economic, market, or operational considerations that we may not be able to control.

We may face increasing deposit-pricing pressures, which may, among other things, reduce our profitability.
          Deposit pricing pressures may result from competition as well as changes to the interest rate environment. Under current conditions, pricing pressures also may arise from depositors who demand premium interest rates from what they perceive to be a troubled financial institution. Current economic conditions have intensified competition for deposits. The competition has had an impact on interest rates paid to attract deposits as well as fees charged on deposit products. In addition to the competitive pressures from other depository institutions, we face heightened competition from non-depository financial products such as securities and other alternative investments.
          Furthermore, technology and other market changes have made it more convenient for bank customers to transfer funds for investing purposes. Bank customers also have greater access to deposit vehicles that facilitate spreading deposit balances among different depository institutions to maximize FDIC insurance coverage. In addition to competitive forces, we also are at risk from market forces as they affect interest rates. It is not uncommon when interest rates transition from a low interest rate environment to a rising rate environment for deposit and other funding costs to rise in advance of yields on earning assets. In order to keep deposits required for funding purposes, it may be necessary to raise deposit rates without commensurate increases in asset pricing in the short term. Finally, we may see interest rate pricing pressure from depositors concerned about our financial condition and levels of non-performing assets.
We may continue to incur losses if we are unable to successfully manage interest rate risk.
          Our profitability depends in substantial part upon the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. These rates are normally in line with general market rates and rise and fall based on management’s view of our needs. Changes in interest rates will affect our operating performance and financial condition in diverse ways including the pricing of securities, loans and deposits, and the volume of loan originations in our mortgage banking business, and could result in decreases to our net income. Our net interest income will be adversely affected if market interest rates change so that the interest we pay on deposits and borrowings increases faster than the interest we earn on loans and investments. This could, in turn, have a material adverse affect on the value of our Common Stock.
Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.
          We face vigorous competition from other banks and other financial institutions, including savings and loan associations, savings banks, finance companies, and credit unions for deposits, loans, and other financial services that serve our market area. A number of these banks and other financial institutions are significantly larger than we are and have substantially greater access to capital and other resources, as well as larger lending limits and branch systems, and offer a wider array of banking services. Many of our non-bank competitors are not subject to the same extensive regulations that govern us. As a result, these non-bank competitors have advantages over us in providing certain services. While we believe we compete effectively with these other financial institutions serving our primary markets, we may face a competitive disadvantage to larger institutions. If we have to raise interest rates paid on deposits or lower interest rates charged on loans to compete effectively, our net interest margin and income could be negatively affected. Failure to compete effectively to attract new, or to retain existing, clients may reduce or limit our margins and our market share and may adversely affect our results of operations, financial condition, growth, and the value of our Common Stock.
Our operations and customers might be affected by the occurrence of a natural disaster or other catastrophic event in our market area.
          Because a substantial portion of our loans are with customers and businesses located in the central and coastal portions of Virginia, North Carolina, and Maryland, catastrophic events, including natural disasters such as hurricanes which historically struck the east coast of the United States with some regularity or terrorist attacks could disrupt our operations. Any of these natural disasters or other catastrophic events could have a negative impact on our financial centers and customer base as well as collateral values and the strength of our loan portfolio. Any natural disaster or catastrophic event affecting us could have a material adverse impact on our operations and the value of our Common Stock.

We face a variety of threats from technology based frauds and scams.
          Financial institutions are a prime target of criminal activities through various channels of information technology. We attempt to mitigate risk from such activities through policies, procedures, and preventative and detective measures. In addition, we maintain insurance coverage designed to provide a level of financial protection to our business. However, risks posed by business interruption, fraud losses, business recovery expenses, and other potential losses or expenses that may be experienced from a significant event are not readily predictable and, therefore, could have an impact on our results of operations.
Virginia law and the provisions of our Articles of Incorporation and Bylaws could deter or prevent takeover attempts by a potential purchaser of our Common Stock that would be willing to pay you a premium for your shares of our Common Stock.
          Our Articles of Incorporation, as well as the Company’s Bylaws (the “Bylaws”), contain provisions that may be deemed to have the effect of discouraging or delaying uninvited attempts by third parties to gain control of the Company. These provisions include the division of our Board of Directors into classes and the ability of our board to set the price, term, and rights of, and to issue, one or more additional series of our preferred stock. Our Articles of Incorporation and Bylaws also provide for a classified board of directors, with each member serving a three-year term, and do not provide for the ability of stockholders to call special meetings.
          Similarly, the Virginia Stock Corporation Act contains provisions designed to protect Virginia corporations and employees from the adverse effects of hostile corporate takeovers. These provisions reduce the possibility that a third party could effect a change in control without the support of our incumbent directors. These provisions may also strengthen the position of current management by restricting the ability of shareholders to change the composition of the board, to affect its policies generally, and to benefit from actions that are opposed by the current board.
Risks Factors Related to the Offering
The subscription price determined for the Rights Offering is not necessarily an indication of the fair value of our Common Stock.
          The per share subscription price is not necessarily related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our Common Stock to be offered in the Rights Offering. After the date of this prospectus, our shares of Common Stock may trade at prices below the subscription price.
If you do not exercise your subscription rights, your percentage ownership will be diluted.
          We will issue 100,000,000 shares of our Common Stock in the Rights Offering, either to Eligible Shareholders or privately to Investors pursuant to their backstop commitment (subject to the terms of the Investment Agreements). If you choose not to exercise your Basic Subscription Rights prior to the expiration of the Rights Offering, your relative ownership interest in our Common Stock will be diluted relative to shareholders who exercise their subscription rights.
The subscription rights are not transferable and there is no market for the subscription rights.
          You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire shares of our Common Stock to realize any potential value from your subscription rights.

Because our management will have broad discretion over the use of the net proceeds from the Rights Offering and any sale of shares of Common Stock to the Investors through their backstop commitment, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.
          While we currently anticipate that we will use the net proceeds of the Rights Offering and any sale of shares of Common Stock to the Investors through their backstop commitment to make capital contributions to our subsidiary banks and for other general corporate purposes, out management may allocate the proceeds as it deems appropriate. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds of the Rights Offering and any sale of shares of Common Stock to the Investors through their backstop commitment, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us.
If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.
          If you desire to purchase shares in the Rights Offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments before the expiration of the Rights Offering at 5:00 p.m., Eastern Time, on, 2010, unless we extend the Rights Offering for additional periods. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that the subscription agent receives all required forms and payments before the Rights Offering expires. We are not responsible if your nominee fails to ensure that the subscription agent receives all required forms and payments before the Rights Offering expires. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the Rights Offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.
You will not be able to sell the shares you buy in the Rights Offering until you receive your stock certificates or your account is credited with the Common Stock.
          If you purchase shares in the Rights Offering by submitting a rights certificate and payment, we will mail you a stock certificate as soon as practicable after, December 10, 2010, or such later date as to which the Rights Offering may be extended. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares, your account with your nominee will be credited with the shares of our Common Stock you purchased in the Rights Offering as soon as practicable after the expiration of the Rights Offering, or such later date as to which the Rights Offering may be extended. Until your stock certificates have been delivered or your account is credited, you may not be able to sell your shares even though the Common Stock issued in the Rights Offering will be listed for trading on The NASDAQ Global Select Market. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.
We may cancel the Rights Offering at any time prior to the expiration of the Rights Offering, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.
          We may, in our sole discretion, decide not to continue with the Rights Offering or cancel the Rights Offering prior to the expiration of the Rights Offering. If the Rights Offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.
The backstop commitment and the Second Closing are subject to certain conditions, some of which are unrelated to the Rights Offering. As a result, we may not close on or receive the funds for the backstop commitment or the Second Closing.
          The Investors’ backstop commitment and requirement to fund the Second Closing are subject to several conditions, some of which are unrelated to the Rights Offering. If those conditions are not met, the Investors will not be obligated to purchase any shares of our Common Stock through the backstop commitment or participate in the Second Closing.

          With respect to the Rights Offering, the covenant of each Investor to backstop is subject to the simultaneous backstop by the other Investors. With respect to the issuance of shares in connection with the Second Closing, the Investment Agreements provide for various additional conditions in order for the Second Closing to be effected, including: the Rights Offering must have been consummated; the Company must received (or shall have received concurrently with the Second Closing) proceeds in the aggregate amount of not less than $275,000,000 from Investors; there shall have been no violation of banking law or regulation triggered by the issuance of Common Stock or warrants; the issuance of Common Stock or warrants shall not result in any Investor being required to file a notice with the certain regulators; the issuance of Common Stock or warrants shall not cause any Investor (together with any person whose ownership of voting securities would be aggregated with such Investor) to exceed their relevant ownership threshold (24.9% or 9.9%); and there shall be no governmental consents required.
          Your commitment to purchase shares in the Rights Offering will be binding on you not later than December 10, 2010. The funding for the backstop and the Second Closing will not occur until after the Rights Offering is completed. When deciding whether to purchase additional shares of our Common Stock in the offering, you should not assume that we will be able to close on or receive the funds for the backstop commitment or the Second Closing.
Risks Factors Related to Our Common Stock
Because we will issue additional shares of Common Stock, your investment could be subject to substantial dilution.
          In addition to the 100,000,000 shares of Common Stock to be issued in the Rights Offering and backstop, we anticipate additional funding in the form of equity financing from the sale of our Common Stock and currently plan to issue 50,000,000 million additional shares of Common Stock without further shareholder approval in the Second Closing. As such, your investment could be subject to substantial dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.
The market for our Common Stock historically has experienced significant price and volume fluctuations.
          The market for our Common Stock historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. Generally, the fluctuations experienced by the broader stock market have affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our Common Stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our Common Stock to fluctuate substantially.
We are not paying dividends on our Common Stock and currently are prevented from doing so. The failure to resume paying dividends on our Common Stock may adversely affect us.
          We historically paid cash dividends prior to the third quarter of 2009. During the third quarter of 2009, we suspended dividend payments on our Common Stock. We are prevented by our regulators from paying dividends until our financial position improves. In addition, the retained deficit of Bank of Hampton Roads, our principal banking subsidiary is currently $319.9 million. Absent permission from the Virginia State Corporation Commission, Bank of Hampton Roads may pay dividends to us only to the extent of positive accumulated retained earnings. It is unlikely in the near term that we would be able to pay dividends if Bank of Hampton Roads cannot pay dividends to us. As a result, there is no assurance if or when we will be able to resume paying cash dividends. Even if we are allowed by our regulators to resume paying dividends again, the Exchange Agreement provides that, until the earlier of December 31, 2011 or such time as the Treasury ceases to own any debt or equity securities of the Company, we must obtain the consent of the Treasury prior to declaring or paying any cash dividend of more than $0.006 per share of our Common Stock.
          In addition, all dividends are declared and paid at the discretion of our Board of Directors and are dependent upon our liquidity, financial condition, results of operations, regulatory capital requirements, and such other factors as our Board of Directors may deem relevant. The ability of our banking subsidiaries to pay dividends to us is also limited by obligations to maintain sufficient capital and by other general restrictions on dividends that are applicable to our banking subsidiaries. If we do not satisfy these regulatory requirements, we are unable to pay dividends on our Common Stock.

          Holders of our Common Stock are only entitled to receive such dividends as our Board of Directors may declare out of funds legally available for such payments. We are subject to formal regulatory and state law restrictions that do not permit us to declare or pay any dividend without the prior written approval of our banking regulators. Although we can seek to obtain a waiver of this prohibition, our regulators may choose not to grant such a waiver, and we would not expect to be granted a waiver or be released from this obligation until our financial performance and retained earnings improve significantly. Therefore, we may not be able to resume payments of dividends in the future.
Risks Relating to Market, Legislative, and Regulatory Events
Our business, financial condition, and results of operations are highly regulated and could be adversely affected by new or changed regulations and by the manner in which such regulations are applied by regulatory authorities.
          Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies placing increased focus on and scrutiny of the financial services industry. The U.S. Government has intervened on an unprecedented scale, responding to what has been commonly referred to as the financial crisis. In addition to participating in the Treasury’s Capital Purchase Program (“CPP”) and Capital Assistance Program, the U.S. Government has taken steps that include enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances, and increasing insured deposits. These programs subject us and other financial institutions who have participated in these programs to additional restrictions, oversight and/or costs that may have an impact on our business, financial condition, results of operations, or the price of our Common Stock.
          Compliance with such regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital, and limit our ability to pursue business opportunities in an efficient manner. We also will be required to pay significantly higher FDIC premiums because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. The increased costs associated with anticipated regulatory and political scrutiny could adversely impact our results of operations.
          New proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry. Federal and state regulatory agencies also frequently adopt changes to their regulations and/or change the manner in which existing regulations are applied. We cannot predict whether any pending or future legislation will be adopted or the substance and impact of any such new legislation on us. Additional regulation could affect us in a substantial way and could have an adverse effect on our business, financial condition, and results of operations.
Banking regulators have broad enforcement power, but regulations are meant to protect depositors and not investors.
          We are subject to supervision by several governmental regulatory agencies. The regulators’ interpretation and application of relevant regulations, are beyond our control, may change rapidly and unpredictably, and can be expected to influence our earnings and growth. In addition, we have entered into a Written Agreement with the Reserve Bank and Virginia Bureau. For a discussion regarding risks related to the Written Agreement, see “We have entered into the Written Agreement with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions, which requires us to dedicate a significant amount of resources to complying with the agreement and may have a material adverse effect on our operations and the value of our securities.”
          All such government regulation may limit our growth and the return to our investors by restricting activities such as the payment of dividends, mergers with, or acquisitions by, other institutions, investments, loans and interest rates, interest rates paid on deposits, the use of brokered deposits, and the creation of financial centers. Although these regulations impose costs on us, they are intended to protect depositors. The regulations to which we are subject may not always be in the best interests of investors.

The fiscal, monetary, and regulatory policies of the Federal Government and its agencies could have a material adverse effect on our results of operations.
          The Board of Governors of the Federal Reserve System regulates the supply of money and credit in the United States. Its policies determine, in large part, the cost of funds for lending and investing and the return earned on those loans and investments, both of which affect our net interest margin. It also can materially decrease the value of financial assets we hold, such as debt securities. Its policies also can adversely affect borrowers, potentially increasing the risk that they may fail to repay their loans.
          In addition, as a public company we are subject to securities laws and standards imposed by the Sarbanes-Oxley Act. Because we are a relatively small company, the costs of compliance are disproportionate compared with much larger organizations. Continued growth of legal and regulatory compliance mandates could adversely affect our expenses, future results of operations, and the value of our Common Stock. In addition, the government and regulatory authorities have the power to impose rules or other requirements, including requirements that we are unable to anticipate, that could have an adverse impact on our results of operations and the value of our Common Stock.
The recently enacted Dodd-Frank Act may adversely affect our business, financial condition, and results of operations.
          On July 21, 2010, President Obama signed the Dodd-Frank Act into law. The Dodd-Frank Act makes extensive changes to the laws regulating financial services firms and requires significant rule-making. In addition, the law mandates multiple studies, which could result in additional legislative or regulatory action. While the full effects of the Dodd-Frank Act on the Company cannot yet be determined, the new law is generally perceived as negatively impacting the financial services industry and may result in an increase in our compliance costs and reduction in our interchange fees.
          Although management does not expect the Dodd-Frank Act to have a material adverse effect on the Company, it is not possible to predict at this time all the effects the Dodd-Frank Act will have on the Company and the rest of the financial institution industry. It is possible that the Company’s interest expense could increase and deposit insurance premiums could change and steps may need to be taken to increase qualifying capital.
The soundness of other financial institutions could adversely affect us.
          Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry, generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be liquidated at prices sufficient to recover the full amount of the financial instrument exposure due us. There is no assurance that any such losses would not materially and adversely affect our results of operations and the value of, or market for, our Common Stock.
CAUTION ABOUT FORWARD-LOOKING STATEMENTS
          Where appropriate, statements in this Prospectus may contain the insights of management into known events and trends that have or may be expected to have a material effect on our operations and financial condition. The information presented may also contain certain forward-looking statements regarding future financial performance, which are not historical facts and which involve various risks and uncertainties.
          We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends,” or other similar words or terms are intended to identify forward-looking statements.

These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by risk factors described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, and our Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2010, as amended, June 30, 2010, and September 30, 2010, and include the following risks related to our business:
•	We incurred significant losses in 2009 and through the third quarter of 2010 and may continue to do so in the future, and we can make no assurances as to when we will be profitable;
•	We may need to raise additional capital that may not be available to us;
•	The Company has restated its financial statements, which may have a future adverse effect;
•	Bank of Hampton Roads is restricted from accepting new brokered deposits, and an inability to maintain our regulatory capital position could adversely affect our operations;
•	The Company has received a grand jury subpoena from the United States Department of Justice, Criminal Division and, although the Company is not a target at this time, and we do not believe we will become a target, there can be no assurances as to the timing or eventual outcome of the related investigation;
•	Current and future increases in FDIC insurance premiums, including the FDIC special assessment imposed on all FDIC-insured institutions, will decrease our earnings. In addition, FDIC insurance assessments will likely increase from the prior inability to maintain a well- capitalized status, which would further decrease earnings;
•	We have entered into a written agreement with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions, which requires us to designate a significant amount of resources to complying with the agreement and may have a material adverse effect on our operations and the value of our securities;
•	Our estimate for losses in our loan portfolio may be inadequate, which would cause our results of operations and financial condition to be adversely affected;
•	We have had and may continue to have large numbers of problem loans and difficulties with our loan administration, which could increase our losses related to loans;
•	If we fail to meet the continued listing requirements of the NASDAQ Global Select Market, our Common Stock could be delisted;
•	Governmental regulation and regulatory actions against us may impair our operations or restrict our growth;
•	If the value of real estate in the markets we serve were to further decline materially, a significant portion of our loan portfolio could become further under-collateralized, which could have a material adverse effect on us;
•	Our commercial real estate and equity line lending may expose us to a greater risk of loss and hurt our earnings and profitability;
•	A significant amount of our loan portfolio contains loans used to finance construction and land development and these types of loans subject our loan portfolio to a higher degree of credit risk;
•	Our lending on vacant land may expose us to a greater risk of loss and may have an adverse effect on results of operations;
•	Difficult market conditions have adversely affected our industry;
•	Our ability to maintain adequate sources of funding may be negatively impacted by the current economic environment which may, among other things, impact our future ability to pay dividends or satisfy our obligations;
•	Our ability to maintain adequate sources of liquidity may be negatively impacted by the current economic environment which may, amount other things, impact our ability to pay dividends or satisfy our obligations;
•	The current economic environment may negatively impact our ability to maintain required capital levels or otherwise negatively impact our financial condition, which may, among other things, limit access to certain sources of funding and liquidity;
•	We may face increasing deposit-pricing pressures, which may, among other things, reduce our profitability;
•	We may continue to incur losses if we are unable to successfully manage interest rate risk;
•	Our future success is dependent on our ability to compete effectively in the highly competitive banking industry;
•	Our operations and customers might be affected by the occurrence of a natural disaster or other catastrophic event in our market area;
•	We face a variety of threats from technology based frauds and scams;

•	Virginia law and the provisions of our Articles of Incorporation and Bylaws could deter or prevent takeover attempts by a potential purchaser of our Common Stock that would be willing to pay you a premium for your shares of our Common Stock;
•	The subscription price determined for the Rights Offering is not necessarily an indication of the fair value of our Common Stock;
•	If you do not exercise your subscription rights, your percentage ownership will be diluted;
•	The subscription rights are not transferable and there is no market for the subscription rights;
•	Because our management will have broad discretion over the use of the net proceeds from the Rights Offering and any sale of shares of Common Stock to the Investors through their backstop commitment, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully;
•	If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected;
•	You will not be able to sell the shares you buy in the Rights Offering until you receive your stock certificates or your account is credited with the Common Stock;
•	We may cancel the Rights Offering at any time prior to the expiration of the Rights Offering, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments;
•	The backstop commitment and the Second Closing are subject to certain conditions, some of which are unrelated to the Rights Offering. As a result, we may not close on or receive the funds for the backstop commitment or the Second Closing;
•	Because we will issue additional shares of Common Stock, existing shareholders could be subject to substantial dilution;
•	The market for our Common Stock historically has experienced significant price and volume fluctuations;
•	We are not paying dividends on our Common Stock and currently are prevented from doing so. The failure to resume paying dividends on our Common Stock may adversely affect us;
•	Our business, financial condition, and results of operations are highly regulated and could be adversely affected by new or changed regulations and by the manner in which such regulations are applied by regulatory authorities;
•	Banking regulators have broad enforcement power, but regulations are meant to protect depositors and not investors;
•	The fiscal, monetary, and regulatory policies of the Federal Government and its agencies could have a material adverse effect on our results of operations;
•	The recently enacted Dodd-Frank Act may adversely affect our business, financial condition, and results of operations; and
•	The soundness of other financial institutions could adversely affect us.
          We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advise readers that various factors could affect our financial performance and cause the actual results for future periods to differ materially from those anticipated or projected. For a discussion of these factors, you should carefully review the “Risk Factors” beginning on page S-21 of this Prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” starting on page S-47 and “Business” beginning on page S-62. In light of these risks, uncertainties and assumptions, the future events, developments or results described by our forward-looking statements in this Prospectus or in the documents referred to in this Prospectus could turn out to be materially different from those we discuss or imply.
          We do not intend to update or revise our forward-looking statements after the date on the front cover of this Prospectus, and you should not expect us to do so.

PLAN OF DISTRIBUTION
           On or about November 16, 2010, we will distribute at no cost the subscription rights, rights certificates and copies of this Prospectus to our shareholders of record as of 5:00 p.m., Eastern Time, on September 29, 2010. If you wish to exercise your subscription rights, you must timely comply with the exercise procedures described below. See “The Rights Offering – Method of Exercising Subscription Rights.”
          Each Right will entitle you to a Basic Subscription Right to purchase 2.2698 shares of Common Stock at a subscription price of $0.40 per share and an over-subscription privilege. If you hold a Right and fully exercise your Basic Subscription Rights, you may also subscribe for an unlimited additional whole number of common shares pursuant to the over-subscription privilege, subject to availability, provided that (i) no Eligible Shareholder shall thereby exceed, together with any other person with whom such shareholder may be aggregated under applicable law, 4.9% beneficial ownership of the Company’s equity securities and (ii) the aggregate purchase price of all common shares purchased in the Rights Offering shall not exceed $40 million.
          If you purchase all of the shares available to you pursuant to your Basic Subscription Rights, you may also choose to purchase a portion of any shares that other shareholders do not purchase by exercising their Basic Subscription Rights. If sufficient shares are available for offer pursuant to the Rights Offering, we will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of shares of our Common Stock each of those shareholders owned on the Record Date, relative to the number of shares owned on the Record Date by all shareholders exercising the over-subscription privilege. If this pro rata allocation results in any shareholder receiving a greater number of shares than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder oversubscribed, and the remaining shares will be allocated among all other shareholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated.
          Subject to certain conditions contained in the Investment Agreements, the Investors have agreed to purchase from us, at $0.40 per share, all of the shares of Common Stock offered pursuant to the Rights Offering that are not purchased by Eligible Shareholders. For additional details, see “Questions and Answers Related to the Offering – How does the backstop commitment work?”
          Fractional shares resulting from the exercise of the Basic Subscription Rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole share.
          The Rights Offering to shareholders will terminate at 5:00 p.m., Eastern Time, on December 10, 2010. Funds received by us from shareholders in the Rights Offering will be deposited with and held by us in a noninterest bearing escrow account until the closing of the Rights Offering. We do not intend to return the funds of purchasers if fewer than all of the shares offered are sold to Eligible Shareholders.
          The Rights Offering price was determined through a Special Committee of the Board of Directors. Among the factors considered in determining the price of the shares in this Rights Offering were: our desire to provide existing shareholders with the opportunity to purchase additional shares at the same price paid by Investors in the Private Placement, our history and prospects, our past and present earnings and trends of such earnings, our prospects for future earnings, our current performance and prospects of our segment of the banking industry, the general condition of the securities market at the time of the Rights Offering and the prices of equity securities of comparable companies. There can be no assurance that any of the shares will be sold in the Rights Offering.
          We have agreed to pay the subscription agent customary fees plus certain expenses in connection with the Rights Offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the Rights Offering.

Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the Rights Offering will be $247,852.
          If you have any questions, you should contact the information agent, Douglas J. Glenn, at the applicable telephone number and address set forth on page S-127.
USE OF PROCEEDS
          We estimate that the net proceeds of this offering, after deducting estimated expenses of this offering payable by us, will be approximately 39.8 million. We intend to use the net proceeds we receive from this offering to capitalize or subsidiary banks, as necessary, and for other general corporate purposes.
          Our management will retain a certain amount of discretion in deciding how to allocate the net proceeds of this offering. Until we designate the entire use of the net proceeds, we will invest them temporarily in liquid short-term securities.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY
Price Range Of Common Stock
          Our Common Stock began trading on the NASDAQ Global Select Market under the symbol “HMPR” on September 12, 2007. Prior to listing on the NASDAQ Global Select Market, our Common Stock traded on the NASDAQ Capital Market starting on August 3, 2006.
          The following table sets forth, for the periods indicated, the high and low prices per share of our Common Stock as reported on the NASDAQ Global Select Market, along with the quarterly cash dividends per share declared. Per share prices do not include adjustments for markups, markdowns or commissions. The high and low sale prices per share for our Common Stock for each quarter of 2008 and 2009 and the fourth quarter of 2010 to date, as reported on the market at the time, and dividends declared during those periods were as follows:

			Cash
	Sales Price		Dividend
	High	Low	Declared
2008
First Quarter	$12.45	$9.50	$0.11
Second Quarter	13.92	9.51	0.11
Third Quarter	13.00	10.07	0.11
Fourth Quarter	12.00	6.25	0.11

2009
First Quarter	$9.50	$5.81	$0.11
Second Quarter	9.90	7.00	0.11
Third Quarter	8.25	4.96	0.00
Fourth Quarter	2.70	2.59	0.00

2010
First Quarter	$2.51	$1.56	$0.00
Second Quarter	3.30	0.75	0.00
Third Quarter	1.39	0.75	0.00
Fourth Quarter through November 10, 2010	1.00	0.70	0.00

Dividend Policy
          We generally paid cash dividends on a quarterly basis until July 30, 2009, when our Board of Directors suspended the payment of common dividends. We currently are prevented by our regulators from paying dividends on our Common Stock until our financial position improves. See “Business — Government Supervision and Regulation — Written Agreement.”
          The primary source of funds for dividends paid by us to our shareholders is the dividends received from our subsidiaries. We are a legal entity separate and distinct from our subsidiaries. Substantially all of our cash revenues will result from dividends paid to us by our bank subsidiaries and interest earned on short term investments. Our bank subsidiaries are subject to laws and regulations that limit the amount of dividends that they can pay. Under Virginia law, a bank may not declare a dividend in excess of its accumulated retained earnings. Additionally, our bank subsidiaries may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by the bank in any calendar year exceeds the total of the bank’s retained net income of that year to date, combined with its retained net income of the two preceding years, unless the dividend is approved by the Reserve Bank. Our bank subsidiaries may not declare or pay any dividend if, after making the dividend, the bank would be “undercapitalized,” as defined in the banking regulations.
          The Federal Reserve and the state banking regulators have the general authority to limit the dividends paid by insured banks if the payment is deemed an unsafe and unsound practice. Both the state banking regulators and the Federal Reserve have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice. In addition, we are subject to certain regulatory requirements to maintain capital at or above regulatory minimums. These regulatory requirements regarding capital affect our dividend policies. In addition, bank holding companies should generally pay dividends only if the organization’s net income available to common shareholders over the past year has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality, and overall financial condition.
          Finally, the Exchange Agreement provides that, until the earlier of December 31, 2011 or such time as the Treasury ceases to own any debt or equity securities of the Company, we must obtain the consent of the Treasury prior to declaring or paying any cash dividend of more than $0.006 per share of our Common Stock.

CAPITALIZATION AND PRO FORMA FINANCIAL INFORMATION
          The following tables contain certain financial information as of September 30, 2010 and for the nine month period ended September 30, 2010 and the twelve-month period ended December 31, 2009:
•	on an actual basis; and
•	on a pro forma, as adjusted, basis to give effect to the remaining transactions under the Company’s Recapitalization Plan. The remaining transactions include the Second Closing under the Private Placement and the Rights Offering.
          These tables should be read together with our consolidated historical financial statements and Management’s Discussion and Analysis, which appear on pages F-1 and S-47, respectively, and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, as amended, Quarterly Report on Form 10-Q for the fiscal quarter June 30, 2010, and our Quarterly Report on Form 10-Q for the fiscal quarter September 30, 2010, which are incorporated herein by reference herein.
Pro Forma Balance Sheet
As of September 30, 2010
($ in thousands, except per share amounts)

	September 30, 2010			September 30, 2010
	As Reported	Adjustments		As Adjusted
Cash and cash equivalent	$690,993	$60,000	(1)	720,993

Securities available for sale	190,159			190,159
Loans	2,135,811			2,135,811
Less: allowance for loan losses	(163,253)			(163,253)
Net loans	1,972,558			1,972,558
Other assets	243,862			243,862
Total assets	$3,067,572	$60,000		$3,127,572

Deposits	2,593,110			2,593,110
Other borrowings	268,872			268,872
Other liabilities	37,047			37,047
Total Liabilities	2,899,029	—		2,899,029

Common Stock	6,847	1,500		8,347
Additional paid in capital	411,489	58,500		469,989
Retained earnings	(253,617)			(253,617)
Other	3,824			3,824
Total shareholders’ equity	168,543	60,000		228,543
Total liabilities and shareholders’ equity	$3,067,572	60,000		$3,127,572

(1)	Increase in cash represents the $60 million in proceeds from the Rights Offering and release of escrow funds in the Second Closing of the Private Placement.

Pro Forma Income Statement
For the year ended December 31, 2009
(in thousands, except per share amounts)

	As Reported	Adjustments		Pro Forma

Interest income	$149,445	$120	(2)	$149,565
Interest expense	44,294			44,294

Net interest income	105,151	120		105,271
Provision for loan losses	134,223			134,223

Net interest income after provision for loan losses	(29,072)	120		(28,952)
Noninterest income	22,325			22,325
Noninterest expenses	170,795			170,795

Income (loss) before provision for income taxes	(177,542)	120		(177,422)
Income tax expense	23,908			23,908

Net income (loss)	(201,450)	120		(201,330)

Preferred stock dividends and accretion of discount	8,689			8.689

Net income (loss) available to common shareholders	$(210,139)	120		$(210,019)

Earnings (loss) per share (basic)	$(9.63)			$(1.22)

Earnings (loss) per share (fully diluted)	$(9.63)			$(1.22)

(2)	The increase in interest income of $120 thousand represents earnings on the proceeds from the Rights Offering and release of escrow funds in the Second Closing of the Private Placement invested in overnight funds.
Pro Forma Income Statement
For the 9 months ended September 30, 2010
(in thousands, except per share amounts)

	As Reported	Adjustments		Pro Forma

Interest income	$93,616	90	(3)	$93,706
Interest expense	36,043			36,043

Net interest income	57,573	90		57,663
Provision for loan losses	183,935			183,935

Net interest income after provision for loan losses	(126,362)	90		(126,272)
Noninterest income	16,887			16,887
Noninterest expenses	68,814			68,814

Loss before provision for income taxes	(178,289)	90		(178,199)
Income tax expense	(2,219)			(2,219)

Net (loss)	(176,070)	90		(175,980)

Preferred stock dividends and accretion of discount	(110,908)			(110,908)

Net income (loss) available to common shareholders	$(65,162)	90		$(65,072)

Earnings (loss) per share (basic)	$(2.65)			$(0.37)

Earnings (loss) per share (fully diluted)	$(2.65)			$(0.37)

(3)	The increase in interest income of $90 thousand represents earnings on the proceeds from the Rights Offering and release of escrow funds in the Second Closing of the Private Placement invested in overnight funds.

SUMMARY CONSOLIDATED FINANCIAL DATA
          The information at and for the years ended December 31, 2005 through 2009 is derived in part from, and should be read together with, our audited consolidated financial statements and accompanying notes incorporated by reference into this Prospectus. The information at and for the nine months ended September 30, 2010 and 2009 is unaudited. In the opinion of our management, all adjustments consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods have been made. The operating data for the nine months ended September 30, 2010 are not necessarily indicative of the results that might be expected for the year.
     The financial information presented below has been derived from our audited consolidated year-end financial statements and unaudited interim financial statements. This information should be read together with our consolidated historical financial statements and management’s discussion and analysis included in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, as amended, June 30, 2010, and September 30, 2010, which have been filed with the SEC.
     Note that years 2005 through 2007 do not include the operations of Gateway or Shore. Year 2008 includes the operations of Shore after June 1, 2008, but not Gateway.

			As of	As of		As of	As of	As of
	As of Sept	As of Sept	Dec. 31,	Dec. 31,		Dec. 31,	Dec. 31,	Dec. 31,
(Dollars, in thousands)	30, 2010	30, 2009	2009	2008		2007	2006	2005

Selected Financial Data:
Total Assets	$3,067,572	$2,938,994	$2,919,576	$3,085,711		$563,828	$476,299	$409,517
Loans	2,101,085	2,514,789	2,426,692	2,599,526		477,149	375,044	285,330

Investment securities (including restricted equity securities)	190,159	131,524	190,841	177,432		47,081	59,545	73,826

Goodwill and intangibles	11,353	66,033	12,839	98,367		—	—	—

Deposits	2,593,110	2,314,293	2,495,040	2,296,146		431,457	363,261	327,447

Borrowings	268,872	315,177	277,469	429,588		53,000	38,000	30,500

Total Preferred Stockholders’ equity	—	134,605	134,970	133,542		—	—	—

Total Common Stockholders’ equity	168,543	151,704	(9,957)	211,267		73,660	70,163	49,131

Total shareholders’ equity	168,543	286,309	125,013	344,809		73,660	70,163	49,131

Tangible common equity	157,190	85,671	(22,796)	112,900		73,660	70,163	49,131

Allowance for loan losses	163,253	99,178	132,697	51,218	(1)	5,043	3,911	3,597

	For the Period Ended		For the Period Ended	For the Period Ended	For the Period Ended	For the Period Ended	For the Period Ended
	Sept. 30,	For the Period Ended	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(Dollars in thousands, except per share data)	2010	Sept. 30, 2009	2009	2008	2007	2006	2005

Selected Operating Data:
Total interest and dividend income	$93,616	$114,647	$149,445	$45,177	$38,203	$30,021	$24,558
Total interest expense	36,043	36,197	44,294	17,917	14,016	9,123	5,869

Net interest income	57,573	78,450	105,151	27,260	24,187	20,898	18,689
Provision for loan losses	183,935	68,557	134,223	1,418	1,232	180	486
Non-interest income	16,887	19,327	22,325	5,980	3,440	3,398	3,214
Non-interest expense	68,814	91,884	170,795	20,987	15,994	14,946	13,040
Income taxes (benefit)	(2,219)	(13,425)	23,908	3,660	3,590	3,134	2,870

Income (loss) before cumulative effect of change accounting principle	—	—	—	—	—	—	—
Net income (loss)	(176,070)	(49,239)	(201,450)	7,175	6,811	6,036	5,507
Less: Cumulative Preferred Stock dividend and accretion	(112,114)	7,319	8,689	—	—	—	—
Net income (loss) available to common shareholders	(64,539)	(56,558)	(210,139)	$7,175	$6,811	$6,036	$5,507

Per Share Data:

Dividends per share	—	$0.22	$0.22	$0.44	$0.43	$0.50	$0.36
Basic earnings (loss) per share	(2.63)	(2.60)	(9.63)	0.60	0.67	0.66	0.68
Diluted earnings (loss) per share	(2.63)	(2.60)	(9.63)	0.59	0.65	0.65	0.66
Tangible book value per common share	.23	3.92	(1.03)	5.18	7.14	6.84	5.96
Basic weighted average shares	24,546,337	21,774,620	21,816,407	11,960,604	10,228,638	9,092,980	8,137,244
Diluted weighted average shares outstanding	24,546,337	21,774,620	21,816,407	12,074,725	10,431,554	9,275,788	8,407,821
Common shares outstanding	684,680,352	21,868,956	22,154,320	21,777,937	10,314,899	10,251,336	8,242,822

			As of, and for the	As of, and for the	As of, and for the	As of, and for the	As of, and for the
	As of, and for the	As of, and for the	Period	Period	Period	Period	Period
Selected	Period	Period	Ended,	Ended,	Ended,	Ended,	Ended,
Operating Ratios	Ended,	Ended,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
and Other Data:	Sept. 30, 2010	Sept. 30, 2009	2009	2008	2007	2006	2005

Performance Ratios:
Return on average assets	(2.99)%	(2.45)%	(6.84)%	0.95%	1.31%	1.39%	1.44%
Return on average common equity	NM	(35.39)	(115.38)	7.63	9.52	10.47	12.28
Interest rate spread	3.18	3.52	3.81	3.17	3.71	4.10	4.41
Net interest margin	3.10	3.75	3.95	3.89	4.95	5.20	5.26
Noninterest income to total net revenue	22.68	19.77	17.51	17.99	12.45	13.99	14.67
Noninterest expense (annualized) to average assets	3.19	3.99	5.56	2.76	3.08	3.45	3.41
Efficiency ratio	92.42	93.97	138.63	63.14	57.89	61.52	59.54
Dividend payout ratio			—	73.33	64.18	75.76	52.94
Asset Quality Ratios:
Nonperforming loans to total loans	15.56	6.98	10.23	1.39	0.55	0.43	0.64
Loans more than 90 days past due and still accruing interest to total loans	—	—	—	0.12	0.18	—	0.01
Nonaccrual loans to total loans	15.56	6.98	10.23	1.27	0.38	0.43	0.63
Nonperforming assets to total assets (1)	11.91	6.28	8.81	1.34	0.47	0.34	0.44
Net loans charged-off (recovered) to average total loans	7.77	.80	(2.06)	(0.04)	(0.02)	0.04	0.01
Allowance for loan losses to total loans	7.77	3.94	5.47	1.97	1.06	1.04	1.26
Allowance for loan losses to nonperforming loans	49.94	56.47	53.44	141.86	190.69	239.94	197.53
Share Data:
Book value per common share	.25	6.94	$(0.45)	$9.70	$7.14	$6.84	$5.96

Market price at period end	0.91	2.88	1.73	$8.73	$12.56	$12.00	$10.65
Other Data:
Number of bank financial centers	60	62	60	65	17	17	17
Full time equivalent employees	682	696	699	721	182	176	175

(1)	Total nonperforming assets do not include repossessed automobiles, which were not material.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          The following discussion provides additional information about the important factors affecting our consolidated results of operations, financial condition, capital resources and liquidity. In addition to identifying trends and material changes that occurred during the reporting periods, this Prospectus depicts the successes achieved by the organization. This discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes.
Overview
Throughout 2009 and into the first nine months of 2010, economic conditions in the markets in which our borrowers operate continued to deteriorate and the levels of loan delinquencies and defaults that we experienced were substantially higher than historical levels. Our loan customers continue to operate in an economically stressed environment. The Company reported a net loss for the nine-month period ended September 30, 2010, primarily as a result of a significant increase to our provision for loan losses. Additionally, the Company determined that a valuation allowance on its deferred tax assets should be recognized beginning as of December 31, 2009. Management believes the Company, Bank of Hampton Roads, and Shore Bank to be “well-capitalized” under applicable banking regulations as of September 30, 2010.
Our primary source of revenue is net interest income earned by our bank subsidiaries. Net interest income represents interest and fees earned from lending and investment activities, less the interest paid on deposits and borrowings. Net interest income may be impacted by variations in the volume and mix of interest-earning assets and interest-bearing liabilities, changes in the yields earned and the rates paid, level of non-performing interest-earning assets, and the levels of noninterest-bearing liabilities available to support earning assets. Our net interest income in recent years has been negatively impacted by increasing levels of non-performing loans. In addition to net interest income, noninterest income is another important source of revenue. Noninterest income is derived primarily from service charges on deposits and fees earned from bank services, investment, mortgage, and insurance activities. Other factors that impact net income are the provision for loan losses, noninterest expense, and the provision for income taxes.
The following is a summary of our condition as of September 30, 2010 and our financial performance for the three and nine month period then ended.
•	Assets were $3.1 billion. They increased by $148.0 million or 5% for the first nine months of 2010 from December 31, 2009. This was primarily the result of an increase in overnight funds sold and due from Federal Reserve Bank of 4% offset by a 13% decrease in loans during that period.
•	Investment securities available for sale increased $7.7 million to $168.8 million for the first nine months of 2010. Investments purchased during 2010 were low-risk weighted mortgage-backed and agency securities.
•	Loans decreased by $325.6 million or 13% for the nine months ended September 30, 2010 as loan paydowns and charge-offs exceeded the volume of new originations. New loan activity continues to be low as a result of our tighter underwriting criteria and economic conditions.
•	Deposits increased $98.1 million or 4% as new customer deposit activity including national rate board deposits more than offset the decline in brokered deposits.

•	During the quarter ended September 30, 2010, the Company completed a stock offering in which 587,500,000 new shares of Common Stock were issued at $0.40 per share for an infusion of $210.0 million of capital net of $25.0 million in issuance costs. In connection with this capital raise, existing preferred stock was converted to Common Stock creating income to common shareholders of $111.7 million. All preferred stock was exchanged for or converted into Common Stock in the third quarter so this type of income will not reoccur in the future.
•	Net income available to common shareholders for the three months ended September 30, 2010 was $30.0 million or $1.02 per common diluted share, and net loss available to common shareholders for the nine months ended September 30, 2010 was $64.5 million or $2.63 per common diluted share, respectively, as compared with net loss available to common shareholders of $14.7 million or $0.68 per common diluted share and $56.6 million or $2.60 per common diluted share for the three and nine months, respectively, ended September 30, 2009.
•	The net loss of $176.7 million for the nine months ended September 30, 2010 was primarily attributable to provision for loan losses expense of $183.9 million.
•	Net interest income decreased $8.5 million and $20.9 million for the three and nine months, respectively, ended September 30, 2010 as compared to the same period in 2009. This was primarily the result of the decrease in interest income from loans.
•	Noninterest income for the three and nine months ended September 30, 2010 was $6.0 million and $16.9 million, respectively, an 17% and 13% decrease over the comparative periods in 2009. An increase in mortgage banking revenue partially offset the increased losses on foreclosed assets.
•	Noninterest expense was $24.8 million and $68.8 million for the three and nine months, respectively, ended September 30, 2010, which was an increase of $3.1 million or 14% and a decrease of $23.1 million or 25% over the comparable periods for 2009.
Critical Accounting Policies
GAAP requires management to apply significant judgment to various accounting, reporting, and disclosure matters. Management must use assumptions, judgments, and estimates when applying these principles where precise measurements are not possible or practical. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions, and estimates. Changes in such judgments, assumptions, and estimates may have a significant impact on the consolidated financial statements and the accompanying footnotes. Actual results, in fact, could differ from those estimates. We consider our policies on allowance for loan losses, deferred income taxes, and estimates of fair value on financial instruments to be critical accounting policies. Refer to our 2009 Form 10-K, as amended, for further discussion of these policies.
Material Trends and Uncertainties
The global and U.S. economies have experienced a protracted slowdown in business activity, including high levels of unemployment, resulting in a lack of confidence in the worldwide credit markets and in the financial system. Currently, the U.S. economy appears to be slowly recovering from one of its longest economic recessions in recent history. It is not clear at this time how quickly the economy will recover and whether regulatory and legislative efforts to stimulate job growth and spending will be successful.

We experienced a significant deterioration in credit quality in 2009 that continues into 2010. Problem loans and non-performing assets rose and led us to significantly increase the allowance for loan losses. To bolster our allowance, we increased the provision for loan losses to $183.9 million in the first nine months of 2010 from $68.6 million in the first nine months of 2009. The increased expense contributed to a net loss available to common shareholders of $64.5 million for the first nine months of 2010. In light of continued economic weakness, problem credits may continue to rise and significant additional provisions for loan losses may be necessary to supplement the allowance for loan losses in the future. As a result, we may incur significant credit costs throughout 2010, which would continue to adversely impact our financial condition, our results of operations, and the value of our Common Stock.
The Company determined that a valuation allowance on its deferred tax assets should be recognized beginning December 31, 2009 because it is uncertain whether it will realize this asset. Section 382 limitations related to the capital raised during the quarter ended September 30, 2010 add further uncertainty to the realizability of the deferred tax assets in future periods.
On November 2, 2010, the Company received from the United States Department of Justice, Criminal Division a grand jury subpoena to produce information principally relating to the merger of Gateway Financial Holdings, Inc. into the Company on December 31, 2008 and to loans made by Gateway Financial Holdings, Inc. and its wholly-owned subsidiary Gateway Bank & Trust before Gateway Financial Holdings, Inc.’s merger with the Company. The United States Department of Justice, Criminal Division has informed the Company that it is not a target of the investigation at this time, and we are fully cooperating. Although we do not believe this matter will have a material adverse affect on the Company, we can give you no assurances as to the timing or eventual outcome of this investigation.
Analysis of Financial Condition
Cash and Cash Equivalents. Cash and cash equivalents includes cash and due from banks, interest-bearing deposits in other banks, and overnight funds sold and due from the Federal Reserve Bank. Cash and cash equivalents are used for daily cash management purposes, management of short-term interest rate opportunities, and liquidity. Cash and cash equivalents as of September 30, 2010 were $661.0 million and consisted mainly of deposits with the Federal Reserve Bank. These deposits increased $461.0 million in the first nine months of 2010 from $200.0 million at December 31, 2009 as the Company increased deposits and decreased loan balances resulting in increased cash balances. The Company elected to maximize liquidity by investing the increased cash in overnight funds at the Federal Reserve Bank. In addition, the Company received $235.0 million in gross cash proceeds from its recapitalization.
Securities. Our investment portfolio consists primarily of available-for-sale mortgage-backed securities. Our available-for-sale securities are reported at estimated fair value. They are used primarily for liquidity, pledging, earnings, and asset/liability management purposes and are reviewed quarterly for possible impairment. The mortgage-backed securities consisted of Government National Mortgage Association pass-through securities or collateralized mortgage obligations.
At September 30, 2010, the estimated fair value of our investment securities was $168.8 million, an increase of $7.7 million or 5% from $161.1 million at December 31, 2009. Our investment portfolio was restructured during late 2009 to increase regulatory capital ratios by selling high risk-weighted securities and reinvesting the proceeds into lower risk-weighted securities.
Loan Portfolio. Our loan portfolio is comprised of commercial, construction, real estate-commercial mortgage, real estate-residential mortgage, and installment loans to individuals.

Lending decisions are based upon an evaluation of the repaying capacity, financial strength, and credit history of the borrower, the quality and value of the collateral securing each loan, and the financial strength of guarantors. With few exceptions, personal guarantees are required on loans. Our loan portfolio decreased $325.6 million or 13% to $2.1 billion as of September 30, 2010 compared to December 31, 2009. Commercial loans decreased 12% to $317.6 million at September 30, 2010 compared with $361.3 million at December 31, 2009. Real estate commercial mortgages decreased 8% to $677.8 million at September 30, 2010 compared to $740.6 million at December 31, 2009. Real estate residential mortgages decreased 3% to $511.2 million at September 30, 2010 as compared with $524.9 million at December 31, 2009. Installment loans to individuals decreased 19% to $34.7 million at September 30, 2010 compared with $42.9 million at December 31, 2009. Construction loans also decreased 26% to $560.2 million at September 30, 2010 as compared with $757.7 million at December 31, 2009, thus lowering the concentration of construction loans to 27% of the total loan portfolio at September 30, 2010 compared with 31% at December 31, 2009.
Within the construction segment of the loan portfolio as of September 30, 2010, Bank of Hampton Roads has exposure to $57.5 million of loans in which interest payments are satisfied through the use of a reserve that was funded by Bank of Hampton Roads upon origination and represents a portion of the borrower’s total liability to Bank of Hampton Roads. In the instance of commercial construction, ultimate repayment is dependent upon stabilization of the funded project; whereas, in residential development, Bank of Hampton Roads is assigned a certain percentage of each sale to retire a commensurate portion of the outstanding debt. Each interest reserve transaction is monitored by the account officer, a senior credit officer, and credit administration to verify the continuation of project viability as it relates to remaining interest reserve and additional financial capacity of the project sponsor. In certain instances, where either or both criteria have been deemed unsatisfactory, the borrower’s access to any remaining interest reserve has been curtailed on at least a temporary basis until Bank of Hampton Roads’ special assets department has been engaged to further evaluate possible resolutions.
Although we are no longer making new loans to finance construction and land development, we have a high concentration of construction and real estate, both commercial and residential, loans. Construction loans have been made to individuals and businesses for the purpose of construction of single family residential properties, multi-family properties, and commercial projects such as the development of residential neighborhoods and commercial office parks. Risk is reduced on these loans by limiting lending for speculative building of both residential and commercial properties based upon the borrower’s history with us, financial strength, and the loan-to-value ratio of such speculative property. We generally require new and renewed variable-rate commercial loans to have interest rate floors. Residential loans represent smaller dollar loans to more customers, and therefore, have lower credit risk than other types of loans. The majority of our fixed-rate residential mortgage loans, which represent increased interest rate risk, as well as some variable rate mortgage loans are sold in the secondary market. The remainder of the variable-rate mortgage loans and a small number of fixed-rate mortgage loans are retained.
Allowance for Loan Losses. The purpose of the allowance for loan losses is to provide for probable losses inherent in our loan portfolio. Management regularly reviews our loan portfolio to determine whether adjustments are necessary. Our review takes into consideration changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and review of current economic conditions that may affect the borrower’s ability to repay. In addition to the review of credit quality through ongoing credit review processes, we construct a comprehensive allowance analysis for our loan portfolio at least quarterly. This allowance includes specific allowances for individual loans; general allowance for loan pools, which factor in our historical loan loss experience, loan portfolio growth and trends, and economic conditions; and unallocated allowances predicated upon both internal and external factors.

The allowance for loan losses was $163.3 million or 7.77% of outstanding loans as of September 30, 2010 compared with $132.7 million or 5.47% of outstanding loans as of December 31, 2009. We increased the allowance for loan losses $30.6 million (net of charge-offs and recoveries) during the first nine months of 2010. Pooled loan allocations increased to $53.1 million at September 30, 2010 from $34.1 million at December 31, 2009. Allowance coverage for the non-impaired portfolio is determined using a methodology that incorporates historical loss rates and risk ratings by loan category. Loss rates are based on a three-year weighted average with recent period loss rates weighted more heavily. We then apply an adjustment factor to each loss rate based on assessments of loss trends, collateral values, and economic and business influences impacting expected losses. During the quarter, the weighted historical loss rates for most loan categories increased due to recent charge-off activity resulting in an increase in the loss factors for most loan types and an increase in pooled loan allocations. Specific loan allocations increased to $101.1 million at September 30, 2010 from $91.5 million at December 31, 2009. Specific loan allocations increased due to a decrease in collateral values of certain collateral dependent loans and due to the estimated losses of recently identified impaired loans. Unallocated allowances increased to $9.1 million at September 30, 2010 from $7.2 million at December 31, 2009. The following table provides a breakdown of the allowance for loan losses and other related information (in thousands) at September 30, 2010 and December 31, 2009.

	September 30,	December 31,
	2010	2009
Allowance for loan losses:
Pooled component	$53,057	$34,050
Specific component	101,127	91,488
Unallocated component	9,069	7,159

Total	$163,253	$132,697

Impaired loans	$432,466	$469,068
Non-impaired loans	1,668,619	1,957,624

Total loans	$2,101,085	$2,426,692

Pooled component as % of non-impaired loans	3.18%	1.74%
Specific component as % of impaired loans	23.38%	19.50%

Allowance as a % of loans	7.77%	5.47%
Allowance as a % of nonaccrual loans	49.94%	53.44%
The specific allowance for loan losses necessary for impaired loans is based on a loan-by-loan analysis and varies between impaired loans largely due to the level of collateral. Additionally, pooled loan allocations vary depending on a number of assumptions and trends. As a result, the ratio of allowance for loan losses to nonaccrual loans is not sufficient for measuring the adequacy of the allowance for loan losses. The following table provides additional ratios that measure our allowance for loan losses.

	September 30, 2010	December 31, 2009
Non-performing loans for which full loss has been charged off to total loans	3.17%	0.91%

Non-performing loans for which full loss has been charged off to non-performing loans	20.35%	8.91%

Charge off rate for nonperforming loans which the full loss has been charged off	52.32%	42.46%

Coverage ratio net of nonperforming loans for which the full loss has been charged off	62.69%	58.67%

Total allowance divided by total loans less nonperforming loans for which the full loss has been charged off	8.02%	5.52%

Allowance for individually impaired loans divided by impaired loans for which an allowance has been provided	32.63%	27.60%
A loan is considered impaired when it is probable that all amounts due will not be collected according to the contractual terms. Subsequent recoveries, if any, are credited to the allowance. Impairment is evaluated in the aggregate for smaller balance loans of similar nature and on an individual loan basis for other loans. If a loan is considered impaired, it is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Total impaired loans were $432.5 million at September 30, 2010, a decrease of $36.6 million or 8% over December 31, 2009. Of these loans, $326.9 million were on nonaccrual status at September 30, 2010. Net charge-offs were $153.4 million for the nine months ended September 30, 2010 as compared with $20.6 million for the nine months ended September 30, 2009.
Non-Performing Loans. Non-performing loans consist of nonaccrual loans and loans 90 days past due and still accruing interest. There were no loans 90 days past due and still accruing interest as of September 30, 2010 and December 31, 2009. Total nonaccrual loans aggregated $326.9 million at September 30, 2010 as compared with $248.3 million at December 31, 2009.
The following chart summarizes our nonaccrual loans by loan type as of September 30, 2010 and December 31, 2009 (in thousands).

	September 30, 2010	December 31, 2009
Commercial	$24,860	$24,803
Construction	199,042	150,325
Real estate — commercial mortgage	66,387	50,858
Real estate — residential mortgage	35,842	22,146
Installment loans (to individuals)	779	171

Total nonaccrual loans	$326,910	$248,303

Deposits. Deposits are the primary source of funding for the Company. Total deposits at September 30, 2010 increased $98.1 million or 4% to $2.6 billion as compared with December 31, 2009. Total brokered deposits were $191.4 million or 7% of deposits at September 30, 2010, which was a decrease of $195.0 million from the total brokered deposits of $386.4 million or 15% of deposits at December 31, 2009. Interest-bearing demand deposits included $17.3 million brokered money market funds at

September 30, 2010, which was $30.3 million lower than the $47.6 million balance of brokered money market funds outstanding at December 31, 2009. Brokered CDs represented $174.1 million, which was a decrease of $164.7 million over the $338.8 million of brokered CDs outstanding at December 31, 2009. Changes in the deposit categories include an increase of $3.4 million or 1% in noninterest-bearing demand deposits, a decrease of $145.5 million or 16% in interest-bearing demand deposits, and a decrease of $9.8 million or 12% in savings accounts from December 31, 2009 to September 30, 2010. Total time deposits under $100 thousand decreased $111.6 million from $889.8 million at December 31, 2009 to $778.2 million at September 30, 2010. Time deposits over $100 thousand increased $361.6 million from $356.8 million at December 31, 2009 to $718.4 million at September 30, 2010 primarily due to certificates of deposit obtained from the national rate board postings during the nine months ended September 30, 2010. Going forward, management intends to focus on core deposit growth as our primary source of funding.
Borrowings. We use short-term and long-term borrowings from various sources including the FHLB, funds purchased from correspondent banks, reverse repurchase accounts, and trust preferred securities. Our FHLB borrowings on September 30, 2010 were $219.2 million compared to $228.2 million at December 31, 2009.
Capital Resources. Total shareholders’ equity increased $43.5 million or 35% to $168.5 million at September 30, 2010 compared to $125.0 million at December 31, 2009. The increase in shareholders’ equity was primarily a result of the $235.0 million capital infusion partially offset by the $176.7 million net loss for the nine months ended September 30, 2010.
During 2009, we paid two quarterly cash dividends of $0.11 per share on our Common Stock to shareholders of record as of February 27, 2009 and May 15, 2009. To preserve capital, on July 30, 2009 the Board of Directors voted to suspend the quarterly dividend on the Company’s Common Stock. Our ability to distribute cash dividends in the future may be limited by regulatory restrictions and the need to maintain sufficient consolidated capital.
In January 2010, the Company exercised its right to defer all quarterly distributions on the trust preferred securities (in thousands) it assumed in connection with its merger with GFH (collectively, the “Trust Preferred Securities”), which are identified below.

	Amount	Interest	Redeemable	Mandatory
	(in thousands)	Rate	On Or After	Redemption
Gateway Capital Statutory Trust I	$8,000	LIBOR + 3.10%	September 17, 2008	September 17, 2033
Gateway Capital Statutory Trust II	7,000	LIBOR + 2.65%	July 17, 2009	June 17, 2034
Gateway Capital Statutory Trust III	15,000	LIBOR + 1.50%	May 30, 2011	May 30, 2036
Gateway Capital Statutory Trust IV	25,000	LIBOR + 1.55%	July 30, 2012	July 30, 2037
Interest payable under the Trust Preferred Securities continues to accrue during the deferral period and interest on the deferred interest also accrues, both of which must be paid at the end of the deferral period and totaled $1.1 million at September 30, 2010. Prior to the expiration of the deferral period, the Company has the right to further defer interest payments, provided that no deferral period, together with all prior deferrals, exceeds 20 consecutive quarters and that no event of default (as defined by the terms of the applicable Trust Preferred Securities) has occurred and is continuing at the time of the deferral. The Company was not in default with respect to the terms of the Trust Preferred Securities at the time the quarterly payments were deferred and such deferrals did not cause an event of default under the terms of the Trust Preferred Securities.

We have taken additional actions to preserve capital. As part of a plan to recapitalize the Company, on August 11, 2010, the Investors and the Company entered into the Investment Agreements to purchase 637,500,000 shares of Common Stock for $0.40 per share as part of the aggregate $255.0 million Private Placement. See “Questions and Answers Relating to the Offering — Why are we conducting the Rights Offering?” beginning on page S-6 of this Prospectus and “Prospectus Summary — Recent Developments — Implementation of the Initial Portion of our Recapitalization Plan” beginning on page S-15 of this Prospectus. Prior to the First Closing of the Private Placement, the Company was required to conduct offers to exchange each outstanding share of Series A and Series B preferred stock for Common Stock and conduct a separate exchange offer with the Treasury.
On September 29, 2010, the Company completed Exchange Offers with holders of the Company’s previously outstanding Series A and Series B preferred stock, resulting in the issuance of 375 newly issued shares of Common Stock for each such share of preferred stock tendered. Of the 23,266 previously outstanding shares of Series A preferred stock and 37,550 previously outstanding shares of Series B preferred stock, all but 2,200 Shares of Series A preferred stock and 200 shares of Series B preferred stock were tendered in the Exchange Offers, resulting in the issuance of 21,906,000 shares of Common Stock on September 29, 2010.
Pursuant to amendments to the series designations of the Series A and B preferred holders approved by shareholders on September 28, 2010, on September 30, 2010, the Company sent irrevocable conversion notices to all remaining holders of shares of Series A and Series B preferred stock not tendered in the Exchange Offers. Upon conversion, each share of Series A and Series B preferred stock was automatically cancelled and converted into the right to receive 375 common shares upon delivery of the Series A and Series B preferred stock certificates to the Company, for an aggregate issuance of 900,000 common shares.
In addition, the Investment Agreements required the exchange of the 80,347 shares of Series C preferred stock held by the Treasury for shares of a newly-created Series C-1 preferred stock and the conversion of such Series C-1 preferred shares into 52,225,550 shares of Common Stock prior to the First Closing of the Private Placement, which occurred on September 30, 2010. As a part of this series of transactions, the terms of the warrant held by Treasury were amended to provide for the purchase of up to 1,325,858 shares of Common Stock at an exercise price of $0.40 per share for a ten-year term following the issuance of the amended warrant.
The Investment Agreements also require that following the First Closing, the Company will commence a Rights Offering providing holders of Common Stock with a non-transferable right to purchase newly issued shares of Common Stock at $0.40 per share, the same price paid by the Investors and Treasury. The Rights Offering is expected to raise an additional $40 million.
On September 30, 2010, the Company issued $235.0 million worth of common shares, or 587,500,000 shares, at a price of $0.40 per share. The remaining $20 million of the Private Placement is expected to close by the fourth quarter of 2010 contemporaneously with the Rights Offering.
We are subject to regulatory risk-based capital guidelines that measure capital relative to risk-weighted assets and off-balance sheet financial instruments. Tier I capital is comprised of shareholders’ equity, net of unrealized gains or losses on available-for-sale securities, less intangible assets, while total risk-based capital adds certain debt instruments and qualifying allowances for loan losses. As of September 30, 2010, our consolidated regulatory capital ratios are Tier 1 Leverage Ratio of 6.32%, Tier 1 Risk-Based Capital Ratio of 9.43%, and Total Risk-Based Capital of 10.77%. As of September 30, 2010, we believe the Company, Bank of Hampton Roads, and Shore Bank to be “well-capitalized” under applicable banking regulations.

Off-Balance Sheet Arrangements. We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet our customers’ financing needs. For more information on our off-balance sheet arrangements, see Note 15, Financial Instruments with Off-Balance-Sheet Risk, of the Notes to Consolidated Financial Statements contained in the 2009 Form 10-K, as amended.
Contractual Obligations. Our contractual obligations consist of time deposits, borrowings, and operating lease obligations. There have not been any significant changes in our contractual obligations from those disclosed in the 2009 Form 10-K, as amended.
Analysis of Results of Operations
Overview. Our net income available to common shareholders for the three months ended September 30, 2010 was $30.0 million as compared with net loss available to common shareholders of $14.7 million for the three months ended September 30, 2009. During the first nine months of 2010, we incurred a net loss available to common shareholders of $64.5 million, compared to the net loss available to common shareholders of $56.6 million for the first nine months of 2009. The loss available to common shareholders for the nine months ended September 30, 2010 was driven by provision for loan losses expense of $183.9 million necessary to maintain the allowance for loan losses at a level necessary to cover expected losses inherent in the loan portfolio partially offset by the benefit to common shareholders from the exchange and conversion of preferred stock to Common Stock which added $111.7 million of income available to common shareholders. Diluted income per common share for the three months was $1.02 and diluted loss per common share for the nine months ended September 30, 2010 was $2.63, an increased gain of $1.70 over the diluted loss per common share of $0.68 for the three months ended September 30, 2009 and an increased loss of $0.03 over the diluted loss per common share of $2.60 for the three months ended September 30, 2009.
Net Interest Income. Net interest income, a major component of our earnings, is the difference between the income generated by interest-earning assets reduced by the cost of interest-bearing liabilities. Net interest income for the three months ended September 30, 2010 was $17.9 million, a decrease of $8.5 million from the three months ended September 30, 2009. Net interest income for the nine months ended September 30, 2010 was $57.6 million, a decrease of $20.9 million from the nine months ended September 30, 2009. The decrease in net interest income was primarily the result of a decrease in interest income from loans of $21.7 million for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009. The net interest margin, which is calculated by expressing annualized net interest income as a percentage of average interest-earning assets, is an indicator of effectiveness in generating income from earning assets. Our net interest margin decreased to 3.10% for the first nine months ended September 30, 2010 from 3.75% during the first nine months of 2009. The net interest margin was 2.90% for the three months ended September 30, 2010 compared to 3.80% for the three months ended September 30, 2009. The decline in net interest margin from prior periods is due primarily to increased levels of nonaccrual loans and the effect of purchase accounting adjustments which inflated net interest income and subsequently net interest margin in 2009.
Our interest-earning assets consist of loans, investment securities, overnight funds sold and due from Federal Reserve Bank, and interest-bearing deposits in other banks. Interest income on loans, including fees, decreased $8.2 million and $21.7 million to $27.7 million and $88.1 million for the three and nine months, respectively, ended September 30, 2010, as compared to the same time periods during 2009. These decreases were a result of decreases in average loan balances and an increase in nonaccrual loans.

Interest income on investment securities increased $111 thousand and $192 thousand for the three and nine months, respectively, ended September 30, 2010 compared to the same time period during 2009. Interest income on interest-bearing deposits in other banks decreased $9 thousand and $200 thousand for the three and nine month periods, respectively, ended September 30, 2010 compared to the same time period during 2009. Interest income on overnight funds sold and due from Federal Reserve Bank increased $208 thousand and $462 thousand for the three and nine months, respectively, ended September 30, 2010 compared to the same time period during 2009. During 2010, as loan balances decreased and deposit balances increased, the Company elected to maximize liquidity by increasing its deposit balance at the Federal Reserve Bank.
Our interest-bearing liabilities consist of deposit accounts and borrowings. Interest expense on deposits increased $901 thousand and $1.8 million to $9.4 million and $29.7 million for the three and nine months, respectively, ended September 30, 2010 compared to the same time periods during 2009. This increase resulted from a $284.8 million increase in average interest-bearing deposits, offset by an 11-basis point decrease in the average interest rate on deposits for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009. This decrease in our average deposit rates resulted in large part from declining rates on certificates of deposits and savings deposits. A reduction of our average rate on time deposits to 1.91% for the first nine months of 2010 from 2.31% for the first nine months of 2009 contributed significantly toward the decrease in overall deposit rates. Interest expense on borrowings, which consisted of FHLB borrowings, other borrowings, and overnight funds purchased decreased $259 thousand and $2.0 million for the three and nine months, respectively, ended September 30, 2010 compared to the same time periods during 2009. The $155.4 million decrease in the nine month average borrowings and partially offset by the 51-basis point increase in the average interest rate on borrowings produced this result.
The tables below present the average interest-earning assets and average interest-bearing liabilities, the average yields earned on such assets and rates paid on such liabilities, and the net interest margin for the three months ended September 30, 2010 and 2009 and nine months ended September 30, 2010 and 2009.

	Three Months Ended			Three Months Ended
	September 30, 2010			September 30, 2009			2010 Compared to 2009
		Annualized			Annualized		Interest
		Interest	Average		Interest	Average	Income/	Variance
	Average	Income/	Yield/	Average	Income/	Yield/	Expense	Attributable to
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Variance	Rate	Volume
Assets:
Interest-earning assets
Loans	$1,879,696	$109,920	5.85%	$2,557,046	$142,461	5.57%	$(32,541)	$6,816	$(39,357)
Investment securities	197,719	6,204	3.14%	148,518	5,761	3.88%	443	(1,234)	1,677
Interest-bearing deposits in other banks	68,964	162	0.23%	12,050	40	0.33%	122	(14)	136
Overnight funds sold and due from FRB	307,463	736	0.24%	48,084	67	0.14%	669	76	593

Total interest-earning assets	2,453,842	117,022	4.77%	2,765,698	148,329	5.36%	(31,307)	5,644	(36,951)
Noninterest-earning assets	444,642			214,243

Total assets	2,898,484			2,979,941

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities
Interest-bearing demand deposits	791,313	9,415	1.19%	609,497	5,848	0.96%	3,567	1,590	1,977
Savings deposits	74,480	467	0.63%	110,196	908	0.83%	(441)	(187)	(254)
Time deposits	1,459,547	27,257	1.87%	1,349,920	26,808	1.99%	449	(1,653)	2,102

Total interest-bearing deposits	2,325,340	37,139	1.60%	2,069,613	33,564	1.62%	3,575	(250)	3,825
Borrowings	272,685	8,696	3.19%	340,363	9,720	2.86%	(1,024)	1,052	(2,076)

Total interest-bearing liabilities	2,598,025	45,835	1.76%	2,409,976	43,284	1.80%	2,551	802	1,749
Noninterest-bearing liabilities
Demand deposits	247,682			245,193
Other liabilities	22,359			25,176

Total noninterest-bearing liabilities	270,041			270,369

Total liabilities	2,868,066			2,680,345
Shareholders’ equity	30,418			299,596

Total liabilities and shareholders’ equity	$2,898,484			$2,979,941

Net interest income		$71,187			$105,045

Net interest spread			3.01%			3.56%
Net interest margin			2.90%			3.80%

Note:	Interest income from loans included fees of $204 at September 30, 2010 and $1,324 at September 30, 2009. Average nonaccrual loans of $357 are excluded from average loans at September 30, 2010. Average nonaccrual loans for September 30, 2009 were not material and are included in average loans above.

	Nine Months Ended			Nine Months Ended
	September 30, 2010			September 30, 2009			2010 Compared to 2009
		Annualized			Annualized		Interest
		Interest	Average		Interest	Average	Income/	Variance
	Average	Income/	Yield/	Average	Income/	Yield/	Expense	Attributable to
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Variance	Rate	Volume
Assets:
Interest-earning assets
Loans	$1,973,677	$117,827	5.97%	$2,586,189	$146,257	5.68%	$(28,430)	$7,597	$(36,027)
Investment securities	202,703	6,666	3.29%	161,462	6,385	3.97%	281	(1,203)	1,484
Interest-bearing deposits in other banks	57,497	137	0.24%	7,749	28	0.36%	109	(13)	122
Overnight funds sold and due from FRB	248,092	534	0.22%	38,351	52	0.14%	482	46	436

Total interest-earning assets	2,481,969	125,164	5.04%	2,793,751	152,722	5.49%	(27,558)	6,427	(33,985)
Noninterest-earning assets	395,519			280,324

Total assets	$2,877,488			$3,074,075

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities
Interest-bearing demand deposits	$887,763	$13,422	1.51%	$629,092	$6,255	1.00%	$7,167	$3,952	$3,215
Savings deposits	77,483	498	0.64%	117,479	1,267	1.08%	(769)	(417)	(352)
Time deposits	1,350,176	25,730	1.91%	1,284,089	29,565	2.31%	(3,835)	(5,331)	1,496

Total interest-bearing deposits	2,315,422	39,650	1.71%	2,030,660	37,087	1.83%	2,563	(1,796)	4,359
Borrowings	275,212	8,539	3.10%	430,611	11,130	2.59%	(2,591)	1,082	(3,673)

Total interest-bearing liabilities	2,590,634	48,189	1.86%	2,461,271	48,217	1.97%	(28)	(714)	686
Noninterest-bearing liabilities
Demand deposits	245,871			249,069
Other liabilities	23,812			35,548

Total noninterest-bearing liabilities	269,683			284,617

Total liabilities	2,860,317			2,745,888
Shareholders’ equity	17,171			328,187

Total liabilities and shareholders’ equity	$2,877,488			$3,074,075

Net interest income		$76,975			$104,505

Net interest spread			3.18%			3.52%
Net interest margin			3.10%			3.75%

Note:	Interest income from loans included fees of $567 at September 30, 2010 and $1,747 at September 30, 2009. Average nonaccrual loans of $357 are excluded from average loans at September 30, 2010. Average nonaccrual loans for September 30, 2009 were not material and are included in average loans above.

Noninterest Income.
The following tables provide an analysis of noninterest income (in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Service charges on deposit accounts	$1,609	$2,054	$5,029	$6,186
Mortgage banking revenue	4,262	678	8,621	3,717
Gain (loss) on sale of investment securities	(1)	2,695	468	2,695
Gain on sale of premises and equipment	117	—	160	—
Losses on foreclosed real estate and repossessed assets	(2,914)	(572)	(6,128)	(880)
Other-than-temporary impairment of securities	(23)	(211)	(67)	(343)
Insurance revenue	1,054	1,243	3,653	3,894
Brokerage revenue	61	108	214	239
Income from bank-owned life insurance	440	412	1,264	1,217
Visa check card income	539	472	1,558	1,333
ATM surcharge fee	95	111	280	311
Wire fees	48	42	134	130
Rental income	186	40	270	152
Other	482	160	1,431	676

Total noninterest income	$5,955	$7,232	$16,887	$19,327

For the quarter ended September 30, 2010, total noninterest income was $6.0 million, a decrease of $1.3 million or 18% as compared to third quarter 2009. For the nine months ended September 30, 2010, we reported total noninterest income of $16.9 million, a $2.4 million or 13% decrease over the same period in 2009. Noninterest income comprised 23% of total revenue for the first nine months of 2010 and 14% for the first nine months of 2009.
Service charges on deposit accounts decreased $1.2 million or 19% to $5.0 million for the first nine months of 2010 compared to the same period in 2009 due to reduced overdraft activity along with a change in policy reducing the number of overdraft charges a customer can incur on any given day. Mortgage banking revenue, which is primarily the income associated with originating and selling first lien residential real estate loans, was $8.6 million in the nine month period ended September 30, 2010 compared to $3.7 million in the prior year period. This increase was driven by the higher levels of loan originations in 2010 due to the low interest rate environment and resulting increase in mortgage refinancing activity. We generated gains on sales of investment securities of $468 thousand during the first nine months of 2010 compared to $2.7 million for comparative 2009. The deteriorating economy during 2009 and 2010 caused losses on foreclosed real estate. Losses on foreclosed real estate for the first nine months of 2010 were $6.1 million compared to $880 thousand for the first nine months of 2009 and were included as a reduction to noninterest income.
Noninterest Expense.
The following table provides an analysis of total noninterest expense (in thousands) by line item for the three and nine months ended September 30, 2010 and 2009.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2010	2009	2010	2009
Salaries and employee benefits	$12,591	$10,366	$33,296	$32,146
Occupancy	2,317	2,232	6,765	6,316
Data processing	1,185	1,472	3,834	3,965
Impairment of goodwill	—	—	—	27,976
FDIC insurance	946	1,328	3,171	4,629
Equipment	1,035	1,215	3,058	3,706
Professional fees	1,812	167	4,355	505
Problem loan and repossessed asset costs	1,028	82	3,031	242
Amortization of intangible assets	549	646	1,486	1,727
Bank franchise tax	538	177	1,487	532
Telephone and postage	455	332	1,258	1,168
Stationery, printing, and office supplies	276	386	663	745
Directors’ and regional board fees	179	184	539	849
Advertising and marketing	163	186	549	377
Other	1,705	2,933	5,322	7,001

Total noninterest expense	$24,779	$21,706	$68,814	$91,884

Noninterest expense represents our operating and overhead expenses. Total noninterest expense increased $3.1 million or 14% for the three months ended September 30, 2010 compared to the three months ended September 30, 2009. Total noninterest expense decreased $23.1 million or 25% for the first nine months of 2010 compared to the first nine months of 2009. The efficiency ratio, calculated by dividing noninterest expense by the sum of net interest income and noninterest income excluding securities gains was 93% for the first nine months of 2010 compared to 97% for the first nine months of 2009. Excluding the goodwill impairment charge, the efficiency ratio for the nine months ended September 30, 2009 was 67%.
Salaries and employee benefits expense in 2010 was impacted by increases in mortgage banking personnel including the joint venture entered into by the mortgage subsidiary. Occupancy expense increased $449 thousand for the first nine months of 2010 compared to the first nine months of 2009 as a result of property taxes reclassified from equipment expense in 2010 and one new lease entered into during the first quarter of 2010. Data processing expense decreased $131 thousand for the first nine months of 2010 compared to the first nine months of 2009 due to hardware and software becoming fully depreciated during 2010. During the second quarter of 2009, we incurred a non-cash impairment charge associated with the goodwill created from the Shore acquisition of $28.0 million. FDIC insurance was $3.2 million for the nine months ended September 30, 2010 as compared with $4.6 million for the same period in 2009; the decrease was due to the special assessment charged in 2009. Equipment expense decreased $648 thousand to $3.1 million for the nine months ended September 30, 2010 as compared to the same period in 2009 due to the aforementioned property taxes reclassified to occupancy expense in 2010. For the first nine months of 2010, professional fees were $4.4 million compared to $505 thousand for comparative 2009. Professional fees increased primarily due to legal and consultant fees associated with loan collection activities.
Income Tax Provision. Income tax benefit for the third quarter of 2010 was $85 thousand. We recorded an income tax benefit of $2.2 million for the first nine months of 2010. This benefit related to expected refunds from amended tax returns for 2007 and 2008 tax years filed during 2010. Management assesses the realizability of the deferred tax asset on a quarterly basis, considering both positive and negative evidence in determining whether it is more likely than not that some portion or all of the net deferred tax asset would not be realized.

A valuation allowance for the entire net deferred tax asset has been established as of September 30, 2010. Section 382 limitations related to the capital raised during the quarter ended September 30, 2010 add further uncertainty to the realizability of the deferred tax assets in future periods.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Management considers interest rate risk to be a significant market risk for the Company. Fluctuations in interest rates will impact both the level of interest income and interest expense and the market value of the Company’s interest earning assets and interest bearing liabilities.
The primary goal of the Company’s asset/liability management strategy is to optimize net interest income while limiting exposure to fluctuations caused by changes in the interest rate environment. The Company’s ability to manage its interest rate risk depends generally on the Company’s ability to manage the maturities and re-pricing characteristics of its assets and liabilities while taking into account the separate goals of maintaining asset quality and liquidity and achieving the desired level of net interest income.
The Company’s management, guided by the Asset/Liability Committee, determines the overall magnitude of interest sensitivity risk and then formulates policies governing asset generation and pricing, funding sources and pricing, and off-balance sheet commitments. These decisions are based on management’s expectations regarding future interest rate movements, the state of the national and regional economy, and other financial and business risk factors.
The primary method that the Company uses to quantify and manage interest rate risk is simulation analysis, which is used to model net interest income from assets and liabilities over a specified time period under various interest rate scenarios and balance sheet structures. This analysis measures the sensitivity of net interest income over a relatively short time horizon. Key assumptions in the simulation analysis relate to the behavior of interest rates and spreads, the changes in product balances, and the behavior of loan and deposit customers in different rate environments.
The expected effect on net interest income for the twelve months following September 30, 2010 and December 31, 2009 due to an immediate change in interest rates is shown below. These estimates are dependent on material assumptions, such as those previously discussed.

	September 30, 2010		December 31, 2009
(in thousands)	Change in Net Interest Income		Change in Net Interest Income
	Amount	%	Amount	%
Change in Interest Rates:
+200 basis points	$10,017	13.10%	$(4,861)	(5.07)%
+100 basis points	4,578	5.99%	(2,129)	(2.22)%
-100 basis points	N/A	N/A	N/A	N/A
-200 basis points	N/A	N/A	N/A	N/A
The above analysis suggests that we project an increase in net interest income assuming an immediate increase in interest rates. It should be noted, however, that the simulation analysis is based upon equivalent changes in interest rates for all categories of assets and liabilities. In normal operating conditions, interest rate changes rarely occur in such a uniform manner. Many factors affect the timing and magnitude of interest rate changes on financial instruments. In addition, management may deploy strategies that offset some of the impact of changes in interest rates.

Consequently, variations should be expected from the projections resulting from the controlled conditions of the simulation analysis. Management maintains a simulation model where it is assumed that interest rate changes occur gradually, that rate increases for interest-bearing liabilities lag behind the rate increases of interest-earning assets, and that the level of deposit rate increases will be less than the level of rate increases for interest-earning assets.
BUSINESS
Overview
          Hampton Roads Bankshares, Inc., a Virginia corporation, was incorporated under the laws of the Commonwealth of Virginia on February 28, 2001, primarily to serve as a holding company for Bank of Hampton Roads. On July 1, 2001, all Bank of Hampton Roads common stock converted into Hampton Roads Bankshares, Inc. Common Stock, on a share for share exchange basis, making Bank of Hampton Roads a wholly-owned subsidiary of the Company. In January 2004, we formed Hampton Roads Investments, Inc., a wholly-owned subsidiary, to provide securities, brokerage, and investment advisory services. This subsidiary is currently inactive.
          On June 1, 2008, pursuant to the terms of the Agreement and Plan of Merger dated as of January 8, 2008 by and between the Company and Shore, the Company acquired via merger all of the outstanding shares of Shore making Shore Bank, a wholly owned subsidiary of the Company. Shore Bank has a wholly owned subsidiary, Shore Investments Inc.
          On December 31, 2008, pursuant to the terms of the Agreement and Plan of Merger dated as of September 23, 2008 by and between the Company and Gateway, the Company acquired via merger all of the outstanding shares of Gateway making Gateway Bank a wholly-owned subsidiary of the Company. On May 11, 2009, Gateway Bank was dissolved and merged into Bank of Hampton Roads.
          Bank of Hampton Roads is a Virginia state-chartered commercial bank with 28 full-service offices in the Hampton Roads region of southeastern Virginia and 24 full-service offices located in the Northeastern, Southeastern, and Research Triangle regions of North Carolina and in Richmond, Virginia that do business as Gateway Bank. Through its acquisition of Gateway, the Bank of Hampton Roads owns four wholly-owned operating subsidiaries. Gateway Insurance Services, Inc., an insurance agency with offices in Edenton, Hertford, Elizabeth City, Plymouth, Moyock, and Kitty Hawk, North Carolina and the Hampton Roads area of Virginia, sells insurance products to businesses and individuals. Gateway Investment Services, Inc. assists bank customers in their securities brokerage activities through an arrangement with an unaffiliated broker-dealer. As prescribed by this arrangement, Gateway Investment Services earns revenue through a commission sharing arrangement with the unaffiliated broker-dealer. Gateway Bank Mortgage, Inc. provides mortgage banking services with products that are sold on the secondary market. Gateway Title Agency, Inc. engages in title insurance and settlement services for real estate transactions. Bank of Hampton Roads commenced operations in 1987.
          Shore Bank is a Virginia state-chartered commercial bank with eight full-service offices and an investment center located on the Delmarva Peninsula, otherwise known as the Eastern Shore. Shore Bank operates on the Virginia and Maryland portions of the Eastern Shore, including the counties of Accomack and Northampton in Virginia and the Pocomoke City and Salisbury market areas in Maryland. Shore Bank’s subsidiary, Shore Investments, Inc., provides non-deposit investment products including stocks, bonds, mutual funds, and insurance products. Shore Investments has an investment in a Virginia title insurance agency that enables Shore Bank to offer title insurance policies to its real estate loan customers. Shore commenced operations in 1961.

          Bank of Hampton Roads and Shore Bank may be collectively referred to as the “Banks” throughout this document. Our principal executive office is located at 999 Waterside Drive, Suite 200, Norfolk, VA 23510 and our telephone number is (757) 217-1000. Our Common Stock trades on the NASDAQ Global Select Market under the symbol “HMPR.”
Principal Products or Services
          We engage in a general community and commercial banking business, targeting the banking needs of individuals and small- to medium-sized businesses in our primary service areas which include South Hampton Roads, Virginia, the Northeastern, Southeastern, and Research Triangle regions of North Carolina, the Eastern Shore of Virginia and Maryland, and Richmond, Virginia. Our principal business is to attract deposits and to loan to the community or to invest those deposits on profitable terms. We offer traditional loan and deposit banking services, as well as telephone banking, Internet banking, remote deposit capture, and debit cards. We accept both commercial and consumer deposits. These deposits are in varied forms of both demand and time accounts including checking accounts, interest checking, money market accounts, savings accounts, certificates of deposit, and IRA accounts. Additionally, we offer a network of seventy-two ATM machines to support our customers.
          We are involved in the construction and real estate lending markets and extend both personal and commercial credit. Our loans consist of varying terms and can be secured or unsecured. Loans to individuals are for personal, household, and family purposes. Loans to businesses are for such purposes as working capital, plant expansion, and equipment purchases. Real estate loans are made for both residential and commercial properties. Loan revenues, in the form of interest income including fees, represented 83%, 84%, and 86% of our total consolidated operating revenues for the years ended December 31, 2009, 2008, and 2007, respectively.
Lending Activities
          General. We offer a full range of commercial, real estate, and consumer lending products and services, described in further detail below. Our loan portfolio is comprised of the following categories: commercial, construction, real estate-commercial mortgage, real estate-residential mortgage, and installment loans to individuals. Our primary lending objective is to meet business and consumer needs in our market areas while maintaining our standards of profitability and credit quality and enhancing client relationships. All lending decisions are based upon a thorough evaluation of the financial strength and credit history of the borrower and the quality and value of the collateral securing the loan. With few exceptions, personal guarantees are required on all loans.
          Commercial loans. We make commercial loans to qualified businesses in our market areas. Commercial loans are loans to businesses which are typically not collateralized by real estate. Generally, the purpose of commercial loans is for the financing of accounts receivable, inventory, or equipment and machinery. Repayment of commercial loans may be more substantially dependent upon the success of the business itself, and therefore, must be monitored more frequently. In order to reduce our risk, the Banks require regular updates of the business’s financial condition, as well as that of the guarantors, and regularly monitor accounts receivable and payable of such businesses when deemed necessary.
          Construction loans. Historically, we have made construction and development loans to individuals and businesses for the purpose of construction of single family residential properties, multi-family properties, and commercial projects as well as the development of residential neighborhoods and commercial office parks. Although we are no longer making new loans to finance construction and land development, a significant amount of our portfolio contains such loans.

To manage risk on construction and development loans, the Banks funded these loans on an “as-completed” basis with experienced bank representatives inspecting the properties before funding. Larger, more complicated projects require independent inspections by an architectural or engineering firm approved by the Banks prior to funding. Additionally, prior to curtailing such lending, risk was being managed in the construction and development portfolio by limiting additional lending for speculative building of both residential and commercial properties, based upon the borrower’s history with the Banks, financial strength, and the loan-to-value ratio of such speculative property. The Banks rarely exceeded 80% loan-to-value on any new construction loan.
          Real estate-commercial mortgage. The Banks make commercial mortgage loans for the purchase and re-financing of owner occupied commercial properties as well as non-owner occupied income producing properties. These loans are secured by various types of commercial real estate including office, retail, warehouse, industrial, storage facilities, and other non-residential types of properties. Commercial mortgage loans typically have maturities or are callable from one to five years. Underwriting for all commercial mortgages involves an examination of debt service coverage ratios, the borrower’s creditworthiness and past credit history, and the guarantor’s personal financial condition. Underwriting for non-owner occupied commercial mortgages also involves evaluation of the current leases and financial strength of the tenants.
          Real estate-residential mortgage. We offer a wide range of residential mortgage loans through our Banks and, Gateway Bank Mortgage, Inc. Our residential mortgage portfolio held by the Banks includes first and junior lien mortgage loans, home equity lines of credit, and other term loans secured by first and junior lien mortgages. Residential mortgage loans have historically been lower risk loans in the Banks’ portfolios due to the ease in which the value of the collateral is ascertained, although the risks involved with these loans has been on the rise lately due to falling home prices and high unemployment in our markets. First mortgage loans are generally made for the purchase of permanent residences, second homes, or residential investment property. Second mortgages and home equity loans are generally for personal, family, and household purposes such as home improvements, major purchases, education, and other personal needs. Mortgages which are secured by a borrower’s primary residence are made on the basis of the borrower’s ability to repay the loan from his or her regular income as well as the general creditworthiness of the borrower. Mortgages secured by residential investment property are made based upon the same guidelines as well as the borrower’s ability to cover any cash flow shortages during the marketing of such property for rent.
          Installment loans to individuals. Installment loans to individuals are made on a regular basis for personal, family, and general household purposes. More specifically, we make automobile loans, home improvement loans, loans for vacations, and debt consolidation loans. Due to low interest rates offered by auto dealership financial programs, this segment of the loan portfolio has declined in recent years. While consumer financing may entail greater collateral risk than real estate financing on a per loan basis, the relatively small principal balances of each loan mitigates the risk associated with this segment of the portfolio.
Deposits
          We offer a broad range of interest-bearing and non-interest-bearing deposit accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest-bearing savings accounts, and certificates of deposit with a range of maturity date options. The primary sources of deposits are small- and medium-sized businesses and individuals within our target markets. Additionally, we entered the national certificate of deposit market and the brokered certificate of deposit market during 2007.

          The Company has opted to participate in the FDIC’s Transaction Account Guarantee Program (“TAGP”), whereby the FDIC will provide deposit insurance coverage for the full amount in all of the banks’ customers’ noninterest-bearing deposit accounts through December 31, 2010. There is a possibility that the TAGP may be extended for an additional 12 months if the FDIC determines that continuing economic conditions warrant such an extension. This includes personal and business noninterest-bearing checking accounts, low-interest NOW accounts, official items, and certain types of attorney trust accounts with interest rates of 0.25% or less. The TAGP insurance coverage is in addition to the increased coverage provided by the Emergency Economic Stabilization Act of 2008.
Telephone and Internet Banking
          We believe there is a strong demand within our markets for telephone banking and Internet banking. These services allow both commercial and retail customers to access detailed account information and execute a wide variety of banking transactions, including balance transfers and bill payment. We believe these services are particularly attractive to our customers, as these services enable them to conduct their banking business and monitor their accounts at any time. Telephone and Internet banking assist us in attracting and retaining customers and encourage our existing customers to consider us for all of their banking and financial needs.
Automatic Teller Machines
          We have a network of seventy-two ATMs throughout our markets, which are accessible by the customers of our subsidiary banks.
Other Products and Services
          We offer other banking-related specialized products and services to our customers, such as travelers’ checks, coin counters, wire services, and safe deposit box services. Additionally, we offer our commercial customers various cash management products including remote deposit capture which allows them to make electronic check deposits from their offices. We issue letters of credit and standby letters of credit, most of which are related to real estate construction loans, for some of our commercial customers. We have not engaged in any securitizations of loans.
          The Company also offers other services that complement the core financial services offered by the Banks. Three of our wholly-owned subsidiaries, Hampton Roads Investments Inc., Shore Investments Inc., and Gateway Investment Services, Inc., provide securities, brokerage, and investment advisory services and are capable of handling many aspects of wealth management including stocks, bonds, annuities, mutual funds, and financial consultation. Through Bank of Hampton Roads’ subsidiary, Gateway Title Agency, Inc., we offer title insurance to our real estate loan customers. Insurance products are also offered to businesses and individuals through, Gateway Insurance Services, Inc. Additionally, Gateway Bank Mortgage, Inc. engages in originating and processing mortgage loans.
Market
          The Company’s market area includes Hampton Roads, including Chesapeake, Norfolk, Virginia Beach, Portsmouth, and Suffolk, Virginia; the Northeastern, Southeastern, and Research Triangle regions of North Carolina; the Eastern Shore of Virginia and Maryland; and Richmond, Virginia. This region has a diverse, well-rounded economy supported by a solid manufacturing base and a significant military presence. The Company has no significant concentrations to any one customer.

Government Supervision and Regulation
General
          As a bank holding company, the Company is subject to regulation under the Bank Holding Company Act of 1956, as amended, and the examination and reporting requirements of the Board of Governors of the Federal Reserve System.
          Other federal and state laws govern the activities of our Banks, including the activities in which they may engage, the investments they make, the aggregate amount of loans they may grant to one borrower, and the dividends they may declare and pay to us. Our bank subsidiaries are also subject to various consumer and compliance laws. As Virginia state-chartered banks, Bank of Hampton Roads and Shore Bank are subject to regulation, supervision, and examination by the Virginia Bureau. In addition, we are regulated and supervised by the Federal Reserve. We must furnish to the Federal Reserve quarterly and annual reports containing detailed financial statements and schedules. All aspects of our operations, including reserves, loans, mortgages, capital, issuance of securities, payment of dividends, and establishment of branches are governed by these authorities. These authorities are able to impose penalties, initiate civil and administrative actions, and take further steps to prevent us from engaging in unsafe or unsound practices. In this regard, the Federal Reserve has adopted capital adequacy requirements.
          The following description summarizes the more significant federal and state laws applicable to us. To the extent that statutory or regulatory provisions are described, the description is qualified in its entirety by reference to that particular statutory or regulatory provision.
Written Agreement
          Under the terms of the Written Agreement, Bank of Hampton Roads has submitted for approval, plans to (a) strengthen board oversight of management and Bank of Hampton Roads’ operations, (b) strengthen credit risk management policies, (c) improve Bank Of Hampton Roads’ position with respect to loans, relationships, or other assets in excess of $2.5 million which are now, or may in the future become, past due more than 90 days, are on Bank of Hampton Roads’ problem loan list, or adversely classified in any report of examination of Bank of Hampton Roads, (d) review and revise, as appropriate, current policy and maintain sound processes for determining, documenting, and recording an adequate allowance for loan and lease losses, (e) improve management of Bank of Hampton Roads’ liquidity position and funds management policies, (f) provide contingency planning that accounts for adverse scenarios and identifies and quantifies available sources of liquidity for each scenario, (g) reduce the Bank’s reliance on brokered deposits, and (h) improve Bank of Hampton Roads’ earnings and overall condition.
          In addition, Bank of Hampton Roads has agreed that it will (a) not extend, renew, or restructure any credit that has been criticized by the Reserve Bank or the Virginia Bureau absent prior board of directors approval in accordance with the restrictions in the Written Agreement, (b) eliminate all assets or portions of assets classified as “loss” and thereafter charge off all assets classified as “loss” in a federal or state report of examination, unless otherwise approved by the Reserve Bank, (c) comply with legal and regulatory limitations on indemnification payments and severance payments, and (d) appoint a committee to monitor compliance with the terms of the Written Agreement.

          In addition, the Company has agreed that it will (a) not take any other form of payment representing a reduction in Bank of Hampton Roads’ capital or make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities absent prior regulatory approval, (b) take all necessary steps to correct certain technical violations of law and regulation cited by the Reserve Bank, (c) refrain from guaranteeing any debt without the prior written approval of the Reserve Bank and the Virginia Bureau, and (d) refrain from purchasing or redeeming any shares of its stock without the prior written consent of the Reserve Bank or the Virginia Bureau Institutions.
          Under the terms of the Written Agreement, both the Company and Bank of Hampton Roads have submitted for approval capital plans to maintain sufficient capital at the Company, on a consolidated basis, and to refrain from declaring or paying dividends absent prior regulatory approval.
The Bank Holding Company Act
          Under the Bank Holding Company Act, we are subject to periodic examination by the Federal Reserve and required to file periodic reports regarding our operations and any additional information that the Federal Reserve may require. Our activities at the bank holding company level are limited to:
•	banking, managing, or controlling banks;

•	furnishing services to or performing services for our subsidiaries; and

•	engaging in other activities that the Federal Reserve has determined by regulation or order to be so closely related to banking as to be a proper incident to these activities.
          Some of the activities that the Federal Reserve has determined by regulation to be closely related to the business of a bank holding company include making or servicing loans and specific types of leases, performing specific data processing services, and acting in some circumstances as a fiduciary, investment, or financial adviser.
          With some limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:
•	acquiring substantially all the assets of any bank; and

•	acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares) or merging or consolidating with another bank holding company.
          In addition, and subject to some exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with their regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and if the institution has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenging this rebuttable control presumption.
Payment of Dividends
          The Company is a legal entity separate and distinct from the Banks and our subsidiaries. Substantially all of our cash revenues will result from dividends paid to us by our Banks and interest earned on short-term investments.

Our Banks are subject to laws and regulations that limit the amount of dividends that they can pay. Under Virginia law, a bank may not declare a dividend in excess of its accumulated retained earnings. Additionally, our Banks may not declare a dividend, unless the dividend is approved by the Federal Reserve, if the total amount of all dividends, including the proposed dividend, declared by the bank in any calendar year exceeds the total of the bank’s retained net income of that year to date, combined with its retained net income of the two preceding years. Our Banks may not declare or pay any dividend if, after making the dividend, the bank would be “undercapitalized,” as defined in the banking regulations. Both the Company and Bank of Hampton Roads are prevented from paying dividends until their financial condition improves.
          The Federal Reserve and the Bureau of Financial Institutions have the general authority to limit the dividends paid by insured banks if the payment is deemed an unsafe and unsound practice. Both the Federal Reserve and the Bureau of Financial Institutions have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice. In addition, we are subject to certain regulatory requirements to maintain capital at or above regulatory minimums. These regulatory requirements regarding capital affect our dividend policies. Regulators have indicated that bank holding companies should generally pay dividends only if the organization’s net income available to common shareholders over the past year has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality, and overall financial condition.
          The Company is also required to obtain the consent of the Treasury to increase dividends on its Common Stock until the earlier of December 31, 2011 or such time as the Treasury ceases to own any debt or equity securities of the Company. As of September 30, 2010, the Company was not allowed to pay any dividends without prior regulatory approval.
Insurance of Accounts, Assessments, and Regulation by the FDIC
          The deposits of our bank subsidiaries are insured by the FDIC up to the limits set forth under applicable law and are subject to the deposit insurance assessments of the Bank Insurance Fund (“BIF”) of the FDIC. The FDIC has implemented a risk-based deposit insurance assessment system under which the assessment rate for an insured institution may vary according to regulatory capital levels of the institution and other factors, including supervisory evaluations. In addition to being influenced by the risk profile of the particular depository institution, FDIC premiums are also influenced by the size of the FDIC insurance fund in relation to total deposits in FDIC insured banks. The FDIC has authority to impose special assessments.
          In February 2006, The Federal Deposit Insurance Reform Act of 2005 and The Federal Deposit Insurance Reform Conforming Amendments Act of 2005 (collectively, “The Reform Act”) was signed into law. This legislation contained technical and conforming changes to implement deposit insurance reform, as well as a number of study and survey requirements.
          The Reform Act provides for the following changes:
•	Merging the BIF and the Savings Association Insurance Fund into a new fund, the Deposit Insurance Fund (“DIF”).

•	Increasing the coverage limit for retirement accounts to $250,000 and indexing the coverage limit for retirement accounts to inflation as with the general deposit insurance coverage limit.

•	Establishing a range of 1.15% to 1.50% within which the FDIC Board of Directors may set the Designated Reserve Ratio (“DRR”).

•	Allowing the FDIC to manage the pace at which the DRR varies within this range.
•	If the reserve ratio falls below 1.15%—or is expected to within 6 months—the FDIC must adopt a restoration plan that provides that the DIF will return to 1.15% generally within 5 years.

•	If the reserve ratio exceeds 1.35%, the FDIC must generally dividend to DIF members half of the amount above the amount necessary to maintain the DIF at 1.35%, unless the FDIC Board, considering statutory factors, suspends the dividends.

•	If the reserve ratio exceeds 1.50%, the FDIC must generally dividend to DIF members all amounts above the amount necessary to maintain the DIF at 1.50%.
•	Eliminating the restrictions on premium rates based on the DRR and granting the FDIC Board the discretion to price deposit insurance according to risk for all insured institutions regardless of the level of the reserve ratio.

•	Granting a one-time initial assessment credit (of approximately $4.7 billion) to recognize institutions’ past contributions to the fund.

•	Requiring the FDIC to conduct studies of three issues: (1) further potential changes to the deposit insurance system, (2) the appropriate deposit base in designating the reserve ratio, and (3) the Corporation’s contingent loss reserving methodology and accounting for losses.

•	Requiring the Comptroller General to conduct studies of (1) federal bank regulators’ administration of the prompt corrective action program and recent changes to the FDIC deposit insurance system and (2) the organizational structure of the FDIC.
          The FDIC is authorized to prohibit any insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the DIF. Also, the FDIC may initiate enforcement actions against banks, after first giving the institution’s primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. We are unaware of any existing circumstances that could result in the termination of any of our bank subsidiaries’ deposit insurance.
Sarbanes-Oxley Act of 2002
          The Sarbanes-Oxley Act of 2002 comprehensively revised the laws affecting corporate governance, accounting obligations, and corporate reporting for companies with equity or debt securities registered under the Securities Exchange Act of 1934, as amended. In particular, the Sarbanes-Oxley Act established: (1) new requirements for audit committees, including independence, expertise, and responsibilities; (2) new certification responsibilities for the Chief Executive Officer and Chief Financial Officer with respect to the Company’s financial statements; (3) new standards for auditors and regulation of audits; (4) increased disclosure and reporting obligations for reporting companies and their directors and executive officers; and (5) new and increased civil and criminal penalties for violation of the federal securities laws.

Emergency Economic Stabilization Act of 2008
          In response to recent unprecedented market turmoil, the EESA was enacted on October 3, 2008. EESA authorizes the Secretary of Treasury (the “Secretary”) to purchase or guarantee up to $700 billion in troubled assets from financial institutions under the TARP. Pursuant to authority granted under EESA, the Secretary has created the TARP Capital Purchase Program (“TARP CPP” or “CPP”) under which the Treasury could invest up to $250 billion in senior preferred stock of U.S. banks and savings associations or their holding companies. Qualifying financial institutions issued senior preferred stock with a value equal to not less than 1% of risk-weighted assets and not more than the lesser of $25 billion or 3% of risk-weighted assets. The senior preferred stock pays dividends at the rate of 5% per annum until the fifth anniversary of the investment and, thereafter, at the rate of 9% per annum. The CPP was amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”) to allow the senior preferred stock to be redeemed within three years without a qualifying equity offering, subject to the approval of its primary federal regulator. After the three years, the senior preferred may be redeemed at any time in whole or in part by the financial institution. Until the third anniversary of the issuance of the senior preferred, the consent of the Treasury is required for an increase in the dividends on the Common Stock or for any stock repurchases unless the senior preferred has been redeemed in its entirety or the Treasury has transferred the senior preferred to third parties. The senior preferred does not have voting rights other than the right to vote as a class on the issuance of any preferred stock ranking senior, any change in its terms, or any merger, exchange, or similar transaction that would adversely affects its rights. The senior preferred also has the right to elect two directors if dividends have not been paid for six periods. The senior preferred is freely transferable and participating institutions will be required to file a shelf registration statement covering the senior preferred. The issuing institution must grant the Treasury piggyback registration rights. Prior to issuance, the financial institution and its senior executive officers must modify or terminate all benefit plans and arrangements to comply with EESA. Senior executives must also wave any claims against the Treasury. No dividends may be paid on Common Stock unless dividends have been paid on the senior preferred stock.
          Institutions participating in the TARP or CPP are required to issue 10-year warrants for common or preferred stock or senior debt with an aggregate market price equal to 15% of the amount of senior preferred. The Treasury will not exercise voting rights with respect to any shares of Common Stock acquired through exercise of the warrants. The financial institution must file a shelf registration statement covering the warrants and underlying Common Stock as soon as practicable after issuance and grant piggyback registration rights.
          If an institution participates in the CPP or if the Secretary acquires a meaningful equity or debt position in the institution as a result of TARP participation, the institution is required to meet certain standards for executive compensation and corporate governance, including a prohibition against incentives to take unnecessary and excessive risks, recovery of bonuses paid to senior executives based on materially inaccurate earnings or other statements and a prohibition against agreements for the payment of golden parachutes. Institutions that sell more than $300 million in assets under TARP auctions or participate in the CPP will not be entitled to a tax deduction for compensation in excess of $500 thousand paid to its chief executive or chief financial official or any of its other three most highly compensated officers. Additional standards with respect to executive compensation and corporate governance for institutions that have participated or will participate in the TARP (including the CPP) were enacted as part of the ARRA, described below.

          On December 31, 2008, and subsequent to the Company’s acquisition of Gateway, as part of the CPP, the Company entered into a Letter Agreement and Securities Purchase Agreement (collectively, the “Purchase Agreement”) with the Treasury, pursuant to which the Company sold (i) 80,347 shares of the Series C preferred, having a liquidation preference of $1,000 per share and (ii) a warrant (the “Warrant”) to purchase 1,325,858 shares of the Company’s Common Stock at an initial exercise price of $9.09 per share, subject to certain anti-dilution and other adjustments, for an aggregate purchase price of $80.3 million in cash.
          On August 12, 2010, the Company and Treasury executed the Exchange Agreement, which provides for (i) the exchange of the 80,347 shares of the Series C preferred for 80,347 shares of a newly-created Series C-1 Preferred with a liquidation preference of $1,000, (ii) the conversion of the Series C-1 Preferred at a discounted conversion value of $260 per share into 52,225,550 shares of Common Stock at a conversion price of $0.40 per share; and (iii) the amendment of the terms of the Warrant to provide for the purchase of up to 1,325,858 shares of Common Stock at an exercise price of $0.40 per share for a ten-year term following the issuance of the amended warrant. On September 30, 2010, the TARP Exchange and TARP Conversion occurred and the amended Warrant was issued.
American Recovery and Reinvestment Act of 2009
          The ARRA was enacted on February 17, 2009. The ARRA includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health, and education needs. In addition, the ARRA imposes certain new executive compensation and corporate governance obligations on all current and future TARP recipients for such period as any obligation arising from financial assistance remains outstanding (disregarding any warrants to purchase Common Stock of the Company that the Treasury may hold). TARP recipients are now permitted to redeem the preferred stock without regard to the three-year holding period and without the need to raise new capital through a qualified equity offering, subject to approval of its primary federal regulator. The executive compensation restrictions under the ARRA (described below) are more stringent than those initially enacted by EESA.
          The ARRA amended Section 111 of the EESA to require the Secretary to adopt additional standards with respect to executive compensation and corporate governance for TARP recipients. The standards required to be established by the Secretary include, in part, (1) prohibitions on making golden parachute payments to senior executive officers and the next 5 most highly-compensated employees during such time as any obligation arising from financial assistance provided under the TARP remains outstanding (the “Restricted Period”), (2) prohibitions on paying or accruing bonuses or other incentive awards for certain senior executive officers and employees, except for awards of long-term restricted stock with a value equal to no greater than 1/3 of the subject employee’s annual compensation that do not fully vest during the Restricted Period or unless such compensation is pursuant to a valid written employment contract prior to February 11, 2009, (3) requirements that TARP CPP participants provide for the recovery of any bonus or incentive compensation paid to senior executive officers and the next 20 most highly-compensated employees based on statements of earnings, revenues, gains, or other criteria later found to be materially inaccurate, with the Secretary having authority to negotiate for reimbursement, and (4) a review by the Secretary of all bonuses and other compensation paid by TARP participants to senior executive employees and the next 20 most highly-compensated employees before the date of enactment of the ARRA to determine whether such payments were inconsistent with the purposes of the Act.
          The ARRA also sets forth additional corporate governance obligations for TARP recipients, including requirements for the Secretary to establish standards that provide for semi-annual meetings of compensation committees of the board of directors to discuss and evaluate employee compensation plans in light of an assessment of any risk posed from such compensation plans.

TARP recipients are further required by the ARRA to have in place company-wide policies regarding excessive or luxury expenditures, permit non-binding shareholder “say-on-pay” proposals to be included in proxy materials, as well as require written certifications by the chief executive officer and chief financial officer with respect to compliance.
          On June 15, 2009, the Treasury published its standards for executive compensation and corporate governance pursuant to ARRA.
Federal Deposit Insurance Corporation
          Our customers’ deposit accounts are insured by the FDIC and, therefore, we are subject to insurance assessments imposed by the FDIC. On November 2, 2006, the FDIC adopted final regulations establishing a risk-based assessment system that was intended to more closely tie each bank’s deposit insurance assessments to the risk it poses to the FDIC’s deposit insurance fund. Under the risk-based assessment system, which became effective in the beginning of 2007, the FDIC evaluates each bank’s risk based on three primary factors: (1) its supervisory rating, (2) its financial ratios, and (3) its long-term debt issuer rating, if applicable. The new rates may vary between 5 and 43 cents for every $100 of domestic deposits, depending on the insured institution’s risk category.
          On October 16, 2008, the FDIC published a restoration plan designed to replenish the DIF over a period of five years and to increase the deposit insurance reserve ratio, which decreased to 1.01% of insured deposits on June 30, 2008, to the statutory minimum of 1.15% of insured deposits by December 31, 2013. On February 27, 2009, the FDIC published a final rule modifying the risk-based assessment system and extended the period of restoration plan to seven years. In order to implement the restoration plan, the FDIC adjusted both its risk-based assessment system and its base assessment rates. For the first quarter of 2009 only, the FDIC increased all FDIC deposit assessment rates by 7 basis points. These new rates range from 12-14 basis points for Risk Category I institutions to 50 basis points for Risk Category IV institutions. Under the FDIC’s restoration plan, the FDIC established a new initial base assessment rate that will be subject to adjustment as described below. Beginning April 1, 2009, the initial base assessment rates range from 12-16 basis points for Risk Category I institutions to 4 basis points for Risk Category IV institutions. Changes to the risk-based assessment system include increasing premiums for institutions that rely on excessive amounts of brokered deposits to fund rapid growth, excluding Certificate of Deposit Account Registry Service (“CDARS”), increasing premiums for excessive use of secured liabilities, including Federal Home Loan Bank (“FHLB”) advances, lowering premiums for smaller institutions with very high capital levels, and additional financial ratios and debt issuer ratings to the premium calculations for banks with over $10 billion in assets, while providing a reduction for their unsecured debt. After applying all possible adjustments, minimum and maximum total base assessment rates range from 7-24 basis points for Risk Category I institutions to 40-77.5 basis points for Risk Category IV institutions. Either an increase in the Risk Category of the Bank or adjustments to the base assessment rates could have material adverse effect on our earnings.
          In addition, all institutions with deposits insured by the FDIC are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed-ownership government corporation established to recapitalize a predecessor to the DIF. Our current annualized assessment rate is 1.14 basis points, or approximately 0.285 basis points per quarter. These assessments will continue until the Financing Corporation bonds mature in 2019.
          The FDIC insures our customer deposits through the DIF up to prescribed limits for each depositor. The amount of FDIC assessments paid by each DIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other supervisory factors. The FDIC is authorized to set the reserve ratio for the DIF annually between 1.15% and 1.50% of estimated insured deposits.

The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. In an effort to restore capitalization levels and to ensure the DIF will adequately cover projected losses from future bank failures, the FDIC, in October 2008, proposed a rule to alter the way in which it differentiates for risk in the risk based assessment system and to revise deposit insurance assessment rates, including base assessment rates.
          On February 27, 2009, the FDIC adopted a final rule modifying the risk based assessment system that set initial base assessment rates beginning April 1, 2009 at 12 to 45 basis points and, due to extraordinary circumstances, extended the time within which the reserve ratio must by returned to 1.15% from five to seven years.
          On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009. The amount of the special assessment for any institution was limited to 10 basis points times the institution’s assessment base for the second quarter 2009. The special assessment was collected on September 30, 2009. Additionally, by participating in the transaction account guarantee program under the TLGP, banks temporarily become subject to an additional assessment on deposits in excess of $250,000 in certain transaction accounts and additionally for assessments from 50 basis points to 100 basis points per annum depending on the initial maturity of the debt. Further, all FDIC insured institutions are required to pay assessments to the FDIC to fund interest payments on bonds issued by the Financing Corporation (“FICO”), an agency of the Federal Government established to recapitalize the predecessor to the DIF. The FICO assessment rates, which are determined quarterly, averaged 0.0113% of insured deposits in fiscal 2008. These assessments will continue until the FICO bonds mature in 2017. The FDIC may terminate a depository institution’s deposit insurance upon a finding that the institution’s financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices that pose a risk to the DIF or that may prejudice the interest of the bank’s depositors. The termination of deposit insurance for a bank would also result in the revocation of the bank’s charter.
FDIC Temporary Liquidity Guarantee Program (“TLGP”)
          On October 14, 2008, the FDIC announced the TLGP. The final rule was adopted on November 21, 2008. The FDIC stated that its purpose is to strengthen confidence and encourage liquidity in the banking system by guaranteeing newly issued senior unsecured debt of banks of 31 days or greater, thrifts, and certain holding companies, and by providing full coverage of all noninterest-bearing transaction deposit accounts, regardless of dollar amount. Inclusion in the program was voluntary. Participating institutions are assessed fees based on a sliding scale depending on length of maturity. Shorter-term debt has a lower fee structure and longer-term debt has a higher fee. The range is from 50 basis points on debt of 180 days or less and a maximum of 100 basis points for debt with maturities of one year or longer, on an annualized basis. Through the TAGP, the FDIC also provides for the insurance of all funds held by qualified institutions in noninterest-bearing transaction deposit accounts until December 31, 2010. As previously mentioned, there is a possibility that the TAGP may be extended for an additional 12 months. A 10-basis point surcharge over the institution’s current assessment rate will be applied to those deposits not otherwise covered by the existing deposit insurance limit of $250,000. In addition, a special assessment fee will be collected to cover any losses not covered by the fees to ensure no impact on the FDIC’s DIF. The Company elected to participate in the TLGP.
Federal Deposits Insurance Corporation Improvement Act of 1991 (“FDICIA”)
          FDICIA requires insured institutions with $1 billion or more in total assets at the beginning of their fiscal year to submit independently audited annual reports to the FDIC and the appropriate agency.

These publicly available reports must include: (1) annual financial statements prepared in accordance with accounting principles generally accepted in the United States and such other disclosure requirements as required by the FDIC or the appropriate agency and (2) a management report signed by the Chief Executive Officer and the Chief Financial Officer or Chief Accounting Officer of the institution that contains a statement of management’s responsibilities for: (i) preparing the annual financial statements; (ii) establishing and maintaining an adequate internal control structure and procedures for financial reporting; and (iii) complying with the laws and regulations designed by the FDIC relating to safety and soundness and an assessment of: (aa) the effectiveness of the system of internal control and procedures for financial reporting as of the end of the fiscal year and (bb) the institution’s compliance during the fiscal year with applicable laws and regulations designed by the FDIC relating to safety and soundness. With respect to any internal control report, the institution’s independent public accountants must attest to, and report separately on, certain assertions of the institution’s management contained in such report. Any attestation by the independent accountant is to be made in accordance with auditing standards generally accepted in the United States for attestation engagements.
Capital Requirements
          Each of the FDIC and the Federal Reserve Bank has issued risk-based and leverage capital guidelines applicable to banking organizations that it supervises. The federal capital standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure as adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profile among bank holding companies and banks, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.
          Under the risk-based capital requirements, we and our bank subsidiaries are each generally required to maintain a minimum ratio of total capital to risk-weighted assets (including specific off-balance sheet activities, such as standby letters of credit) of 8%. At least half of the total capital must be composed of “Tier 1 Capital,” which is defined as common equity, retained earnings, qualifying perpetual preferred stock, and minority interests in common equity accounts of consolidated subsidiaries, less certain intangibles. The remainder may consist of “Tier 2 Capital,” which is defined as specific subordinated debt, some hybrid capital instruments and other qualifying preferred stock, and a limited amount of the loan loss allowance and pretax net unrealized holding gains on certain equity securities. In addition, each of the federal banking regulatory agencies has established minimum leverage capital requirements for banking organizations. Under these requirements, banking organizations must maintain a minimum ratio of Tier 1 capital to adjusted average quarterly assets equal to 3% to 5%, subject to federal bank regulatory evaluation of an organization’s overall safety and soundness. In summary, the capital measures used by the federal banking regulators are Total Risk-Based Capital ratio (the total of Tier 1 Capital and Tier 2 Capital as a percentage of total risk-weighted assets), Tier 1 Risk-Based Capital ratio (Tier 1 capital divided by total risk-weighted assets), and the Leverage ratio (Tier 1 capital divided by adjusted average total assets). Under these regulations, a bank will be:
•	“well capitalized” if it has a Total Risk-Based Capital ratio of 10% or greater, a Tier 1 Risk-Based Capital ratio of 6% or greater, a Leverage ratio of 5% or greater, and is not subject to any written agreement, order, capital directive, or prompt corrective action directive by a federal bank regulatory agency to meet and maintain a specific capital level for any capital measure,

•	“adequately capitalized” if it has a Total Risk-Based Capital ratio of 8% or greater, a Tier 1 Risk-Based Capital ratio of 4% or greater, and a Leverage ratio of 4% or greater (or 3% in certain circumstances) and is not well capitalized,

•	“undercapitalized” if it has a Total Risk-Based Capital ratio of less than 8%, a Tier 1 Risk-Based Capital ratio of less than 4% (or 3% in certain circumstances), or a Leverage ratio of less than 4% (or 3% in certain circumstances),

•	“significantly undercapitalized” if it has a Total Risk-Based Capital ratio of less than 6%, a Tier 1 Risk-Based Capital ratio of less than 3%, or a Leverage ratio of less than 3%, or

•	“critically undercapitalized” if its tangible equity is equal to or less than 2% of tangible assets.
          As of September 30, 2010, after the First Closing, the Company, Bank of Hampton Roads and Shore Bank were all “well-capitalized” under the regulatory guidance.
          The risk-based capital standards of each of the FDIC and the Federal Reserve Bank explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution’s ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution’s overall capital adequacy. The capital guidelines also provide that an institution’s exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating a banking organization’s capital adequacy.
Imposition of Liability for Undercapitalized Subsidiaries
          Bank regulators are required to take “prompt corrective action” to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes “undercapitalized,” it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary’s compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution’s holding company is entitled to a priority of payment in bankruptcy. The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution’s assets at the time it became undercapitalized or the amount necessary to cause the institution to be “adequately capitalized.” The bank regulators have greater power in situations where an institution becomes “significantly” or “critically” undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve approval of proposed dividends or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.
          The FDIC may take various corrective actions against any undercapitalized bank and any bank that fails to submit an acceptable capital restoration plan or fails to implement a plan acceptable to the FDIC. These powers include, but are not limited to, requiring the institution to be recapitalized, prohibiting asset growth, restricting interest rates paid, requiring prior approval of capital distributions by any bank holding company that controls the institution, requiring divestiture by the institution of its subsidiaries or by the holding company of the institution itself, requiring new election of directors, and requiring the dismissal of directors and officers.
Other Safety and Soundness Regulations
          There are significant obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event that the depository institution is insolvent or is in danger of becoming insolvent. These obligations and restrictions are not for the benefit of investors.

Regulators may pursue an administrative action against any bank holding company or bank which violates the law, engages in an unsafe or unsound banking practice, or is about to engage in an unsafe or unsound banking practice. The administrative action could take the form of a cease and desist proceeding, a removal action against the responsible individuals or, in the case of a violation of law or unsafe and unsound banking practice, a civil monetary penalty action. A cease and desist order, in addition to prohibiting certain action, could also require that certain actions be undertaken. Under the policies of the Federal Reserve Bank, we are required to serve as a source of financial strength to our subsidiary depository institutions and to commit resources to support the banks in circumstances where we might not do so otherwise.
The Bank Secrecy Act (“BSA”)
          Under the BSA, a financial institution is required to have systems in place to detect certain transactions, based on the size and nature of the transaction. Financial institutions are generally required to report cash transactions involving more than $10,000 to the Treasury. In addition, financial institutions are required to file suspicious activity reports for transactions that involve more than $5,000 and which the financial institution knows, suspects, or has reason to suspect involves illegal funds, is designed to evade the requirements of the BSA, or has no lawful purpose.
USA Patriot Act of 2001
          In October 2001, the USA Patriot Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania, and Washington, D.C. that occurred on September 11, 2001. The Patriot Act is intended to strengthen U.S. law enforcement and the intelligence communities’ abilities to work cohesively to combat terrorism on a variety of fronts. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening and rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that my be involved in terrorism or money laundering. The continuing and potential impact of the Patriot Act and related regulations and policies on financial institutions of all kinds is significant and wide-ranging.
Monetary Policy
          The commercial banking business is affected not only by general economic conditions but also by the monetary policies of the Federal Reserve Bank. The instruments of monetary policy employed by the Federal Reserve include open market operations in United States government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against deposits held by federally insured banks. The Federal Reserve Bank’s monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national and international economies and in the money markets, as well as the effect of actions by monetary and fiscal authorities, including the Federal Reserve System, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand, or the business and earnings of our bank subsidiaries, their subsidiaries, or any of our other subsidiaries.
Transactions with Affiliates
          Transactions between banks and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any bank or entity that controls, is controlled by, or is under common control with such bank. Generally, Sections 23A and 23B (i) limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such institution’s capital stock and surplus and maintain an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same as, or at least as favorable to those that, the bank has provided to a non-affiliate.

          The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee, and similar other types of transactions. Section 23B applies to “covered transactions” as well as sales of assets and payments of money to an affiliate. These transactions must also be conducted on terms substantially the same as, or at least favorable to those that, the bank has provided to non-affiliates. We are aware of and previously disclosed to our regulators that $21.5 million of a loan from Bank of Hampton Roads to the Company is inadequately secured in violation of Regulation W promulgated by the Federal Reserve. The Company has been in discussions with banking regulators regarding the potential for repayment of this loan through possible capital raising efforts. Additionally, as of September 30, 2010, we are aware of and previously disclosed to our regulators that loans from Shore Bank to its affiliates exceeded the 20% threshold. This Shore Bank loan was repaid on October 7, 2010.
Loans to Insiders
          The Federal Reserve Act and related regulations impose specific restrictions on loans to directors, executive officers, and principal shareholders of banks. Under Section 22(h) of the Federal Reserve Act, loans to a director, an executive officer, and to a principal shareholder of a bank as well as to entities controlled by any of the foregoing may not exceed, together with all other outstanding loans to such person and entities controlled by such person, the bank’s loan-to-one borrower limit. Loans in the aggregate to insiders and their related interests as a class may not exceed two times the bank’s unimpaired capital and unimpaired surplus until the bank’s total assets equal or exceed $100 million at which time the aggregate is limited to the bank’s unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and principal shareholders of a bank or bank holding company and to entities controlled by such persons, unless such loan is approved in advance by a majority of the board of directors of the bank with any “interested” director not participating in the voting. The FDIC has prescribed the loan amount, which includes all other outstanding loans to such person as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Section 22(h) requires that loans to directors, executive officers, and principal shareholders be made on terms and underwriting standards substantially the same as offered in comparable transactions to other persons. As of September 30, 2010, there were no loans to insiders and their related interests in the aggregate that exceeded the Company’s or Banks’ unimpaired capital and unimpaired surplus. However, Bank of Hampton Roads currently has four outstanding loans that exceed its loan-to-one borrower limit by the following percentages: 6.0%, 7.9%, 9.5% and 21.5%.
Community Reinvestment Act of 1977 (“CRA”)
          Under the CRA and related regulations, depository institutions have an affirmative obligation to assist in meeting the credit needs of their market areas, including low and moderate-income areas, consistent with safe and sound banking practice. The CRA requires the adoption by each institution of a CRA statement for each of its market areas describing the depository institution’s efforts to assist in its community’s credit needs. Depository institutions are periodically examined for compliance with the CRA and are periodically assigned ratings in this regard. Banking regulators consider a depository institution’s CRA rating when reviewing applications to establish new branches, undertake new lines of business, and/or acquire part or all of another depository institution. An unsatisfactory rating can significantly delay or even prohibit regulatory approval of a proposed transaction by a bank holding company or its depository institution subsidiaries.

          The Gramm-Leach-Bliley Act (“GLBA”) and federal bank regulators have made various changes to the CRA. Among other changes, CRA agreements with private parties must be disclosed and annual reports must be made to a bank’s primary federal regulator. A bank holding company or any of its subsidiaries will not be permitted to engage in new activities authorized under the GLBA if any bank subsidiary received less than a “satisfactory” rating in its latest CRA examination. During our last CRA exam, our rating was “satisfactory.”
Gramm-Leach-Bliley Act of 1999
          The GLBA covers a broad range of issues, including a repeal of most of the restrictions on affiliations among depository institutions, securities firms, and insurance companies. The following description summarizes some of its significant provisions.
          The GLBA provides that the states continue to have the authority to regulate insurance activities but prohibits the states in most instances from preventing or significantly interfering with the ability of a bank, directly or through an affiliate, to engage in insurance sales, solicitations, or cross-marketing activities. Although the states generally must regulate bank insurance activities in a nondiscriminatory manner, the states may continue to adopt and enforce rules that specifically regulate bank insurance activities in areas identified under the law. Under the law, the federal bank regulatory agencies adopted insurance consumer protection regulations that apply to sales practices, solicitations, advertising, and disclosures.
          The GLBA contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, both at the inception of the customer relationship and on an annual basis, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. The law provides that, except for specific limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. An institution may not disclose to a non-affiliated third party, other than to a consumer credit reporting agency, customer account numbers or other similar account identifiers for marketing purposes. The GLBA also provides that the states may adopt customer privacy protections that are stricter than those contained in the act.
          The GLBA repeals sections 20 and 32 of the Glass-Steagall Act, thus permitting unrestricted affiliations between banks and securities firms.
Consumer Laws Regarding Fair Lending
          In addition to the CRA described above, other federal and state laws regulate various lending and consumer aspects of our business. Governmental agencies, including the Department of Housing and Urban Development, the Federal Trade Commission, and the Department of Justice, have become concerned that prospective borrowers may experience discrimination in their efforts to obtain loans from depository and other lending institutions. These agencies have brought litigation against depository institutions alleging discrimination against borrowers. Many of these suits have been settled, in some cases for material sums of money, short of a full trial.
          These governmental agencies have clarified what they consider to be lending discrimination and have specified various factors that they will use to determine the existence of lending discrimination under the Equal Credit Opportunity Act and the Fair Housing Act, including evidence that a lender discriminated on a prohibited basis, evidence that a lender treated applicants differently based on prohibited factors in the absence of evidence that the treatment was the result of prejudice or a conscious intention to discriminate, and evidence that a lender applied an otherwise neutral non-discriminatory policy uniformly to all applicants but the practice had a discriminatory effect unless the practice could be justified as a business necessity.

          Banks and other depository institutions also are subject to numerous consumer-oriented laws and regulations. These laws, which include the Truth in Lending Act, the Truth in Savings Act, the Real Estate Settlement Procedures Act, the Electronic Funds Transfer Act, the Equal Credit Opportunity Act, and the Fair Housing Act, require compliance by depository institutions with various disclosure requirements and requirements regulating the availability of funds after deposit or the making of some loans to customers.
Dodd-Frank Wall Street Reform and Consumer Protection Act
          On July 21, 2010, the Dodd-Frank Act was signed into law, which significantly changes the regulation of financial institutions and the financial services industry. The Dodd-Frank Act, together with the regulations to be developed thereunder, includes provisions affecting large and small financial institutions alike, including several provisions that will affect how community banks, thrifts, and small bank and thrift holding companies will be regulated in the future.
          The Dodd-Frank Act, among other things, imposes new capital requirements on bank holding companies; changes the base for FDIC insurance assessments to a bank’s average consolidated total assets minus average tangible equity, rather than upon its deposit base, and permanently raises the current standard deposit insurance limit to $250,000; and expands the FDIC’s authority to raise insurance premiums. The new legislation also calls for the FDIC to raise the ratio of reserves to deposits from 1.15% to 1.35% for deposit insurance purposes by September 30, 2020 and to “offset the effect” of increased assessments on insured depository institutions with assets of less than $10 billion. The Dodd-Frank Act also limits interchange fees payable on debit card transactions, establishes the Bureau of Consumer Financial Protection as an independent entity within the Federal Reserve, which will have broad rulemaking, supervisory and enforcement authority over consumer financial products and services, including deposit products, residential mortgages, home-equity loans and credit cards, and contains provisions on mortgage-related matters such as steering incentives, determinations as to a borrower’s ability to repay and prepayment penalties. The Dodd-Frank Act also includes provisions that affect corporate governance and executive compensation at all publicly-traded companies and allows financial institutions to pay interest on business checking accounts. The new law also restricts proprietary trading, places restrictions on the owning or sponsoring of hedge and private equity funds, and regulates the derivatives activities of banks and their affiliates.
Future Regulatory Uncertainty
          Because federal and state regulation of financial institutions changes regularly and is the subject of constant legislative debate, we cannot forecast how federal and state regulation of financial institutions may change in the future and, as a result, impact our operations. Although Congress and the state legislature in recent years have sought to reduce the regulatory burden on financial institutions with respect to the approval of specific transactions, we fully expect that the financial institution industry will remain heavily regulated in the near future and that additional laws or regulations may be adopted further regulating specific banking practices.
Employees
          As of September 30, 2010, we employed 730 people, of whom 697 were full-time employees.

Competition
          The financial services industry remains highly competitive and is constantly evolving. We experience strong competition with competitors, some of which are not subject to the same degree of regulation that is imposed on us. Many of them have broader geographic markets and substantially greater resources, and therefore, can offer more diversified products and services.
          In our market areas, we compete with large national and regional financial institutions, savings banks, and other independent community banks, as well as credit unions, consumer finance companies, mortgage companies, loan production offices, and insurance companies. Many of these institutions have substantially greater assets and capital than we do. In many instances, these institutions have greater lending limits than we do. Competition for deposits and loans is affected by factors such as interest rates offered, the number and location of branches, types of products offered, and reputation of the institution. We believe that our pricing of products has remained competitive, but our historical success is primarily attributable to high quality service and community involvement.
Properties
          We lease our executive offices, which are located at 999 Waterside Drive, Suite 200, Norfolk, VA 23510. The original lease was dated May 26, 2005 and includes a portion of the first floor and all of the second floor. There has been one amendment to the lease, which adds a portion of the nineteenth floor. This lease expires September 30, 2016. We operate from the locations listed below:

Accomac, VA	22349 Counsel Drive (8)	Lease
Cape Charles, VA	22468 Lankford Highway (3)	Own
Cary, NC	4725 SW Cary Parkway (10)	Own
Chapel Hill, NC	504 Meadowmont Village Center (10)	Lease
Chapel Hill, NC	421 Meadowmont Village Center (9)	Lease
Charlottesville, VA	204 Albemarle Square (3)	Lease
Charlottesville, VA	690 Berkmar Circle (9)	Lease
Chesapeake, VA	201 Volvo Parkway (3)	Own
Chesapeake, VA	852 N George Washington Highway (3)	Own
Chesapeake, VA	712 Liberty Street (3)	Own
Chesapeake, VA	4108 Portsmouth Boulevard (3)	Own
Chesapeake, VA	4720 Battlefield Boulevard (3)	Own
Chesapeake, VA	239 Battlefield Boulevard S (3)	Own
Chesapeake, VA	111 Gainsborough Square (4)	Own
Chesapeake, VA	1500 Mount Pleasant Road (3)	Lease Land/Own Building
Chesapeake, VA	1400 Kempsville Road (3)	Lease
Chesapeake, VA	1403 Greenbrier Parkway (3)	Lease
Chesapeake, VA	204 Carmichael Way (3)	Own
Chincoteauge, VA	6350 Maddox Boulevard (3)	Own

Edenton, NC	322 S Broad Street (13)	Own
Elizabeth City, NC	112 Corporate Drive (6)	Own
Elizabeth City, NC	1145 North Road Street (14)	Lease Land/Own Building
Elizabeth City, NC	1404 West Ehringhaus Street (3)	Own
Elizabeth City, NC	400 West Ehringhaus Street (4)	Own
Elizabeth City, NC	961-A Oak Stump Road (2)	Lease
Emporia, VA	520 South Main Street (3)	Own
Emporia, VA	100 Dominion Drive (3)	Own
Exmore, VA	4071 Lankford Highway (3)	Own
Greenville, NC	204 East Arlington Boulevard (9)	Lease
Hertford, NC	147 North Church Street (2)	Own
Kitty Hawk, NC	3600 Croatan Highway (4)	Own
Kitty Hawk, NC	5406 North Croatan Highway (14)	Lease Land/Own Building
Midlothian, VA	13804 Hull Street (3)	Own
Moyock, NC	100 Moyock Commons Drive (4)	Own
Nags Head, NC	2808 South Croatan Highway (5)	Lease
Newport News, VA	749A Thimble Shoals Boulevard (11)	Lease
Newport News, VA	753 Thimble Shoals Boulevard (2)	Lease
Norfolk, VA	4500 East Princess Anne Road (3)	Own
Norfolk, VA	539 West 21st Street (10)	Lease
Norfolk, VA	500 Plume Street East (3)	Lease
Norfolk, VA	4037 East Little Creek Road (3)	Lease
Norfolk, VA	999 Waterside Drive, Suite 101(3)	Lease
Norfolk, VA	999 Waterside Drive 2nd Floor (6)	Lease
Norfolk, VA	999 Waterside Drive, Suite 1925 (6)	Lease
Onley, VA	25253 Lankford Highway (10)	Lease Land/Own Building
Onley, VA	25020 Shore Parkway (6)	Own
Parksley, VA	18426 Dunne Avenue (3)	Own
Plymouth, NC	433 US Highway 64 East (4)	Own
Pocomoke City, MD	103 Pocomoke Marketplace (3)	Lease
Raleigh, NC	8470 Falls of Neuse Road (10)	Own
Raleigh, NC	2235 Gateway Access Point (10)	Own
Richmond, VA	5300 Patterson Avenue (10)	Own
Richmond, VA	2730 Buford Road (3)	Own
Richmond, VA	8209 West Broad Street (3)	Own
Richmond, VA	12090 West Broad Street (3)	Own
Roper, NC	102 West Buncombe Street (3)	Own
Salisbury, MD	1503 South Salisbury Boulevard (3)	Own
Salisbury, MD	100 West Main Street (3)	Own
Suffolk, VA	117 Market Street (3)	Own
Suffolk, VA	2825 Godwin Drive (10)	Own
Virginia Beach, VA	5472 Indian River Road (3)	Own
Virginia Beach, VA	1100 Dam Neck Road (3)	Own
Virginia Beach, VA	713 Independence Boulevard (3)	Lease
Virginia Beach, VA	1580 Laskin Road (12)	Lease Land/Own Building
Virginia Beach, VA	641 Lynnhaven Parkway (7)	Own
Virginia Beach, VA	3801 Pacific Avenue (3)	Lease
Virginia Beach, VA	2098 Princess Anne Road (10)	Lease Land/Own Building
Virginia Beach, VA	3001 Shore Drive (3)	Lease
Virginia Beach, VA	1316 North Great Neck Road (3)	Lease
Virginia Beach, VA	281 Independence Bouelvard (3)	Lease

Wake Forest, NC	152 Capcom Avenue (3)	Lease
Wilmington, NC	901 Military Cutoff Road (10)	Own

(1)	Includes banking, investment brokerage, and insurance services

(2)	Insurance services only

(3)	Banking services only

(4)	Banking and insurance services

(5)	Banking and investment brokerage services

(6)	Operations center

(7)	Banking and title insurance services

(8)	Investment brokerage services only

(9)	Loan production office

(10)	Banking and mortgage services

(11)	Title services

(12)	Banking, investment, and mortgage services

(13)	Banking, insurance, and mortgage services

(14)	Banking, investment, insurance, and mortgage services
          All of our properties are in good operating condition and are adequate for our present and anticipated future needs.
LEGAL PROCEEDINGS
          In the ordinary course of operations, the Company may become a party to legal proceedings. Based upon information currently available, management believes that such legal proceedings, in the aggregate, will not have a material adverse effect on our business, financial conditions, or results of operations.
          On November 2, 2010, the Company received from the United States Department of Justice, Criminal Division a grand jury subpoena. For a discussion of this matter, see “Risk Factors — Risks Relating to our Business — The Company has received a grand jury subpoena from the United States Department of Justice, Criminal Division and, although the Company is not a target at this time and we do not believe the Company will become a target, there can be no assurances as to the timing or eventual outcome of the related investigation.”

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
DIRECTORS
          The following sets forth the names, ages and business experience for the past five years of each of the Company’s directors, the date each became a director and their respective term of office.

			Director	Term
Name	Age	Principal Occupation	Since	Expires in
John A. B. “Andy” Davies, Jr.	59
Mr. Davies was named President and CEO of the Company in July 2009. Prior to joining the Company, Davies was President and CEO of The Marathon Organization Ltd., a management consulting firm focused on community banks. Davies served as Chairman of the Virginia Board of Directors of RBC Centura Bank from 2001 to 2004 and as Regional President — Virginia Market of Centura Bank from 1999 to 2001. From 1991 to 1999, he was President, CEO, and Director of First Coastal Bankshares. His banking career began in 1974. He is a graduate of the College of William and Mary and the Stonier Graduate School of Banking. Mr. Davies has been actively engaged with numerous civic, cultural, and educational organizations in Hampton Roads, including the role of board chairman with ACCESS College Foundation, WHRO Foundation, United Way of South Hampton Roads, and Junior Achievement of Greater Hampton Roads. Mr. Davies’ experience in the banking industry and his extensive knowledge of financial services provide the Board with an invaluable resource for assessing and managing risk and for strategic corporate planning.
			2009	2011

Douglas J. Glenn	43	Mr. Glenn is Executive Vice President, Chief Operating Officer, and General Counsel of the Company and Executive Vice-President and General Counsel of the Bank of Hampton Roads. He was appointed Executive Vice President and General Counsel of the Company and the Bank in 2007. He added the responsibilities of Chief Operating Officer of the Company in February 2009.	2006	2012

Prior to joining the Company, Mr. Glenn practiced law at Pender & Coward, P.C. in Virginia Beach, Virginia. His law practice was focused primarily on small business clients and clients involved in various aspects of real estate. His knowledge of small business and real estate finance and legal issues are valuable attributes for the Company’s Board of Directors.

			Director	Term
Name	Age	Principal Occupation	Since	Expires in
Billy G. Roughton	64
Mr. Roughton was a director of Gateway until its merger with the Company on December 31, 2008 and was Chairman of the Board of Gateway Bank until May 2009. He is President and CEO of BGR Development, a company that develops and manages both residential and commercial real estate, positions he has held since 1974. He also is Dealer Principal, President, and CEO of JEB Management Services, Inc., doing business as Alliance Nissan, which is a franchised automobile dealership, positions he has held since 2009. In addition, Mr. Roughton is the Managing Partner of various companies involved in real estate development and project management for both residential and commercial real estate. He is directly involved in the management of the business ventures including, among other aspects, personnel management, financing, project cash flow, permit acquisition, operations, and overall viability and corporate stability. Mr. Roughton has substantial knowledge of the market for residential and commercial real estate and of participants in the market on the Outer Banks area of North Carolina.
			2008	2012

Henry P. Custis, Jr.	64
Mr. Custis is currently the Chairman of the Company’s Board of Directors, a position he has held since 2010. Mr. Custis is a Partner at Custis, Lewis & Dix, a law firm in Accomac, Virginia. He has practiced law since 1970. He was chairman of the board of Shore until its merger with the Company on June 1, 2008 and currently serves as chairman of Shore Bank, a position he has held since 1997. He also has served on boards for Eastern Shore Citizens Bank from 1974-1975 and predecessor banks to the current SunTrust Banks, Inc. Mr. Custis is a former director of the Eastern Shore of Virginia Community Foundation. He has practiced law for 39 years, served on bank boards for 36 years, and been an investor for 35 years.
			2008	2012

			Director	Term
Name	Age	Principal Occupation	Since	Expires in
Patrick E. Corbin	56
Mr. Corbin is the Managing Shareholder of Corbin & Company, P.C. He has been a Certified Public Accountant since 1979. From 1988 to 2000 he was a director and chairman of the audit committee of Cenit Bank for Savings in Norfolk, Virginia. He holds a Bachelor of Science degree in business with a major in accounting from Virginia Polytechnic Institute. He is a member of professional organizations including, the American Institute of Certified Public Accountants, the Virginia Society of Certified Public Accountants, and the Tidewater Virginia Society of Certified Public Accountants. He is a director and past chairman of the Chesapeake Alliance. He was designated as “Super CPA” by Virginia Business magazine in the fields of litigation support and business valuation for the years 2002-2007. Mr. Corbin brings significant experience to the Board in the fields of accounting and small business expertise.
			2009	2012

William A. Paulette	62	Mr. Paulette was a director of Gateway until its merger with the Company on December 31, 2008 and was a director of Bank of Richmond from 1998 to 2007. He has served on the board of Virginia Military Institute since 2003. He is founder, President, and CEO of KBS, Inc., a construction firm based in Richmond, Virginia. He is responsible for the general management of KBS including its financial success.	2009	2012

W. Lewis Witt	67	Mr. Witt has been the owner and president of Inner-view, Ltd. since September 1976, a utility contractor, and has been the owner of Greenbrier Self Storage since 1997. He previously served as a Chairman of Coastal Virginia Bank until its acquisition by the Company in 1992. Mr. Witt’s involvement with utility contracting acquaints him with a wide network of community officials and other contractors. He is knowledgeable regarding the South Hampton Roads real estate and development market and many of its participants.	2001	2013

			Director	Term
Name	Age	Principal Occupation	Since	Expires in
Jordan E. Slone	48
Mr. Slone has been the Chairman and CEO of Harbor Group International since July 1985, a diversified real estate investment and financial services company with offices in the United States, Canada, and Israel and owns and manages properties in five countries, including properties in the Company’s markets. Harbor Group’s property portfolio of Class A office buildings and apartment complexes exceeds $2.7 billion in value. Harbor Group also owns 3.5% of the third largest mobile home company in the United States. Additionally, the company originates and purchases loans as well as commercial mortgage-backed securities. Prior to forming Harbor Group in 1985, Mr. Slone was co-founder and Vice President of International Spring Corporation, a Portsmouth, Virginia manufacturer of inner box springs for the mattress industry. In 1986, the Slone family sold International Spring to Leggett and Platt, Inc., a Fortune 500 company. Mr. Slone also serves on the Board of Directors of USA Discounters, a furniture retailer and finance company with 13 stores across the United States. In addition, he is an Advisory Board Member of the National Multi-Housing Council. Mr. Slone brings significant knowledge regarding commercial real estate and finance as well as organizational and managerial skills to the Company.
			2006	2013

Randal K. Quarles	53
Mr. Quarles was designated to the Company’s Board of Directors by an affiliate of The Carlyle Group pursuant to the terms of the Investment Agreements. Mr. Quarles is currently a managing director with The Carlyle Group in Washington D.C., a position he has held since August 2007. Mr. Quarles brings a wealth of experience related to the regulation of financial institutions. From August 2001 until October 2006, Mr. Quarles served in a variety of senior roles at the U.S. Department of the Treasury: from August 2005 to December 2006 as Under Secretary of the Treasury for Domestic Finance; from 2002 to 2005 as Assistant Secretary of the Treasury for International Affairs; and from 2001 to 2002 as the United States Executive Director at the International Monetary Fund. From 1984 to 1991 and from 1993 to 2001, Mr. Quarles practiced law in the private sector at Davis Polk & Wardwell, where he was a partner from 1994 to 2001 and co-head of the firm’s Financial Institutions Group from 1996 to 2001. In the interval from 1991 to 1993, Mr. Quarles also served in the Treasury Department: from 1992 to 1993 as Deputy Assistant Secretary for Financial Institutions Policy, and from 1991 to 1992 as Special Assistant to the Secretary of the Treasury.
			2010	2011

			Director	Term
Name	Age	Principal Occupation	Since	Expires in
Hal F. Goltz	27	Mr. Goltz was designated to the Company’s Board of Directors by an affiliate of Anchorage Advisors pursuant to the terms of the Investment Agreements. Mr. Goltz is currently a Senior Analyst at Anchorage Advisors, a position which he has held since October 2007. From June 2004-June 2007, he was an Event-Driven Analyst of Citadel Investment Group. Mr. Goltz has significant experience in the financial services industry and experience with distressed financial institutions.	2010	2011

Robert B. Goldstein	70
Mr. Goldstein was designated to the Company’s Board of Directors by an affiliate of CapGen and is a founding principal of CapGen Capital Advisors LLC, New York, New York, a private equity fund formed in 2007. Mr. Goldstein previously served as Chairman of the Executive Committee of Great Lakes Bancorp from 2005 to 2006 and as President, Chief Executive Officer and Chairman of the Board of Bay View Capital Corp from 2001 to 2006. Highly regarded for identifying new opportunities for investment in community and regional banking, Mr. Goldstein has been a senior executive and/or director at 14 financial institutions over a career that has spanned more than 40 years. Mr. Goldstein is nationally recognized for his expert investing and operational experience in turning around and implementing growth strategies for banks under the most challenging circumstances. In addition, he is currently a director of Seacoast Banking Corporation of Florida, Seacoast National Bank, FNB Corporation, BankFIRST and THE BANKshares, Inc.
			2010	2011

NON-DIRECTOR EXECUTIVE OFFICERS (INCLUDING NAMED EXECUTIVE OFFICERS)
          The following sets forth the names, ages, and business experience for the past five years of the Company’s executive officers (including named executive officers pursuant to Item 402 of Regulation S-K), other than the ones listed under “Directors” above.
          •  Lorelle L. Fritsch, 43, is the Company’s Senior Vice President and Chief Accounting Officer, positions she assumed in 2004. Ms. Fritsch also acted as the Chief Financial Officer of the Company from August 2008 to February 2009 and May 2010 to present and of Bank of Hampton Roads from August 2008 to the present.
          • David R. Twiddy, 52, has served as Executive Vice President of the Company since December 31, 2008 and President, Eastern North Carolina Markets of Bank of Hampton Roads since June 2010. He has also served as President of Gateway Investment Services, Inc. since January 2000. He was previously President of Bank of Hampton Roads from August 2009 — June 2010. He also served President and Chief Operating Officer of Gateway Bank from March 2005 — December 31, 2008, and President and Chief Executive Officer of Gateway Bank from December 31, 2008 until May 2009. Prior to March 2005, he served as a Senior Executive Vice President of Gateway Bank from 2000 through 2005 and as President of Gateway Insurance Services, Inc. from January 2000 until September 2005.
          • Kevin Pack, 48, has been president and CEO of Gateway Bank Mortgage since December 2009. He was President of Gateway Bank Mortgage from May 2006 to December 2009. Prior to joining the Company, Mr. Pack was vice president of Charter One Mortgage from November 2005 to April 2006 and Senior Vice President of SunTrust Mortgage prior thereto.
Family relationships
          There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.
Beneficial Ownership of Directors, Executive Officers, and Principal Shareholders of the Company
          The following table sets forth for (1) each director and the executive officers named in the Summary Compensation Table, (2) all directors and executive officers as a group, and (3) each beneficial owner of more than 5% of Common Stock: (i) the number of shares of Common Stock beneficially owned on October 12, 2010, and (ii) such person’s or group’s percentage ownership of outstanding shares of Common Stock on such date. All of the Company’s directors and executive officers receive mail at the Company’s principal executive office at Attn: Douglas J. Glenn, Executive Vice President, General Counsel, and Chief Operating Officer at Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510.
          This table is based upon information supplied by officers, directors, and principal shareholders. Unless indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Number of Shares		Percent of
Name	Beneficially Owned		Outstanding Shares (1)
Investors:
Carlyle Financial Services Harbor, L.P.(2)	164,956,965	(3)	24.09
ACMO-HR, L.L.C.(4)	168,713,894	(5)	24.64
CapGen Capital Group VI LP(6)	122,070,627	(7)	17.83
Fir Tree Value Master Fund, L.P.(8)	45,193,824		6.6
Affiliates of Davidson Kempner Capital Management LLC	68,274,535	(9)	9.97
United States Department of the Treasury	53,551,408	(10)	7.8

Directors:

John A. B. Davies, Jr.	119,843.05	(11)	*
Patrick E. Corbin	72,641.67	(12)	*
Henry P. Custis	330,496.00	(13)	*
Douglas J. Glenn	113,960.02	(14)	*
William A. Paulette	30,181.00	(15)	*
Billy Roughton	1,241,147.66	(16)	*
Jordan E. Slone	136,674.34	(17)	*
W. Lewis Witt	484,529.93	(18)	*
Robert B. Goldstein(19)	122,070,627	(20)	18.1
Hal F. Goltz	—		—
Randal K. Quarles	—		—

Non-Director Executive Officers (not included above):
Lorelle L. Fritsch	22,934.51	(21)	*
David R. Twiddy	179,262.00	(22)	*
Kevin Pack	41,815.41	(23)	*
All Directors and Executive Officers, as a group (14 persons)	124,844,112.59	(24)	18.23

*	Represents less than 1% of outstanding shares.
(1)	Applicable percentages are based on 684,680,352 shares outstanding on October 12, 2010. Also includes shares of Common Stock subject to options as of October 12, 2010. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such options, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table. Does not include shares to be purchased by the Investors at the Second Closing in connection with the Rights Offering or otherwise under the terms of the Investment Agreements.

(2)	DBD Cayman, Ltd. is the general partner of TCG Holdings Cayman II, L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the sole shareholder of Carlyle Financial Services, Ltd., which is the general partner of TCG Financial Services, L.P., which is the general partner of Carlyle Financial Services Harbor, L.P. William E. Conway, Jr., Daniel A. D’aniello and David M. Rubenstein are the Class A members as well as the directors of DBD Cayman, Ltd. and, in such capacities, may be deemed to share beneficial ownership of the shares of Common Stock owned by DBD Cayman, Ltd. William E. Conway, Jr., Daniel A. D’Aniello, David M. Rubenstein and Peter Nachtwey are the directors of Carlyle Financial Services, Ltd. and, in such capacity, may be deemed to share beneficial ownership of the shares of Common Stock beneficially owned by Carlyle Financial Services, Ltd.

(3)	Includes 164,956,965 shares of Common Stock issued on September 30, 2010 but does not include 7,846,852 shares of Common Stock underlying a warrant that becomes exercisable only upon the occurrence of a stay of the Written Agreement or the occurrence of a “Sale Event.” For more information, see the portion of this Prospectus entitled “The Investor Warrants — Exercise of the Investor Warrants.”

(4)	All investment and voting decisions with respect to the shares of Common Stock held by ACMO-HR, L.L.C. are made by Anchorage Advisors, L.L.C. Because of their respective relationships with ACMO-HR, L.L.C. and each other, each of Anchorage Advisors Management, L.L.C., Anchorage Advisors, L.L.C., Anchorage Capital Master Offshore, Ltd., ACMO-HR, L.L.C and Messrs. Anthony L. Davis and Kevin M. Ulrich may be deemed to share voting and disposition power with respect to the shares of Common Stock beneficially owned by ACMO-HR, L.L.C. None of these persons or entities may be deemed to have sole voting and disposition power with respect to any shares of Common Stock beneficially owned by ACMO-HR, L.L.C.

(5)	Includes 153,020,190 shares of Common Stock issued on September 30, 2010 and 15,693,704 shares of Common Stock underlying a warrant issued that is immediately exercisable, but does not include 7,846,852 shares of Common Stock underlying a warrant that becomes exercisable only upon the occurrence of a stay of the Written Agreement or the occurrence of a “Sale Event.” For more information, see the portion of this Prospectus entitled “The Investor Warrants — Exercise of the Investor Warrants.”

(6)	Messrs. John Rose, Robert Goldstein, Eugene A. Ludwig, John Sullivan, Alfred Moses and Edward Mathias comprise the investment committee of CapGen Capital Group VI LLC, and the investment committee is responsible for making all decisions with respect to the voting or disposition of the shares of Common Stock held by CapGen Capital Group VI LLC. CapGen Capital Group VI LLC is the general partner of CapGen Capital Group VI LP.

(7)	Includes 114,223,775 shares of Common Stock issued on September 30, 2010 and 7,846,852 shares of Common Stock underlying a warrant issued that is immediately exercisable, but does not include 3,923,426 shares of Common Stock underlying a warrant that becomes exercisable only upon the occurrence of a stay of the Written Agreement or the occurrence of a “Sale Event.” For more information, see the portion of this Prospectus entitled “The Investor Warrants — Exercise of the Investor Warrants.”

(8)	Fir Tree, Inc. may be deemed to beneficially own the shares of Common Stock held by Fir Tree Value Master Fund, L.P. as a result of being the investment manager of Fir Tree Value Master Fund, L.P. Fir Tree Value Master Fund, L.P. may direct the vote and disposition of the shares of Common Stock beneficially held by it. Fir Tree, Inc. has been granted investment discretion over the Common Stock held by Fir Tree Value Master Fund, L.P., and thus, has the shared power to direct the vote and disposition of the shares of Common Stock beneficially held by Fir Tree Value Master Fund, L.P. Fir Tree, Inc. is also the investment manager of Fir Tree REOF II Master Fund, LLC, and has been granted investment discretion over the Common Stock held by Fir Tree REOF II Master Fund, LLC, and thus also has the shared power to direct the vote and disposition of such shares of Common Stock.

(9)	Based upon a Schedule 13G filed with the SEC on October 18, 2010, each of Messrs. Thomas L. Kempner, Jr., Stephen M. Dowicz, Scott E. Davidson, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable may be deemed to share beneficial ownership over an aggregate of 68,274,535 shares of Common Stock. Each of these individuals disclaims all beneficial ownership as affiliates of a registered investment advisor, and each such individual disclaims all beneficial ownership except as to the extent of his pecuniary interest in the shares of Common Stock. The business address of each such individual is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

(10)	Includes 52,225,550 shares of Common Stock issued on September 30, 2010, and 1,325,858 shares of Common Stock underlying a warrant issued that is immediately exercisable.

(11)	Includes 25,000.00 shares of fully-vested restricted stock held by the Company for Andy Davies.

(12)	Includes 204.67 shares owned jointly by Patrick E. Corbin and Brenda C. Corbin (wife), 188.77 shares owned by Brenda C. Corbin, 7,405.17 shares held in a deferred compensation plan for Patrick E. Corbin, and 44,843.05 shares held in a revocable trust for Patrick E. Corbin.

(13)	Includes 3,000.00 shares held in a revocable trust for Henry P. Custis, 50,000.00 shares held in a revocable trust jointly for Henry P. Custis and Linda Custis (wife), and 277,496.00 shares owned by Linda Custis.

(14)	Includes 32,000.00 options to purchase shares, 14,831.00 options to purchase shares by Tiffany K. Glenn (wife), 272.71 shares held in the Company’s 401(k) Profit Sharing Plan and Trust for Douglas J. Glenn, 4,633.92 shares held in the Company’s 401(k) Profit Sharing Plan and Trust for Tiffany K. Glenn, 16,012.92 shares of restricted stock held by the Company for Douglas J. Glenn, 1,764.00 shares of restricted stock held by the Company for Tiffany K. Glenn, 6,409.59 shares held in a Rabbi Trust for Douglas J. Glenn, 7,559.07 shares held in a Rabbi Trust for Tiffany K. Glenn, 12,217.23 shares owned jointly by Douglas J. Glenn and Tiffany K. Glenn, 7,928.06 shares held in the Company’s director compensation plan for Douglas J. Glenn, 444.59 shares held by Tiffany K. Glenn as custodian for Grayson Glenn (son), and 444.77 shares held by Tiffany K. Glenn as custodian for Bayler Glenn (daughter).

(15)	Includes 29,846.00 shares owned jointly by William A. Paulette and Carolyn E. Paulette (wife).

(16)	Includes 19,765.00 options to purchase shares, 277,091.00 shares owned jointly by Billy Roughton and Mildred H. Roughton (wife), 6,139.84 shares held in a SEP for Billy Roughton, and 651.81 shares held in a SEP for Mildred H. Roughton.

(17)	Includes 12,000.00 options to purchase shares, 1,720.00 shares held by the 2003 Irrevocable Slone Children’s Trust, 34,479.28 shares held by Garden Capital Acquisitions, LLC, a company operated by Jordan E. Slone, and 40,268.25 shares held by Slone Investments.

(18)	Includes 20,013.00 options to purchase shares, 672.48 shares of restricted stock held by the Company for W. Lewis Witt, 17,670.93 shares owned jointly by W. Lewis Witt and Judith W. Witt (wife), 1,927.62 shares held in an IRA for W. Lewis Witt, 6,941.36 shares held in an IRA for Judith W. Witt, 6,177.19 shares owned by Inner-View, Ltd., a company owned by W. Lewis Witt, and 46,160.00 shares held by Inner-View, Ltd. in a profit sharing plan for W. Lewis Witt.

(19)	As a principal member and member of the investment committee of CapGen, LLC, the general partner of CapGen Capital Group VI LP, Mr. Goldstein may be deemed to be the indirect beneficial owner of such shares or shares underlying the warrants under Rule 16a-1(a)(2) promulgated under the Exchange Act. Pursuant to Rule 16a-1(a)(4) promulgated under the Exchange Act, Mr. Goldstein disclaims that he is the beneficial owner of such shares, extent to the extent of his pecuniary interest.

(20)	Includes 114,223,775 shares of Common Stock issued to CapGen Capital Group VI LP on September 30, 2010 and 7,846,852 shares of Common Stock underlying a warrant issued to CapGen Capital Group VI LP that is immediately exercisable, but does not include 3,923,426 shares of Common Stock underlying a warrant issued to CapGen Capital Group VI LP that becomes exercisable only upon the occurrence of a stay of the Written Agreement or the occurrence of a “Sale Event.” For more information, see the portion of this Prospectus entitled “The Investor Warrants — Exercise of the Investor Warrants.”

(21)	Includes 11,827.00 options to purchase shares, 1,695.20 shares owned jointly with David E. Fritsch (husband), 4,799.55 shares held in the Company’s 401(k) Profit Sharing Plan and Trust, 1,965.77 shares held in a Rabbi Trust for Lorelle L. Fritsch, and 2,647.00 shares of restricted stock held by the Company for Lorelle L. Fritsch.

(22)	Includes 47,510.00 options to purchase shares.

(23)	Includes 6,700.00 options to purchase shares, 2,845.41 shares held in the Company’s 401(k) Profit Sharing Plan and Trust, and 24,452.00 shares held in an IRA for Kevin Pack.

(24)	Includes 164,646.00 options to purchase shares.

Corporate Governance
Director Independence
          The Board is comprised of a majority of independent directors as defined by the NASDAQ listing standards. The Board of Directors in its business judgment has determined that the following of its members are independent as defined under the NASDAQ Stock Market’s listing standards: Patrick E. Corbin, Henry P. Custis, William A. Paulette, W. Lewis Witt, Randy K. Quarles, Hal F. Goltz and Robert B. Goldstein. In reaching this conclusion, the Board of Directors considered that the Company and its subsidiaries provide services to, and otherwise conduct business with, certain members of the Board of Directors or members of their immediate families or companies with which members of the Board of Directors are affiliated. These transactions are discussed in greater detail in the “Certain Relationships and Related Transactions” section of this Prospectus.
          Based on these standards, the Board of Directors determined that Jordon E. Slone was not independent because of his affiliation with entities that own the Dominion Tower. The Board of Directors determined that Billy Roughton was not independent because he owns two branches in North Carolina. These transactions are discussed in greater detail in the “Certain Relationships and Related Transactions” section of this Prospectus. Except for Jordan E. Slone and Billy Roughton, none of our non-employee directors, their immediate family members, or employees, are engaged in such relationships with us.
          The Board of Directors considered the following transactions between us and certain of our directors or their affiliates and determined that such transactions did not impair the director’s independence under the above standard:
•	Loans made by us and our subsidiaries to certain directors and their associates in the ordinary course of business.

•	Payments, which were under $200,000 and 5% of such company’s consolidated gross revenues, for storage services made to Greenbrier Self Storage, a business affiliated with W. Lewis Witt.

•	Payments, which were under $200,000 and 5% of such company’s consolidated gross revenues, for the lease of property made to Accawmacke Associates, a business affiliated with Henry P. Custis, Jr.

•	Transaction-related fees paid to Carlyle Investment Management L.L.C. in connection with the Private Placement and the relationship that Randal K. Quarles has with this entity.

•	Transaction-related fees paid to ACMO-HR, L.L.C. in connection with the Private Placement and the relationship that Hal F. Goltz has with this entity.

•	Transaction-related fees paid to CapGen Capital Group VI LP in connection with the Private Placement and the relationship that Robert B. Goldstein has with this entity.
Committees
     The Company currently has separate Audit, Compensation, and Nominating Committees which are composed of directors who are each an “independent director” as that term is defined under the NASDAQ Stock Market’s listing standards and the requirements of the SEC.
     Previously, however, on May 4, 2009, the Company notified NASDAQ that management of the Company had become aware of circumstances indicating that the Company may not have been in compliance with NASDAQ Rules 5605(d) and (e), which require that the nominating and compensation committees be comprised solely of independent directors, as defined by NASDAQ Rule 5605(a)(2).

Management believed that Emil Viola, who was on both such committees, had ceased to be an independent director. Upon reaching this conclusion, Company management notified the Board of Directors of the Company, and Mr. Viola was removed from these committees. Mr. Viola has since retired from the Board of Directors, which was effective on September 30, 2010.
Certain Relationships and Related Transactions
          During 2009, some director-nominees, directors, and executive officers of the Company, their affiliates, and members of their immediate families were customers of and had loan transactions with the Company in the normal course of business and are expected to continue to have customer relationships with the Company in the future. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and did not involve more than a normal risk of collectability or present other unfavorable features. At December 31, 2009, loans to executive officers, directors, and their associates amounted to $90.9 million. During 2009, additional loans and repayments of loans by executive officers, directors, and their associates were $65.1 million. There were no loans made to directors, or to entities of which directors are material shareholders or equity owners, which were in excess of the Company’s or Banks’ unimpaired capital and unimpaired surplus.
          Jordan E. Slone, a director of the Company, is the managing member of two limited liability companies that serve as the managers for the legal entities which own and manage the Dominion Tower at 999 Waterside Drive, Norfolk, Virginia 23510. The Company currently leases the second floor and a portion of the nineteenth floor of the Dominion Tower for its executive offices and a portion of the first floor as a financial center. Our lease expires in September 2016, with one renewal option for a period of seven years. Rent payments made in 2009 totaled $724,021 for the year. The payments under this lease in 2010 are expected to be approximately the same. His interest in the transaction is equal to the total lease payments. It is expected that the rent paid will exceed 5% of the gross revenues of the entities that own Dominion Tower. The terms of this lease are substantially similar to the terms of leases that are the result of “arms length” negotiations between unrelated parties, and the rent is comparable to current market rates. In the opinion of management, the payments under the Dominion Tower lease are as favorable to the Company as could have been made with unaffiliated parties.
          Bank of Hampton Roads leases its Nags Head, North Carolina and one of its Kitty Hawk, North Carolina branches from Billy G. Roughton, a director of the Company, and his wife for monthly payments of $8,000 and $17,096, respectively. The payments under these leases in 2010 are expected to be approximately the same. Their interest in the transaction is equal to the monthly lease payments. The term of the Nags Head lease was recently renewed for five years commencing August 2009. Kitty Hawk is a land lease that commenced in April 2006 for a term of twenty years, with three five-year renewals. In the opinion of management, the payments under these leases are as favorable to the Company as could have been made with unaffiliated parties.
          Shore Bank has a ground lease with Richard F. Hall, Jr., and Virginia B. Hall, the father and mother of Richard F. Hall, III, a former director of the Company, for its Onley branch. Monthly payments are $2,006 and the terms of the lease were recently renewed for five years commencing June 2009 with one additional five-year renewal. The payments under this lease in 2010 are expected to the approximately the same. In the opinion of management, the payments made under the Onley branch lease are as favorable to the Company as could have been made with unaffiliated parties.
          Bank of Hampton Roads made payments during 2009 to Vico Construction Corporation in the amount of $62,480 and Viola Commercial Group, LLC in the amount of $85,756, for construction of the Edinburg branch. These entities are affiliated with Emil A. Viola, a former director of the Company. In the opinion of management, the payments made to these entities are as favorable to the Company as could have been made with unaffiliated parties.

          On February 4, 2010, the Company entered into a consulting agreement with Tiffany Glenn, the wife of Doug Glenn. The consulting agreement requires a payment in the aggregate amount of $156,000. As part of her consulting duties, Ms. Glenn is required to assist with investor relations, public relations, SEC filings, and otherwise assist with the transition of her duties to the new corporate secretary.
          On September 30, 2010, under the terms of a letter agreement with the Company, Carlyle Investment Management L.L.C. received a $3,000,000 cash fee as well as a warrant to purchase 7,846,859 shares of Common Stock at $0.40 per share, as consideration for assistance provided in structuring the Company’s Private Placement. Randal K. Quarles is a managing director of this entity and a director of the Company. Carlyle Investment Management L.L.C. is also affiliated with Carlyle Financial Services Harbor, L.P., who is a participant in the Private Placement.
          On September 30, 2010, ACMO-HR, L.L.C. received warrants to purchase 23,540,576 shares of Common Stock at $0.40 per share. ACMO-HR, L.L.C. is also a participant in the Private Placement. Anchorage Advisors is affiliated with ACMO-HR, L.L.C. and Hal F. Goltz, a director of the Company, is a senior analyst of Anchorage Advisors.
          On September 30, 2010, CapGen Capital Group VI LP received warrants for the purchase of 11,770,288 shares of Common Stock for $0.40 per share. CapGen Capital Group VI is also a participant in the Private Placement and Robert B. Goldstein, a director of the Company, is affiliated with this entity.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
          Particularly during this challenging environment for banking services and the depressed market for bank stocks, our Compensation Committee and management believe that shareholder value must drive executive compensation decisions. While our compensation philosophy has been to maintain a competitive compensation package to attract qualified executive officers, we have a pay-for-performance program that bases compensation decisions on the financial performance of the Company. Due to economic conditions, our Company’s return to shareholders during 2009 was not at a level to which management or our Board of Directors is accustomed. As a result of worsening economic conditions, compensation to our executive officers was frozen or reduced in 2009, with bonus and stock compensation all but eliminated.
          Our recent mergers have also factored into our executive compensation program. The June 1, 2008 merger combined the Company’s and Shore’s executive management teams and the December 31, 2008 merger combined the Company’s and Gateway’s management teams. Both mergers brought together different executive compensation programs.
          The following plans of Shore were assumed by the Company in connection with its acquisition: the Shore Financial Corp. 2001 Stock Incentive Plan and the Shore Financial Corp. 401(k) Plan (the “Shore 401(k) Plan”). The following plans of Gateway were assumed by the Company in connection with its acquisition of Gateway: the Gateway Bank and Trust Company Employee’s Savings & Profit Sharing Plan and Trust (the “Gateway 401(k) Plan”); the 1999 Incentive Stock Option Plan of Gateway Financial Holdings, Inc.; the 1999 Non-Statutory Stock Option Plan of Gateway Financial Holdings, Inc.; the 2001 Non-Statutory Stock Option Plan of Gateway Financial Holdings, Inc.; the 2005 Omnibus Stock

Ownership and Long-Term Incentive Plan of Gateway Financial Holdings, Inc.; and the 1999 Bank of Richmond Stock Option Plan of Gateway Financial Holdings, Inc.
          During 2009, our Compensation Committee focused on retaining and attracting key executives to assist in managing though the financial challenges facing the Company. The Compensation Committee reviews the compensation, including salaries, bonuses, employee benefits, executive incentive plans, policies, practices, and programs, for the Company’s executive officers. We evaluate the performance of the Company’s Chief Executive Officer and, with the assistance of the Chief Executive Officer, the performance of the other executive officers.
          Our intent is to offer compensation packages that will attract and retain high quality personnel for our organization. We want to provide our employees with incentives that will align their interests with the long-term and short-term goals of the organization as a whole. Several components of our compensation packages include vesting periods and stock ownership which are designed to promote loyalty and longevity among employees. We wish to reward those employees who are excelling in their respective positions and, by so doing, enhance the future profitability of our Company.
Changing Regulatory Environment
          Our compensation programs during 2009 were also impacted by our participation in the CPP or the United States Department of the Treasury’s Troubled Asset Relief Program (“TARP”). As a result of participation in TARP, our executives and certain of our employees were subject to compensation related limitations and restrictions, which applied during the period which any obligation to the Treasury from financial assistance remains outstanding (disregarding any warrants to purchase our Common Stock that the Treasury may hold). We believe that, as a result of the conversion of the Series C-1 Preferred into Common Stock on September 30, 2010, the Company no longer has any obligation to the Treasury outstanding, and we are no longer subject to these restrictions.
          On June 21, 2010, the Federal Reserve, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision issued guidance on sound incentive compensation policies. The guidance includes three broad principles:
•	Incentive compensation arrangements should balance risk and financial results in a manner that does not encourage employees to expose their organizations to imprudent risks.

•	A banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements.

•	Banking organizations should have strong and effective corporate governance to help ensure sound compensation practices, including active and effective oversight by the board of directors.
The guidance is immediately effective under the agencies’ power to regulate the safety and soundness of financial institutions. The guidance will apply to all U.S. financial institutions.
          As required by the TARP, and consistent with the other regulatory guidance mentioned above, a number of amendments were made to our executive compensation program. The amendments included:
•	Performance-based bonuses and other incentive payments to the five most highly compensated employees, and all other employees were not made during fiscal 2009.

•	The change of control agreements previously applicable to senior executive officers, the next five most highly compensated employees, and all other employees were suspended during fiscal 2009.
          Our Board also adopted an “Excessive or Luxury Expenditure Policy” that is consistent with the TARP requirements and that can be found on the Company’s website. This policy, which applies to all our employees, covers expenditures for entertainment or events, office and facility renovations, aviation or other transportation services, and other activities or events. These expenditures are prohibited excessive or luxury expenditures to the extent they are not reasonable expenditures for staff development, reasonable performance incentives, or other similar reasonable measures conducted in the normal course of the Company’s business operations.
          In addition, the Company is prohibited, under section 18(k) of the Federal Deposit Insurance Act and 12 C.F.R. Part 359, from making any severance or indemnification payments to its employees for so long as Bank of Hampton Roads or the Company remain in troubled condition under applicable federal regulations. To the extent that our agreements, plans or other arrangements described herein provide for severance or indemnification payments, we may be prohibited from making such payments by 12 C.F.R. Part 359.
Elements of Compensation
          The challenge for management and the Compensation Committee is to motivate, retain and reward key performers for working harder and smarter than ever in a very difficult banking environment. At the same time, we recognize that some of the tools we would use to accomplish these objectives have been taken away due to the TARP compensation restrictions. In 2009, management and the Compensation Committee, believing in the long term validity of our compensation program, attempted to preserve the integrity of that program to the extent possible, while respecting the requirements and restrictions of TARP.
          Our compensation packages currently consist of the following elements:
          Salary: We consider many factors in determining the salary component for each of the executive officers. Because one of our objectives is to attract and retain high quality personnel, historically, we have conducted surveys of other financial institutions and reviewed data from a peer group within our region taking into account asset size and revenue base to ensure that we are comparing ourselves to similar organizations. In fiscal 2009, however, no such survey or peer review was conducted and no benchmarking was used in setting annual compensation.
          Salary for each executive officer is determined based on his or her individual and group responsibilities and achievements during the preceding year and such determination includes judgments based on performance evaluations, regulatory examination results, efficiency in performance of duties, and demonstrated leadership skills. Decisions to increase or decrease compensation materially from the prior period are influenced by the amount of new responsibilities taken on by the executive officers and their contributions to the profitability of the Company.
          When we determined the 2009 salary level for our executive officers who were employed by the Company during 2008, including our Named Executive Officers, we also took into consideration the following financial accomplishments during 2008:
•	An increase in net income of 5.43% over 2007.

•	An increase in assets of 447.28% over 2007.

•	An increase in loans of 445.87% over 2007.

•	An increase in deposits of 432.18% over 2007.
          As a result of such accomplishments, initially a determination was made to generally hold constant the compensation of the Company’s existing executive officers, including its existing Named Executive Officers. Very early in fiscal year 2009, it also became apparent that making most incentive payments to executive officers might not be appropriate, given the Company’s likely performance under existing economic conditions. As a result, the compensation to our executive officers, including our Named Executive Officers, was frozen or reduced, with bonus and stock compensation all but eliminated. In freezing or reducing our compensation, the Company specifically considered worsening economic conditions in the markets in which our borrowers operate and that the levels of loan delinquencies and defaults that we were experiencing by mid 2009 were substantially higher than historical levels.
          The salaries of Messrs. Davies and Petrovich, who both joined the Company in 2009, were based on negotiated amounts between these executives and the Company, taking into account their respective experience level, the financial condition of the Company and restrictions imposed due to the Company’s participation in the Treasury’s CPP.
          The executive officers do not play a role in the compensation process except for the Chief Executive Officer, John A. B. Davies, Jr., and former Chief Executive Officer, Jack W. Gibson, each of whom would present information regarding the other executive officers to the Compensation Committee for their consideration. Neither Mr. Davies nor Mr. Gibson were ever present while the Compensation Committee deliberated on their compensation package.
          Several of our named executive officers also had access to Company automobiles for personal use in 2009. At present, however, except for Mr. Davies, none of the named executive officers retains personal use of a Company automobile.
Employment Agreements:
          John A. B. Davies, Jr. We have an employment agreement with our President and Chief Executive Officer, John A. B. Davies, Jr. Mr. Davies joined the Company as President and Chief Executive Officer effective July 14, 2009. The Company and Mr. Davies have entered into a three-year employment contract, which provides for an initial annual salary of $500,000. He is eligible to participate in all cash and non-cash employee benefit plans maintained by the Company for its senior executive officers, as may be determined by the Board of Directors. All of the plans are more fully discussed herein. Other benefits extended to Mr. Davies include the personal use of a Company automobile.
          Subject to certain limitations, Mr. Davies is to receive annually restricted stock grants equal to the lesser of 25% of his annual base salary on the date of grant or the maximum the Company is able to provide under the applicable restricted stock plan and each such annual award of restricted shares shall be subject to vesting as follows: one-third of such shares shall vest as of the second anniversary of the date of grant; one-third of such shares shall vest on the second anniversary of the date of grant to the extent the Company attains reasonable performance standards for the year in which the grant occurred; and (iii) one-third of such shares shall vest upon the Company’s attainment of reasonable performance standards for the three-year period, beginning with the year in which the grant occurred.
          In the event Mr. Davies is terminated other than for “cause” or resigns for “good reason” (as those terms are defined in his employment agreement), other than in connection with a “change of control” (as that term is defined in his employment agreement), he will be entitled to receive an amount equal to his base salary then in effect that he would have received for the remainder of the term of the agreement.

If Mr. Davies is terminated other than for cause or resigns for good reason within one year after a change of control, he will be entitled to receive an amount equal to the excess, if any, of 2.99% of his “annualized includable compensation of the base period” as determined under Section 280G of the Internal Revenue Code. Mr. Davies is not entitled to any payment, acceleration or other benefit pursuant to his employment agreement as a result of the Private Placement and the transactions related thereto. In the event that Mr. Davies is not able to receive the payments described above due to the restrictions on severance and change of control payments under TARP, the Company will engage Mr. Davies as a consultant for a period of two years at an annual fee of $500,000.
          The Company’s obligation to make the payments provided for in Mr. Davies’ employment agreement is qualified in its entirety by the Company’s ability to make such payments under applicable law. To the extent any payment is prohibited by 12 C.F.R. Part 359 or to the extent that any governmental approval of any payment is not received or such payment would be prohibited by any state or federal statutes or regulations, the Company will not be required to make such payment to Mr. Davies.
          On December 30, 2009, Mr. Davies received a fully-vested 75,000 share award of restricted stock and a cash bonus of $57,895. This award was made as an inducement for joining the Company earlier in the year in lieu of receiving a larger signing bonus. Of the 75,000 shares of restricted stock, 50,000 shares were granted under the Company’s 2006 Stock Incentive Plan.
          Lorelle Fritsch. Mrs. Fritsch previously entered into a five-year employment contract with Bank of Hampton Roads, which includes payment of a severance amount in the event of a change-in-control of the Company, which may be paid unless the Treasury Department or other government agency issues guidance that would prohibit such payments, such as EESA and ARRA. Mrs. Fritsch is not entitled to any payment, acceleration or other benefit pursuant to his employment agreement as a result of the Private Placement and the transactions related thereto. Her annual salary was $181,166 in 2009. Her contract was amended as of July 23, 2008 to make the Company a party in addition to Bank of Hampton Roads. If permitted by law, the severance amount will be equivalent to three times the average of her previous three year’s salary minus one dollar payable over a sixty-month period. Mrs. Fritsch’s employment contract will renew in five-year increments.
          Douglas J. Glenn. Mr. Glenn entered into a six year employment contract in 2007. His annual salary was $400,000 in 2009. Mr. Glenn is eligible to participate in the following compensation programs offered by the Company: Supplemental Executive Retirement Plan, Executive Officers Bonus Plan, Stock Incentive Plan and the Executive Savings Plan. In addition, Mr. Glenn is eligible to participate in all of the plans and arrangements that are generally available to all of the Company’s salaried employees, including the Company’s 401(k) plan. Other benefits extended to Mr. Glenn in 2009 include the personal use of a Company automobile and club dues. In the event of a change-in-control of the Company, Mr. Glenn will be eligible to receive a payment consistent with change-in-control payments for other named executive officers. Mr. Glenn is not entitled to any payment, acceleration or other benefit pursuant to his employment agreement as a result of the Private Placement and the transactions related thereto. Mr. Glenn’s employment contract will renew in five year increments after the initial term upon similar terms as other executive officers of the Company.
          Mr. Glenn also has a supplemental employment retirement plan. The plan provides benefits to Mr. Glenn at age 65 in the amount of one half of his final three years of service for a period of 15 years following retirement. The plan vests ratably over fifteen years beginning after the fifth anniversary of service. This plan contains change-in-control provisions consistent with those of other executive officers. For purposes of this supplemental employment retirement plan, the Private Placement and the transactions related thereto do not constitute a change-in-control.

          Upon his hiring, Mr. Glenn was granted incentive stock options for 20,000 shares of Common Stock that vests in years five through ten of Mr. Glenn’s employment, or immediately upon a change-of-control event and other customary circumstances.
          David Twiddy. On December 31, 2008, Gateway Bank (now Bank of Hampton Roads) entered into an employment agreement with David R. Twiddy. The agreement has a term of thirty-six months with an initial base salary of $425,000. The agreement provides for certain payments under specified circumstances including a change-in-control of the Company. Mr. Twiddy is not entitled to any payment, acceleration or other benefit pursuant to his employment agreement as a result of the Private Placement and the transactions related thereto. The agreement restricts Mr. Twiddy from employment that competes with the Company or any of its subsidiaries for one year following termination of employment. In addition Mr. Twiddy is restricted from the solicitation of business of the Company’s or any of its affiliates’ customers and solicitation of employment of the Company’s or any of its affiliates’ employees for a period of one year following termination of employment. The agreement further prohibits the disclosure of proprietary information. In addition, the Company entered into a restrictive covenant agreement with Mr. Twiddy that restricts Mr. Twiddy from employment that competes with the Company and any of its affiliates for a period of time specified in the covenant. Mr. Twiddy received $425,000 in net compensation for entering into the covenant and to which the Company paid the taxes on.
          Kevin Pack. We do not have a written employment agreement with our President of Gateway Bank Mortgage, Kevin Pack. Mr. Pack receives an annual salary of $325,000, and additional commissions based on the number of loans that may be sold by Gateway Mortgage in the secondary mortgage market. He is eligible to participate in all employee benefit plans maintained by the Company. Other benefits extended to Mr. Pack in 2009 include the personal use of a Company vehicle.
          Neal Petrovich. Mr. Petrovich had no written employment contract with the Company. His initial annual salary was $200,000, but was raised to $325,000 during the year to be consistent with the compensation of other executives in the Company. Mr. Petrovich was eligible to participate in the following compensation programs offered by the Company: Supplemental Executive Retirement Plan, Executive Officers Bonus Plan, Stock Incentive Plan and the Executive Savings Plan. In addition, Mr. Petrovich was eligible to participate in all of the plans and arrangements that are generally available to all of the Company’s salaried employees. Other benefits extended to Mr. Petrovich in 2009 included the personal use of a Company automobile. He also received a moving allowance to assist with his relocation expenses. As an incentive to join the company, Mr. Petrovich was also issued 5,000 shares of restricted stock.
          Jack Gibson. We had an employment agreement with Mr. Gibson which was automatically renewable in five-year increments and renewed automatically in 2007. During 2008, the Company entered into an amendment to the employment agreements with Jack W. Gibson to reflect provisions required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). This agreement was terminated on May 18, 2009, under the terms of Mr. Gibson’s retirement from the Company. Mr. Gibson’s salary was determined each year by the Compensation Committee, but in no event was to be less than $50,000. Mr. Gibson’s employment agreement also provided that Mr. Gibson may receive other compensation and benefits as the Board of Directors elects to provide to all of our employees.
          In connection with his retirement, Mr. Gibson entered into a separation agreement with the Company (the “Separation Agreement”). Under the Separation Agreement, the Company agreed to grant Mr. Gibson the option, on January 4, 2010 (“Option Date”) to require the Company to purchase 100,000 of his shares of the Company, free and clear of all liens, for the closing price of the Company’s stock on the Option Date. Should Mr. Gibson have elected this option, the purchase price for said shares would have been paid in twelve (12) equal monthly installments with the first installment being paid to the Executive on the Option Date. Mr. Gibson elected not to sell his shares to the Company.

          Mr. Gibson will retain his benefits under the following Company plans: Supplemental Retirement Plan, 401(k), Executive Savings, Stock Options, Restricted Stock, and Director Deferred Compensation (“Benefit Plans”) to the extent permitted by law.
          Mr. Gibson is to provide consulting services to the Company as an independent contractor for a period of three years (the “Consultancy Period”) for the total sum of $1,300,000 to be paid in the amount of $600,000 beginning on May 18, 2009 and $700,000 on January 1, 2010. As of the date of this Prospectus, Mr. Gibson received $600,000 of this fee. The remainder of the fee will be paid when the Company is permitted to do so. Mr. Gibson elected to continue participation in the Company’s medical plans as provided by COBRA. As a result, the Company is paying 100% of Mr. Gibson’s COBRA premiums for 18 months. In addition, the Company agreed to turn over ownership of a Company vehicle Mr. Gibson had been using for business purposes. Further, during the Consulting Period, the Company agreed to reimburse Mr. Gibson for his membership dues at Greenbrier Country Club. Mr. Gibson is also subject to a non-solicitation, confidentiality, and non-competition agreement. The $700,000 sum has not yet been paid by the Company, and Mr. Gibson has filed a lawsuit seeking this payment pursuant to the consulting agreement. The parties to the litigation disagree as to the amount due to Mr. Gibson under such agreement.
          During May 2009, Mr. Gibson also began receiving payments of $900 per month under his Director’s Retirement Plan Agreement and received total payments of $7,200 during 2009. The Director’s Retirement Plan Agreement provides that a payment equal to 50% of the monthly board fees will be paid beginning on the first month following conclusion of service from the Board of Directors and continue for a term determined by a formula based on years of board service. The term of Mr. Gibson’s monthly payments is 11 years. Also, Mr. Gibson began receiving payments of $1,500 per month under his Director’s Emeritus Program Agreement and received total payment of $12,000 during 2009. The Director Emeritus Program Agreement provides a $1,500 monthly payment beginning on the first month following conclusion of service from the Board and continues for a 10 year term.
          Incentive Plan: In order to focus our executive officers’ attention on the profitability of the organization as a whole, we pay cash incentives based upon our annual financial performance as measured by return on average assets. Given the operating losses experienced in the first half of 2009, a decision was reached that the Company would not pay bonuses to executive officers under this plan during 2009.
          2006 Stock Incentive Plan: We strongly encourage all directors and employees to own stock in the Company. We feel that stock ownership among employees fosters loyalty and longevity and is an excellent method for aligning employee interests with the long-term goals of the organization and our shareholders. To facilitate stock ownership, the compensation committee of the Board of Directors adopted the 2006 Stock Incentive Plan on March 14, 2006. This plan was approved by the shareholders of the Company at the April 25, 2006 Annual Meeting of Shareholders. Under the plan, shares of our Common Stock may be issued to our directors, officers, key employees, consultants, and advisors in the form of restricted stock awards, incentive stock awards, incentive stock options, and non-statutory stock options. Each type of award under the plan is subject to different requirements and the awards may be conditioned by the performance of the officers and their contribution to the performance of the Company. The plan provides that no person shall be granted incentive stock options worth more than $100,000 based on their exercise price or 50,000 shares of restricted stock or stock options during any calendar year. During 2009, the Company granted no stock options or stock awards under this plan, except to Mr. Davies.

          Executive Savings Plan: We have implemented an Executive Savings Plan with executive officers and certain other officers whereby an initial contribution of the officer’s salary made by the officer will be matched 100% each year by the Company as long as the officer’s employment with the Company continues and the officer is in good standing. There were contributions of $35,134 to the Executive Savings Plan during 2009. The purpose of this plan is to promote employment longevity and to provide key employees with a retirement savings vehicle. Contributions into this plan may be used to purchase employer stock or may be placed in savings accounts for the benefit of each individual participant. Dividends paid on Common Stock held in the plan are reinvested. Amounts may only be withdrawn from the plan upon termination of employment at which time the participant may elect to take the distribution as a lump sum payment or in annual installments. The plan also provides for additional payments to be made to the officers upon termination of employment following a change of control of the Company. Additional information regarding these payments can be found further in this document.
          Defined Contribution Plan: We provide defined contribution 401(k) plans at each of our subsidiary banks. The Company may also make an additional discretionary contribution to the plans. Participants are fully vested in their contributions and the Company’s match immediately and become fully vested in the Company’s discretionary contributions after three years of service.
          Under the Bank of Hampton Roads’ 401(k) plan, all employees who are 21 years of age and have completed one year of service are eligible to participate. Participants may contribute up to 20% of their compensation, subject to statutory limitations and the Company matches 100% of the employees’ contributions up to 4% of salary.
          Under the Shore Bank 401(k) plan, all employees who are 18 years of age and have completed 3 months of service are eligible to participate. Participants may contribute up to 15% of their compensation and the Company matches 100% up to 3% of the employees’ contributions and 50% of the next 3%.
          Under the Gateway 401(k) plan, all employees over the age of 18 that have completed three months of service are eligible to participate. The Company matches 100% of the employees’ contributions up to 6% of the employee’s salary.
          Supplemental Retirement Agreement: The Company has entered into Supplemental Retirement Agreements with several key officers. The following gives a description of the plan.
          We entered into a Supplemental Retirement Agreement with Jack W. Gibson on January 1, 1993. The purpose of the agreement was to provide retirement benefits for Mr. Gibson that will reward his years of service to the Company. Under this agreement, Mr. Gibson is eligible to receive an annual benefit payable in 15 installments equal to 50% of his benefit computation base following the attainment of his plan retirement date, November 9, 2010. In the event that Mr. Gibson’s employment is terminated prior to November 9, 2010, the Company is obligated to pay Mr. Gibson a lump sum payment equal to the present value of his accrued benefit. The benefit computation base is calculated as his average compensation including bonuses from us over the three highest compensation completed calendar years prior to the year during which the plan retirement date occurs. The estimated annual benefits payable upon retirement at the plan retirement date are $357,826. Mr. Gibson became fully vested in the plan in January 2008. On May 27, 2008, Bank of Hampton Roads and Mr. Gibson entered into an amendment to Mr. Gibson’s Supplemental Retirement Agreement. The amendment reflects provisions required by Section 409A of the Code and clarified the benefits to be paid in the event of Mr. Gibson’s death prior to retirement. In connection with the lawsuit by Mr. Gibson described above, he is also seeking payment pursuant to the Supplemental Retirement Agreement. The parties to the litigation disagree as to the amount due to Mr. Gibson under such agreement.

          Gateway Bank entered into a Supplemental Retirement Agreement with David R. Twiddy on December 24, 2008. The purpose of the agreement is to provide a retirement vehicle for Mr. Twiddy that will reward his years of service to Gateway Bank. Under this agreement, Mr. Twiddy is eligible to receive an annual benefit payable in 15 installments equal to 70% of his benefit computation base following the attainment of his plan retirement date, September 24, 2022. The benefit computation base is calculated as his average compensation including bonuses from us over the three highest compensation completed calendar years prior to the year during which the plan retirement date occurs. The estimated annual benefits payable upon retirement at the plan retirement date are $601,656.
          We entered into a Supplemental Retirement Agreement with Douglas J. Glenn on November 1, 2007. The purpose of the agreement is to provide a retirement vehicle for Mr. Glenn that will reward his years of service to the Company. Under this agreement, Mr. Glenn is eligible to receive an annual benefit payable in 15 installments equal to 50% of his benefit computation base following the attainment of his plan retirement date in 2031. The benefit computation base is calculated as his average compensation including bonuses from us over the three highest compensation completed calendar years prior to the year during which the plan retirement date occurs. The estimated annual benefits payable upon retirement at the plan retirement date are $549,632. Mr. Glenn will become fully vested in the plan in November 2022.
          Supplemental Executive Retirement Plan (“SERP”). Bank of Hampton Roads adopted a SERP in 2005. The only named executive officer currently participating in the SERP is Lorelle Fritsch. The purpose of the agreement is to provide a retirement vehicle for Mrs. Fritsch that will reward her years of service to the Company. Under this agreement, Mrs. Fritsch is eligible to receive an annual benefit payable in 15 installments of $50,000 for a total of $750,000 commencing upon the first month after such executive attains age 65. The benefits shall, to the extent in compliance with applicable law, vest ratably from the date of the sixtieth month of participation in the SERP through the executive attaining age 65.
          Perquisites and other benefits. In addition to the benefits described above, we provide our executive officers with certain other perquisites that the Compensation Committee considers to be usual and customary within our peer group to remain competitive in the market for experienced management. For instance, named executive officers receive partial reimbursement from the Company of their country club expenses and the use of an automobile. Gateway paid premiums for dependent health insurance coverage for its executive officers and reimburses executive officers for the payment of federal and state income taxes imposed as a result of the grant of restricted stock.
          Split Dollar Arrangements. Gateway Bank (now Bank of Hampton Roads) is a party to a Split Dollar Agreement with Mr. Twiddy, which provides for the division of the death proceeds on the life insurance policy on his life, which is owned by Bank of Hampton Roads, with his designated beneficiary. Under the Split Dollar Agreement, if Mr. Twiddy dies, his beneficiary shall be entitled to a fixed cash benefit from Bank of Hampton Roads. The amount is approximately $2,535,500 for Mr. Twiddy. Bank of Hampton Roads is not permitted to sell, surrender, or transfer ownership of any life insurance policy without replacing the policy with a comparable policy to cover the benefit provided by the Split Dollar Agreement. Bank of Hampton Roads may not terminate or amend the Split Dollar Agreements without the officer’s consent. All life insurance policies are subject to the claims of creditors.
Risk Assessment
          We reviewed our compensation programs and policies for all employees and determined that they are not reasonably likely to have a material adverse effect on the Company. We believe our compensation programs are designed with the appropriate balance of risk and reward in relation to our Company’s overall business strategy. In addition, our executive compensation programs no longer provide for the payment of performance based-bonuses, which significantly reduces the amount of excessive risk-taking that our compensation programs might impose.

Summary Compensation Table
     The following table shows the compensation of our principal executive officers and principal financial officers during fiscal 2009, as well as our three most highly compensated executive officers (other than our principal executive officer and principal financial officers) during the year. References throughout this Prospectus to our “named executive officers” or “named executives” refer to each of the individuals named in the table below.

								Change in Pension
								Value and
							Non-Equity	Nonqualified
					Stock		Incentive Plan	Deferred	All Other
Name and					Awards	Option	Compensation	Compensation	Compensation		Total
Principal Position	Year	Salary ($)		Bonus ($)	(h)($)	Awards (i)($)	($)	Earnings (j)($)	($)		($)
John A. B. Davies, Jr.	2009	$242,628	(k)	$57,895	$123,750	—	—	—	$11,913	(a)	436,186

Neal A. Petrovich	2009	234,006	(l)	—	41,500	—	—	—	33,976	(b)	309,482

Lorelle L. Fritsch (m)	2009	181,166		—	—	—	—	16,099	11,405	(c)	208,670
	2008	131,907		—	22,500	—	—	15,046	44,022		213,475

David Twiddy	2009	425,000		—	—	—	—	205,945	109,605	(d)	740,550
	2008	425,000		130,000	80,000	—	—	—	855,307		1,490,307

Douglas J. Glenn	2009	400,000		—	—	—	—	55,193	75,302	(e)	530,495

Kevin Pack	2009	353,718	(n)	—	—	—	—	—	19,344	(f)	373,062

Jack W. Gibson	2009	241,096		—	—	—	—	559,676	746,138	(g)	1,546,910
	2008	530,000		—	79,500	—	—	517,851	195,811		1,323,162
	2007	460,000		—	—	—	165,600	402,815	101,898		1,130,313

(a)	This column includes $11,850 in fees for acting as a director of the Company and $63 for personal use of a Company automobile.

(b)	This column includes $29,126 for moving expenses and Greenbrier Country Club dues of $1,884 and $2,966 for personal use of a Company automobile.

(c)	This column includes $7,000 in 401(k) match, $1,556 for personal use of an automobile, and a $2,849 tax gross-up payment related to the vesting of restricted stock.

(d)	This column includes a $14,700 in 401(k) match, $1,155 for personal use of an automobile, an $84,138 tax gross-up payment related to the vesting of restricted stock, The Pines Lake Country Club dues of $1,925, Town Center City Club dues of $70, YMCA dues of $492, and BOLI imputed income of $7,125.

(e)	This column includes $9,800 in 401(k) match, $5,111 for personal use of an automobile, a $9,785 tax gross-up payment related to the vesting of restricted stock, and Cavalier Golf & Yacht Club dues of $1,206. This total also includes $49,400 in fees for acting as a director of the Company, consisting of: $21,600 in cash and a $27,800 stock award.

(f)	This column includes $14,700 in 401(k) match, $660 for personal use of an automobile, Capital City Club dues of $1,881, State Club dues of $1,215, and BOLI imputed income of $888.

(g)	This column includes $9,167 in 401(k) match, $60,739 for personal use of an automobile, a $10,046 tax gross-up payment related to the vesting of restricted stock, and Greenbrier Country Club dues of $4,136. This total also includes $42,850 in fees for acting as a director of the Company, consisting of: $14,400 in cash and a $28,450 stock award. This column also includes payments to Mr. Gibson of $7,200 under his Retirement Plan Agreement and $12,000 in payments under his Director’s Emeritus Program Agreement. This amount also includes $600,000 Mr. Gibson received under his consulting arrangement with the Company, which he received effective upon his resignation on May 18, 2009.

(h)	This column represents stock awards granted by the Company. The expense was calculated according to ASC Topic 718 (formerly known as FASB Statement 123R). Additional information regarding stock-based compensation expense can be found in the Notes to Consolidated Financial Statements filed with our 2009 Annual Report. Stock awards are expensed over the vesting periods established at the time the grants are made by the Company.

(i)	This column represents the expense to the Company related to stock options granted. The expense was calculated according to ASC Topic 718 (formerly known as FASB Statement 123R). Additional information regarding stock-based compensation expense can be found in the Notes to Consolidated Financial Statements filed with our 2009 Annual Report. Stock options granted to employees and Directors during 2008, and 2007 and 2006 have exercise prices equal to the market value of our Common Stock on the grant date.

(j)	This column represents the change in the benefit obligation for the Supplemental Retirement Agreements from the previous year to the current year. These amounts were expensed during the year and a liability was recorded on the Company’s balance sheet which represents the present value of payments that will be made to employees under the Supplemental Retirement Agreements upon their retirement. We have funded the Supplemental Retirement Agreements within this column with life insurance policies which name the company as beneficiary. These life insurance policies will reimburse the Company for all expenses related to the Supplemental Retirement Agreements including the policy premiums and the payments made to employees upon their retirement.

(k)	This amount represents part-year compensation due to Mr. Davies having joined the Company on July 14, 2009.

(l)	This amount represents part-year compensation due to Mr. Petrovich having joined the Company on February 17, 2009.

(m)	Ms. Fritsch acted as the Chief Financial Officer of the Company from August 2008 to February 2009 and May 2010 to present.

(n)	includes sales commissions of $28,718.
Grants of Plan-Based Awards Table
     The following table presents all plan-based awards granted to the named executive officers during 2009.

All Other Option
		All Other Stock		Awards: Number of	Exercise or Base
		Awards: Number of		Securities	Price of Option	Grant Date Fair
		Shares of Stock or		Underlying Options	Awards	Value of Stock and
Name	Grant Date	Units (#)		(#)	($/Sh)	Option Awards ($)
John A. B. Davies, Jr.	—	75,000	(1)	—	—	$123,750
Neal A. Petrovich	—	5,000		—	—	$41,500
Lorelle L. Fritsch	—	—		—	—	—
David Twiddy	—	—		—	—	—
Douglas J. Glenn	—	—		—	—	—
Kevin Pack	—	—		—	—	—
Jack W. Gibson	—	—		—	—	—

(1)	Represents 75,000 fully-vested shares of restricted stock, 50,000 shares of which were granted under the Company’s 2006 Stock Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End Table
     The following table presents outstanding stock option and non-vested stock awards as of December 31, 2009.

	Option Awards
	Number of	Number of			Stock Awards
	Securities	Securities				Market Value of
	Underlying	Underlying			Number of Shares or	Shares or Units of
	Unexercised Options	Unexercised Options	Option Exercise		Units of Stock That	Stock That Have Not
	(#)	(#)	Price	Option Expiration	Have Not Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
John A. B. Davies, Jr.	—	—	—	—	—	—

Neal A. Petrovich	—	—	—	—	875	$7,262

Lorelle L. Fritsch	—	3,000	$12.00	12/31/16	—	—
	1,978	—	10.65	12/31/15
	2,079	—	11.52	12/31/14
	1,074	—	11.60	12/31/13
	1,006	—	9.00	12/31/12
	1,192	—	8.00	12/31/11
	729	—	8.00	12/31/10

David Twiddy	—	3,350	21.87	08/28/16	—	—
	24,321	—	19.67	11/24/14
	13,764	—	9.16	08/02/11
	6,075	—	8.64	11/20/10

Douglas J. Glenn	—	20,000	12.25	11/01/17	2,000	8,300
	2,000	—	12.00	12/31/16
	10,000	—	12.00	12/31/16

Kevin Pack	—	6,700	20.99	08/31/17	—	—

Jack W. Gibson	2,000	—	12.00	12/31/16	592	6,302
	—	25,000	12.00	12/31/16
	1,737	—	10.65	01/01/16
	2,638	—	10.65	12/31/15
	20,343	—	10.65	12/31/15
	3,467	—	11.55	01/01/15
	2,579	—	11.52	12/31/14
	19,831	—	11.52	12/31/14
	3,030	—	11.60	12/31/14
	2,531	—	11.60	12/31/13
	21,895	—	11.60	12/31/13
	2,466	—	9.0	12/31/12
	24,876	—	9.0	12/31/12
	2,406	—	8.0	12/31/11
	17,788	—	8.0	12/31/11
	2,399	—	8.0	12/31/10
	25,788	—	8.0	12/31/10
          All of the above stock options were fully vested on the grant date except for the stock options granted on December 31, 2006 and November 1, 2007. Of the stock options granted on December 31, 2006, Mr. Gibson’s options have a four-year vesting schedule and Ms. Fritsch’s options have a five-year vesting schedule. All stock options have 10-year terms. Mr. Gibson’s non-vested stock awards were to vest over the seven-year period ending January 1, 2016.

Option Exercises and Stock Vested Table
          The following table presents the stock options exercised and the stock awards vested for the named executive officers during 2009.

	Option Awards
	Number of Shares		Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
John A. B. Davies, Jr.	—	—	—	—
Neal A. Petrovich	—	—	1,000	$8,300
Lorelle L. Fritsch	—	—	2,647	22,450
David Twiddy	—	—	—	—
Douglas J. Glenn	—	—	5,294	44,999
Kevin Pack	—	—	—	—
Jack W. Gibson	—	—	9,352	79,492
Pension Benefits Table
          The following table presents information related to the Supplemental Retirement Agreements for the named executive officers as of and for the year ended December 31, 2009.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
John A. B. Davies, Jr.	None	—	—	—
Neal A. Petrovich	None	—	—	—
Lorelle L. Fritsch	Supplemental	—	$31,145	—
Executive Retirement Plan
David Twiddy	Supplemental	—	205,945	—
Retirement Agreement
Douglas J. Glenn	None	—	—	—
Kevin Pack	None	—	—	—
Jack W. Gibson	Supplemental	—	2,973,258	—
Retirement
Agreement

          The Supplemental Retirement Agreements are discussed in further detail in the Compensation Disclosure and Analysis section of this Prospectus. The discount rate used to calculate the Present Value of Accumulated Benefit was 7% under the terms of the plan agreement.
Nonqualified Deferred Compensation Table
          The following table presents information related to the Executive Savings Plan for the named executive officers during 2009.

	Executive	Registrant		Aggregate	Aggregate Balance
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	at Last Fiscal
	Last Fiscal Year	Last Fiscal Year	in Last Fiscal Year	Distributions	Year-End
Name	($)	($)	($)	($)	($)
John A. B. Davies, Jr.	—	—		—	N/A
Neal A. Petrovich	$20,000	—	$672	—	$12,829
Lorelle L. Fritsch	—	—	$3,646	—	$49,427
David Twiddy	—	—		—	N/A
Douglas J. Glenn	—	—	$1,580	—	$12,247
Kevin Pack	—	—		—	N/A
Jack W. Gibson	—	—	$4,028	—	$62,580
          The Executive Savings Plan is discussed in further detail in the Compensation Disclosure and Analysis section of this Prospectus. Amounts disclosed above in the “Registrant Contributions in Last Fiscal Year” and “Aggregate Earnings in Last Fiscal Year” columns were also included in the “All Other Compensation” column of the Summary Compensation Table above.
Potential Payments upon Termination or Change-in-Control
          The table below shows the present value of estimated Company payments under the employment agreements, equity plans, and other non-qualified plans described above, upon a termination of employment, including the Company gross-up payments for excise tax on the parachute payments upon a change of control, for each of Mr. Davies, Mr. Petrovich, Ms. Fritsch, Mr. Twiddy, Mr. Glenn, Mr. Pack, and Mr. Gibson.(1) The payments represent the maximum possible payments under interpretations and assumptions most favorable to the executive officer. All termination events, except retirement, are assumed to occur on December 31, 2009 and termination upon a change of control is assumed to be involuntary by the Company or its successor. Termination upon retirement is assumed to occur upon the officer’s normal retirement date. Company payments to a terminated executive may be more or less than the amounts contained in the various agreements and plans. In addition, certain amounts currently are vested and, thus, do not represent an increased amount of benefits.

(Dollars in thousands)	Davies	Petrovich	Fritsch	Glenn	Pack	Twiddy	Gibson(2)
Company Payment Upon Change-in-control	2,040,793	245,515	1,704,377	4,948,640	—	8,978,433	—

Retirement
Restricted Stock Plan	—	—	—	—	—	—	—
Employment Agreement	—	—	—	—	—	—	—
Supplemental Retirement Agreement	—	—	—	733,963	—	1,883,557	—
SERP	—	—	455,396	—	—	—	—
Executive Savings Plan	—	—	40,852	—	—	—	—
Total	—	—	496,248	733,963	—	1,883,557	—

Termination of Employment by Executive With Good Reason
Restricted Stock Plan	—	—	—	—	—	—	—
Employment Agreement	—	—	—	—	—	423,388	—
Supplemental Retirement Agreement	—	—	—	—	—	—	—
SERP	—	—	—	—	—	—	—
Executive Savings Plan	—	—	40,852	—	—	—	—
Total	—	—	40,852	—	—	423,388	—

Termination of Employment by Executive Without Good Reason
Restricted Stock Plan	—	—	—	—	—	—	—
Employment Agreement	—	—	—	—	—	—	714,833
Supplemental Retirement Agreement	—	—	—	—	—	—	3,102,064
SERP	—	—	—	—	—	—	—
Director Deferred Comp Plan	—	—	—	—	—	—	26,863
Director Retirement Agreements	—	—	—	—	—	—	225,238
Executive Savings Plan	—	—	40,852	—	—	—	58,330
Total	—	—	40,825	—	—	—	4,127,327

Termination of Employment by Bank Without Cause
Restricted Stock Plan	—	—	—	—	—	—	—
Employment Agreement	1,237,553	—	—	398,483	—	423,388	—
Supplemental Retirement Agreement	—	—	—	—	—	—	—
SERP	—	—	—	—	—	—	—
Executive Savings Plan	—	—	40,852	—	—	—	—
Total	1,237,553	—	40,852	398,483	—	423,388	—

Death
Restricted Stock Plan	—	8,650	—	10,380	—	—	—
Employment Agreement	—	—	—	—	—	—	—

(Dollars in thousands)	Davies	Petrovich	Fritsch	Glenn	Pack	Twiddy	Gibson(2)
Supplemental Retirement Agreement	—	—	—	405,075	—	405,075	—
SERP	—	—	351,179	—	—	—	—
Executive Savings Plan	—	—	40,852	—	—	—	—
Total	—	8,650	392,031	415,455	—	405,075	—

Disability
Restricted Stock Plan	—	8,650	—	10,380	—	—	—
Employment Agreement	—	—	87,500	200,000	—	212,500	—
Supplemental Retirement Agreement	—	—	—	—	—	—	—
SERP	—	—	455,396	—	—	—	—
Executive Savings Plan	—	—	40,852	—	—	—	—
Total	—	8,650	583,748	210,380	—	212,500	—

(1)	The TARP compensation limitations prohibit the Company from making “any payment” to the named executive officers for departure from the Company for any reason, or paying any benefit upon a change-in-control, except for payments for services performed or benefits accrued. In addition, the Company is prohibited, under section 18(k) of the Federal Deposit Insurance Act and 12 C.F.R. Part 359, from making any severance or indemnification payments to its employees for so long as Bank of Hampton Roads or the Company remain in troubled condition under applicable federal regulations. Both of these limitations exclude payments due to an employee on death or disability. Therefore, even though we have discussed above potential payments that would have been due had a termination of an executive officer occurred as of December 31, 2009, it is likely that the application of the TARP compensation limitations and/or 12 C.F.R. Part 359 would result in a prohibition of all such payments, except to the extent previously accrued under generally accepted accounting principles or due to death or disability, to a named executive officer if such officer terminated employment during the TARP period or while the restrictions of 12 C.F.R. Part 359 apply.

(2)	Mr. Gibson terminated employment on May 18, 2009. This is the amount due to Mr. Gibson as of December 31, 2009 under the terms of his Separation Agreement, Supplemental Retirement Agreement, Executive Savings Plan and Director Deferred Compensation Plan subject to any restrictions on payment imposed by Treasury.
Director Compensation Table
          The following table shows director compensation paid during 2009.

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)	($)	($)
Jack W. Gibson(1)	14,400	28,450	—	42,850
Henry P. Custis	25,150	—	—	25,150
Richard F. Hall, III(2)	23,475	—	—	23,475
Douglas J. Glenn	21,600	27,800	—	49,400
Scott C. Harvard(3)	15,300	—	—	15,300

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)	($)	($)
Herman A. Hall, III(4)	23,825	6,400	—	30,225
W. Lewis Witt	26,475	—	—	26,475
Bobby L. Ralph(4)	24,725	—	—	24,725
Emil A. Viola(4)	—	26,350	—	26,350
Roland Carroll Smith, Sr.(4)	—	24,600	—	24,600
Robert R. Kinser(4)	24,975	—	—	24,975
Jordan E. Slone	23,700	—	—	23,700
William Brumsey, III(4)	—	39,900	—	39,900
Robert Y. Green, Jr.(5)	—	30,650	—	30,650
Billy G. Roughton	41,300	—	—	41,300
Ollin B. Sykes (4)	37,025	—	—	37,025
Frank T. Williams(4)	—	35,100	—	35,100
Jerry T. Womack (4)	—	37,525	—	37,525
D. Ben Berry(6)	15,200	—	—	15,200
Pat Corbin	—	18,900	—	18,900
Andy Davies	11,850	—	—	11,850
William E. Paulette	16,500	—	—	16,500

(1)	Directorship ended on May 18, 2009.

(2)	Directorship ended on October 4, 2010.

(3)	Directorship ended on August 24, 2009.

(4)	Directorship ended on September 30, 2010.

(5)	Directorship ended on September 21, 2009.

(6)	Directorship ended on April 14, 2009.
          During fiscal year 2009, each director of the Company received a director’s fee of $850 per board meeting attended, $250 per committee meeting attended, and $100 per advisory board meeting attended. The Company has a Directors’ Deferred Compensation Agreement through which directors can elect to defer their directors’ fees by using the fees to purchase shares of our stock held in a Rabbi Trust. The directors can also elect to defer their board fees, and we will accrue interest on the deferred fees at an interest rate equal to the highest rate currently being offered on a certificate of deposit at our bank subsidiaries.

Compensation Committee Interlocks and Insider Participation
          No member of the Company’s Compensation Committee was an officer or employee of the Company during 2009. During 2009, none of our executive officers served as a member of a compensation committee of another entity, nor did any of our executive officers serve as a director of another entity whose executive officers served on our Compensation Committee. There are members of our Compensation Committee that have outstanding loans with Bank of Hampton Roads. Each of these loans was made in the ordinary course of business on substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectability or present other unfavorable features. See “Certain Relationships and Related Transactions.”

DESCRIPTION OF CAPITAL STOCK
          Our authorized capital stock consists of 1,000,000,000 shares of Common Stock, par value $0.01 per share and 1,000,000 shares of preferred stock, no par value. As of November 10, 2010, there were 684,680,995 shares of Common Stock issued and outstanding held by 4,897 shareholders of record. There were also 492 holders of outstanding Gateway common stock that was deemed by operation of law to represent shares of Company Common Stock as of Gateway’s merger with and into the Company on December 31, 2008, who collectively held 424,120 shares of such common stock as of November 10, 2010. Holders of these shares are also deemed to be “Eligible Shareholders” for the purposes of the Rights Offering. The issued shares of Common Stock represent non-withdrawable capital, are not accounts of an insurable type, and are not federally insured.
          Also on November 10, 2010, the following Common Stock purchase warrants were outstanding: a warrant to purchase 7,846,852 shares of Commons Stock at $0.40 per share held by Carlyle, warrants to purchase 23,540,556 shares of Common Stock at $0.40 per share held by Anchorage, and warrants to purchase of 11,770,278 shares of Common Stock for $0.40 per share held by CapGen. In addition, the Treasury holds a warrant to purchase 1,325,858 shares of Common Stock. We do not have any shares of preferred stock issued or outstanding.
Common Stock
     Voting Rights
     Each holder of shares of Common Stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.
     Dividends
     Holders of shares of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available for dividends. We are a corporation separate and distinct from Bank of Hampton Roads and Shore Bank and the other subsidiaries. We pay quarterly dividends out of assets legally available for distribution. On July 30, 2009, our Board of Directors suspended cash dividends on our common shares indefinitely. Our ability to distribute cash dividends in the future may be limited by regulatory restrictions and the need to maintain sufficient consolidated capital.
     No Preemptive or Conversion Rights
     Holders of shares of our Common Stock do not have preemptive rights to purchase additional shares of our Common Stock, and have no conversion or redemption rights.
     Calls and Assessments
     All of the issued and outstanding shares of our Common Stock are non-assessable and non-callable.
     Liquidation Rights
     In the event of our liquidation, dissolution or winding up, the holders of shares of our Common Stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities.

Amended TARP Warrant
     The following is a brief description of the amended warrant that was issued to Treasury on September 30, 2010 under the terms of the Exchange Agreement (the “Amended TARP Warrant”). This description is subject to and qualified in its entirety by reference to the Amended TARP Warrant, a copy of which is attached as Exhibit 4.7 to the registration statement of which this Prospectus is a part.
     Shares of Common Stock Subject to the Amended TARP Warrant
     The Amended TARP Warrant is initially exercisable for 1,325,858 shares of our Common Stock.
     Exercise of the Amended TARP Warrant
     The initial exercise price applicable to the Amended TARP Warrant is $0.40 per share of Common Stock for which the Amended TARP Warrant may be exercised. The Amended TARP Warrant may be exercised at any time on or before September 29, 2020 by surrender of the Amended TARP Warrant and a completed notice of exercise attached as an annex to the Amended TARP Warrant and the payment of the exercise price for the shares of Common Stock for which the Amended TARP Warrant is being exercised. The exercise price may be paid either by the withholding by the Company of such number of shares of Common Stock issuable upon exercise of the Amended TARP Warrant equal to the value of the aggregate exercise price of the Amended TARP Warrant determined by reference to the market price of our Common Stock on the trading day on which the Amended TARP Warrant is exercised or, if agreed to by us and the Amended TARP Warrant holder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Amended TARP Warrant is subject to the further adjustments described below under the heading “—Adjustments to the Amended TARP Warrant.”
     Upon exercise of the Amended TARP Warrant, certificates for the shares of Common Stock issuable upon exercise will be issued to the Amended TARP Warrant holder. We will not issue fractional shares upon any exercise of the Amended TARP Warrant. Instead, the Amended TARP Warrant holder will be entitled to a cash payment equal to the market price of our Common Stock on the last day preceding the exercise of the Amended TARP Warrant (less the pro-rated exercise price of the Amended TARP Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Amended TARP Warrant. We will at all times reserve the aggregate number of shares of our Common Stock for which the Amended TARP Warrant may be exercised. We will have listed the shares of Common Stock issuable upon exercise of the Amended TARP Warrant with the NASDAQ Global Select Market.
     Rights as a Shareholder
     The Amended TARP Warrant holder shall have no rights or privileges of the holders of our Common Stock, including any voting rights, until (and then only to the extent) the Amended TARP Warrant has been exercised.
     Transferability and Assignability
     The Amended TARP Warrant, and all rights under the Amended TARP Warrant, are transferable and assignable.
     Adjustments to the Amended TARP Warrant

     Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Amended TARP Warrant may be exercised and the exercise price applicable to the Amended TARP Warrant will be proportionately adjusted in the event we pay stock dividends or make distributions of our Common Stock, subdivide, combine or reclassify outstanding shares of our Common Stock.
     Anti-dilution Adjustment. Until the earlier of September 29, 2013, and the date the initial selling security holder no longer holds the Amended TARP Warrant (and other than in certain permitted transactions described below), if we issue any shares of Common Stock (or securities convertible or exercisable into Common Stock) for less than the applicable warrant exercise price, then the exercise price under the Amended TARP Warrant shall be adjusted to equal the consideration per share of Common Stock received by the Company in connection with the Common Stock issuance, and the number of shares of Common Stock into which the Amended TARP Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:
•	as consideration for or to fund the acquisition of businesses and/or related assets at fair market value;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors;

•	in connection with public or broadly marketed offerings and sales of Common Stock or convertible securities for cash conducted by us or our affiliates in compliance with the registration requirements under the Securities Act, or Rule 144A under the Securities Act on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of the Amended TARP Warrant issue date.
     For the avoidance of doubt, the exercise price and the number of shares of Common Stock issuable upon exercise of the Amended TARP Warrant shall not be subject to adjustment as a result of the consummation of the Exchange Offers, the Investment, or the Rights Offering, provided the purchase price in each such transaction is at a stated price per share of Common Stock equal to the purchase price (as defined in the Exchange Agreement).
     Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Amended TARP Warrant will be adjusted to reflect such distribution.
     Certain Repurchases. If we affect a pro rata repurchase of Common Stock both the number of shares issuable upon exercise of the Amended TARP Warrant and the exercise price will be adjusted.
     Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the Amended TARP Warrant holder’s right to receive shares of our Common Stock upon exercise of the Amended TARP Warrant shall be converted into the right to exercise the Amended TARP Warrant for the consideration that would have been payable to the Amended TARP Warrant holder with respect to the shares of Common Stock for which the Amended TARP Warrant may be exercised, as if the Amended TARP Warrant had been exercised prior to such merger, consolidation or similar transaction.

The Investor Warrants
     The following is a brief description of the warrants issued to the Investors on September 30, 2010 in connection with their participation in the Private Placement pursuant to the terms of the Investment Agreements. Two types of warrants were issued to certain of the Investors at closing under the Private Placement. Each of Anchorage and CapGen were issued warrants exercisable at any time after the closing of the Private Placement (the “Standard Warrants”). Anchorage, CapGen and Carlyle were also issued warrants exercisable only upon the occurrence of certain events (the “Contingent Warrants,” together with the Standard Warrants, the “Investor Warrants”). Except for the differences noted below under “-Exercise of the Warrants,” the terms of the Standard Warrants and the Contingent Warrants are the same in all material respects. This description is subject to and qualified in its entirety by reference to the Investor Warrants, copies of which are attached as Exhibits 4.2 — 4.6 to the registration statement of which this Prospectus is a part.
Shares of Common Stock Subject to the Investor Warrants
     The Investor Warrants are initially exercisable for shares of our Common Stock as follows:

Investor Warrant	Number of Shares
Anchorage Standard Warrant	15,693,704
Anchorage Contingent Warrant	7,846,852
CapGen Standard Warrant	7,846,852
CapGen Contingent Warrant	3,923,426
Carlyle Contingent Warrant	7,846,852
Exercise of the Investor Warrants
     The initial exercise price applicable to the Investor Warrants is $0.40 per share of Common Stock for which the Investor Warrants may be exercised.
     The Standard Warrants may be exercised at any time on or before September 30, 2020 by surrender of the applicable Standard Warrant and a completed notice of exercise attached as an annex to the Standard Warrant and the payment of the exercise price for the shares of Common Stock for which the Standard Warrant is being exercised.
     The Contingent Warrants may be exercised only upon or after the earlier of:
          1) the written stay of the Written Agreement, and
          2) the occurrence of a “Sale Event.” A Sale Event includes:
a)	a consolidation or merger of the Company with or into another entity;

b)	any sale of all or substantially all of the Company’s assets;

c)	the acquisition by any person (other than CapGen) of (i) “control” of the Company or any of its subsidiaries, as such term is defined by the Bank Holding Company Act of 1956 or the Code of Virginia;

d)	the acquisition by any person (including CapGen) of shares representing more than 50% of the outstanding Common Stock or more then 50% of the ordinary voting power represented by other outstanding voting securities of the Company;

e)	any reclassification or exchange of outstanding shares of Common Stock into or for securities other than Common Stock;

f)	the approval of any plan of liquidation or dissolution of the Company; or

g)	the replacement of a majority of the Board of Directors over a two year period from the current Board of Directors, where such replacement has not been approved by the current Board of Directors or where such new directors are not replacing a prior designee of Anchorage, Carlyle or CapGen.
     After the written stay of the Written Agreement or occurrence of any Sale Event, the Contingent Warrants may be exercised on or before September 30, 2020 by surrender of the applicable Contingent Warrant and a completed notice of exercise attached as an annex to the Contingent Warrant and the payment of the exercise price for the shares of Common Stock for which the Contingent Warrant is being exercised.
     The exercise price of the Investor Warrants may be paid either by the withholding by the Company of such number of shares of Common Stock issuable upon exercise of any Investor Warrant equal to the value of the aggregate exercise price of the Investor Warrant determined by reference to the market price of our Common Stock on the trading day on which the Investor Warrant is exercised or, if agreed to by the Company and the Investor Warrant holder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Investor Warrants is subject to the further adjustments described below under the heading “—Adjustments to the Investor Warrants.”
     Upon exercise of any Investor Warrant, certificates for the shares of Common Stock issuable upon exercise will be issued to the Investor Warrant holder. We will not issue fractional shares upon any exercise of the Investor Warrants. Instead, the Investor Warrant holder will be entitled to a cash payment equal to the market price of our Common Stock on the last day preceding the exercise of the Investor Warrant (less the pro-rated exercise price of the Investor Warrant) for any fractional shares that would have otherwise been issuable upon exercise of any Investor Warrant. We will at all times reserve the aggregate number of shares of our Common Stock for which the Investor Warrants may be exercised. We have listed the shares of Common Stock issuable upon exercise of the Investor Warrants with the NASDAQ Global Select Market.
Rights as a Shareholder
     The holders of the Investor Warrants shall have no rights or privileges of the holders of our Common Stock, including any voting rights, until (and then only to the extent) the Investor Warrants have been exercised.
Transferability and Assignability
     The Investor Warrants, and all rights under the Investor Warrants, are transferable and assignable.
Adjustments to the Investor Warrants

     Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Investor Warrants may be exercised and the exercise price applicable to the Investor Warrants will be proportionately adjusted in the event we pay stock dividends or make distributions of our Common Stock, subdivide, combine or reclassify outstanding shares of our Common Stock.
     Anti-dilution Adjustment. Other than in certain Permitted Transactions (as defined below), if we issue any shares of Common Stock (or securities convertible or exercisable into Common Stock) for less the then applicable warrant exercise price, then the exercise price under the Investor Warrants shall be adjusted to equal the consideration per share of Common Stock received by the Company in connection with the Common Stock issuance, and the number of shares of Common Stock into which the Investor Warrants are exercisable and the exercise price will be adjusted. “Permitted Transactions” shall include issuances:
•	as consideration for or to fund the acquisition of businesses and/or related assets at fair market value;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors;

•	in connection with public or broadly marketed offerings and sales of Common Stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of September 30, 2010.
     Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, both the number of shares issuable upon exercise of the Investor Warrants and the exercise price will be adjusted to reflect such distribution.
     Certain Repurchases. If we affect a pro rata repurchase of Common Stock both the number of shares issuable upon exercise of the Investor Warrants and the exercise price will be adjusted.
     Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the right of any Investor Warrant holder to receive shares of our Common Stock upon exercise of the Investor Warrants shall be converted into the right to exercise the Investor Warrants for the consideration that would have been payable to the Investor Warrant holders with respect to the shares of Common Stock for which the Investor Warrants may be exercised, as if the Investor Warrants had been exercised immediately prior to such merger, consolidation or similar transaction.
Preferred Stock
          Our Board of Directors is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without shareholder approval. Our board is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock.
          Our Board of Directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of our Common Stock and, under certain circumstances, discourage an attempt by others to gain control of us.

          The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, our future capital needs, then existing market conditions and other factors that, in the judgment of the our board, might warrant the issuance of preferred stock.
Certain Provisions of the Articles of Incorporation, Bylaws and Virginia Law
General
     Our Articles of Incorporation and Bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change-in-control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.
Classified Board of Directors
     Our Articles of Incorporation and Bylaws divide the Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the Articles of Incorporation and Bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the Board of Directors, will have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.
Increasing the Number of Directors
     Under Virginia law, the articles of incorporation or bylaws may establish a variable range for the size of the Board of Directors by fixing a minimum and maximum number of directors. If a variable range is established, the number of directors may be fixed or changed from time to time, within the minimum and maximum, by the shareholders or by the Board of Directors. Our Articles of Incorporation require that our Board of Directors consist of not less than eight nor more than 24 persons.
Action of Shareholders by Written Consent
     Under Virginia law, the Articles of Incorporation may provide that any action required to be adopted or taken at a shareholders’ meeting may be adopted or taken without a meeting, and without prior notice, if consents in writing setting forth the action so adopted or taken are signed, by the holders of outstanding shares having not less than the minimum number of votes that would be required to adopt or take the action at a meeting. Our Articles of Incorporation do not provide for such action and our Bylaws specifically provide that any action which may be taken at a meeting of the shareholders may only be taken without a meeting if one or more consents, in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof. Therefore, any action of the shareholders by written consent requires the action of all shareholders entitled to vote.

Inability of Shareholders to Call Special Meetings
     Our Bylaws provide that special meetings of shareholders may be called only by our president or CEO, the chairman of our Board of Directors or the Board of Directors. As a result, shareholders are not able to act on matters other than at annual shareholders meetings unless they are able to persuade the president, the chairman or a majority of the Board of Directors to call a special meeting.
Advance Notification Requirements
     Our Bylaws also require a shareholder who desires to nominate a candidate for election to the Board of Directors at an annual shareholders meeting to provide us advance notice of at least 45 days before the date the proxy statement for the last annual meeting was first mailed.
Affiliated Transactions
     The Virginia Stock Corporation Act contains provisions governing “Affiliated Transactions.” Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Stock Corporation Act, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.
     Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s Board of Directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.
     The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

     None of the foregoing limitations and special voting requirements apply to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.
     These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. The Company has not adopted such an amendment. The Company has determined that none of the transactions contemplated by Private Placement, Rights Offering, TARP Exchange and TARP Conversion are subject to the terms of the Affiliated Transactions provisions. Nevertheless, the Board has approved and authorized the foregoing transactions to the extent that the Affiliated Transactions provisions may apply.
Control Share Acquisitions
     The Virginia Stock Corporation Act also contains provisions regulating certain “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations. The Company has determined that none of the transactions contemplated by Private Placement, Rights Offering, TARP Exchange and TARP Conversion are subject to the terms of the control share acquisition statutes of the Virginia Stock Corporation Act. Nevertheless, the Board has approved and authorized the foregoing transactions to the extent that any of the control share acquisition statutes may apply.
Indemnification of Directors and Officers.
     Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Virginia Stock Corporation Act and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

     The Bylaws of the Company contain provisions indemnifying the directors and officers of the Company to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Company eliminate the personal liability of its Registrant’s directors and officers to the Company or its shareholders for monetary damages to the full extent permitted by Virginia law.
     The foregoing is a summary of certain aspects of Virginia law and the Company’s Articles of Incorporation and Bylaws dealing with indemnification of directors and officers. It is qualified in its entirety by reference to the detailed provisions of Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act and the Articles of Incorporation and Bylaws of the Company.
THE RIGHTS OFFERING
Subscription Rights
          We are distributing, at no charge, to holders of our Common Stock, non-transferable subscription rights to purchase up to 100,000,000 shares of our Common Stock at a price of $0.40 per share in the Rights Offering. Each subscription right consists of a Basic Subscription Right and an over-subscription privilege. You will receive one subscription right for each share of Common Stock held by you of record as of 5:00 p.m., Eastern Time, on September 29, 2010.
          Basic Subscription Rights
           The Basic Subscription Right gives you the right to purchase 2.2698 shares of new Common Stock for each existing share of Common Stock owned on the Record Date at a subscription price of $0.40 per share. You may exercise all or a portion of your subscription rights, or you may choose not to exercise any of your subscription rights. If you do not exercise your Basic Subscription Rights in full, you will not be entitled to purchase any shares of Common Stock pursuant to your over-subscription privilege.
          Over-Subscription Privilege
          If you purchase all of the shares available to you pursuant to your Basic Subscription Rights, you may also choose to purchase a portion of any shares that other shareholders do not purchase by exercising their Basic Subscription Rights, provided that (i) no Eligible Shareholder shall thereby exceed, together with any other person with whom such shareholder may be aggregated under applicable law, 4.9% beneficial ownership of the Company’s equity securities and (ii) the aggregate purchase price of all Common Stock purchased in the Rights Offering shall not exceed $40 million. If sufficient shares are available for offer pursuant to the Rights Offering, we will seek to honor the over-subscription requests in full, subject to the foregoing limitations. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of shares of our Common Stock each of those shareholders owned on the Record Date, relative to the number of shares owned on the Record Date by all shareholders exercising the over-subscription privilege. If this pro rata allocation results in any shareholder receiving a greater number of shares than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder oversubscribed, and the remaining shares will be allocated among all other shareholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated.

          Registrar and Transfer Company, our subscription agent for the Rights Offering, will determine the over-subscription allocation based on the formula described above.
          To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the Rights Offering expires. Because we will not know the total number of unsubscribed shares before the Rights Offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that you have requested to purchase (i.e., assuming you exercise all of your Basic Subscription Rights and are allotted the full amount of your over-subscription without reduction).
          We can provide no assurances that you will actually be permitted to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the Rights Offering. We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our shareholders exercise their Basic Subscription Rights in full, and we will only honor an over-subscription privilege to the extent sufficient shares are available following the exercise of Basic Subscription Rights, subject to the pro rata allocation described above.
          To the extent the aggregate subscription price of the actual number of unsubscribed shares allocated to you pursuant to the over-subscription privilege is less than the amount you actually paid, the excess subscription payments will be returned to you, without interest or penalty, as soon as practicable.
          To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the unsubscribed shares allocated to you, you will receive only the number of unsubscribed shares for which you actually paid.
          Fractional shares will be eliminated by rounding down to the nearest whole share.
          We will deliver certificates representing shares or credit the account of your record holder with shares of our Common Stock that you purchased with the over-subscription privilege as soon as practicable after the expiration of the Rights Offering.
Method of Exercising Subscription Rights
          The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:
          Subscription by Registered Holders
          If you hold a Common Stock certificate, the number of shares you may purchase pursuant to your Basic Subscription Rights is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address given below under “—Subscription Agent,” to be received before 5:00 p.m., Eastern Time, on December 10 , 2010.

          Subscription by Beneficial Owners
          If you are a beneficial owner of shares of our Common Stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, the Company will issue one subscription right to the nominee record holder for each share of our Common Stock that you own at the Record Date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the Rights Offering and follow the instructions provided by your nominee.
Payment Method
          As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in U.S. currency, by one of the following two methods:
•	by an uncertified check drawn upon a U.S. bank payable to “Registrar and Transfer Company as rights offering agent for Hampton Roads Bankshares, Inc.,” or

•	by wire transfer of immediately available funds to, the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights at the following account: ABA No. 031-201-360, further credit to Account No. 276-053-5977 at TD Bank, 6000 Atrium Way, Mt. Laurel, New Jersey, 08054, with an account name of “Registrar and Transfer Company as rights offering agent for Hampton Roads Bankshares, Inc.” Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer.
          Payments will be deemed to have been received upon (i) clearance of any uncertified check, or (ii) receipt of collected funds in the Subscription Account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the subscription price by means of uncertified check are urged to make payment sufficiently in advance of the expiration time to ensure that such payment is received and clears by such date.
          You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.
          The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the Rights Offering expires.
Missing or Incomplete Subscription Forms or Payment
          If you fail to complete and sign the required subscription forms or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the Rights Offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

          If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Rights Offering.
Expiration Date
          The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on, December 10, 2010, which is the expiration of the Rights Offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the Rights Offering, although we do not currently intend to do so. We may extend the Rights Offering by giving oral or written notice to the subscription agent before the Rights Offering expires. If we elect to extend the Rights Offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.
          If you hold your shares of Common Stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline before the 5:00 p.m., Eastern Time on December 10, 2010, expiration date that we have established for the Rights Offering.
Subscription Agent
          The subscription agent for this offering is Registrar and Transfer Company. The rights certificate and payment of the subscription price must be delivered to the Subscription Agent by one of the methods described below:
By Mail, Hand or Overnight Courier:
Registrar and Transfer Company
10 Commerce Drive Cranford, NJ 07016
Attn. Reorg/Exchange Department
Telephone Number for Confirmation:
(800) 368-5948 (toll free)
Telephone Number for Information:
(800) 368-5948 (toll free)
Email Address for Information:
info@rtco.com
          If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance or payment before the Rights Offering expires. Do not send or deliver these materials to us.
          If you deliver subscription documents or rights certificates in a manner different than that described in this Prospectus, we may not honor the exercise of your subscription rights.

Information Agent
          The Company’s information agent for the Rights Offering is Douglas J. Glenn, Executive Vice President, General Counsel, and Chief Operating Officer at Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510. If you have any questions about the Company or regarding the Rights Offering, completing a rights certificate or submitting payment in the Rights Offering, please contact at him at (757) 217-3634.
No Fractional Shares
          All shares will be sold at a purchase price of $0.40 per share. We will not issue fractional shares. Fractional shares resulting from the exercise of the Basic Subscription Rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole shares.
Notice to Nominees
          If you are a broker, custodian bank or other nominee holder that holds shares of our Common Stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the Rights Offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners of our Common Stock. If a beneficial owner of our Common Stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our Common Stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your Rights Offering materials. If you did not receive this form, you should contact the company’s information agent to request a copy.
Beneficial Owners
If you are a beneficial owner of shares of our Common Stock and will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the Rights Offering. If you wish to exercise your subscription rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the Rights Offering, but you believe you are entitled to participate in the Rights Offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, December 10, 2010, the expiration date.
Non-Transferability of Subscription Rights
          The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on the NASDAQ Global Select Market or any other stock exchange or market. The shares of our Common Stock issuable upon exercise of the subscription rights will be listed on the NASDAQ Global Select Market.

Validity of Subscriptions
          We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the Rights Offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or cancel the Rights Offering, only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment including final clearance of any uncertified check. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.
Shareholder Rights
          You will have no rights as a holder of the shares of our Common Stock you purchase in the Rights Offering until certificates representing the shares of our Common Stock are issued to you, or your account at your nominee is credited with the shares of our Common Stock purchased in the Rights Offering.
No Revocation or Change
          Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price.
Fees and Expenses
          We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.
U.S. Federal Income Tax Treatment of Rights Distribution
          For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights to purchase our shares for the reasons described below in “Certain U.S. Federal Income Tax Consequences.”
No Recommendation to Rights Holders
          Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on money invested. The market price for our Common Stock may decline to a price that is less than the subscription price and, if you purchase shares at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this Rights Offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our Common Stock.

Backstop Commitment
          Subject to certain conditions contained in the Investment Agreements, the Investors have agreed to purchase from us, at $0.40 per share, all of the shares of Common Stock offered pursuant to the Rights Offering that are not purchased by Eligible Shareholders. For additional details, see “Questions and Answers Related to the Offering — How does the backstop commitment work?”
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF TAX MATTERS DISCUSSED IN THIS PROSPECTUS WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER FEDERAL, STATE OR LOCAL TAX LAW. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE RIGHTS OFFERING.
          The following discussion is a summary of certain United States federal income tax consequences to U.S. holders (as defined below) of the receipt and ownership of the subscription rights acquired in the Rights Offering and the ownership of shares of Common Stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege.
           You are a U.S. holder if you are a beneficial owner of subscription rights or shares of Common Stock and you are:
•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.
           The following discussion is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to U.S. holders who acquire the subscription rights in the Rights Offering. Further, this discussion assumes that the subscription rights or shares of Common Stock issued upon exercise of the subscription rights or, if applicable, the over-subscription privilege will be held as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. holder that may be subject to special tax rules, including, without limitation:
•	banks, insurance companies or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	tax-exempt organizations;

•	persons liable for alternative minimum tax;

•	persons that hold shares of Common Stock as part of a straddle or a hedging or conversion transaction;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes; or

•	persons whose “functional currency” is not the United States dollar.

          If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the subscription rights or holds shares of Common Stock received upon exercise of the subscription rights or the over-subscription privilege, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the subscription rights or the ownership of shares of Common Stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege.
          This discussion addresses only certain aspects of United States federal income taxation. You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the receipt and ownership of the subscription rights acquired in the Rights Offering and the ownership of shares of Common Stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over subscription privilege.
Taxation of Subscription Rights
Receipt of Subscription Rights
Your receipt of subscription rights in the Rights Offering should be treated as a nontaxable distribution for United States federal income tax purposes. The discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution.
Tax Basis and Holding Period of Subscription Rights
          Your tax basis of the subscription rights for United States federal income tax purposes will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of Common Stock on the date you receive the subscription rights.
          If the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of Common Stock on the date you receive the subscription rights, then you must allocate the tax basis of your existing shares of Common Stock between the existing shares of Common Stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights.
•	If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of Common Stock on the date you receive the subscription rights, the subscription rights will be allocated a zero tax basis, unless you elect to allocate the tax basis of your existing shares of Common Stock between the existing shares of Common Stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights. If you choose to allocate the tax basis between your existing shares of Common Stock and the subscription rights, you must make this election on a statement included with your United States federal income tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

•	The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our Common Stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.
          Your holding period of the subscription rights will include your holding period of the shares of Common Stock with respect to which the subscription rights were distributed.
Exercise of Subscription Rights
          You generally will not recognize gain or loss upon exercise of the subscription rights. The tax basis of the shares of Common Stock you receive upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege generally will equal the sum of (i) the subscription price and (ii) the tax basis, if any, of the subscription rights as determined above. Your holding period of the shares of Common Stock you receive upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege will begin on the date the subscriptions rights are exercised.
Expiration of Subscription Rights
          If you do not exercise the subscription rights, you should not recognize a capital loss for United States federal income tax purposes and any portion of the tax basis of your existing shares of Common Stock previously allocated to the subscription rights not exercised will be re-allocated to the existing Common Stock.

Receipt of Subscription Rights as a Beneficial Owner of Common Stock in a Qualified Plan or Nonqualified Plan
          Participants in certain of the Company’s qualified and nonqualified deferred compensation plans who have directed the investment of some of their account balances in Common Stock may have the opportunity to participate in this Rights Offering by directing the Company or their plan trustees to exercise the Rights on their behalf.
          The Company’s qualified plans which offer investments in Common Stock are the VBA Defined Contribution Plan for Bank of Hampton Roads and the Gateway Bank & Trust Company Employee’s Savings and Profit Sharing Plan and Trust (the “Qualified Plans”). The Company’s nonqualified plans which offer investments in Common Stock are the Hampton Roads Bankshares, Inc. Executive Savings Plan, the Hampton Roads Bankshares, Inc. Amended and Restated Directors’ Deferred Compensation Plan, and the Hampton Roads Bankshares, Inc. 2008 Director Deferred Compensation Plan (the “Nonqualified Plans”).
           If you are a participant in a Qualified or Nonqualified Plan, there are no income tax consequences to you upon the issuance of the Rights, the exercise of the Rights or the purchase of Common Shares by the Qualified and Nonqualified Plans. The following discussion covers the tax consequences of distribution of shares of Common Stock purchased in the Rights Offering from the Qualified or Nonqualified Plans.
          Qualified Plans: Upon a lump sum distribution of the Common Stock from the Qualified Plans, you may defer the income tax on the excess of the fair market value of the Common Stock on the date of distribution over the basis of the Common Stock to the Plan (“Net Unrealized Appreciation”). Upon a sale of the Common Stock, the Net Unrealized Appreciation will be taxed at favorable long-term capital gain rates. Gain in excess of the Net Unrealized Appreciation will be taxed as either long-term or short-term capital gain depending upon how long you have held the Common Stock from the date of distribution. You must hold the Common Stock for one year from the date of distribution in order to qualify for the favorable long-term federal capital gain rate. In 2010, the long-term federal capital gain rate is 15%. You may defer paying income tax upon a lump sum distribution from the Qualified Plans by rolling over or transferring the distribution to another qualified retirement plan or individual retirement account.
          If the distribution from the Qualified Plans does not qualify as a lump sum distribution or if you elect to include the value of a lump sum distribution of the Common Stock into income in the year of distribution, you will be taxed on the fair market value of the Common Stock as of the date of the distribution at ordinary income tax rates. Your basis in the Common Stock will equal fair market value of the Common Stock on the date of distribution and your holding period for purposes of determining long-term or short-term capital gain begins on such date.
          If the fair market value of the Common Stock distributed is less than the Qualified Plan’s basis in such stock, you will not recognize a loss at the time of the distribution. Your basis in the Common Stock will be the same as the Qualified Plan’s basis in the stock. You may recognize a capital loss upon the sale of the shares.
          Nonqualified Plans: Upon the distribution of the Common Stock from the Nonqualified Plans, you will pay income tax at the ordinary income tax rates on the fair market value of the Common Stock on the date of distribution. There is no available tax deferral upon the distribution of amounts from a nonqualified plan. Your tax basis is the fair market value of the Common Stock on the date of distribution and your holding period for purposes of determining long-term or short-term capital gain begins on such date.
          Participants in the Qualified or Nonqualified Plans are urged to consult their own tax advisors as to the specific tax consequences of distributions from Qualified Plans and Nonqualified Plans

LEGAL MATTERS
          The validity of the shares of our Common Stock offered and certain other legal matters will be passed upon for us by the law firm of Williams Mullen.
EXPERTS
          Our consolidated financial statements as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, have been incorporated by reference in this Prospectus in reliance upon the report of Yount, Hyde & Barbour, P.C., registered independent public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or our website at http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=4066242. Written requests for copies of the documents we file with the SEC should be directed to Attn: Douglas J. Glenn, Executive Vice President, General Counsel, and Chief Operating Officer at Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
HAMPTON ROADS BANKSHARES, INC.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
Hampton Roads Bankshares, Inc.
Norfolk, Virginia
We have audited Hampton Roads Bankshares, Inc. and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management’s assessment.

•	Inadequate controls over the accounting for income taxes. The Company lacked sufficient personnel with adequate technical skills related to accounting for income taxes.

•	In connection with the inadequate controls over accounting for income taxes, the Company has restated the 2009 financial statements to correct an error involving a reserve against deferred tax assets.

•	Ineffective controls over the accounting for certain loan transactions. Specifically, the Company lacked adequate controls over accounting for loans or partial loans sold to other institutions and accounting for payments and accrual of interest on nonaccrual loans.

•	Ineffective controls and procedures related to certain information technology applications and general computer controls. The Company did not maintain adequate controls to prevent unauthorized access to certain programs and data, and provide for periodic review and monitoring of access including analysis of segregation of duties conflicts.

•	Weaknesses within the area of Human Resources were identified including inadequate controls over access to payroll data and a lack of procedures to review payroll changes and reconcile payroll data to supporting documentation.
This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2009 financial statements, and this report does not affect our report dated April 22, 2010, except for Notes 2 and 3, as to which the date is August 13, 2010, on those financial statements.
In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Hampton Roads Bankshares, Inc. has not maintained effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009 of Hampton Roads Bankshares, Inc. and subsidiaries and our report dated April 22, 2010, except for Notes 2 and 3, as to which the date is August 13, 2010, expressed an unqualified opinion.
Winchester, Virginia
April 22, 2010, except for Notes 2 and 3, as to which the date is August 13, 2010

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
Hampton Roads Bankshares, Inc.
Norfolk, Virginia
We have audited the accompanying consolidated balance sheets of Hampton Roads Bankshares, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hampton Roads Bankshares, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, the 2009 financial statements have been restated to correct a misstatement.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiary banks to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). The Company has suffered recurring losses from operations and declining levels of capital that raise substantial doubt about the ability to continue as a going concern. The Company is in the process of implementing a capital plan, including receipt of definitive agreements for the purchase of common shares that are contingent on certain shareholder approvals. Management’s plans and the status of the capital raise are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hampton Roads Bankshares, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Our report dated April 22, 2010, except for Notes 2 and 3, as to which the date is August 13, 2010, expressed an opinion that Hampton Roads Bankshares, Inc. had not maintained effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
Winchester, Virginia
April 22, 2010, except for Notes 2 and 3, as to which the date is August 13, 2010

Consolidated Balance Sheets
December 31, 2009 and 2008

	As Restated
(in thousands, except share and per share data)	2009	2008

Assets:
Cash and due from banks	$16,995	$42,827
Interest-bearing deposits in other banks	43,821	4,975
Overnight funds sold and due from Federal Reserve Bank	139,228	510
Investment securities available-for-sale, at fair value	161,062	149,637
Restricted equity securities, at cost	29,779	27,795

Loans held for sale	12,615	5,064

Loans	2,426,692	2,599,526
Allowance for loan losses	(132,697)	(51,218)

Net loans	2,293,995	2,548,308

Premises and equipment, net	97,512	101,335
Interest receivable	8,788	12,272
Foreclosed real estate and repossessed assets, net of valuation allowance	8,867	5,092
Deferred tax assets, net	397	32,616
Intangible assets, net	12,839	98,367
Bank owned life insurance	48,355	46,603
Other assets	45,323	10,310

Total assets	$2,919,576	$3,085,711

Liabilities and Shareholders’ Equity:
Deposits:
Noninterest bearing demand	$248,682	$240,813
Interest bearing:
Demand	916,865	684,009
Savings	82,860	118,001
Time deposits:
Less than $100	889,788	858,787
$100 or more	356,845	394,536

Total deposits	2,495,040	2,296,146

Federal Home Loan Bank borrowings	228,215	279,065
Other borrowings	49,254	77,223
Overnight funds purchased	—	73,300
Interest payable	3,573	5,814
Other liabilities	18,481	9,354

Total liabilities	2,794,563	2,740,902

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock - 1,000,000 shares authorized:
Series A non-convertible, non-cumulative perpetual preferred stock, $1,000 liquidation value, 23,266 shares issued and outstanding on December 31, 2009 and 2008	19,919	18,292
Series B non-convertible, non-cumulative perpetual preferred stock, $1,000 liquidation value, 37,550 shares issued and outstanding on December 31, 2009 and 2008	39,729	40,953
Series C fixed rate, cumulative preferred stock, $1,000 liquidation value, 80,347 shares issued and outstanding on December 31, 2009 and 2008	75,322	74,297
Common stock, $0.625 par value, 100,000,000 shares authorized on December 31, 2009 and 70,000,000 shares authorized on December 31, 2008; 22,154,320 shares issued and outstanding on December 31, 2009 and 21,777,937 on December 31, 2008	13,846	13,611
Capital surplus	165,391	171,284
Retained earnings (deficit)	(188,448)	26,482
Accumulated other comprehensive loss, net of tax	(746)	(110)

Total shareholders’ equity	125,013	344,809

Total liabilities and shareholders’ equity	$2,919,576	$3,085,711

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Operations
Years ended December 31, 2009, 2008, and 2007

	As Restated
(in thousands, except share and per share data)	2009	2008	2007

Interest Income:
Loans, including fees	$142,969	$43,201	$35,604
Investment securities	6,339	1,677	2,316
Overnight funds sold	99	53	35
Interest bearing deposits in other banks	38	246	248

Total interest income	149,445	45,177	38,203

Interest Expense:
Deposits:
Demand	7,512	1,030	678
Savings	1,110	1,741	2,866
Time deposits:
Less than $100	14,513	6,536	4,061
$100 or more	12,880	4,785	4,052

Interest on deposits	36,015	14,092	11,657
Federal Home Loan Bank borrowings	4,184	3,160	2,274
Other borrowings	3,704	609	—
Overnight funds purchased	391	56	85

Total interest expense	44,294	17,917	14,016

Net interest income	105,151	27,260	24,187
Provision for loan losses	134,223	1,418	1,232

Net interest income (expense) after provision for loan losses	(29,072)	25,842	22,955

Noninterest Income:
Service charges on deposit accounts	8,117	3,379	1,996
Mortgage banking revenue	4,642	—	—
Gain on sale of investment securities available-for-sale	4,274	457	—
Gain (loss) on sale of premises and equipment	(29)	519	11
Extinguishment of debt charge	(1,962)	—	—
Losses on foreclosed real estate	(1,204)	—	—
Other-than-temporary impairment of securities (includes total other-than-temporary impairment losses of $2,659 and $561, net of $190 and $0 recognized in other comprehensive income for the years ended December 31, 2009 and 2008, respectively, before taxes)	(2,469)	(561)	—
Insurance revenue	4,901	—	—
Brokerage revenue	354	—	—
Income from bank owned life insurance	1,658	—	—
Other	4,043	2,186	1,433

Total noninterest income	22,325	5,980	3,440

Noninterest Expense:
Salaries and employee benefits	42,285	11,518	9,954
Occupancy	9,044	2,261	1,668
Data processing	5,368	1,189	612
Impairment of goodwill	84,837	—	—
FDIC insurance	5,661	262	42
Equipment	4,735	663	343
Other	18,865	5,094	3,375

Total noninterest expense	170,795	20,987	15,994

Income (loss) before provision for income taxes	(177,542)	10,835	10,401
Provision for income taxes	23,908	3,660	3,590

Net income (loss)	(201,450)	7,175	6,811
Preferred stock dividend and accretion of discount	8,689	—	—

Net income (loss) available to common shareholders	$(210,139)	$7,175	$6,811

Per Share:
Cash dividends declared	$0.22	$0.44	$0.43

Basic earnings (loss)	$(9.63)	$0.60	$0.67

Diluted earnings (loss)	$(9.63)	$0.59	$0.65

Basic weighted average shares outstanding	21,816,407	11,960,604	10,228,638
Effect of dilutive stock options and non-vested stock	—	114,121	202,916

Diluted weighted average shares outstanding	21,816,407	12,074,725	10,431,554

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity
Years ended December 31, 2009, 2008, and 2007

							Accumulated
							Other	Total
(in thousands, except	Preferred Stock		Common Stock			Retained	Comprehensive	Stockholders’
share data)	Shares	Amount	Shares	Amount	Capital Surplus	Earnings	Income (Loss)	Equity
Balance at December 31, 2006	—	$—	10,251,336	$6,407	$42,106	$22,091	$(441)	$70,163

Comprehensive income:
Net income	—	—	—	—	—	6,811	—	6,811
Change in unrealized loss on securities available-for-sale, net of taxes of $253	—	—	—	—	—	—	491	491

Total comprehensive income								7,302
Shares issued related to:
401(k) plan	—	—	11,020	7	130	—	—	137
Executive savings plan	—	—	11,686	7	138	—	—	145
Regional board fees	—	—	1,893	1	23	—	—	24
Exercise of stock options	—	—	93,599	59	648	—	—	707
Dividend reinvestment	—	—	165,991	104	2,146	—	—	2,250
Stock-based compensation	—	—	11,864	7	330	—	—	337
Common stock repurchased	—	—	(232,490)	(145)	(2,962)	—	—	(3,107)
Tax benefit of stock option exercises	—	—	—	—	118	—	—	118
Common stock cash dividends ($0.43 per share)	—	—	—	—	—	(4,416)	—	(4,416)

Balance at December 31, 2007	—	$—	10,314,899	$6,447	$42,677	$24,486	$50	$73,660

Comprehensive income:
Net income	—	—	—	—	—	7,175	—	7,175
Change in unrealized loss on securities available-for-sale, net of taxes of ($118)	—	—	—	—	—	—	(229)	(229)
Reclassification adjustment for securities gains included in net income, net of taxes of $35	—	—	—	—	—	—	69	69

Total comprehensive income								7,015
Shares issued related to:
Executive savings plan	—	—	11,582	7	114	—	—	121
Regional board fees	—	—	8,510	5	105	—	—	110
Exercise of stock options	—	—	112,964	71	509	—	—	580
Dividend reinvestment	—	—	201,460	126	2,117	—	—	2,243
Stock-based compensation	—	—	32,908	20	129	—	—	149
Acquisition of Shore Financial Corporation	—	—	2,713,425	1,696	29,509	—	—	31,205
Acquisition of Gateway Financial Holdings	—	—	8,513,595	5,321	88,839	—	—	94,160
Series A non-cumulative perpetual preferred stock	23,266	18,292	—	—	—	—	—	18,292
Series B non-cumulative perpetual preferred stock	37,550	40,953	—	—	—	—	—	40,953
Series C fixed rate cumulative preferred stock and warrant	80,347	74,297	—	—	6,050	—	—	80,347
Common stock repurchased	—	—	(131,406)	(82)	(1,372)	—	—	(1,454)
Options acquired in mergers	—	—	—	—	2,587	—	—	2,587
Tax benefit of stock option exercises	—	—	—	—	20	—	—	20
Common stock cash dividends ($0.44 per share)	—	—	—	—	—	(5,179)	—	(5,179)

Balance at December 31, 2008	141,163	$133,542	21,777,937	$13,611	$171,284	$26,482	$(110)	$344,809

Comprehensive income:
Net loss (as restated)	—	—	—	—	—	(201,450)	—	(201,450)
Change in unrealized loss on securities available-for-sale, net of taxes of $207	—	—	—	—	—	—	513	513
Reclassification adjustment for securities gains included in net income, net of taxes of ($657)	—	—	—	—	—	—	(1,149)	(1,149)

Total comprehensive income								(202,086)
Shares issued related to:
Regional board fees	—	—	73,676	46	118	—	—	164
Exercise of stock options	—	—	86,243	54	559	—	—	613
Dividend reinvestment	—	—	68,748	43	488	—	—	531
Stock-based compensation	—	—	80,765	50	580	—	—	630
Private placement shares			—	—	136,771	86	220	306
Common stock repurchased	—	—	(69,820)	(44)	(500)	—	—	(544)
Amortization of fair market value adjustment	—	403	—	—	—	—	—	403
Tax benefit of stock option exercises	—	—	—	—	142	—	—	142
Stock financed	—	—	—	—	(7,500)	—	—	(7,500)
Preferred stock dividend declared and amortization of preferred stock discount		—	1,025	—	—	(8,689)	—	(7,664)
Common stock cash dividends ($0.22 per share)	—	—	—	—	—	(4,791)	—	(4,791)

Balance at December 31, 2009 As Restated	141,163	$134,970	22,154,320	$13,846	$165,391	$(188,448)	$(746)	$125,013

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Cash Flows
Years ended December 31, 2009, 2008, and 2007

	As Restated
(in thousands)	2009	2008	2007
Operating Activities:
Net income (loss)	$(201,450)	$7,175	$6,811
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,511	1,407	886
Amortization of intangible assets and fair value adjustments	(8,263)	133	—
Provision for loan losses	134,223	1,418	1,232
Deferred board fees	164	110	24
Proceeds from mortgage loans held for sale	259,783	—	—
Originations of mortgage loans held for sale	(267,334)	—	—
Stock-based compensation expense	630	149	337
Net amortization of premiums and accretion of discounts on investment securities	(2,680)	(62)	7
(Gain) loss on sale of premises and equipment	29	(519)	(11)
Losses on foreclosed real estate and repossesed assets	1,204	—	—
Gain on sale of investment securities available-for-sale	(4,274)	(457)	—
Gain on sale of loans	(51)	—	—
Earnings on bank owned life insurance	(1,658)	—	—
Other-than-temporary impairment of securities	2,469	561	—
Impairment of goodwill	84,837	—	—
Deferred income tax benefit	(24,065)	(836)	(568)
Deferred tax asset valuation allowance	57,015	—	—
Changes in:
Interest receivable	2,435	20	(149)
Other assets	(38,200)	107	(6)
Interest payable	(2,242)	304	163
Other liabilities	3,888	787	672

Net cash provided by operating activities	1,971	10,297	9,398

Investing Activities:
Proceeds from maturities and calls of debt securities available-for-sale	45,799	11,215	15,171
Proceeds from sale of investment securities available-for-sale	84,121	18,457	—
Purchase of debt securities available-for-sale	(137,569)	(2,000)	(1,242)
Purchase of equity securities available-for-sale	—	(1,006)	—
Proceeds from sales of restricted equity securities	9,824	5,024	1,040
Purchase of restricted equity securities	(11,787)	(6,885)	(1,769)
Proceeds from the sale of loans	697	—	—
Net (increase) decrease in loans	100,575	(111,879)	(102,195)
Purchase of premises and equipment	(2,901)	(4,499)	(720)
Proceeds from sale of foreclosed real estate	4,707	—	15
Proceeds from sale of premises and equipment	178	764	37

Net cash provided by (used in) investing activities	93,644	(90,809)	(89,663)

Financing Activities:
Net increase (decrease) in deposits	212,908	(37,499)	68,196
Proceeds from Federal Home Loan Bank borrowings	49,450	226,912	23,000
Repayments of Federal Home Loan Bank borrowings	(94,016)	(218,445)	(8,000)
Net increase (decrease) in overnight funds borrowed	(73,300)	16,000	—
Net increase (decrease) in other borrowings	(28,000)	28,000	—
Cash exchanged in mergers	—	11,614	—
Common stock repurchased	(544)	(1,446)	(2,877)
Issuance of private placement shares	306	—	—
Issuance of shares to 401(k) plan	—	—	137
Issuance of shares to executive savings plan	—	121	146
Issuance of Series C preferred stock and warrant	—	80,347	—
Proceeds from exercise of stock options	613	572	476
Excess tax benefit realized from stock options exercised	142	20	118
Preferred stock dividends paid and amortization of preferred stock discount	(7,182)	—	—
Common stock dividends paid, net of reinvestment	(4,260)	(2,936)	(2,166)

Net cash provided by financing activities	56,117	103,260	79,030

Increase (decrease) in cash and cash equivalents	151,732	22,748	(1,235)
Cash and cash equivalents at beginning of period	48,312	25,564	26,799

Cash and cash equivalents at end of period	$200,044	$48,312	$25,564

Supplemental cash flow information:
Cash paid for interest	$46,536	$17,613	$13,852
Cash paid for income taxes	13,714	4,600	4,085

Supplemental non-cash information:
Dividends reinvested	$531	$2,243	$2,250
Value of shares exchanged in exercise of stock options	—	8	231
Change in unrealized gain (loss) on securities	(957)	(243)	744
Transfer between loans and other real estate owned	9,686	1,372	50
Transfer between premises and equipment and loans	—	—	25
Stock financed	7,500	—	—

Transactions related to acquisitions:
Increase in assets and liabilities:
Loans, net	—	$1,972,398	$—
Securities	—	155,507	—
Other assets	—	267,637	—
Deposits	—	1,902,462	—
Borrowings	—	324,293	—
Other liabilities	—	8,366	—
Issuance of preferred stock	—	59,245	—
Issuance of common stock and stock options	—	127,952	—
See accompanying notes to the consolidated financial statements.

Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
(1)	Basis of Financial Statement Presentation and Summary of Significant Accounting Policies
Basis of Presentation. Hampton Roads Bankshares, Inc. (the “Company”) is a multi-bank holding company incorporated in 2001 under the laws of the Commonwealth of Virginia. The consolidated financial statements of Hampton Roads Bankshares, Inc. include the accounts of the Company and its wholly-owned subsidiaries: Bank of Hampton Roads (“BOHR”), Shore Bank (“Shore”), and Hampton Roads Investments, Inc., as well as their wholly owned subsidiaries: Bank of Hampton Roads Service Corporation; Gateway Bank Mortgage, Inc.; Gateway Investment Services, Inc.; Gateway Insurance Services, Inc.; Gateway Title Agency, Inc.; Shore Investments, Inc.; and Insurance Express Premium Finance. The Company also owns Gateway Capital Statutory Trust I, Gateway Capital Statutory Trust II, Gateway Capital Statutory Trust III, and Gateway Capital Statutory Trust IV. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2009-17, the Gateway Capital Trusts are not consolidated as part of the Company’s consolidated financial statements. However, the junior subordinated debentures issued by the Company to the trusts are included in long-term borrowings and the Company’s equity interest in the trusts is included in other assets. Additionally, all significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates. The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. Material estimates that are particularly susceptible to changes in the near term are the allowance for loan losses, the valuation of deferred tax assets, the fair value of stock options, and the estimated fair value of financial instruments.

Summary of Significant Accounting Policies. The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

Cash and Due from Bank Accounts. For the purpose of presentation in the consolidated statements of cash flows, the Company considers cash and due from banks, overnight funds sold and due from Federal Reserve Bank, and interest-bearing deposits in other banks as cash and cash equivalents.

The Company is required to maintain average reserve balances in cash with the Federal Reserve Bank (“FRB”). The amounts of daily average required reserves for the final weekly reporting period were $26.4 million and $4.1 million at December 31, 2009 and 2008, respectively.

Investment Securities. Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Trading securities are recorded at fair value with changes in fair value included in earnings. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Impairment of securities occurs when the fair value of the security is less than its amortized cost. For debt securities, impairment is considered other-than-temporary and recognized in its entirety in net income if either we intend to sell the security or it is more-likely-than-not that we will be required to sell the security before recovery of its amortized cost basis. If, however, we do not intend to sell the security and it is not more-likely-than-not that we will be required to sell the security before recovery, we must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost basis of the security exceeds the present value of the cash flows expected to be collected from the security. If there is credit loss, the loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income. For equity securities, impairment is considered to be other-than-temporary based on our ability and intent to hold the investment until a recovery of fair value. Other-than-temporary impairment of an equity security results in a write-down that must be included in net income. We regularly review each investment security for other-than-temporary impairment based on criteria that include the extent to which cost exceeds market price, the duration of that market decline, the financial health of and specific prospects for the issuer, our best estimate of the present value of cash flows expected to be collected from debt securities, our intention with regard to holding the security to maturity, and the likelihood that we would be required to sell the security before recovery.

Prior to the adoption of the recent accounting guidance on April 1, 2009, management considered, in determining whether other-than-temporary impairment exists, the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

For equity securities, when the Company has decided to sell an impaired available-for-sale security and the entity does not expect the fair value of the security to fully recover before the expected time of sale, the security is deemed other-than-temporarily impaired in the period in which the decision to sell is made. The Company recognizes an impairment loss when the impairment is deemed other-than-temporary even if a decision to sell has not been made.

Restricted Equity Securities. As a requirement for membership, the Company invests in stock of the Federal Home Loan Bank of Atlanta (“FHLB”), Community Bankers’ Bank, and FRB. These investments are carried at cost due to the redemption provisions of these entities and the restricted nature of the securities. Management reviews for impairment based on the ultimate recoverability of the cost basis of these stocks.

Loans. The Company grants mortgage, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Virginia and North Carolina. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred over the life of the loan and recognized as an adjustment of the related loan yield using the interest and straight-line methods. Net fees related to standby letters of credit are recognized over the commitment period. In those instances when a loan prepays, the remaining deferred fee is recognized in the income statement.

As a general rule, loans are placed in nonaccrual status when principal or interest is 90 days or more past due. The delinquency status of the loan is determined by the contractual terms of the loan. Accrual of interest ceases at that time and uncollected past due interest is reversed. Cash payments received on loans in nonaccrual status are generally applied to reduce the outstanding principal balance, however, during 2009, cash payments in the amount of $1.2 million were recorded as interest income on nonaccrual loans. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance consisting of the cumulative effect of the provision for loan losses, less loans charged off, in addition to any amounts recovered on loans previously charged off. The provision for loan losses is the amount necessary, in management’s judgment, to maintain the allowance for loan losses at a level it believes sufficient to cover incurred losses in the collection of the Company’s loans. Loans are charged against the allowance when, in management’s opinion, they are deemed uncollectible. Recoveries of loans previously charged off are credited to the allowance when realized.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows, collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is deemed impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Certain loans are individually evaluated for impairment in accordance with the Company’s ongoing loan review procedures. Smaller balance homogeneous loans are collectively evaluated for impairment. Impaired loans are measured at the present value of their expected future cash flows by discounting those cash flows at the loan’s effective interest rate or at the loan’s observable market price or the fair value of collateral if the loan is collateral dependent. The difference between this discounted amount and the loan balance is recorded as an allowance for loan losses. Once a loan is considered impaired, it continues to be considered impaired until the collection of scheduled interest and principal is considered probable or the balance is charged off.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical loss experience, risk characteristics of the various categories of loans, adverse situations affecting individual loans, loan risk grades, estimated value of any underlying collateral, and prevailing economic conditions. Further adjustments to the allowance for loan losses may be necessary based on changes in economic and real estate market conditions, further information regarding known problem loans, results of regulatory examinations, the identification of additional problem loans, and other factors. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
Loans Held for Sale. The Company originates single family, residential, first lien mortgage loans that have been approved by secondary market investors. The Company classifies loans originated with the intent of selling them in the secondary market as held for sale. Loans originated for sale are primarily sold in the secondary market as whole loans. Whole loan sales are executed with the servicing rights being released to the buyer upon the sale, with the gain or loss on the sale equal to the difference between the proceeds received and the carrying value of the loans sold.

Mortgage loans held for sale are carried at the lower of cost or fair value in the aggregate. The fair value of mortgage loans held for sale is determined using current secondary market prices for loans with similar coupons, maturities, and credit quality. The fair value of mortgage loans held for sale is impacted by changes in market interest rates. Net unrealized losses, if any, are recognized through a valuation allowance.

The Company enters into commitments to originate or purchase loans whereby the interest rate of the loan was determined prior to funding (“interest rate lock commitments”). Interest rate lock commitments on mortgage loans that the Company intended to sell in the secondary market were considered freestanding derivatives. These derivatives are carried at fair value with changes in fair value reported as a component of gain on sale of the loans in accordance with the Securities and Exchange Commission’s Staff Account Bulletin No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings.

Premises and Equipment. Land is reported at cost, while premises and equipment are reported at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from three years for equipment to 40 years for premises. Leasehold improvements are amortized on a straight-line basis over the terms of the respective leases, including renewal options, or the estimated useful lives of the improvements, whichever is shorter. Routine holding costs are charged to expense as incurred, while significant improvements are capitalized.

Goodwill and Other Intangibles. Accounting Standards Codification (“ASC”) 350, Intangibles — Goodwill and other Intangibles, states goodwill is not subject to amortization over its estimated useful life, but is subject to an annual assessment for impairment by applying a fair value based test. Additionally, acquired intangible assets are separately recognized if the benefit of the assets can be sold, transferred, licensed, rented, or exchanged; they are amortized over their estimated useful life.

Foreclosed Real Estate and Repossessed Assets. Foreclosed real estate and repossessed assets include real estate acquired in the settlement of loans and other repossessed collateral. Real estate acquired in settlement of loans is initially recorded at the lower of the recorded loan balance or fair market value less estimated disposal costs. At foreclosure any excess of the loan balance over the fair value of the property is charged to the allowance for loan losses. Such carrying value is periodically reevaluated and written down if there is an indicated decline in fair value. Costs to bring a property to salable condition are capitalized up to the fair value of the property while costs to maintain a property in salable condition are expensed as incurred. Gains and losses on sales of foreclosed real estate and valuation allowance are recognized in noninterest income upon disposition.

Long-Lived Assets. The Company accounts for long-lived assets in accordance with ASC 360, Property, Plant, and Equipment, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Bank Owned Life Insurance. The Company purchased life insurance policies on the lives of certain officers. The policies are recorded as an asset at the cash surrender value of the policies. Increases or decreases in the cash surrender value, other than proceeds from death benefits, are recorded as noninterest income. Proceeds from death benefits first reduce the cash surrender value attributable to the individual policy and then any additional proceeds are recorded as noninterest income.

Revenue Recognition. Revenue earned on interest-earning assets is recognized based on the effective yield of the financial instrument. Service charges on deposit accounts are recognized as charged. Credit-related fees, including letter of credit fees, are recognized in noninterest income when earned.

Insurance commission income is recorded as of the effective date of insurance coverage or the billing date, whichever is later. Contingent commissions are recognized when determinable, which is generally when such commissions are received or when the Company receives data from the insurance companies that allow the reasonable estimation of these amounts. The income effects of subsequent premium and fee adjustments are recorded when the adjustments become known.

Advertising Costs. Advertising costs are expensed as incurred.

Stock-Based Compensation. According to ASC 718, Compensation — Stock Compensation, the Company uses the fair value method, which requires that compensation cost relating to stock based transactions be recognized in the financial statements, to account for stock-based compensation and the fair value of stock options is estimated at the date of grant using a lattice option pricing model. Stock options granted with pro rata vesting schedules are expensed over the vesting period on a straight line basis.

Income Taxes. Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

ASC 740, Income Taxes, clarifies the accounting for uncertainty in income taxes recognized in the financial statement and requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority.

A deferred tax liability is recognized for all temporary differences that will result in future taxable income; a deferred tax asset is recognized for all temporary differences that will result in future tax deductions, subject to reduction of the asset by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustment based on changes in circumstances that affect management’s judgment about the realizability of the deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Per Share Data. Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the dilutive effect of stock options and non-vested stock using the treasury stock method. For the year ended December 31, 2009, all options were anti-dilutive since the Company had a net loss available to common shareholders. There were 249,288 average anti-dilutive stock options for the year ended December 31, 2008, and there were no anti-dilutive stock options for the year ended December 31, 2007.

Comprehensive Income (Loss). Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income or loss. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with the operating net income or loss, are components of comprehensive income or loss.

Credit Related Financial Instruments. In the ordinary course of business, the Company has entered into commitments to extend credit including commitments under home equity lines of credit, overdraft protection arrangements, commercial lines of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Concentrations of Credit Risk. Construction and mortgage loans represented 83% and 81% of the total loan portfolio at December 31, 2009 and 2008, respectively. Substantially all such loans are collateralized by real property. Loans in these categories and their collateral values are continuously monitored by management.

At times the Company may have cash and cash equivalents at a financial institution in excess of insured limits. The Company places its cash and cash equivalents with high credit quality financial institutions whose credit rating is monitored by management to minimize credit risk. The amount on deposit with correspondent institutions at December 31, 2009 exceeded the insurance limits of the Federal Deposit Insurance Corporation by $386 thousand.

Reclassification. Certain 2008 and 2007 amounts have been reclassified to conform to the 2009 presentation.

Recent Accounting Pronouncements

In June 2009, FASB issued new accounting guidance related to U.S. GAAP, ASC 105, Generally Accepted Accounting Principles. This guidance establishes FASB ASC as the source of authoritative U.S. GAAP recognized by FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. FASB ASC supersedes all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in FASB ASC has become non-authoritative. FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue ASUs, which will serve to update FASB ASC, provide background information about the guidance, and provide the basis for conclusions on the changes to FASB ASC. FASB ASC is not intended to change U.S. GAAP or any requirements of the SEC.

The Company adopted new guidance impacting ASC 805, Business Combinations on January 1, 2009. This guidance requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition), establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed, requires expensing of most transaction and restructuring costs, and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued new guidance impacting ASC 805. This guidance addresses application issues raised by preparers, auditors, and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This guidance was effective for business combinations entered into on or after January 1, 2009. This guidance did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued new guidance impacting ASC 820, Fair Value Measurements and Disclosures. This interpretation provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. This also includes guidance on identifying circumstances that indicate a transaction is not orderly and requires additional disclosures of valuation inputs and techniques in interim periods and defines the major security types that are required to be disclosed. This guidance was effective for interim and annual periods ending after June 15, 2009 and should be applied prospectively. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued new guidance impacting ASC 320-10, Investments — Debt and Equity Securities. This guidance amends GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This guidance was effective for interim and annual periods ending after June 15, 2009, with earlier adoption permitted for periods ending after March 15, 2009. The additional disclosures required are included in the consolidated Statements of Operations and in Note 3 to the Company’s consolidated financial statements.

In May 2009, the FASB issued new guidance impacting ASC 855, Subsequent Events. This update provides guidance on management’s assessment of subsequent events that occur after the balance sheet date through the date that the financial statements are issued. This guidance is generally consistent with current accounting practice. In addition, it requires certain additional disclosures. This guidance was effective for periods ending after June 15, 2009 and the required disclosure is included as Note 27 to the Company’s consolidated financial statements.

In August 2009, the FASB issued new guidance impacting ASC 820. This guidance is intended to reduce ambiguity in financial reporting when measuring the fair value of liabilities. This guidance was effective for the first reporting period (including interim periods) after issuance and had no impact on the Company’s consolidated financial statements.

In September 2009, the FASB issued new guidance impacting ASC 820. This creates a practical expedient to measure the fair value of an alternative investment that does not have a readily determinable fair value. This guidance also requires certain additional disclosures. This guidance is effective for interim and annual periods ending after December 15, 2009. The Company does not expect the adoption of the new guidance to have a material impact on its consolidated financial statements.

In January 2010, the FASB issued ASU 2010-02, Consolidation: Accounting and Reporting for Decreases in Ownership of a Subsidiary — a Scope Clarification. ASU 2010-02 amends ASC 810-10 to address implementation issues related to changes in ownership provisions including clarifying the scope of the decrease in ownership and additional disclosures. ASU 2010-02 is effective beginning in the period that an entity adopts Statement 160. If an entity has previously adopted Statement 160, ASU 2010-02 is effective beginning in the first interim or annual reporting period ending on or after December 15, 2009 and should be applied retrospectively to the first period Statement 160 was adopted. The Company does not expect the adoption of ASU 2010-02 to have a material impact on its consolidated financial statements.

In January 2010, the FASB issued ASU 2010-01, Equity: Accounting for Distributions to Shareholders with Components of Stock and Cash — a Consensus of the FASB Emerging Issues Task Force. ASU 2010-01 clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend. ASU 2010-01 is effective for interim and annual periods ending on or after December 15, 2009 and should be applied on a retrospective basis. The Company does not expect the adoption of ASU 2010-01 to have a material impact on its consolidated financial statements.

In June 2009, the FASB issued new guidance relating to the accounting for transfers of financial assets. The new guidance, which was issued as Statement of Financial Accounting Standards (“SFAS”) No. 166, Accounting for Transfers of Financial Assets, an amendment to SFAS No. 140, was adopted into Codification in December 2009 through the issuance of ASU 2009-16. The new standard provides guidance to improve the relevance, representational faithfulness, and comparability of the information that an entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. The Company will adopt the new guidance in 2010 and is evaluating the impact it will have, if any, on its consolidated financial statements.

In June 2009, the FASB issued new guidance relating to the variable interest entities. The new guidance, which was issued as SFAS No. 167, Amendments to FASB Interpretation No. 46(R), was adopted into Codification in December 2009. The objective of the guidance is to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. SFAS No. 167 is effective as of January 1, 2010. The Company does not expect the adoption of the new guidance to have a material impact on its consolidated financial statements.

In October 2009, the FASB issued ASU 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. ASU 2009-15 amends Subtopic 470-20 to expand accounting and reporting guidance for own-share lending arrangements issued in contemplation of convertible debt issuance. ASU 2009-15 is effective for fiscal years beginning on or after December 15, 2009 and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The Company does not expect the adoption of ASU 2009-15 to have a material impact on its consolidated financial statements.

In January 2010, the FASB issued ASU 2010-04, Accounting for Various Topics — Technical Corrections to SEC Paragraphs. ASU 2010-04 makes technical corrections to existing SEC guidance including accounting for subsequent investments, termination of an interest rate swap, issuance of financial statements — subsequent events, use of residential method to value acquired assets other than goodwill, adjustments in assets and liabilities for holding gains and losses, and selections of discount rate used for measuring defined benefit obligation. The Company does not expect the adoption of ASU 2010-04 to have a material impact on its consolidated financial statements.

In January 2010, the FASB issued ASU 2010-05, Compensation — Stock Compensation: Escrowed Share Arrangements and the Presumption of Compensation. ASU 2010-05 updates existing guidance to address the SEC staff’s views on overcoming the presumption that for certain shareholders escrowed share arrangements represent compensation. The Company does not expect the adoption of ASU 2010-05 to have a material impact on its consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures: Improving Disclosures About Fair Value Measurements. ASU 2010-06 amends ASC 820-10 to clarify existing disclosures, require new disclosures, and include conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The Company does not expect the adoption of ASU 2010-06 to have a material impact on its consolidated financial statements.

In February 2010, the FASB issued ASU 2010-08, Technical Corrections to Various Topics. ASU 2010-08 clarifies guidance on embedded derivatives and hedging. ASU 2010-08 is effective for interim and annual periods beginning after December 15, 2009. The Company does not expect the adoption of ASU 2010-08 to have a material impact on its consolidated financial statements.

(2)	Restatement of Consolidated Financial Statements
Subsequent to filing the Company’s annual report on Form 10-K for the year ended December 31, 2009, the Company determined that a valuation allowance on its deferred tax assets should be recognized as of December 31, 2009. The Company decided to establish a valuation allowance against the deferred tax asset because it is uncertain when it will realize this asset.

Accordingly, the December 31, 2009 consolidated financial statements have been restated to account for this determination. The effect of this change in the consolidated financial statements was as follows (in thousands, except per share amounts).
Consolidated Balance Sheet

	As Reported	Adjustment	As Restated
Deferred tax assets, net	$56,380	$(55,983)	$397
Total assets	2,975,559	(55,983)	2,919,576
Retained earnings deficit	(132,465)	(55,983)	(188,448)
Total shareholder’s equity	180,996	(55,983)	125,013
Total Liabilities and shareholders’ equity	2,975,559	(55,983)	2,919,576

Consolidated Statement of Operations

	As Reported	Adjustment	As Restated
Provision for income taxes	$(32,075)	$55,983	$23,908
Net loss	(145,467)	(55,983)	(201,450)
Net loss available to common shareholders	(154,156)	(55,983)	(210,139)
Loss per share — basic	(7.07)	(2.56)	(9.63)
Loss per share — diluted	(7.07)	(2.56)	(9.63)

Consolidated Statement of Cash Flows

	As Reported	Adjustment	As Restated
Operating activities
Net loss	$(145,467)	$(55,983)	$(201,450)
Deferred income tax benefit	(23,032)	(1,033)	(24,065)
Deferred tax asset valuation allowance	—	57,015	57,015

Quarterly Financial Data Fourth Quarter

	As Reported	Adjustment	As Restated
Provision for income taxes (benefit)	$(18,650)	$55,983	$37,333
Net loss	(96,228)	(55,983)	(152,211)
Net loss available to common shareholders	(97,598)	(55,983)	(153,581)
Loss per share — basic	(4.45)	(2.57)	(7.02)
Loss per share — diluted	(4.45)	(2.57)	(7.02)
(3)	Regulatory Matters and Going Concern Considerations
Effective June 17, 2010, the Company and BOHR entered into a written agreement (herein called the “Written Agreement”) with the FRB and the Bureau of Financial Institutions of the Virginia State Corporation Commission (“Bureau of Financial Institutions”). The Company’s other banking subsidiary, Shore Bank, is not a party to the Written Agreement.

Written Agreement

Under the terms of the Written Agreement, the Bank has agreed to develop and submit for approval, within the time periods specified, plans to: (a) strengthen board oversight of management and the Bank’s operations, (b) strengthen credit risk management policies, (c) improve the Bank’s position with respect to loans, relationships, or other assets in excess of $2.5 million which are now, or may in the future become, past due more than 90 days, are on the Bank’s problem loan list, or adversely classified in any report of examination of the Bank, (d) review and revise, as appropriate, current policy and maintain sound processes for determining, documenting, and recording an adequate allowance for loan and lease losses, (e) improve management of the Bank’s liquidity position and funds management policies, (f) provide contingency planning that accounts for adverse scenarios and identifies and quantifies available sources of liquidity for each scenario, (g) reduce the Bank’s reliance on brokered deposits, and (h) improve the Bank’s earnings and overall condition.

In addition, the Bank has agreed that it will (a) not extend, renew, or restructure any credit that has been criticized by the FRB or the Bureau of Financial Institutions absent prior board of directors approval in accordance with the restrictions in the Written Agreement, (b) eliminate all assets or portions of assets classified as “loss” and thereafter charge off all assets classified as “loss” in a federal or state report of examination, unless otherwise approved by the FRB, (c) comply with legal and regulatory limitations on indemnification payments and severance payments, and (d) appoint a committee to monitor compliance with the terms of the Written Agreement.

In addition, the Company has agreed that it will (a) not take any other form of payment representing a reduction in the Bank’s capital or make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities absent prior regulatory approval, (b) take all necessary steps to correct certain technical violations of law and regulation cited by the FRB, (c) refrain from guaranteeing any debt without the prior written approval of the FRB and the Bureau of Financial Institutions, and (d) refrain from purchasing or redeeming any shares of its stock without the prior written consent of the FRB or the Bureau of Financial Institutions.

Under the terms of the Written Agreement, both the Company and the Bank have agreed to submit for approval capital plans to maintain sufficient capital at the Company, on a consolidated basis, and to refrain from declaring or paying dividends absent prior regulatory approval.

Going Concern Considerations

The consolidated financial statements of Hampton Roads Bankshares, Inc. as of and for the year ended December 31, 2009 have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. Due to the Company’s 2009 financial results, the substantial uncertainty throughout the U.S. banking industry, the Written Agreement the Company and the Bank have entered into and described above and the Bank’s “undercapitalized” status, doubt exists regarding the Company’s ability to continue as a going concern. This concern is mitigated by the capital raise expected to close in the third quarter of 2010. With this new capital, the Company and BOHR are expected to return to “well capitalized” status.

Operating Losses

The Company incurred a net loss of $201.5 million for the year ended December 31, 2009. This loss was largely the result of dramatic increases in non-performing assets and the impairment of goodwill. Additionally, due to these recent significant losses, the Company was unable to ascertain it would generate sufficient net income in the near term to realize its deferred tax assets, and therefore, established a deferred tax valuation allowance on its net deferred tax position.

Capital Adequacy

As of December 31, 2009, the Company was considered “undercapitalized” under regulatory guidelines and must improve its capital in accordance with the Written Agreement.

In connection with this, the Company and affiliates of The Carlyle Group, Anchorage Advisors, L.L.C., CapGen Financial Group and other institutional investors have entered into a binding agreement (the “Investment Agreement”), which is anticipated to close on or before September 30, 2010, to purchase common stock of the Company, as part of an expected aggregate $255.0 million capital raise by the Company from institutional investors in a private placement. The private placement is fully subscribed and will include the opportunity to raise an additional $20 to $40 million in common stock through a rights offering to the Company’s existing shareholders.

Additionally, the Company has entered into an agreement with the Treasury pursuant to which Treasury will exchange all of the cumulative preferred stock it purchased from the Company in 2008 under Treasury’s Capital Purchase Program for a new series of mandatorily convertible preferred stock, which will convert into the Company’s common stock upon closing of the capital raise discussed above.

Management believes the capital raise will greatly strengthen its balance sheet and return the Company to “well capitalized” status under the regulatory capital standards.

Liquidity

Our primary sources of liquidity are our deposits, the scheduled repayments on our loans, and interest and maturities of our investments. All securities have been classified as available for sale, which means they are carried at fair value, and we have the ability to sell or pledge a portion of our unpledged investment securities to manage liquidity. Due to the Bank’s “undercapitalized” status, we are unable to accept, rollover, or renew any brokered deposits. At December 31, 2009 the Company had approximately $300 million in available cash on hand and unpledged investment securities of approximately $70 million.

Based on our current and expected liquidity needs and sources, management expects to be able to meet all of its obligations at least through December 31, 2010.

(4)	Mergers and Acquisitions
Shore Financial Corporation (“SFC”)

On June 1, 2008, the Company acquired all of the outstanding shares of SFC. The shareholders of SFC received, for each share of SFC common stock that they owned immediately prior to the effective time of the merger, either $22 per share in cash or 1.8 shares of the Company’s common stock. In addition, at the effective time of the merger, each outstanding option to purchase shares of SFC’s common stock under any stock plans vested pursuant to its terms and was converted into an option to acquire the number of shares of the Company’s common stock equal to the number of shares of SFC common stock underlying the option multiplied by 1.8. The exercise price of each option was adjusted accordingly. The aggregate purchase price was $58.1 million, including common stock valued at $31.2 million, SFC stock held by the Company as an investment of $800 thousand, stock options exchanged valued at $1.2 million, cash of $21.0 million, and direct costs of the merger of $3.9 million. Net assets (in thousands) acquired are shown in the table below.

Securities available-for-sale	$16,250
Loans, net	220,450
Goodwill	27,898
Core deposit intangible	4,755
Employment agreement intangible	160
Other assets	33,587

Total assets acquired	303,100

Deposits	208,402
Borrowings	34,228
Other liabilities	2,409

Total liabilities assumed	245,039

Net assets acquired	$58,061

The merger transaction was accounted for under the purchase method of accounting and is qualified as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The merger resulted in the recording of $27.9 million of goodwill and $4.8 million of core deposit intangible assets. During the second quarter of 2009, goodwill related to the SFC acquisition was determined to be impaired, and an impairment expense of $27.9 million was recorded. The core deposit intangible asset was based on an independent valuation and is being amortized over the estimated life of the core deposits of eight years, based on undiscounted cash flows. In order to finance the merger transaction, the Company borrowed $23.0 million, which was completely paid off during second quarter 2009.

Gateway Financial Holdings (“GFH”)

On December 31, 2008 the Company acquired all of the outstanding shares of GFH. The shareholders of GFH received, for each share of GFH common stock that they owned immediately prior to the effective time of the merger 0.67 shares of Company common stock. Each of GFH’s preferred shares outstanding immediately prior to the effective time of the merger converted into new preferred shares of the Company that have substantially identical rights. In addition, at the effective time of the merger, each outstanding option to purchase shares of GFH’s common stock under any stock plans were converted into an option to acquire the number of shares of Company common stock equal to the number of shares of GFH common stock underlying the option multiplied by 0.67. The exercise price of each option was adjusted accordingly. The aggregate purchase price was approximately $161.0 million, including common stock valued at $94.2 million, preferred stock valued at $59.3 million, GFH stock held by the Company as an investment of $200 thousand, stock options exchanged valued at $1.4 million, and direct costs of the merger of $5.9 million.

Net assets acquired, based on fair value adjustments, are shown in the table below (in thousands).

Securities available-for-sale	$117,706
Loans, net	1,752,793
Goodwill	56,939
Core deposit intangible	3,282
Other intangibles	7,485
Other assets	205,672

Total assets acquired	2,143,877

Deposits	1,688,473
Borrowings	289,497
Other liabilities	4,950

Total liabilities assumed	1,982,920

Net assets acquired	$160,957

The merger transaction was accounted for under the purchase method of accounting and is qualified as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The merger resulted in the recording of $56.9 million of goodwill and $3.3 million of core deposit intangible assets. During the fourth quarter of 2009, goodwill related to the GFH acquisition was determined to be impaired, and an impairment expense of $56.9 million was recorded. The core deposit intangible assets were based on an independent valuation and will be amortized over the estimated life of the core deposits of 4.5 years, based on undiscounted cash flows.

Pro forma Financial Information

The Company’s consolidated financial statements include the results of operations of SFC and GFH from the date of acquisition. Pro forma condensed consolidated income statements (in thousands) for the years ended December 31, 2008 and 2007 are shown as if the mergers occurred at the beginning of each year as follows.

	2008	2007
Interest income	$171,295	$162,913
Interest expense	77,462	74,572

Net interest income	93,833	88,341

Provision for loan losses	44,874	6,059
Noninterest income (loss)	(11,456)	24,605
Noninterest expense	85,438	70,860

Income (loss) before for income taxes	(47,935)	36,027

Provision for income taxes (benefit)	(18,575)	12,360

Net income (loss)	$(29,360)	$23,667

Basis earnings (loss) per share	$(1.36)	$1.10

Diluted earnings (loss) per share	$(1.36)	$1.08

(5)	Investment Securities
The amortized cost and estimated fair values of investment securities available-for-sale (in thousands) at December 31, 2009 and 2008 were as follows.

	2009
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
State and municipal securities	$1,279	$27	$—	$1,306
U.S. agency securities	11,376	173	105	11,444
Mortgage-backed securities	146,583	482	1,339	145,726
Equity securities	2,966	3	383	2,586

Total investment securities available-for-sale	$162,204	$685	$1,827	$161,062

	2008
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
State and municipal securities	$18,186	$39	$8	$18,217
U.S. agency securities	24,584	415	—	24,999
Mortgage-backed securities	95,202	46	—	95,248
Corporate bonds	5,093	—	—	5,093
Equity securities	6,747	19	686	6,080

Total investment securities available-for-sale	$149,812	$519	$694	$149,637

Proceeds from sales of investment securities available-for-sale during 2009 were $84.1 million and resulted in gross realized gains of $4.3 million. For the year ended December 31, 2008, proceeds from available-for-sale securities amounted to $18.5 million and resulted in realized gains of $457 thousand. There were no sales of securities in 2007.
The amortized cost and estimated fair value of investment securities available-for-sale (in thousands) that are not determined to be other-than-temporarily impaired, by contractual maturity at December 31, 2009 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Equity securities do not have contractual maturities.

	2009
	Amortized	Estimated
	Cost	Fair Value
Due in one year or less	$1,005	$1,025
Due after one year but less than five years	1,012	1,089
Due after five years but less than ten years	9,569	9,557
Due after ten years	147,652	146,806
Equity securities	2,966	2,585

Total available-for-sale securities	$162,204	$161,062

Information pertaining to securities with gross unrealized losses (in thousands) at December 31, 2009 and 2008, aggregated by investment category and length of time that the individual securities have been in a continuous loss position is as follows.

	2009
	Less than 12 Months		12 Months or More		Total
			Estimated
	Estimated	Unrealized	Fair	Unrealized	Estimated	Unrealized
	Fair Value	Loss	Value	Loss	Fair Value	Loss
Agency securities	$4,711	$105	$—	$—	$4,711	$105
Mortgage-backed securities	69,078	1,339	—	—	69,078	1,339
Equity securities	32	13	1,097	370	1,129	383

	$73,821	$1,457	$1,097	$370	$74,918	$1,827

	2008
	Less than 12 Months		12 Months or More		Total
			Estimated
	Estimated	Unrealized	Fair	Unrealized	Estimated	Unrealized
	Fair Value	Loss	Value	Loss	Fair Value	Loss
State and municipal securities	$2,713	$8	$—	$—	$2,713	$8
Mortgage-backed securities	—	—	5	—	5	—
Equity securities	1,281	360	147	326	1,428	686

	$3,994	$368	$152	$326	$4,146	$694

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. Investment securities classified as available-for-sale are generally evaluated for OTTI in accordance with ASC 320, Investment – Debt and Equity Securities.
In determining OTTI, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the Company has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.
When OTTI occurs, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current period credit loss. If an entity intends to sell or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis, less any current period credit loss, the OTTI shall be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current period loss, the OTTI shall be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.
The unrealized loss positions on debt securities at December 31, 2009 were directly related to interest rate movements as there is minimal credit risk exposure in these investments. Debt securities with unrealized loss positions at December 31, 2009 included one agency security and 21 agency mortgage-backed securities. Management does not believe that any of these debt securities were other-than-temporarily impaired at December 31, 2009.

In accordance with SAB Topic 5M, our impairment analysis considered all available evidence including the length of time and the extent to which the market value of each security was less than cost, the financial condition of the issuer of each equity security (based upon financial statements of the issuers), and the near term prospects of each issuer, as well as our intent and ability to retain these investments for a sufficient period of time to allow for any anticipated recovery in their respective market values. During 2009 and 2008, equity securities with an amortized cost basis of $5.4 million and $613 thousand, respectively, were determined to be other-than-temporarily impaired. Impairment losses of $2.5 million and $561 thousand were recognized through noninterest income during 2009 and 2008, respectively. An additional $190 thousand was included in accumulated other comprehensive loss in the equity section of the balance sheet as of December 31, 2009. Management has evaluated the unrealized losses associated with the remaining equity securities as of December 31, 2009 and, in management’s opinion, the unrealized losses are temporary and it is our intention to hold these securities until their value recovers. A rollforward of the cumulative other-than-temporary impairment losses (in thousands) recognized in earnings for all debt securities is as follows.

December 31, 2008	$561
Loss where impairment was not previously recognized	2,469

December 31, 2009	$3,030

The Company’s investment in FHLB stock totaled $19.7 million at December 31, 2009. FHLB stock is generally viewed as a long-term investment and as a restricted investment security and is carried at cost as there is no market for the stock other than the FHLB or member institutions. Therefore, when evaluating FHLB stock for impairment, its value is based on ultimate recoverability of the par value rather than by recognizing temporary declines in value. Despite the FHLB’s change in policy relating to repurchases of excess capital stock in 2009, the Company does not consider this investment to be other-than-temporarily impaired at December 31, 2009, and no impairment has been recognized.
Investment securities at estimated fair value (in thousands) that were pledged to secure deposits or outstanding borrowings or were pledged to secure potential future borrowings at December 31, 2009 and 2008 were as follows.

	2009	2008
Public deposits	$34,219	$32,116
Treasury, tax, and loan deposits	4,015	3,605
Federal Home Loan Bank borrowings	21,550	26,528
Federal Reserve Bank borrowings	2,115	7,755
Repurchase agreements	24,174	22,923
Housing and Urban Development	604	413

	$86,677	$93,340

(6)	Loans and Allowance for Loan Losses
The Company grants commercial, construction, real estate, and consumer loans to customers throughout its lending areas. A substantial portion of debtors’ abilities to honor their contracts is dependent upon the real estate and general economic environment of the lending area. Overdrafts in the amount of $399 thousand and $332 thousand as of December 31, 2009 and 2008, respectively, were reclassified from deposits to loans.

Major classifications of loans (in thousands) at December 31, 2009 and 2008 were as follows.

	2009	2008
Commercial	$361,256	$451,426
Construction	757,702	897,288
Real estate — commercial mortgage	740,570	673,351
Real estate — residential mortgage	524,853	528,760
Installment loans to individuals	42,858	50,085
Deferred loan fees and related costs	(547)	(1,384)

	$2,426,692	$2,599,526

Non-performing assets (in thousands) at December 31, 2009 and 2008 were as follows.

	2009	2008
Loans 90 days past due and still accruing interest	$—	$3,219
Nonaccrual loans, including nonaccrual impaired loans	248,303	32,885
Foreclosed real estate and repossessed assets	8,867	5,092

Non-performing assets	$257,170	$41,196

Estimated gross interest income that would have been recorded if the foregoing nonaccrual loans had remained current in accordance with their contractual terms totaled $44.2 million, $99 thousand, and $164 thousand in 2009, 2008, and 2007, respectively.
Information on impaired loans (in thousands) at December 31, 2009, 2008, and 2007 is as follows.

	2009	2008	2007
Impaired loans for which an allowance has been provided	$331,532	$2,161	$1,698
Impaired loans for which no allowance has been provided	137,536	2,130	—

Total impaired loans	$469,068	$4,291	$1,698

Allowance provided for impaired loans, included in the allowance for loan losses	$91,488	$545	$406

Average balance in impaired loans	$215,363	$3,883	$1,782

Interest income recognized from impaired loans	$17,440	$131	$20

The following table provides information (in thousands) related to the loan category and method used to measure impairment at December 31, 2009.

	Method Used to	Impaired Loans
Loan Category	Measure Impairment	Outstanding
1-4 family residential construction	Estimated fair market value	$20,851
Other construction and development	Estimated fair market value	237,313
Secured by farm land	Estimated fair market value	1,318
Secured by 1-4 family, revolving	Estimated fair market value	6,018
Secured by 1-4 family, 1st lien	Estimated fair market value	32,532
Secured by 1-4 family, junior lien	Estimated fair market value	1,502
Secured by multifamily	Estimated fair market value	8,137
Secured by nonfarm nonresidential (owner occupied)	Estimated fair market value	29,309
Secured by nonfarm nonresidential (non-owner occupied)	Estimated fair market value	75,947
Commercial and industrial	Estimated fair market value	56,081
Other consumer loans to individuals	Estimated fair market value	60

Total impaired loans		$469,068

As of December 31, 2009, loans classified as troubled debt restructurings were $73.5 million, all of which are considered impaired and included in the disclosure above. Of this amount, $56.6 million was accruing and $16.9 million was non-accruing at December 31, 2009. Troubled debt restructurings in nonaccrual status are returned to accrual status after a period of performance under which the borrower demonstrates the ability and willingness to repay the loan. None of the nonaccrual troubled debt restructurings were returned to accrual status during the year ended December 31, 2009. There were no troubled debt restructurings as of December 31, 2008.
A loan is considered impaired when management believes the principal is uncollectible. For collateral dependent impaired loans, impairment is measured based upon the fair value of the underlying collateral. Management considers a loan to be collateral dependent when repayment of the loan is expected solely from the sale or liquidation of the underlying collateral. The Company’s policy is to charge off collateral dependent impaired loans at the earlier of foreclosure, repossession, or liquidation at the point it becomes 180 days past due. The Company’s policy is to reduce the carrying value of the loan down to the estimated fair value of the collateral less estimated costs to sell through charge off to the allowance for loan losses. For loans that are not collateral dependent, impairment is measured using discounted cash flows. Total impaired loans were $469.1 million at December 31, 2009, the majority of which were considered collateral dependent, and therefore, measured at the fair value of the underlying collateral.
Impaired loans for which no allowance is provided totaled $137.5 million at December 31, 2009. Loans written down to their estimated fair value of collateral less the costs to sell account for $22.1 of the impaired loans for which no allowance has been provided as of December 31, 2009. The average age of appraisals for these loans is 0.93 years. The remaining impaired loans for which no allowance is provided are fully covered by the value of the collateral, and therefore, no loss is expected on these loans.

Transactions affecting the allowance for loan losses (in thousands) for the years ended December 31, 2009, 2008, and 2007 were as follows.

	2009	2008	2007
Balance at beginning of year	$51,218	$5,043	$3,911
Provision for loan losses	134,223	1,418	1,232
Acquired through SFC acquisition	—	2,932	—
Acquired through GFH acquisition	—	42,060	—
Loans charged off	(53,536)	(337)	(109)
Recoveries	792	102	9

Balance at end of year	$132,697	$51,218	$5,043

In the opinion of management, based on conditions reasonably known to them, the allowance was adequate at December 31, 2009. The allowance may be increased or decreased in the future based on loan balances outstanding, changes in internally generated credit quality ratings of the loan portfolio, changes in general economic conditions, or other risk factors.
(7)	Accounting for Certain Loans Acquired in a Transfer
ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, requires acquired loans to be recorded at fair value and prohibits carrying over valuation allowances when initially accounting for acquired impaired loans. Loans carried at fair value, mortgage loans held for sale, and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of this pronouncement. It limits the yield that may be accreted to the excess of the undiscounted expected cash flows over the investor’s initial investment in the loan. The excess of the contractual cash flows over expected cash flows may not be recognized as an adjustment of yield. Subsequent increases in cash flows expected to be collected are recognized prospectively through an adjustment of the loan’s yield over its remaining life. Decreases in expected cash flows are recognized as impairments.
The Company acquired loans pursuant to the acquisition of GFH in December 2008. The Company reviewed the loan portfolio at acquisition to determine whether there was evidence of deterioration of credit quality since origination and if it was probable that it will be unable to collect all amounts due according to the loan’s contractual terms. When both conditions existed, the Company accounted for each loan individually, considered expected prepayments, and estimated the amount and timing of discounted expected principal, interest, and other cash flows (expected at acquisition) for each loan. The Company determined the excess of the loan’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted into interest income (non-accretable difference). The remaining amount, representing the excess of the loan’s cash flows expected to be collected over the amount paid, is accreted into interest income over the remaining life of the loan (accretable yield).
Over the life of the loan, the Company continues to estimate cash flows expected to be collected. The Company evaluates at the balance sheet date whether the present value of its loans determined using the effective interest rates has decreased, and if so, the Company establishes a valuation allowance for the loan. Valuation allowances for acquired loans reflect only those losses incurred after acquisition; that is, the present value of cash flows expected at acquisition that are not expected to be collected. Valuation allowances are established only subsequent to our acquisition of the loans. For loans that are not accounted for as debt securities, the present value of any subsequent increase in the loan’s or pool’s actual cash flows or cash flows expected to be collected is used first to reverse any existing valuation allowance for that loan. For any remaining increases in cash flows expected to be collected, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan’s remaining life. The Company does not have any such loans that were accounted for as debt securities.
Loans that were acquired in the GFH acquisition for which there was evidence of deterioration of credit quality since origination and for which it was probable that all contractually required payments would not be made as scheduled had an outstanding balance of $88.0 million and a carrying amount of $78.2 million at December 31, 2009. The carrying amount of these loans is included in the balance sheet amount of loans receivable at December 31, 2009. Of these loans, $58.2 million have experienced further deterioration since the acquisition date and are included in the impaired loan amounts disclosed in Note 4. The following table depicts the accretable yield (in thousands) at the beginning and end of the period.

Balance, December 31, 2008	$4,167
Accretion	(2,134)
Disposals	(2,075)
Additions	1,084

Balance, December 31, 2009	$1,042

(8)	Derivative Instruments
At December 31, 2009, the Company had rate lock commitments to originate mortgage loans in the amount of $17.2 million and loans held for sale of $12.6 million. At December 31, 2008, the Company had rate lock commitments to originate mortgage loans in the amount of $17.1 million and loans held for sale of $5.1 million. The Company entered into corresponding commitments with third party investors to sell loans of approximately $29.8 million in 2009 and $23.6 million in 2008. Under the contractual relationship with these investors, the Company is obligated to sell the loans only if the loans close. No other obligation exists. As a result of these contractual relationships with these investors, the Company is not exposed to losses nor will it realize gains related to its rate lock commitments due to changes in interest rates.
(9)	Premises, Equipment, and Leases
Premises and equipment (in thousands) at December 31, 2009 and 2008 are summarized as follows.

	2009	2008
Land	$31,335	$26,357
Buildings and improvements	58,177	59,731
Leasehold improvements	3,411	3,224
Equipment, furniture, and fixtures	14,828	15,101
Construction in progress	7	2,768

	107,758	107,181
Less accumulated depreciation and amortization	(10,246)	(5,846)

	$97,512	$101,335

Depreciation and leasehold amortization expense for the years ended December 31, 2009, 2008, and 2007 was $5.5 million, $1.4 million, and $886 thousand, respectively.
The Company leases land and buildings upon which certain of its operating facilities and financial center facilities are located. These leases expire at various dates through August 31, 2049. Additionally, the Company has the option to purchase the land upon which the building where some of our operations occur at the end of the twenty-year lease term at a cost of $300 thousand.
Various facilities and equipment are leased under noncancellable operating leases with initial remaining terms in excess of one year with options for renewal. In addition to minimum rents, certain leases have escalation clauses and include provisions for additional payments to cover taxes, insurance, and maintenance. The effects of the scheduled rent increases, which are included in the minimum lease payments, are recognized on a straight-line basis over the lease term. Rental expense was $3.8 million for 2009 compared to $1.1 million for 2008 and $907 thousand for 2007.

Future minimum lease payments (in thousands), by year and in the aggregate, under noncancellable operating leases at December 31, 2009 were as follows.

2010	$2,963
2011	2,631
2012	2,448
2013	2,383
2014	2,255
Thereafter	18,979

$31,659

The Company has entered into contracts as lessor for excess office space. Future minimum lease payments receivable (in thousands) under noncancelable leasing arrangements at December 31, 2009 were as follows.

2010	$156
2011	94
2012	92
2013	92
2014	31

$465

(10)	Goodwill and Intangible Assets
Goodwill and other intangible assets with an indefinite life are subject to impairment testing at least annually or more often if events or circumstances suggest potential impairment. Other acquired intangible assets determined to have a finite life are amortized over their estimated useful life in a manner that best reflects the economic benefits of the intangible asset. Intangible assets with a finite life are periodically reviewed for other-than-temporary impairment. ASC 350 identifies a two-step impairment test that should be used to test for impairment and measure the amount of the impairment loss to be recognized. The first step involves comparing the fair value of the reporting unit with the carrying value of the reporting unit. If the carrying value of the reporting unit exceeds fair value of the reporting unit, a potential impairment may exist. The second step compares the implied fair value of the reporting unit’s goodwill to the carrying amount of that goodwill. The excess of the carrying amount over the fair value is an impairment of goodwill.

As of May 31, 2009, the Company, in accordance to ASC 350, conducted an impairment test on the goodwill from the SFC acquisition related to Shore. Management’s review of goodwill indicated an impairment of $27.9 million. Also in the second quarter of 2009, the goodwill associated with the GFH merger was tested for impairment. Our testing indicated that there was no impairment of the goodwill related to the GFH merger as of June 30, 2009. The differing result of the GFH impairment testing from the SFC testing was due to several factors including the relative value of consideration paid for GFH (only five months had elapsed since the GFH merger, and, thus, fair values were more current than for SFC) and the market prices paid in acquisitions had already fallen substantially prior to the GFH acquisition. Annual impairment testing of the GFH goodwill subsequently was conducted on its planned schedule as of October 31, 2009. Due in part to a decline in the Company’s stock price and, thus, its market capitalization, and its further deterioration in the fair value of the Company’s assets, the assessment reflected impairment of the entire $56.9 million in goodwill associated with the GFH acquisition. The non-cash loss on impairment of goodwill was recorded as a noninterest expense in the statement of operations for the year ended December 31, 2009.

A summary of goodwill and intangible assets (in thousands) as of December 31, 2009 and 2008 is as follows.

	2009		2008
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Intangible assets subject to future amortization:
Core deposit intangible	$8,105	$1,703	$8,105	$347
Employment contract intangible	1,130	713	1,957	19
Insurance book of business intangible	6,450	430	6,000	—

Total intangible assets subject to future amortization	15,685	2,846	16,062	366

Intangible assets not subject to amortization:
Goodwill	—	—	82,671	—

Total goodwill and intangible assets	$15,685	$2,846	$98,733	$366

There were no intangible assets as of December 31, 2007.
The aggregate amortization expense for intangible assets with finite lives for the year ended December 31, 2009 was $2.5 million, compared to $366 thousand for 2008; there was no amortization expense for intangible assets in 2007. The estimated aggregate annual amortization expense (in thousands) for the years subsequent to December 31, 2009 is as follows.

2010	$1,979
2011	1,945
2012	1,765
2013	1,392
2014	1,026
Thereafter	4,732

Total	$12,839

Changes in the carrying amount of goodwill (in thousands) for the year ended December 31, 2009 are as follows.

Balance, December 31, 2008	$82,671
Impairment losses	(84,837)
Adjustments	2,166

Balance, December 31, 2009	$—

(11)	Foreclosed Real Estate and Repossessed Assets
Foreclosed assets are presented net of an allowance for losses. An analysis of the allowance for losses (in thousands) on foreclosed assets is as follows.

	December 31, 2009	December 31, 2008
Balance at beginning of year	$—	$—
Provision for losses	1,043	—
Charge-offs	(687)	—

Balance at end of year	$356	$—

Expenses (in thousands) applicable to foreclosed assets include the following.

Year Ended
December 31, 2009
Net loss on sales of real estate	$161
Provision for losses	1,043
Operating expenses, net of rental income	417

Total	$1,621

There were no foreclosed asset expenses for the years ended December 31, 2008 and 2007.
(12)	Deposits
The scheduled maturities of time deposits (in thousands) at December 31, 2009 and 2008 were as follows.

	2009		2008
	Time Deposits	Time Deposits	Time Deposits	Time Deposits
	Less than $100	$100 or More	Less than $100	$100 or More
Maturity of:
3 months or less	$242,970	$47,514	$357,126	$110,968
3 months - 6 months	157,105	49,791	144,912	91,286
6 months - 12 months	286,701	148,037	237,761	117,113
1 year - 2 years	165,255	85,786	67,170	43,298
2 years - 3 years	18,837	13,771	29,209	17,797
3 years - 4 years	8,389	5,951	13,845	10,546
4 years - 5 years	8,936	5,895	7,761	3,528
Over 5 years	1,595	100	1,003	—

	$889,788	$356,845	$858,787	$394,536

Total brokered deposits were $386.4 million and $484.8 million at December 31, 2009 and 2008, respectively. Of these brokered funds $47.6 million and $245.3 million were interest bearing demand deposits and the remaining $338.8 million and $239.5 million were time deposits at December 31, 2009 and 2008, respectively.
(13)	Borrowings
As a member of FHLB, the Company may borrow funds based on criteria established by the FHLB. The FHLB may call these borrowings prior to maturity if the collateral balance falls below the borrowing level. The borrowing arrangements with the FHLB could be either short- or long- term depending on our related costs and needs. At December 31, 2009 and 2008, the Company had loans from the FHLB totaling $228.2 million and $279.1 million, respectively. Interest only is payable on a monthly basis until maturity. The carrying value of maturities of FHLB borrowings at December 31, 2009 was as follows (in thousands).

2010	$11,685
2011	15,000
2012	196,247
2013	—
2014	5,283

$228,215

FHLB borrowings carry a weighted average interest rate of 4.06% and are all convertible at FHLB’s option on the interest payment dates to either one month or three month LIBOR except for five fixed rate advances that total $32.5 million. The FHLB borrowings were collateralized with residential real estate loans, commercial real estate loans, and investment securities. During 2009 two FHLB borrowings were paid off prior to maturity. An extinguishment of debt charge in the amount of $2.0 million was incurred in association with these early pay-offs. The principal balance due, excluding acquisition fair value adjustments, of FHLB borrowings in aggregate, were $219.8 million at December 31, 2009.
The Company acquired two reverse repurchase agreements in the GFH acquisition. Each repurchase agreement has an original principal balance of $10.0 million and is collateralized with mortgage-backed securities with a similar fair market value. The first repurchase agreement has a five-year term with an interest rate fixed at 4.99% until it is repurchased by the counterparty on August 1, 2011. The second repurchase agreement has a seven-year term with a repurchase date of August 1, 2013 (the “2013 Agreement”). The interest rate of this agreement is a variable rate of 9.85% minus three-month LIBOR (0.25% at December 31, 2009), not to exceed 5.85%. The applicable interest rate in effect at December 31, 2009 was 5.85%. Both agreements are callable by the counterparty on a quarterly basis and the 2013 Agreement became immediately callable as a result of BOHR not maintaining well-capitalized status with the FDIC. The carrying value of these agreements as of December 31, 2009 was $21.0 million.
As part of the GFH acquisition, the Company acquired four placements of trust preferred securities as follows:

	Amount	Interest	Redeemable	Mandatory
	(in thousands)	Rate	On Or After	Redemption
Gateway Capital Statutory Trust I	$8,000	LIBOR + 3.10%	September 17, 2008	September 17, 2033
Gateway Capital Statutory Trust II	7,000	LIBOR + 2.65%	July 17, 2009	June 17, 2034
Gateway Capital Statutory Trust III	15,000	LIBOR + 1.50%	May 30, 2011	May 30, 2036
Gateway Capital Statutory Trust IV	25,000	LIBOR + 1.55%	July 30, 2012	July 30, 2037
LIBOR in the table above refers to 3 month LIBOR. In all four trusts, the trust issuer has invested the total proceeds from the sale of the trust preferred securities in junior subordinated deferrable interest debentures issued by the Company. The trust preferred securities pay cumulative cash distributions quarterly at an annual rate, reset quarterly. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes. The Company has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company. The carrying value of these debentures in aggregate as of December 31, 2009 was $28.3 million. The Company has suspended the payment of dividends on all four issues of trust preferred securities, however, at year-end 2009 all payments had been made in accordance with contractual terms.
The Company borrowed $28.0 million from another bank in 2008. This borrowing had a variable interest rate of prime minus 1% with a floor of 4% (4% at December 31, 2008) and was paid in full during 2009.
(14)	Preferred Stock and Warrant
In conjunction with the acquisition of GFH, the Company issued 23,266 shares of Series A Non-Convertible Non-Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”) and 37,550 shares of Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”). Both series are non-voting except as may otherwise be required under applicable law.
The Series A Preferred Stock has no par value and a liquidation amount equal to $1,000 per share. Dividends are payable quarterly, if declared, at an annual rate of 8.75%, and are non-cumulative. Since January 1, 2009, the Company had the right and option to redeem all or a portion of the Series A Preferred Stock at the rate of $1,000 per share. At December 31, 2009, none of this stock has been redeemed.
The Series B Preferred Stock has no par value and a liquidation amount equal to $1,000 per share. Dividends are payable quarterly, if declared, at a rate of 12%, and are non-cumulative. Since October 1, 2009, the Company had the right and option to redeem all or a portion of the Series B Preferred Stock at the rate of $1,000 per share. At December 31, 2009, none of this stock has been redeemed.

On December 31, 2008, the Company issued 80,347 shares of Series C Fixed Rate Cumulative Preferred Stock (“Series C Preferred Stock”) to the United States Department of the Treasury (“U.S. Treasury”) for an aggregate price of $80.3 million. The shares were issued in connection with the Company’s participation in the Capital Purchase Program (“CPP”) as authorized under the Emergency Stabilization Act of 2008. The Series C Preferred Stock has no par value and a liquidation amount equal to $1,000 per share. The Series C Preferred Stock pays cumulative dividends at an annual rate of 5% for the first five years and 9% thereafter. This Preferred Stock is redeemable at par plus accrued and unpaid dividends subject to the approval of the Company’s primary regulators.
In addition, the Company issued to the U.S. Treasury a warrant to purchase 1,325,858 shares of the Company’s common stock at an initial exercise price of $9.09 per share. The warrant is immediately exercisable and provides for the adjustment of the exercise price and the number of shares of common stock issuable upon exercise pursuant to customary anti-dilution provisions, such as stock splits or distributions of securities or other assets to holders of common stock and upon certain issuances of common stock at or below a specified price relative to the then-current market price of common stock. The warrant expires ten years from the issuance date. The U.S. Treasury has agreed not to exercise voting power with respect to any shares of common stock issued upon exercise of the warrant.
Shares of the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock have priority over the Company’s common stock with regard to the payment of dividends. As such, the Company may not pay dividends on, or repurchase, redeem, or otherwise acquire for consideration shares of its common stock unless dividends for these classes of Preferred Stock are current.
The Company took actions during the fourth quarter that were intended to preserve capital. On October 30, 2009, we announced that we would suspend dividends on our Series A Preferred Stock and Series B Preferred Stock, which required us to also suspend dividends on our Series C Preferred Stock under applicable law. As a result, on November 17, 2009, we notified the Treasury of our intent to defer the payment of our regulatory quarterly cash dividend on our Series C Preferred Stock issued to the Treasury in connection with our participation in the TARP CPP. If we miss six quarterly dividend payments, whether or not consecutive, the Treasury will have the right to appoint two directors to our board of directors until all accrued but unpaid dividends have been paid. We cannot pay dividends on our outstanding shares of Series C Preferred Stock or our common stock until we have paid in full all deferred distributions on our trust preferred securities. As of December 31, 2009, dividends accrued but not paid for Series C Preferred Stock totaled $1.5 million.
(15)	Financial Instruments with Off-Balance-Sheet Risk
The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk which have not been recognized in the consolidated balance sheets. The contract amount of these instruments reflects the extent of the Company’s involvement or “credit risk.” The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Contractual amounts (in thousands) at December 31, 2009 and 2008 were as follows.

	2009	2008
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$326,121	$523,179
Standby letters of credit	8,590	29,030

	$334,711	$552,209

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counter party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing commercial properties, and real estate.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of the contractual obligation by a customer to a third party. The majority of these guarantees extend until satisfactory completion of the customer’s contractual obligation. Management does not anticipate any material losses will arise from additional funding of the aforementioned commitments or letters of credit.
(16)	Retirement Plans
Defined Contribution Plan
The Company has defined contribution 401(k) plans at both of its subsidiary banks and one for the former GFH employees. Under the BOHR 401(k) plan, all employees who are 21 years of age and have completed one year of service are eligible to participate. Participants may contribute up to 20% of their compensation, subject to statutory limitations and the Company matches 100% of the employees’ contributions up to 4% of salary. Under the Shore 401(k) plan, all employees who are 18 years of age and have completed 3 months of service are eligible to participate. Participants may contribute up to 15% of their compensation and the Company matches 100% up to 3% of the employees’ contributions and 50% of the next 3%. Former Gateway Bank employees who are 18 years of age and have completed three months of service are eligible to participate in that 401(k) plan, and the Company matches 100% of the employees’ contributions up to 6% of salary. The Company may also make additional discretionary contributions to the plans. Participants are fully vested in their contributions and the Company’s match immediately and become fully vested in the Company’s discretionary contributions after 3 years of service.
The Company made no discretionary contributions in 2009 compared to $209 thousand and $119 thousand for the years ended December 31, 2008 and 2007, respectively. The Company also made matching contributions of $1.2 million, $257 thousand, and $202 thousand for the years ended December 31, 2009, 2008, and 2007, respectively. The Company offers its stock as an investment option under the BOHR 401(k) plan.
Supplemental Executive Retirement Plans (“SERP”)
The Company has entered into SERPs with several key officers. Under these agreements, all but four of twelve officers are each eligible to receive an annual benefit payable in fifteen installments each equal to $50 thousand following the attainment of their Plan Retirement Date. Two of the other four officers are eligible to receive an annual benefit payable in fifteen installments each equal to 50% of their Benefit Computation Base following the attainment of his Plan Retirement Date. The remaining two officers are eligible to receive an annual benefit payable in fifteen installments each equal to 70% of their Benefit Computation Base following the attainment of their Plan Retirement Date. The Benefit Computation Base is calculated as the average compensation from the Company over the three consecutive completed calendar years just prior to the year of retirement or termination. The Company recognizes expense each year related to these agreements based on the present value of the benefits expected to be provided to the employees and any beneficiaries. The change in benefit obligation and funded status (in thousands) for the years ended December 31, 2009, 2008, and 2007 were as follows.

	2009	2008	2007
Benefit obligation at beginning of year	$3,915	$2,153	$1,650
Acquired in GFH acquisition	—	1,098	—
Service cost	826	516	388
Interest cost	228	148	115
Terminations	(95)	—	—

Benefit obligation at end of year	4,874	3,915	2,153
Fair value of plan assets	—	—	—

Funded status	$(4,874)	$(3,915)	$(2,153)

The amount of the funded status is the accrued benefit cost included in other liabilities on the balance sheet. The amounts (in thousands) recognized in the consolidated balance sheets as of December 31, 2009 and 2008 were as follows.

	2009	2008
Accrued benefit cost included in other liabilities	$(4,874)	$(3,915)

The components of net periodic benefit cost (in thousands) for the years ended December 31, 2009, 2008, and 2007 were as follows.

	2009	2008	2007
Service cost	$826	$516	$388
Interest cost	228	148	115
Terminations	(95)	—	—

Net periodic benefit cost	$959	$664	$503

The weighted-average assumptions used to determine benefit obligations and net periodic pension benefit at December 31, 2009, 2008, and 2007 were as follows. The rate of compensation increase only applies to the officer agreements with a Benefit Computation Base.

	2009	2008	2007
Discount rate	6.00% - 7.00%	7.00%	7.00%
Rate of compensation increase	3.00% - 5.75%	3.00% - 5.00%	3.00%
The Company recognizes expense each year related to the SERPs based on the present value of the benefits expected to be provided to the employees and any beneficiaries. The Company does not expect to make contributions to fund the supplemental retirement agreements in 2010 and made no contributions to the plan in 2009. The plans are unfunded and there are no plan assets. As of December 31, 2009, the following benefit payments (in thousands) are expected to be paid over the next ten years.

2010	$359
2011	359
2012	359
2013	359
2014	359
2015 -2019	2,027

$3,822

Executive Savings Plan
The Company has an Executive Savings Plan with certain officers whereby an initial contribution made by the officers will be matched each year by the Company as long as the officers’ employment continues and the Company is profitable. Contributions into the plan may be used to purchase employer stock or may be placed in savings accounts for the benefit of each individual participant and earn interest at the highest rate currently being paid on a Company certificate of deposit. Company contributions to the Executive Savings Plan during 2008 and 2007 were $242 thousand and $268 thousand, respectively. No contributions were made to the plan during 2009.
Board of Directors Retirement Agreement
The Company has entered into retirement agreements with certain members of the Board of Directors. Participants are eligible for compensation under the plan upon the sixth anniversary of the participant’s first board meeting. Benefits are to be paid in monthly installments commencing at retirement and ending upon the death, disability, or mutual consent of both parties to the agreement. Under the plan, the participants continue to serve the Company after retirement by performing certain duties as outlined in the plan document. During 2009, 2008, and 2007, the Company expensed $72 thousand, $69 thousand, and $63 thousand, respectively, related to this plan.
(17)	Stock Compensation Plans
During 2008 and 2007, the Company authorized the grant of options to employees and directors for 18,000 and 34,968 shares, respectively, of the Company’s common stock under stock compensation plans that have been approved by the Company’s shareholders. During 2009, no options were granted. All outstanding options granted have original terms that range from 5 to 10 years and are either fully vested and exercisable at the date of grant or vested ratably over 3 to 10 years. During 2008, the Company acquired 216,183 stock options as part of the Shore Merger and 1,185,018 stock options as part of the Gateway Merger. A summary of the Company’s stock option activity and related information is as follows:

		Weighted	Average
	Options	Average	Intrinsic
	Outstanding	Exercise Price	Value
Balance at December 31, 2006	929,970	$9.19	$—
Granted	34,968	12.91	—
Exercised	(93,599)	7.55	—
Forfeited	(10,992)	12.00	—
Expired	(2,191)	10.85	—

Balance at December 31, 2007	858,156	9.48	—
Acquired through SFC acquisition	216,183	6.27	—
Acquired through GFH acquisition	1,185,018	14.12	—
Granted	18,000	11.41	—
Exercised	(112,964)	5.13	—
Forfeited	(2,750)	12.00	—
Expired	(65,637)	113.33	—

Balance at December 31, 2008	2,096,006	11.96	—
Exercised	(86,243)	7.11	—
Forfeited	(20,834)	11.78	—
Expired	(568,716)	11.14	—

Balance at December 31, 2009	1,420,213	$12.60	$—

Options exercisable at December 31, 2009	1,307,168	$12.43	$—

Stock-based compensation expense recognized in the consolidated statements of operations and the options exercised, including the total intrinsic value and cash received, for the years ended December 31, 2009, 2008, and 2007 were as follows.

	2009	2008	2007
Expense recognized:
Related to stock options	$179,304	$86,156	$160,229
Related to share awards	451,228	63,452	177,021
Related tax benefit	164,907	29,014	115,276

Number of options exercised:
New shares	86,243	112,282	76,700
Previously acquired shares	—	682	16,899

Total intrinsic value of options exercised	$31,533	$642,619	$487,004
Cash received from options exercised	613,209	571,222	476,076

Information pertaining to fully vested options outstanding and exercisable as of December 31, 2009 is as follows.

	Options Outstanding			Options Exercisable
		Weighted
Ranges of		Average Remaining
Exercise	Number of Options	Contractual	Weighted Average	Number of Options	Weighted Average
Prices	Outstanding	Life	Exercise Price	Exercisable	Exercise Price
$3.09 - 5.05	73,340	$2.08	$4.17	73,340	$4.17
6.53 - 8.84	312,311	2.43	8.04	312,311	8.04
9.11 - 10.65	411,683	3.86	9.75	407,663	9.74
12.00 - 14.33	210,887	6.79	12.20	130,954	12.30
19.43 - 22.07	358,562	5.21	20.05	329,467	19.91
23.60 - 24.67	53,433	5.59	24.22	53,433	24.22

$3.09 - 24.67	1,420,216	$4.30	$12.60	1,307,168	$12.43

The Company has 786,535 shares available under shareholder approved stock incentive plans. As of December 31, 2009, there was $384 thousand of unrecognized compensation cost related to non-vested stock options. That cost is expected to be recognized over a weighted average period of 3.51 years.
The weighted-average grant-date fair value of stock options granted and acquired through mergers during 2008 and 2007 was $1.86 and $2.34, respectively. The following assumptions were used to arrive at the fair value of stock options:

	2008	2007
Risk-free interest rate	2.25% - 3.34%	4.36% - 4.68%
Volatility	34.30% - 40.56%	18.40% - 27.27%
Dividend yield	3.39% - 5.04%	3.33% - 3.43%
Expected term (in years)	0.10 - 8.30	1.90 - 9.50
Option valuation models require the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a representative single measure of the fair value at which transactions may occur. Expected volatility is based on historical volatility of the Company’s traded shares. The expected term is calculated by the lattice option pricing model using assumptions regarding the contractual term of the stock options, vesting periods, the exercise price to market stock price multiple experienced by the Company, and the historical employee exit rate.
The Company has granted non-vested shares to certain directors and employees as part of incentive programs. These non-vested shares have original vesting schedules that range from one to nine years and are expensed over the same schedules.

A summary of the Company’s non-vested share activity and related information was as follows.

		Weighted Average
	Number of	Grant Date
	Shares	Fair Value
Balance at December 31, 2006	47,176	$10.76
Granted	20,364	12.12
Vested	(4,500)	10.76
Forfeited	(8,500)	10.98

Balance at December 31, 2007	54,540	11.23
Granted	32,908	8.50
Vested	(37,623)	11.16

Balance at December 31, 2008	49,825	9.49
Granted	10,000	8.54
Vested	(33,756)	8.85
Forfeited	(4,152)	8.97

Balance at December 31, 2009	21,917	$10.12

As of December 31, 2009, there was $175 thousand of total unrecognized compensation cost related to non-vested share awards. That cost is expected to be recognized over a weighted average period of 3.79 years. The total fair value of shares vested during the years ended December 31, 2009, 2008, and 2007 was $164 thousand, $418 thousand, and $57 thousand, respectively.
(18)	Employment Agreements
The Company and its subsidiaries have entered into employment agreements with 26 officers to ensure a stable and competent management base. Two of the agreements expire in 2010, four expire in 2011, eighteen expire in 2012, one expires in 2013, and one expires in 2014. The agreements will automatically renew at the end of their terms unless the officer is notified in writing prior to expiration. Among other things, the agreements provide for severance benefits payable to the officers upon termination of employment following a change of control in the Company.
(19)	Dividend Reinvestment and Optional Cash Purchase Plan
In order to raise additional capital, the Company has a Dividend Reinvestment and Optional Cash Purchase Plan. The plan enables shareholders to receive cash payment or reinvest their dividends. In connection with this plan, for the year ended December 31, 2009, the Company entered the open market and acquired 68,748 shares at an average price of $7.72 per share. For the year ended December 31, 2009, the Company did not issue any shares in connection with the dividend reinvestment plan. The stock purchased through the plan directly from the Company is valued at the weighted average sales price of the Company’s common stock in transactions occurring during the 60 calendar days immediately prior to the purchase date. The purchase price of shares purchased on the open market is the current market price of the shares purchased on the applicable purchase dates.

(20)	Noninterest Expense
A summary of noninterest expense (in thousands) for the years ended December 31, 2009, 2008, and 2007 is as follows.

(in thousands)	2009	2008	2007
Salaries and employee benefits	$42,285	$11,518	$9,954
Occupancy	9,044	2,261	1,668
Data processing	5,368	1,189	612
Impairment of goodwill	84,837	—	—
FDIC insurance	5,661	262	42
Equipment	4,735	663	343
Professional fees	2,883	383	279
Amortization of intangible assets	2,546	365	—
Bank franchise tax	1,922	621	464
Telephone and postage	1,599	481	305
Directors’ and regional board fees	1,020	443	307
Stationery, printing, and office supplies	894	229	168
Advertising and marketing	888	412	326
ATM and VISA check card	293	551	500
Other	6,820	1,609	1,026

Total noninterest expenses	$170,795	$20,987	$15,994

(21)	Business Segment Reporting
The Company has two community banks, BOHR and Shore, which provide loan and deposit services throughout their 60 locations in Virginia, North Carolina, and Maryland. In addition to its banking operations, the Company has three other reportable segments: Mortgage, Investment, and Insurance. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Net income (loss) below is shown prior to corporate overhead allocation. Intersegment transactions are recorded at cost and eliminated as part of the consolidated process. Because of the interrelationships between the segments, the information is not indicative of how the segments would perform if they operated as independent entities. The following table shows certain financial information (in thousands) at December 31, 2009 for each segment and in total.

	Total	Elimination	Banking	Mortgage	Investment	Insurance
Total assets at December 31, 2009 as restated	$2,919,576	$(303,100)	$3,197,510	$13,599	$1,163	$10,404

Year ended December 31, 2009 as restated

Net interest income	$105,151	$—	$104,745	$392	$—	$14
Provision for loan losses	(134,223)	—	(134,223)	—	—	—

Net interest income (loss) after provision for loan losses	(29,072)	—	(29,478)	392	—	14
Noninterest income	22,325	—	12,428	4,642	354	4,901
Noninterest expense	170,795	—	162,304	3,686	183	4,622

Net income (loss) before income taxes	(177,542)	—	(179,354)	1,348	171	293
Income tax expense	23,908	—	23,300	445	60	103

Net income (loss)	$(201,450)	$—	$(202,654)	$903	$111	$190

The Company had no reportable business segments at December 31, 2008 and 2007.

(22)	Restrictions on Loans and Dividends from Subsidiaries
Regulatory agencies place certain restrictions on dividends paid and loans or advances made by the Banks to the Company. The amount of dividends the Banks may pay to the Company, without prior approval, is limited to current year earnings plus retained net profits for the two preceding years. Under these restrictions, at December 31, 2009, the Banks had no ability to pay dividends without prior approval.
Loans and advances from the Banks to the Company are limited based on regulatory capital. As of December 31, 2009, the aggregate principal balances of loans outstanding from BOHR and Shore to the Company were $21.5 million and $2.0 million, respectively. The loans from BOHR to the Company were not adequately secured with collateral under applicable regulations.
(23)	Regulatory Capital Requirements
Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company (on a consolidated basis) and the Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. The Company’s and the Banks’ capital amounts and classification are subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

A summary of the Company’s and the Banks’ required and actual capital components (in thousands) follows.

					To Be Well-Capitalized
			For Capital		Under Prompt Action
	Actual		Adequacy Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009 as restated
Tier 1 Capital:
Consolidated Company	$141,168	6.03%	$93,612	4.00%	N/A	N/A
Bank of Hampton Roads	141,622	6.54%	86,634	4.00%	129,951	6.00%
Shore Bank	21,668	11.13%	7,789	4.00%	11,684	6.00%
Total Risk-Based Capital:
Consolidated Company	171,699	7.34%	187,224	8.00%	N/A	N/A
Bank of Hampton Roads	169,950	7.85%	173,268	8.00%	216,586	10.00%
Shore Bank	24,121	12.39%	15,578	8.00%	19,473	10.00%
Leverage Ratio:
Consolidated Company	141,168	4.62%	122,193	4.00%	N/A	N/A
Bank of Hampton Roads	141,622	5.09%	111,249	4.00%	139,061	5.00%
Shore Bank	21,668	7.13%	12,151	4.00%	15,189	5.00%

As of December 31, 2008
Tier 1 Capital:
Consolidated Company	$265,468	9.89%	$107,386	4.00%	N/A	N/A
Bank of Hampton Roads	70,499	12.43%	22,690	4.00%	34,035	6.00%
Shore Bank	24,483	11.42%	8,578	4.00%	12,867	6.00%
Gateway Bank[1]	169,321	8.79%	77,076	4.00%	115,614	6.00%
Total Risk-Based Capital:
Consolidated Company	299,235	11.15%	214,772	8.00%	N/A	N/A
Bank of Hampton Roads	76,931	13.56%	45,380	8.00%	56,725	10.00%
Shore Bank	27,164	12.67%	17,156	8.00%	21,445	10.00%
Gateway Bank[1]	193,629	10.05%	154,152	8.00%	192,690	10.00%
Leverage Ratio:
Consolidated Company	265,468	32.06%	33,120	4.00%	N/A	N/A
Bank of Hampton Roads	70,499	11.77%	23,953	4.00%	29,942	5.00%
Shore Bank	24,483	8.44%	11,607	4.00%	14,508	5.00%
Gateway Bank[1]	169,321	8.04%	84,281	4.00%	105,351	5.00%

[1]	Gateway Bank was merged into BOHR in May 2009.
The regulatory risk-based capital guidelines to which we are subject measure capital relative to risk-weighted assets and off-balance sheet financial instruments. Tier I capital is comprised of shareholders’ equity, net of unrealized gains or losses on available-for-sale securities, less intangible assets, while total risk-based capital adds certain debt instruments and qualifying allowances for loan losses.
We are considered to be “undercapitalized” under applicable regulations, BOHR is also considered to be “undercapitalized” under the regulatory framework for prompt corrective action. Section 29 of the Federal Deposit Insurance Act limits the use of brokered deposits by institutions that are less than “well-capitalized” and allows the FDIC to place restrictions on interest rates that institutions may pay. As of December 31, 2009, Shore Bank was “well-capitalized.”
On May 29, 2009, the FDIC approved a final rule to implement new interest rate restrictions on institutions that are not “well-capitalized.” The rule, which became effective on January 1, 2010, limits the interest rate paid by such institutions to 75 basis points above a national rate, as derived from the interest rate average of all institutions. On

December 4, 2009, the FDIC issued a Financial Institution Letter, FIL-69-2009, which requires institutions that are not well-capitalized to request a determination from the FDIC whether they are operating in an area where rates paid on deposits are higher than the national rate. The Financial Institution Letter allows the institutions that submit determination requests by December 31, 2009 to follow the national rate for local customers by March 1, 2010, if determined not to be operating in a high rate area. Regardless of the determination, institutions must use the national rate caps to determine conformance for all deposits outside the market area beginning January 1, 2010.
Although there can be no assurance that we will be successful, the Board and management will make their utmost efforts to raise sufficient capital to regain “well-capitalized” status at all levels, and we are continuing to explore options for raising additional capital.
(24)	Fair Value of Assets and Liabilities
ASC 820, Fair Value Measurements and Disclosures, establishes a framework for measuring fair value. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It also permits the measurement of transactions between market participants at the measurement date and the measurement of selected eligible financial instruments at fair value at specified election dates.
The Company groups our financial assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. The majority of instruments fall into the Level 1 or 2 fair value hierarchy. Valuation methodologies for the fair value hierarchy are as follows:

Level 1 –	Quoted market prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2 –	Observable inputs other than Level 1 prices, such as quoted prices for similar assets and liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

Level 3 –	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques as well as instruments for which the determination of fair value requires significant management judgment or estimation.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
ASC 820 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate that value. ASC 820 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair value for its financial instruments, as defined by ASC 820:
(a)	Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks, overnight funds sold, and interest-bearing deposits in other banks. The carrying amount approximates fair value.

(b)	Investment Securities Available-for-Sale

Fair values are based on published market prices where available. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow. Investment securities available-for-sale are carried at their aggregate fair value.

(c)	Loans Held For Sale

The carrying value of loans held for sale is a reasonable estimate of fair value since the loans are expected to be sold within a short period.

(d)	Loans

The fair value of loans is estimated by discounting the future cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

(e)	Interest Receivable and Interest Payable

The carrying amount approximates fair value.

(f)	Bank Owned Life Insurance

The carrying amount approximates fair value.

(g)	Deposits

The fair values disclosed for demand deposits (for example, interest and noninterest demand and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (this is, their carrying values). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.

(h)	Borrowings

The fair value of borrowings is estimated using discounted cash flow analysis based on the rates currently offered for borrowings of similar remaining maturities and collateral requirements. These include other borrowings, overnight funds purchased, and FHLB borrowings.

(i)	Commitments to Extend Credit and Standby Letters of Credit

The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2009 and 2008, and as such, the related fair values have not been estimated.

The estimated fair value (in thousands) of the Company’s financial instruments required to be disclosed under ASC 825, Financial Instruments, at December 31, 2009 and 2008 were as follows.

	2009		2008
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value
Assets:
Cash and due from banks	$16,995	$16,995	$42,827	$42,827
Overnight funds sold and due from FRB	139,228	139,228	510	510
Interest-bearing deposits in other banks	43,821	43,821	4,975	4,975
Investment securities available-for-sale	161,062	161,062	149,637	149,637
Loans held for sale	12,615	12,615	5,064	5,064
Loans, net	2,293,995	2,364,702	2,548,308	2,550,018
Interest receivable	8,788	8,788	12,272	12,272
Bank owned life insurance	48,354	48,354	46,603	46,603

Liabilities:
Deposits	2,495,040	2,486,449	2,296,146	2,299,179
FHLB borrowings	228,215	233,356	279,065	282,005
Other borrowings	49,254	50,316	77,223	77,223
Overnight funds purchased	—	—	73,300	73,300
Interest payable	3,572	3,572	5,814	5,814
Recurring Basis
The Company measures or monitors certain of its assets and liabilities on a fair value basis. Fair value is used on a recurring basis for those assets and liabilities that were elected as well as for certain assets and liabilities in which fair value is the primary basis of accounting. The following table reflects the fair value (in thousands) of assets and liabilities measured and recognized at fair value on a recurring basis in the consolidated balance sheet.

	December 31, 2009
	Assets /Liabilities
	Measured at	Fair Value Measurements Using
	Fair Value	Level 1	Level 2	Level 3
Investment securities available-for-sale	$161,062	$1,357	$158,477	$1,228
Derivative loan commitments	201	—	—	201
Loans held for sale	12,615	—	12,615	—

	December 31, 2008
	Assets /Liabilities
	Measured at	Fair Value Measurements Using
	Fair Value	Level 1	Level 2	Level 3
Investment securities available-for-sale	$149,637	$6,080	$142,387	$1,170
Derivative loan commitments	173	—	—	173
Loans held for sale	5,064	—	5,064	—

	Fair Value Measurements
	Using Significant Unobservable Inputs
	(Level 3 measurements only)
	Investment Securities	Derivative Loan
	Available-for-Sale	Commitments
Balance at December 31, 2008	$1,170	$173
Unrealized losses included in:
Earnings	(304)	—
Other comprehensive loss	(190)	—
Purchases, issuances, and settlements, net	—	28
Transfers in and/or out of Level 3, net	552	—

Balance at December 31, 2009	$1,228	$201

The following describe the valuation techniques used to measure fair value for our assets and liabilities classified as recurring.
Investment Securities Available-for-Sale. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds, mortgage products, and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. Level 2 securities would include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions, and certain corporate, asset backed and other securities valued using third party quoted prices in markets that are not active. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy.
Derivative Loan Commitments. The Company enters into commitments to originate mortgage loans whereby the interest rate is fixed prior to funding. These commitments, in which the Company intends to sell in the secondary market, are considered freestanding derivatives. These are carried at fair value and are included in other assets at December 31, 2009 and 2008.
Loans held for sale. The Company sells loans to outside investors. Fair value of mortgage loans held for sale is estimated based on the commitments into which individual loans will be delivered. As of December 31, 2009, mortgage loans held for sale had a net carrying value of approximately $12.6 million which approximated its fair value. On December 31, 2008, mortgage loans held for sale had a net carrying value of approximately $5.1 million which approximated its fair value.
Nonrecurring Basis
Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment.) The adjustments are based on appraisals of underlying collateral or other observable market prices when current appraisals or observable market prices are available. Where we do not have a current appraisal, an existing appraisal or other valuation would be utilized after discounting it to reflect current market conditions, and, as such, may include significant management assumptions and input with respect of the determination of fair value.
To assist in the discounting process, a valuation matrix was developed to provide valuation guidance for collateral dependent loans and foreclosed real estate where it was deemed that an existing appraisal was outdated as to current market conditions. The matrix is situated on both a temporal and collateral type axis in an attempt to compensate for value fluctuations within the respective asset classes situated in the captured time period. The matrix applies discounts to external appraisals depending on the type of real estate and age of the appraisal. The discounts are generally specific point estimates; however in some cases, the matrix allows for a small range of values. To address the changing economic conditions prevalent during 2009, the discounts were based in part upon externally derived data including but not limited to Case-Shiller composite indices, Moody’s REAL

Commercial Property Prices Indices, and information from Zillow.com. The discounts were also based upon management’s knowledge of market conditions and prices of sales of foreclosed real estate. In addition, matrix value adjustments may be made by our independent appraisal group to reflect property value trends within specific markets as well as actual sales data from market transactions and/or foreclosed real estate sales. In the case where an appraisal is greater than two years old for collateral dependent impaired loans and foreclosed real estate, it is the Company’s policy to classify these as Level 3 within the fair value hierarchy. The average age of appraisals for Level 3 valuations of collateral dependent loans was 2.87 years as of December 31, 2009. Management periodically reviews the discounts in the matrix as compared to valuations from updated appraisals and modifies the discounts should updated appraisals reflect valuations significantly different than those derived utilizing the matrix. To date, management believes the appraisal discount matrix has resulted in appropriate adjustments to existing appraisals thereby providing management with reasonable valuations for the collateral underlying the loan portfolio. The following table presents the carrying amount (in thousands) for impaired loans and adjustments made to fair value during the respective reporting periods.

	Assets	Fair Value Measurements at
	Measured at	December 31, 2009 Using
	Fair Value	Level 1	Level 2	Level 3	Total Losses
Impaired loans	$240,044	$—	$149,346	$90,698	$—

	Assets	Fair Value Measurements at
	Measured at	December 31, 2008 Using
	Fair Value	Level 1	Level 2	Level 3	Total Losses
Impaired loans	$1,616	$—	$1,616	$—	$—

Our nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value on a nonrecurring basis relate to foreclosed real estate and repossessed assets and goodwill. The amounts below represent the carrying values (in thousands) for our foreclosed real estate and repossessed assets and goodwill and impairment adjustments made to fair value during the respective reporting periods.

	Assets	Fair Value Measurements at
	Measured at	December 31, 2009 Using
	Fair Value	Level 1	Level 2	Level 3	Total Losses
Foreclosed real estate and repossessed assets	$8,867	$—	$8,867	$—	$1,043
Goodwill	—	—	—	—	84,837

	Assets	Fair Value Measurements at
	Measured at	December 31, 2008 Using
	Fair Value	Level 1	Level 2	Level 3	Total Losses
Foreclosed real estate and repossessed assets	$5,092	$—	$5,092	$—	$—
Goodwill	82,671			82,671	—
The following describe the valuation techniques used to measure fair value for our nonfinancial assets and liabilities classified as nonrecurring.
Foreclosed Real Estate and Repossessed Assets. The adjustments to foreclosed real estate and repossessed assets are based primarily on appraisals of the real estate or other observable market prices. Our policy is that fair values for these assets are based on current appraisals. In most cases, we maintain current appraisals for these items. Where we do not have a current appraisal, an existing appraisal would be utilized after discounting it to reflect current market conditions, and, as such, may include significant management assumptions and input with respect to the determination of fair value. As described above, we utilize a valuation matrix to assist in this process.
Goodwill. The adjustments to goodwill are made in accordance with FASB ASC 320-20-35 and FASB ASC 320-20-35-30 in which the prescribed two-step impairment testing was performed on goodwill arising from mergers with SFC and GFH.

(25)	Income Taxes
The Company files income tax returns in the U.S. federal jurisdiction and the states of Virginia, Maryland, and North Carolina. With few exceptions, the Company is no longer subject to U.S. federal and state income tax examinations by tax authorities for years prior to 2006. The current and deferred components of income tax expense (in thousands) for the years ended December 31, 2009, 2008, and 2007 were as follows.

	As Restated
	2009	2008	2007
Current	$(9,043)	$4,496	$4,158
Deferred	(24,064)	(836)	(568)
Deferred tax asset valuation allowance	57,015	—	—

Income tax expense	$23,908	$3,660	$3,590

The provisions for income taxes for the years ended December 31, 2009, 2008, and 2007 differ from the amount computed by applying the statutory federal income tax rate to income before taxes due to the following (in thousands).

	As Restated
	2009	2008	2007
Federal income tax expense (benefit), at statutory rate	$(62,140)	$3,709	$3,555
Decrease resulting from:
State income tax, net of federal benefit	(1,217)	—	—
Valuation allowance of deferred tax assets	57,015	—	—
Rate change	517	—	—
Dividends and tax-exempt interest	(198)	(77)	—
Goodwill impairment	29,693	—	—
Officers’ life insurance	(505)	(24)	11
Other	743	52	24

Income tax expense	$23,908	$3,660	$3,590

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities (in thousands) as of December 31, 2009 and 2008 were as follows.

	As Restated
	2009	2008
Deferred tax assets:
Allowance for loan losses	$52,510	$22,804
Federal net operating loss carryforward	10,325	—
State net operating loss carryforward	769
AMT carryforward	502	—
Impairment of securities and other assets	1,210	14,567
Unrealized loss on securities available-for-sale	397	—
Nonaccrual loan interest	4,658	183
Accrued expenses	1,314	501
Nonqualified deferred compensation	3,135	2,925
Other	443	15

Total deferred tax assets before valuation allowance	75,263	40,995

Valuation allowance	(57,015)	—

Total deferred tax assets	18,248	40,995

Deferred tax liabilities:
Prepaid expenses	881	328
Deferred loan costs	1,019	1,027
Fair value adjustment to net assets acquired in business combinations	13,148	4,257
Unrealized gain on securities available-for-sale	—	335
Depreciation	2,654	2,087
Other	149	345

Total deferred tax liabilities	17,851	8,379

Net deferred tax assets	$397	$32,616

At December 31, 2009, the Company had net operating loss carryforwards for federal income tax purposes of $29.5 million, which are available to offset future federal taxable income, if any, through 2029. In addition, the Company has alternative minimum tax credit carryforwards of approximately $502 thousand, which are available to reduce federal regular income taxes, if any, over an indefinite period. Since we expect to become a regular tax payer after our net operating losses are fully utilized, we expect to be able to utilize this AMT carryforward.
In addition to a net operating loss carryforward, our net deferred tax asset consisted primarily of two asset components offset by one liability component: (1) At December 31, 2009, the timing differences related to the allowance for loan losses was $142.2 million, resulting in a deferred tax asset of approximately $52.5 million. (2) Interest income related to non-performing loans (referred to as “lost interest”) is recognized as taxable income for tax purposes, but is not recorded as income for book purposes. Lost interest was approximately $12.6 million at December 31, 2009, resulting in a deferred tax asset of approximately $4.7 million. (3) The aggregate deferred tax effect of all purchase accounting entries related to the acquisitions of GFH and Shore resulted in a net deferred tax liability of approximately $13.1 million at December 31, 2009.
A valuation allowance was established in 2009 related to all components of net deferred tax assets excluding unrealized loss on securities available for sale. The valuation allowance was established based upon a determination that it was not more likely than not the deferred tax assets would be fully realized primarily as a result of the significant operating losses experienced by the Company during 2009.
ASC 740 provides a comprehensive model for how the Company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on its tax return. The Company recognizes interest and penalties related to unrecognized tax benefits as part of the tax provision. The Company recognized minimal amounts in penalties and fees for the years ended December 31, 2009 and 2008. The Company has no uncertain tax positions at December 31, 2009.

(26)	Condensed Parent Company Only Financial Statements
The condensed financial position as of December 31, 2009 and 2008, and the condensed results of operations and cash flows for each of the years in the three-year period ended December 31, 2009, of Hampton Roads Bankshares, Inc., parent company only, are presented below (in thousands).
Condensed Balance Sheets

	As Restated
	2009	2008
Assets:
Cash on deposit with subsidiaries	$4,414	$55,605
Equity securities available-for-sale	1,871	5,104
Investment in subsidiaries	178,142	372,703
Deferred tax assets, net	—	529
Other assets	5,678	3,677

Total assets	$190,105	$437,618

Liabilities:
Borrowings	$51,747	$78,646
Deferred tax liability	9,910	—
Other liabilities	3,435	14,163

Total liabilities	65,092	92,809

Shareholders’ equity:
Preferred stock	134,970	133,542
Common stock	13,846	13,611
Capital surplus	165,391	171,284
Retained earnings (deficit)	(188,448)	26,482
Accumulated other comprehensive loss	(746)	(110)

Total shareholders’ equity	125,013	344,809

Total liabilities and shareholders’ equity	$190,105	$437,618

Condensed Statements of Operations

	As Restated
	2009	2008	2007
Income:
Dividends from subsidiaries	$1,750	$7,429	$4,420
Interest income	186	668	—
Other-than-temporary impairment of securities	(2,469)	—	—
Other income	71	58	—

Total income (loss)	(462)	8,155	4,420

Expenses:
Interest expense	4,151	891	—
Other expense	1,606	637	280

Total expense	5,757	1,528	280

Income (loss) before income taxes and equity in undistributed earnings of subsidiaries	(6,219)	6,627	4,140
Income tax expense (benefit)	(2,697)	275	96
Equity in undistributed earnings (loss) of subsidiaries	(197,928)	273	2,575

Net income (loss)	(201,450)	7,175	6,811

Preferred stock dividends and accretion of discount	8,689	—	—

Net income (loss) available to common shareholders	$(210,139)	$7,175	$6,811

Condensed Statements of Cash Flows

	As Restated
	2009	2008	2007
Operating Activities:
Net income (loss)	$(201,450)	$7,175	$6,811
Adjustments:
Equity in undistributed (earnings) loss of subsidiaries	197,928	(273)	(2,575)
Amortization of intangibles	2,529	—	—
Stock-based compensation expense	630	149	337
Board fees	164	110	24
Other-than-temporary impairment	2,469	427	—
Change in other assets	(3,704)	33	648
Change in other liabilities	(12,236)	3,240	(1)

Net cash provided by (used in) operating activities	(13,670)	10,861	5,244

Investing Activities:
Purchase of equity securities available-for-sale	—	(1,006)	—
Proceeds from sales of equity securities	976	—	—
Net decrease (increase) in loans	429	(429)	—
Investment in subsidiaries	—	(36,000)	(788)
Investment in affiliates	—	—	210

Net cash provided by (used in) investing activities	1,405	(37,435)	(578)

Financing Activities:
Net increase (decrease) in borrowings	(28,000)	20,529	—
Issuance of shares in private placement	306	—	—
Common stock repurchased	(544)	(1,446)	(2,877)
Common dividends paid, net	(4,261)	(2,936)	(2,166)
Preferred dividends paid and amortization of preferred stock discount	(7,182)	—	—
Cash exchanged in mergers	—	(16,076)	—
Issuance of Series C preferred stock and warrant	—	80,347	—
Excess tax benefit realized from stock options exercised	142	20	118
Proceeds from exercise of stock options	613	572	476
Issuance of shares to 401(k) plan	—	—	137
Issuance of shares to executive savings plan	—	121	146

Net cash provided by (used in) financing activities	(38,926)	81,131	(4,166)

Increase (decrease) in cash and cash equivalents	(51,191)	54,557	500

Cash and cash equivalents at beginning of year	55,605	1,048	548

Cash and cash equivalents at end of year	$4,414	$55,605	$1,048

(27)	Related Party Transactions
The Company had a 19% interest in Tidewater Home Funding, LLC (“THF”), which was sold in 2009. The Company accounted for this investment under the equity method. BOHR had a warehouse credit facility for THF for up to $10,000,000. As of December 31, 2008, THF had drawn $3.6 million on this warehouse line of credit, at a variable rate of 7.25%.

Loans are made to the Company’s executive officers and directors and their associates during the ordinary course of business. In management’s opinion, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons and do not involve more than normal risk of collectability or present other unfavorable features. At December 31, 2009 and 2008, loans to executive officers, directors, and their associates amounted to $90.9 million and $88.3 million, respectively. During 2009, additional loans and repayments of loans by executive officers, directors, and their associates were $65.1 million and $62.5 million, respectively. As of December 31, 2009, $7.5 million of loans made to insiders for the purpose of acquiring the Company’s stock was deducted from the Company’s loans and shareholders’ equity.
Deposits are taken from the Company’s executive officers and directors and their associates during the ordinary course of business. In management’s opinion, these deposits are taken on substantially the same terms, including interest rates, as those prevailing at the time for comparable deposits from other persons. At December 31, 2009 and 2008, deposits from executive officers, directors, and their associates amounted to $38.8 million and $16.0 million, respectively.
The Company leases one of its Nags Head and one of its Kitty Hawk branches from a director and his wife for monthly payments of $8,000 and $17,096, respectively. The term of the Nags Head lease was recently renewed for five years commencing August 2009. Kitty Hawk is a land lease which commenced in April 2006 for a term of twenty years, with three five-year renewals.
One of the Company’s directors is the managing member of two limited liability companies that serve as the managers for the legal entities which own and manage the Dominion Tower at 999 Waterside Drive, Norfolk, Virginia 23510. The Company leases the second floor and a portion of the nineteenth floor of the Dominion Tower for its executive offices and a portion of the first floor as a financial center. The lease expires in September 2016, with one renewal option for a period of seven years. Rent payments made in 2009, 2008, and 2007 totaled $724 thousand, $625 thousand, and $583 thousand, respectively.
The Company leases from a director the land on which one of its Eastern Shore branches is located for monthly payments of $2,006. The terms of this lease were recently renewed for five years commencing June 2009 with one additional five-year renewal.
BOHR and Shore had loans outstanding to the Company with balances of $21.5 million and $2.0 million, respectively, as of December 31, 2009. The loan from BOHR was inadequately secured in violation of Regulation W promulgated to the Federal Reserve.

(28)	Quarterly Financial Data (Unaudited)
Summarized unaudited quarterly financial data (in thousands) for the years ended December 31, 2009 and 2008 is as follows.

	2009
	As Restated
	Fourth	Third	Second	First
Interest income	$34,798	$37,388	$37,728	$39,531
Interest expense	8,097	10,911	11,829	13,457

Net interest income	26,701	26,477	25,899	26,074

Provision for loan losses	65,666	33,662	33,706	1,189
Noninterest income	2,998	7,232	5,655	6,440
Noninterest expense	78,911	21,706	50,330	19,848

Income (loss) before provision for income taxes	(114,878)	(21,659)	(52,482)	11,477
Provision for income taxes (benefit)	37,333	(8,282)	(9,253)	4,110

Net income (loss)	(152,211)	(13,377)	(43,229)	7,367
Preferred stock dividend and accretion of discount	1,370	1,360	2,995	2,964

Net income (loss) available to common shareholders	$(153,581)	$(14,737)	$(46,224)	$4,403

Basic earnings (loss) per share	$(7.02)	$(0.68)	$(2.13)	$0.20

Diluted earnings (loss) per share	$(7.02)	$(0.68)	$(2.13)	$0.20

	2008
	Fourth	Third	Second	First
Interest income	$13,610	$12,370	$9,793	$9,404
Interest expense	5,039	4,848	4,012	4,018

Net interest income	8,571	7,522	5,781	5,386

Provision for loan losses	594	280	274	270
Noninterest income	1,264	1,801	1,694	1,221
Noninterest expense	5,671	6,541	4,659	4,116

Income before provision for income taxes	3,570	2,502	2,542	2,221
Provision for income taxes	1,225	806	869	760

Net income	$2,345	$1,696	$1,673	$1,461

Basic earnings per share	$0.18	$0.13	$0.15	$0.14

Diluted earnings per share	$0.18	$0.13	$0.15	$0.14

(27)	Subsequent Events

Deferral of Trust Preferred Dividends. In January 2010, the Company exercised its right to defer all quarterly distributions on the trust preferred securities it assumed in connection with its merger with GFH, which are identified immediately below (collectively, the “Trust Preferred Securities”).

	Amount	Interest	Redeemable	Mandatory
	(in thousands)	Rate	on or After	Redemption
Gateway Capital Statutory Trust I	8,000	LIBOR + 3.10%	September 17, 2008	September 17, 2033
Gateway Capital Statutory Trust II	7,000	LIBOR + 2.65%	July 17, 2009	June 17, 2034
Gateway Capital Statutory Trust III	15,000	LIBOR + 1.50%	May 30, 2011	May 30, 2036
Gateway Capital Statutory Trust IV	25,000	LIBOR + 1.55%	July 30, 2012	July 30, 2037
On April 9, 2010, the Company exercised its right to continue the deferral of such quarterly distributions. Interest payable under the Trust Preferred Securities continues to accrue during the deferral period and interest on the deferred interest also accrues, both of which must be paid at the end of the deferral period. Prior to the expiration of the deferral period, the Company has the right to further defer interest payments, provided that no deferral period, together with all prior deferrals, exceeds 20 consecutive quarters and that no event of default (as defined by the terms of the applicable Trust Preferred Securities) has occurred and is continuing at the time of the deferral. The Company was not in default with respect to the terms of the Trust Preferred Securities at the time the quarterly payments were deferred and such deferrals did not cause an event of default under the terms of the Trust Preferred Securities.
On April 1, 2010, the Company received a non-compliance notice from the NASDAQ Stock Market stating that because the Company did not timely file its Annual Report on Form 10-K for the period ended December 31, 2009, it is no longer in compliance with the rules for continued listing, including Rule 5250(c)(l). NASDAQ Marketplace Rule 5250(c)(l) requires the Company to file with NASDAQ, on a timely basis, all reports and other documents required to be filed with the Securities and Exchange Commission. The Company believes that it will regain compliance with NASDAQ’s listing rules upon the filing of this Form 10-K and will seek confirmation from NASDAQ accordingly.

HAMPTON ROADS BANKSHARES, INC.
CONSOLIDATED BALANCE SHEETS

	(Unaudited)	As Restated
(in thousands, except share and per share data)	September 30, 2010	December 31, 2009
Assets:
Cash and due from banks	$19,198	$16,995
Interest-bearing deposits in other banks	1,268	43,821
Overnight funds sold and due from Federal Reserve Bank	640,527	139,228
Investment securities available for sale, at fair value	168,781	161,062
Restricted equity securities, at cost	21,378	29,779

Loans held for sale	34,726	12,615

Loans	2,101,085	2,426,692
Allowance for loan losses	(163,253)	(132,697)

Net loans	1,937,832	2,293,995

Premises and equipment, net	94,526	97,512
Interest receivable	6,530	8,788
Foreclosed real estate and repossessed assets, net of valuation allowance	38,584	8,867
Deferred tax asset, net	—	397
Intangible assets, net	11,353	12,839
Bank-owned life insurance	49,619	48,355
Other assets	43,250	45,323

Total assets	$3,067,572	$2,919,576

Liabilities and Shareholders’ Equity:
Deposits:
Noninterest-bearing demand	$252,085	$248,682
Interest-bearing:
Demand	771,376	916,865
Savings	73,110	82,860
Time deposits:
Less than $100	778,153	889,788
$100 or more	718,386	356,845

Total deposits	2,593,110	2,495,040
Federal Home Loan Bank borrowings	219,169	228,215
Other borrowings	49,703	49,254
Interest payable	3,731	3,573
Other liabilities	33,316	18,481

Total liabilities	2,899,029	2,794,563

Commitments and contingencies

Shareholders’ equity:
Preferred stock - 1,000,000 shares authorized:
Series A non-convertible, non-cumulative perpetual preferred stock, $1,000 liquidation value, 0 and 23,266 shares issued and outstanding on September 30, 2010 and December 31, 2009	—	19,919
Series B non-convertible, non-cumulative perpetual preferred stock, $1,000 liquidation value, 0 and 37,550 shares issued and outstanding on September 30, 2010 and December 31, 2009	—	39,729
Series C fixed rate, cumulative preferred stock, $1,000 liquidation value, 0 and 80,347 shares issued and outstanding on September 30, 2010 and December 31, 2009	—	75,322
Common stock, $0.01 par value on September 30, 2010 and $0.625 par value on December 31, 2009, 1,000,000,000 shares authorized on September 30, 2010 and 100,000,000 on December 31, 2009; 684,680,352 shares issued and outstanding on September 30, 2010 and 22,154,320 on December 31, 2009	6,847	13,846
Capital surplus	410,866	165,391
Retained deficit	(252,994)	(188,448)
Accumulated other comprehensive income (loss), net of tax	3,400	(746)

Total Hampton Roads Bankshares, Inc. shareholders’ equity	168,119	125,013
Noncontrolling interest	424	—

Total shareholders’ equity	168,543	125,013

Total liabilities and shareholders’ equity	$3,067,572	$2,919,576

See accompanying notes to the consolidated financial statements.

HAMPTON ROADS BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)	Three Months Ended		Nine Months Ended
(unaudited)	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Interest Income:
Loans, including fees	$27,706	$35,908	$88,128	$109,793
Investment securities	1,564	1,453	4,986	4,794
Overnight funds sold and due from Federal Reserve Bank	225	17	501	39
Interest-bearing deposits in other banks	1	10	1	21

Total interest income	29,496	37,388	93,616	114,647

Interest Expense:
Deposits:
Demand	2,373	1,474	10,039	4,696
Savings	118	229	372	951
Time deposits:
Less than $100	3,547	3,197	11,190	11,914
$100 or more	3,323	3,560	8,055	10,280

Interest on deposits	9,361	8,460	29,656	27,841
Federal Home Loan Bank borrowings	1,414	1,622	4,133	5,003
Other borrowings	778	789	2,254	2,974
Overnight funds purchased	—	40	—	379

Total interest expense	11,553	10,911	36,043	36,197

Net interest income	17,943	26,477	57,573	78,450
Provision for loan losses	83,684	33,662	183,935	68,557

Net interest income (expense) after provision for loan losses	(65,741)	(7,185)	(126,362)	9,893

Noninterest Income:
Service charges on deposit accounts	1,609	2,054	5,029	6,186
Mortgage banking revenue	4,262	678	8,621	3,717
Gain (loss) on sale of investment securities available for sale	(1)	2,695	468	2,695
Gain on sale of premises and equipment	117	—	160	—
Losses on foreclosed real estate and repossessed assets	(2,914)	(572)	(6,128)	(880)
Other-than-temporary impairment of securities (includes total other-than-temporary impairment losses of $67 and $490, net of $0 and $147 recognized in other comprehensive income for the nine months ended September 30, 2010 and 2009, respectively, before taxes)	(23)	(211)	(67)	(343)
Insurance revenue	1,054	1,243	3,653	3,894
Brokerage revenue	61	108	214	239
Income from bank-owned life insurance	440	412	1,264	1,217
Other	1,350	825	3,673	2,602

Total noninterest income	5,955	7,232	16,887	19,327

Noninterest Expense:
Salaries and employee benefits	12,591	10,366	33,296	32,146
Occupancy	2,317	2,232	6,765	6,316
Data processing	1,185	1,472	3,834	3,965
Impairment of goodwill	—	—	—	27,976
FDIC insurance	946	1,328	3,171	4,629
Equipment	1,035	1,215	3,058	3,706
Other	6,705	5,093	18,690	13,146

Total noninterest expense	24,779	21,706	68,814	91,884

Loss before income tax benefit	(84,565)	(21,659)	(178,289)	(62,664)
Income tax benefit	(85)	(8,282)	(2,219)	(13,425)

Net loss	(84,480)	(13,377)	(176,070)	(49,239)

Net income attributable to noncontrolling interest	413	—	583	—

Net loss attributable to Hampton Roads Bankshares, Inc.	(84,893)	(13,377)	(176,653)	(49,239)
Preferred stock dividend, accretion of discount and conversion of preferred stock to common stock	(114,912)	1,360	(112,114)	7,319

Net income (loss) available to common shareholders	$30,019	$(14,737)	$(64,539)	$(56,558)

Per Common Share:
Cash dividends declared	$—	$—	$—	$0.22

Basic earnings (loss)	$1.02	$(0.68)	$(2.63)	$(2.60)

Diluted earnings (loss)	$1.02	$(0.68)	$(2.63)	$(2.60)

Basic weighted average shares outstanding	29,350,815	21,830,851	24,546,337	21,774,620
Effect of warrants	192,233	—	—	—

Diluted weighted average shares outstanding	29,543,048	21,830,851	24,546,337	21,774,620

See accompanying notes to the consolidated financial statements.

HAMPTON ROADS BANKSHARES, INC.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

								Accumulated
								Other	Total
(in thousands, except share data)	Preferred Stock		Common Stock			Retained	Noncontrolling	Comprehensive	Stockholders’
(unaudited)	Shares	Amount	Shares	Amount	Capital Surplus	Deficit	Interest	Gain (Loss)	Equity
Balance at December 31, 2009 (as restated)	141,163	$134,970	22,154,320	$13,846	$165,391	$(188,448)	$—	$(746)	$125,013

Comprehensive loss:
Net income (loss)	—	—	—	—	—	(176,653)	583	—	(176,070)
Change in unrealized gain on securities available for sale, net of taxes of $2,389	—	—	—	—	—	—	—	4,450	4,450
Reclassification adjustment for securities gains included in net income, net of taxes of $(164)	—	—	—	—	—	—	—	(304)	(304)

Total comprehensive loss									(172,507)
Amortization of fair market value adjustment	—	302	—	—	—	(302)	—	—	—
Preferred stock dividend declared and amortization of preferred stock discount	—	827	—	—	—	679	—	—	1,506
Stock offering, net of issuance costs of $25,000	—	—	587,500,050	5,875	204,125	—	—	—	210,000
Conversion of preferred stock to common stock	(141,163)	(136,099)	75,031,550	750	23,612	111,737	—	—	—
Change par value from $0.625 to $0.01	—	—	—	(13,621)	13,621	—	—	—	—
Stock-based compensation	—	—	—	—	120	—	—	—	120
Forfeiture of non-vested stock	—	—	(5,568)	(3)	(3)	—	—	—	(6)
Change in stock financed	—	—	—	—	4,000	—	—	—	4,000
Distributed noncontrolling interest	—	—	—	—	—	(7)	(159)	—	(166)

Balance at September 30, 2010	—	$—	684,680,352	$6,847	$410,866	$(252,994)	$424	$3,400	$168,543

See accompanying notes to the consolidated financial statements.

HAMPTON ROADS BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	Nine Months Ended
(unaudited)	September 30, 2010	September 30, 2009
Operating Activities:
Net loss	$(176,070)	$(49,239)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,856	4,237
Amortization of intangible assets and fair value adjustments	(507)	(4,402)
Provision for loan losses	183,935	68,557
Proceeds from mortgage loans held for sale	279,156	231,494
Originations of mortgage loans held for sale	(301,267)	(237,393)
Stock-based compensation expense	120	376
Net amortization of premiums and accretion of discounts on investment securities	980	(237)
Gain on sale of premises and equipment	(160)	(7)
Losses on foreclosed real estate and repossessed assets	6,128	989
Gain on sale of investment securities available for sale	(468)	(2,695)
Earnings on bank-owned life insurance	(1,264)	(1,217)
Other-than-temporary impairment of securities	67	343
Changes in deferred taxes	(1,828)	6,534
Impairment of goodwill	—	27,976
Changes in:
Interest receivable	2,258	1,200
Other assets	2,073	(30,940)
Interest payable	158	(1,570)
Other liabilities	14,835	(3,842)

Net cash provided by operating activities	12,002	10,164

Investing Activities:
Proceeds from maturities and calls of debt securities available for sale	18,070	36,175
Proceeds from sale of debt securities available for sale	—	23,133
Proceeds from sale of investment securities available for sale	2,605	—
Purchase of debt securities available for sale	(22,612)	(7,515)
Purchase of (proceeds from) restricted equity securities	(43)	(11,782)
Proceeds from sales of restricted equity securities	8,444	9,824
Proceeds from the sale of loans	—	697
Net decrease in loans	133,586	64,439
Purchase of premises and equipment	(1,220)	(2,837)
Proceeds from sale of premises and equipment	599	178
Proceeds from sale of repossessed assets	5,883	3,862

Net cash provided by investing activities	145,312	116,174

Financing Activities:
Net increase in deposits	98,851	30,103
Proceeds from Federal Home Loan Bank borrowings	—	49,450
Repayments of Federal Home Loan Bank borrowings	(6,550)	(71,500)
Distributed noncontrolling interest	(166)	—
Net increase (decrease) in overnight funds borrowed	—	(61,300)
Net decrease in other borrowings	—	(28,000)
Common stock repurchased	—	(545)
Forfeiture of non-vested stock	(6)	—
Proceeds from issuance of common stock, net	210,000	—
Proceeds from exercise of stock options	—	613
Excess tax benefit realized from stock options exercised	—	143
Preferred stock dividends paid and amortization of preferred stock discount	1,506	(7,319)
Common stock dividends paid, net of reinvestment	—	(4,261)

Net cash provided by (used in) financing activities	303,635	(92,616)

Increase in cash and cash equivalents	460,949	33,722
Cash and cash equivalents at beginning of period	200,044	48,312

Cash and cash equivalents at end of period	$660,993	$82,034

HAMPTON ROADS BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30, 2010	September 30, 2009
Supplemental cash flow information:
Cash paid for interest	$35,885	$37,767
Cash paid for income taxes	507	13,714

Supplemental non-cash information:
Dividends reinvested	$—	$531
Change in unrealized gain (loss) on securities	6,371	(1,070)
Transfer between loans and other real estate owned	41,728	7,767
Unpaid stock issuance costs included in other liabilities	20,165	—
See accompanying notes to the consolidated financial statements.

HAMPTON ROADS BANKSHARES, INC.
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A — BASIS OF PRESENTATION
The accompanying unaudited consolidated financial statements of Hampton Roads Bankshares, Inc. (the “Company,” “we,” “us,” or “our”) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial reporting and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the financial statements reflect all adjustments (consisting of a normal recurring nature) considered necessary for a fair presentation. The results of operations for the nine months ended September 30, 2010 are not necessarily indicative of the results to be expected for the full year. For further information, refer to the consolidated financial statements and footnotes, as restated, thereto included in the Company’s restated annual report on Form 10-K for the year ended December 31, 2009, as amended (the “2009 Form 10-K/A”) filed August 13, 2010.
Recent Accounting Pronouncements
In June 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance relating to the accounting for transfers of financial assets. The new guidance, which was issued as Statement of Financial Accounting Standards (“SFAS”) No. 166, Accounting for Transfers of Financial Assets, an amendment to SFAS No. 140, was adopted into Codification in December 2009 through the issuance of Accounting Standards Update (“ASU”) 2009-16. The new standard provides guidance to improve the relevance, representational faithfulness, and comparability of the information that an entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. The new guidance was effective January 1, 2010. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.
In June 2009, the FASB issued new guidance relating to variable interest entities. The new guidance, which was issued as SFAS No. 167, Amendments to FASB Interpretation No. 46(R), was adopted into Codification in December 2009. The objective of the guidance is to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. SFAS No. 167 was effective as of January 1, 2010. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.
In October 2009, the FASB issued ASU 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. ASU 2009-15 amends Subtopic 470-20 to expand accounting and reporting guidance for own-share lending arrangements issued in contemplation of convertible debt issuance. ASU 2009-15 was effective for fiscal years beginning on or after December 15, 2009 and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.
In January 2010, the FASB issued ASU 2010-04, Accounting for Various Topics — Technical Corrections to SEC Paragraphs. ASU 2010-04 makes technical corrections to existing Securities Exchange Commission (“SEC”) guidance including the following topics: accounting for subsequent investments, termination of an interest rate swap, issuance of financial statements — subsequent events, use of residual method to value acquired assets other than goodwill, adjustments in assets and liabilities for holding gains and losses, and selections of discount rate used for measuring defined benefit obligations. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.
In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends Subtopic 820-10 to clarify existing disclosures, require new disclosures, and includes conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010-06 was effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after

HAMPTON ROADS BANKSHARES, INC.
December 15, 2010 and for interim periods within those fiscal years. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.
In February 2010, the FASB issued ASU 2010-08, Technical Corrections to Various Topics. ASU 2010-08 clarifies guidance on embedded derivatives and hedging. ASU 2010-08 was effective for interim and annual periods beginning after December 15, 2009. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.
In February 2010, the FASB issued ASU 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. ASU 2010-09 addresses both the interaction of the requirements of Topic 855 with the SEC’s reporting requirements and the intended breadth of the reissuance disclosures provisions related to subsequent events. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. ASU 2010-09 was effective immediately. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.
In April 2010, the FASB issued ASU 2010-18, Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset. ASU 2010-18 states that modifications of loans that are accounted for within a pool under ASC 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. The amendments do not affect the accounting for loans under the scope of ASC 310-30 that are not accounted for within pools. Loans accounted for individually under ASC 310-30 continue to be subject to the troubled debt restructuring accounting provisions within ASC 310-40, Receivables—Troubled Debt Restructurings by Creditors. The amendments were effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.
In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The new disclosure guidance will significantly expand the existing requirements and will lead to greater transparency into a company’s exposure to credit losses from lending arrangements. The extensive new disclosures of information as of the end of a reporting period will become effective for both interim and annual reporting periods ending after December 15, 2010. Specific items regarding activity that occurred before the issuance of the ASU, such as the allowance rollforward and modification disclosures, will be required for periods beginning after December 15, 2010. The Company is currently assessing the impact that ASU 2010-20 will have on its consolidated financial statements.
In September 2010, the FASB issued ASU 2010-25, Plan Accounting—Defined Contribution Pension Plans. ASU 2010-25 states that participant loans be classified as notes receivable from participants, which are segregated from plan investments and measured at their unpaid principal balance plus an accrued but unpaid interest. The amendments should be applied retrospectively to all prior periods presented, effective for fiscal years ending after December 15, 2010. Early adoption is permitted. The Company does not expect that the adoption of this pronouncement will have a material impact on the Company’s consolidated financial statements.
NOTE B — RECAPITALIZATION PLAN
The Company’s pursuit of strategic alternatives to raise capital and strengthen its consolidated balance sheet have resulted in shareholders approving an increase in authorized shares of common stock to 1,000,000,000, effective September 28, 2010. On that date, the par value of the Company’s common stock (the “Common Stock”) was also changed from $0.625 to $0.01 per share.

HAMPTON ROADS BANKSHARES, INC.
On September 30, 2010, institutional investors (the “Investors”) purchased $235.0 million worth of common shares, or 587,500,000 shares, at $0.40 per share under the Company’s expected $255.0 million private placement (the “Private Placement”) in the respective amounts listed below.

Number of
Registered Name	Shares Issued
Carlyle Financial Services Harbor, L.P.	164,956,965
ACMO-HR, L.L.C.	153,020,190
CapGen Capital Group VI, L.P.	114,223,775
M.H. Davidson & Co.	1,561,302
Davidson Kempner Partners	10,869,716
Davidson Kempner Institutional Partners, L.P.	21,988,770
David Kempner International, Ltd.	25,336,954
Davidson Kempner Distressed Opportunities International, Ltd	5,797,326
Davidson Kempner Distressed Opportunities Funds L.P.	2,720,467
Fire Tree Value Master Fund, L.P.	45,193,824
Fir Tree REOF II Master Fund, LLC	23,080,711
C12 Protium Value Opportunities Ltd.	18,750,000

Total Number of Shares	587,500,000

The shares were offered and sold in compliance with the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, as promulgated by the SEC. Furthermore, CapGen Capital Group VI, LP (“CapGen”) has received approval from the Board of Governors of the Federal Reserve System to become a bank holding company for the Company and its bank subsidiaries. As a result, CapGen is permitted to exercise future control over the Company.
On September 30, 2010, the Company exchanged 80,347 shares of its outstanding Fixed-Rate Cumulative Perpetual Series C preferred stock (“Series C Preferred”) held by the United States Department of the Treasury (the “Treasury”) for newly-created convertible shares of Series C-1 preferred stock (“Series C-1 Preferred”) and converted such shares of Series C-1 Preferred into 52,225,550 shares of Common Stock. Also on that date, the terms of the outstanding Treasury warrant (the “Warrant”) were amended to provide for the purchase of up to 1,325,858 shares of Common Stock at an exercise price of $0.40 per share for a ten-year term following the issuance of the amended warrant to Treasury (the “Amended TARP Warrant”). These transactions were conducted in compliance with the exemption from registration pursuant to Section 4(2) of the Securities Act.
As reported in the Company’s Amendment No. 2 to its Schedule TO, filed on October 1, 2010, on September 29, 2010, the Company exchanged 21,906,000 newly-issued shares of Common Stock described therein for previously outstanding shares of Series A and B preferred stock tendered by preferred shareholders in exchange offers (the “Exchange Offers”) with holders of such preferred stock. The Exchange Offers were exempted from registration under Section 3(a)(9) of the Securities Act.
On September 30, 2010, the Company sent irrevocable conversion notices to the holders of all remaining outstanding shares of Series A and Series B preferred stock. Upon such conversion, each share remaining of Series A and Series B preferred stock was automatically cancelled and converted into the right to receive 375 common shares upon delivery of the Series A and Series B preferred stock certificates to the Company, for an aggregate issuance of 900,000 common shares. Such conversion is also exempt from registration under Section 3(a)(9) of the Securities Act.
During the fourth quarter of 2010, the Company will commence a rights offering providing holders of Common Stock as of 5:00 p.m. Eastern Time on September 29, 2010, with a non-transferable right to purchase newly issued shares of Common Stock at $0.40 per share, the same price paid by Investors and Treasury (the “Rights Offering”).

HAMPTON ROADS BANKSHARES, INC.
The holders of Common Stock who will receive the related purchase rights (“Rights”) are shareholders who held common shares immediately before the initial closing of the aforementioned Private Placement, including holders of Series A Preferred and Series B Preferred who tendered their Series A Preferred and Series B Preferred in the Exchange Offers. In the aggregate, the Rights Offering is expected to provide for the purchase of $40 million worth of Common Stock. Neither the Treasury nor the Investors will be issued any Rights in the Rights Offering; however, in the event the Rights Offering is not fully subscribed, the Investors have agreed to purchase those shares of Common Stock not purchased in the Rights Offering provided that certain conditions are met.
On September 30, 2010, the Company issued a warrant to purchase 7,846,859 shares of Common Stock to Carlyle Investment Management LLC, which also received a $3.0 million cash fee, warrants to purchase 23,540,576 shares of Common Stock to ACMO-HR LLC, warrants to purchase 11,770,288 shares of Common Stock to CapGen Capital Group VI LP, and warrants to purchase 1,325,858 shares of Common Stock to the Treasury. The warrants have a strike price of $0.40 per share and ten year lives. Both standard warrants and contingent warrants were issued in the transaction. Standard warrants are immediately exercisable. Contingent warrants may only be exercised upon or after the earlier of; (1) the written stay of the written Agreement and (2) the occurrence of a “Sale Event” as defined in the applicable warrant agreement. These transactions were conducted in compliance with the exemption from registration contained in Section 4(2) of the Securities Act and Rule 506.
The remaining $20 million of the Private Placement is expected to close by the fourth quarter of 2010, contemporaneously with the closing of the Rights Offering.
Because of the capitalization transactions, certain of the Company’s deferred tax assets may be limited in the future. However, since the Company currently provides an allowance against all of the net deferred tax assets, any such limitation would not have an impact on the Company’s financial position at September 30, 2010.
NOTE C — REGULATORY MATTERS AND GOING CONCERN CONSIDERATIONS
Effective June 17, 2010, the Company and its banking subsidiary, Bank of Hampton Roads (“BOHR”), entered into a written agreement (herein called the “Written Agreement”) with the Federal Reserve Bank of Richmond (the “FRB”) and the Bureau of Financial Institutions of the Virginia State Corporation Commission (“Bureau of Financial Institutions”). The Company’s other banking subsidiary, Shore Bank (“Shore”), is not a party to the Written Agreement.
Written Agreement
Under the terms of the Written Agreement, BOHR agreed to develop and submit for approval plans to (a) strengthen board oversight of management and BOHR’s operations, (b) strengthen credit risk management policies, (c) improve BOHR’s position with respect to loans, relationships, or other assets in excess of $2.5 million which are now, or may in the future become, past due more than 90 days, are on BOHR’s problem loan list, or adversely classified in any report of examination of BOHR, (d) review and revise, as appropriate, current policy and maintain sound processes for determining, documenting, and recording an adequate allowance for loan and lease losses, (e) improve management of BOHR’s liquidity position and funds management policies, (f) provide contingency planning that accounts for adverse scenarios and identifies and quantifies available sources of liquidity for each scenario, (g) reduce the Bank’s reliance on brokered deposits, and (h) improve BOHR’s earnings and overall condition.
In addition, BOHR has agreed that it will (a) not extend, renew, or restructure any credit that has been criticized by the FRB or the Bureau of Financial Institutions absent prior board of directors approval in accordance with the restrictions in the Written Agreement, (b) eliminate all assets or portions of assets classified as “loss” and thereafter charge off all assets classified as “loss” in a federal or state report of examination, unless otherwise approved by the FRB, (c) comply with legal and regulatory limitations on indemnification payments and severance payments, and (d) appoint a committee to monitor compliance with the terms of the Written Agreement.
In addition, the Company has agreed that it will (a) not take any other form of payment representing a reduction in BOHR’s capital or make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities absent prior regulatory approval, (b) take all necessary steps to correct certain technical

HAMPTON ROADS BANKSHARES, INC.
violations of law and regulation cited by the FRB, (c) refrain from guaranteeing any debt without the prior written approval of the FRB and the Bureau of Financial Institutions, and (d) refrain from purchasing or redeeming any shares of its stock without the prior written consent of the FRB or the Bureau of Financial Institutions.
Under the terms of the Written Agreement, both the Company and BOHR agreed to submit for approval capital plans to maintain sufficient capital at the Company, on a consolidated basis, and to refrain from declaring or paying dividends absent prior regulatory approval.
To date, the Company and BOHR have met all of the deadlines for taking actions required by the FRB and the Bureau of Financial Institutions under the terms of the Written Agreement. The Audit Committee has been appointed to oversee the Company’s compliance with the terms of the agreement and has met each month to review compliance. Written plans have been submitted for strengthening board oversight, strengthening credit risk management practices, improving liquidity, reducing the reliance on brokered deposits, improving capital, and curing the technical violations of laws and regulations. The Company has also submitted its written policies and procedures for maintaining an adequate allowance for loan and lease losses and its plans for all foreclosed real estate and nonaccrual and delinquent loans in excess of $2.5 million. Additionally, the Company instituted the required review process for all classified loans. Previously, the Company charged off the assets identified as loss from the previous examination. Moreover, the Company has raised $235.0 million in the initial closing of the Private Placement. The Company and BOHR were “well-capitalized” as of September 30, 2010. As a result, management believes the Company and BOHR are in full compliance with the terms of the Written Agreement.
Going Concern Considerations
The consolidated financial statements of Hampton Roads Bankshares, Inc. as of and for the year ended December 31, 2009, as restated, and its Form 10-Q as of and for the three and nine month periods ended September 30, 2010 have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. The Company reported net income available to common shareholders of $30.0 million and a net loss available to common shareholders of $64.5 million for the three and nine months, respectively, ended September 30, 2010. Prior to accretion of discount, preferred stock dividends, and the conversion of preferred stock into Common Stock, we experienced a net loss of $84.9 million for the quarter ended September 30, 2010 and $176.7 million year to date. Due to the Company’s financial results, the substantial uncertainty throughout the U.S. banking industry, and the Written Agreement the Company and BOHR have entered into and described above, doubts existed regarding the Company’s ability to continue as a going concern through the second quarter of 2010. However, management believes this concern has been mitigated by the initial closing of the Private Placement that occurred on September 30, 2010. With the receipt of $235.0 million of new capital, the Company and BOHR returned to “well-capitalized” status.
NOTE D — STOCK-BASED COMPENSATION
Compensation cost relating to stock-based transactions is accounted for in the financial statements based on the fair value of the share-based award on the date of grant. The Company calculates the fair value of it stock options at the date of grant using a lattice option pricing model. Stock options granted with pro-rata vesting schedules are expensed over the vesting period on a straight-line basis.
Stock-based compensation expense recognized in the consolidated statements of operations and the options exercised, including the total intrinsic value and cash received, for the nine months ended September 30, 2010 and 2009 were as follows.

HAMPTON ROADS BANKSHARES, INC.

	September 30,
	2010	2009
Expense recognized:
Related to stock options	$88,506	$135,918
Related to share awards	31,587	240,100
Related tax benefit	28,791	73,117

Number of options exercised:
New shares	—	86,243
Previously acquired shares	—	—

Total intrinsic value of options exercised	$—	$31,533
Cash received from options exercised	—	613,209
The Company has granted stock options to its directors and employees under stock compensation plans that have been approved by the Company’s shareholders. All outstanding options have terms that range from five to ten years and are either fully vested and exercisable at the date of grant or vest ratably over periods that range from one to ten years. A summary of the Company’s stock option activity and related information for the nine months ended September 30, 2010 is as follows.

		Weighted	Average
	Options	Average	Intrinsic
	Outstanding	Exercise Price	Value
Balance at December 31, 2009	1,420,213	$12.60	$—
Granted	—	—	—
Exercised	—	—	—
Expired	(115,514)	13.04	—
Forfeited	—	—	—

Balance at September 30, 2010	1,304,699	$12.56	$—

Options exercisable at September 30, 2010	1,215,909	$12.36	$—

Information pertaining to options outstanding and options exercisable as of September 30, 2010 is as follows.

	Options Outstanding			Options Exercisable
		Weighted
Ranges of		Average Remaining
Exercise	Number of Options	Contractual	Weighted Average	Number of Options	Weighted Average
Prices	Outstanding	Life	Exercise Price	Exercisable	Exercise Price
$3.09 - $5.05	61,751	1.72	$4.13	61,751	$4.13
$6.53 - $8.77	297,086	1.71	8.02	297,086	8.02
$9.11 - $10.65	379,990	3.11	9.77	378,200	9.77
$12.00 - $12.49	184,128	6.32	12.03	126,195	12.03
$19.43 - $22.07	343,051	4.45	20.02	313,984	19.86
$23.67 - $24.67	38,693	4.74	24.46	38,693	24.46

$3.09 - $24.67	1,304,699	3.58	$12.56	1,215,909	$12.36

HAMPTON ROADS BANKSHARES, INC.
The Company may issue new shares to satisfy stock option grants. As of September 30, 2010, there were 766,127 shares available under the existing stock incentive plans. Shares may be repurchased in the open market or, under certain circumstances, through privately negotiated transactions. As of September 30, 2010, there was $242 thousand of unrecognized compensation cost related to non-vested stock options. That cost is expected to be recognized over a weighted-average period of 3.1 years.
The Company has granted non-vested shares of Common Stock to certain directors and employees as part of incentive programs and to those directors who elected to use deferred directors’ fees to purchase non-vested shares of Common Stock. Non-vested shares of Common Stock awarded to employees and directors as part of incentive programs have vesting schedules that range from one to nine years and are expensed over the same schedules. Non-vested shares of Common Stock issued to directors as a method of deferring their directors’ fees are expensed at the time the fees are earned by the director. A summary of the Company’s non-vested share activity and related information for the nine months ended September 30, 2010 is as follows:

		Per Share
		Weighted-Average
	Number of	Grant-Date
	Shares	Fair Value
Balance at December 31, 2009	21,917	$10.12
Granted	—	—
Vested	(2,000)	8.54
Forfeited	(4,592)	8.60

Balance at September 30, 2010	15,325	$10.79

As of September 30, 2010, there was $107 thousand of total unrecognized compensation cost related to non-vested shares of Common Stock. That cost is expected to be recognized over a weighted-average period of 3.0 years.
NOTE E — INVESTMENT SECURITIES
The amortized cost and estimated fair values of investment securities (in thousands) available for sale at September 30, 2010 and December 31, 2009 were as follows.

	September 30, 2010
	Amortized	Gross Unrealized	Gross Unrealized	Estimated
Description of Securities	Cost	Gains	Losses	Fair Value
Agency securities	$14,026	$517	$—	$14,543
Mortgage-backed securities	147,435	4,758	34	152,159
Equity securities	2,091	49	61	2,079

Total securities available for sale	$163,552	$5,324	$95	$168,781

HAMPTON ROADS BANKSHARES, INC.

	December 31, 2009
	Amortized	Gross Unrealized	Gross Unrealized	Estimated
Description of Securities	Cost	Gains	Losses	Fair Value
Agency securities	$11,376	$173	$105	$11,444
Mortgage-backed securities	146,583	482	1,339	145,726
State and municipal securities	1,279	27	—	1,306
Equity securities	2,966	3	383	2,586

Total securities available for sale	$162,204	$685	$1,827	$161,062

The amortized cost and estimated fair value of investment securities available for sale (in thousands) that are not determined to be other-than-temporarily impaired by contractual maturity at September 30, 2010 and December 31, 2009 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Equity securities do not have contractual maturities.

	September 30, 2010
	Amortized Cost	Estimated Fair Value
Due after one year but less than five years	94,766	97,831
Due after five years but less than ten years	66,680	68,854
Due after ten years	15	17
Equity securities	2,091	2,079

Total available-for-sale securities	$163,552	$168,781

	December 31, 2009
	Amortized Cost	Estimated Fair Value
Due in one year or less	$1,005	$1,025
Due after one year but less than five years	1,012	1,089
Due after five years but less than ten years	9,569	9,557
Due after ten years	147,652	146,805
Equity securities	2,966	2,586

Total available-for-sale securities	$162,204	$161,062

Information pertaining to securities with gross unrealized losses (in thousands) at September 30, 2010 and December 31, 2009, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position is as follows.

	September 30, 2010
	Less than 12 Months		12 Months or More		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
Description of Securities	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Mortgage-backed securities	$4,383	$34	$—	$—	$4,383	$34
Equity securities	—	—	129	61	129	61

	$4,383	$34	$129	$61	$4,512	$95

HAMPTON ROADS BANKSHARES, INC.

	December 31, 2009
	Less than 12 Months		12 Months or More		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
Description of Securities	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Agency securities	$4,711	$105	$—	$—	$4,711	$105
Mortgage-backed securities	69,078	1,339	—	—	69,078	1,339
Equity securities	32	13	1,097	370	1,129	383

	$73,821	$1,457	$1,097	$370	$74,918	$1,827

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. Investment securities classified as available for sale are generally evaluated for OTTI in accordance with ASC 320, Investment — Debt and Equity Securities.
In determining OTTI, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the Company has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.
When OTTI occurs, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current period credit loss. If an entity intends to sell or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis, less any current period credit loss, the OTTI shall be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current period loss, the OTTI shall be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.
The unrealized loss positions on debt securities at September 30, 2010 were considered to be directly related to interest rate movements as there is minimal credit risk exposure in these investments. At September 30, 2010 three mortgage-backed securities were in an unrealized loss position. Management does not believe that these debt securities were other-than-temporarily impaired at September 30, 2010.
For equity securities, our impairment analysis considered all available evidence including the length of time and the extent to which the market value of each security was less than cost, the financial condition of the issuer of each equity security (based upon financial statements of the issuers), and the near term prospects of each issuer, as well as our intent and ability to retain these investments for a sufficient period of time to allow for any anticipated recovery in their respective market values. During the first nine months of 2010 and 2009, equity securities with an amortized cost basis of $91 thousand and $1.1 million, respectively, were determined to be other-than-temporarily impaired. Impairment losses of $67 thousand and $343 thousand were recognized through noninterest income during the first nine months of 2010 and 2009, respectively. An additional $147 thousand was included in accumulated other comprehensive loss in the equity section of the balance sheet as of September 30, 2009. Management has evaluated the unrealized losses associated with the remaining equity securities as of September 30, 2010 and, in management’s opinion, the unrealized losses are temporary, and it is our intention to hold these securities until their value recovers. A rollforward of the cumulative other-than-temporary impairment losses (in thousands) recognized in earnings for all securities is as follows.

HAMPTON ROADS BANKSHARES, INC.

December 31, 2009	$3,030
Less: Realized gains for securities sales	(2,352)
Add: Loss where impairment was not previously recognized	52
Add: Loss where impairment was previously recognized	15

September 30, 2010	$745

The Company’s investment in Federal Home Loan Bank (“FHLB”) stock totaled $18.3 million at September 30, 2010. FHLB stock is generally viewed as a long-term investment and as a restricted investment security and is carried at cost as there is no market for the stock other than the FHLB or member institutions. Therefore, when evaluating FHLB stock for impairment, its value is based on ultimate recoverability of the par value rather than by recognizing temporary declines in value. The FHLB has reinstated dividends and the repurchase of its stock thereby improving the value. The Company does not consider this investment to be other-than-temporarily impaired at September 30, 2010, and no impairment has been recognized.
NOTE F — ACCOUNTING FOR CERTAIN LOANS ACQUIRED IN A TRANSFER
ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, requires acquired loans to be recorded at fair value and prohibits carrying over valuation allowances in the initial accounting period for acquired impaired loans. Loans carried at fair value, mortgage loans held for sale, and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of this pronouncement. It limits the yield that may be accreted to the excess of the undiscounted expected cash flows over the investor’s initial investment in the loan. The excess of the contractual cash flows over expected cash flows may not be recognized as an adjustment of yield. Subsequent increases in cash flows expected to be collected are recognized prospectively through an adjustment of the loan’s yield over its remaining life. Decreases in expected cash flows are recognized as impairments.
The Company acquired loans pursuant to the acquisition of Gateway Financial Holdings Inc. (“GFH”) in December 2008. The Company reviewed the loan portfolio at acquisition to determine whether there was evidence of deterioration of credit quality since origination and if it was probable that it would be unable to collect all amounts due according to the loan’s contractual terms. When both conditions existed, the Company accounted for each loan individually, considered expected prepayments, and estimated the amount and timing of discounted expected principal, interest, and other cash flows (expected at acquisition) for each loan. The Company determined the excess of the loan’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted into interest income (non-accretable difference). The remaining amount, representing the excess of the loan’s cash flows expected to be collected over the amount paid, is accreted into interest income over the remaining life of the loan (accretable yield).
Over the life of the loan, the Company continues to estimate cash flows expected to be collected. The Company evaluates at the balance sheet date whether the present value of its loans determined using the effective interest rates has decreased, and if so, the Company establishes a valuation allowance for the loan. Valuation allowances for acquired loans reflect only those losses incurred after acquisition; that is, the present value of cash flows expected at acquisition that are not expected to be collected. Valuation allowances are established only subsequent to acquisition of the loans.
Loans that were acquired in the GFH acquisition for which there was evidence of deterioration of credit quality at acquisition date and for which it was probable that all contractually required payments would not be made as scheduled had an outstanding balance of $39.1 million and a carrying amount of $35.4 million at September 30, 2010. The carrying amount of these loans is included in the balance sheet amount of loans receivable at September 30, 2010. Of these loans, $14.7 million have experienced further deterioration since the acquisition date and are included in the impaired loan amounts disclosed in Note G. The following table depicts the accretable yield (in thousands) at the beginning and end of the period.

HAMPTON ROADS BANKSHARES, INC.

Accretable
Yield
Balance, December 31, 2009	$1,042
Accretion	(399)
Disposals	(438)
Additions	130

Balance, September 30, 2010	$335

NOTE G — LOANS
The Company grants commercial, construction, real estate, and consumer loans to customers throughout its lending areas. The major classifications of loans (in thousands) are summarized as follows.

	September 30, 2010	December 31, 2009
Commercial	$317,554	$361,256
Construction	560,173	757,702
Real estate-commercial mortgage	677,829	740,570
Real estate-residential mortgage	511,201	524,853
Installment loans (to individuals)	34,718	42,858
Deferred loan fees and related costs	(390)	(547)

Total loans	$2,101,085	$2,426,692

Loans are made to the Company’s executive officers and directors and their associates during the ordinary course of business. In management’s opinion, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons and do not involve more than normal risk of collectability or present other unfavorable features. At September 30, 2010 and December 31, 2009, loans to executive officers, directors, and their associates were $71.2 million and $90.9 million, respectively. Of these loans at September 30, 2010, $3.5 million were made for the purpose of purchasing Company stock and have been eliminated from both the loan and equity balances in the consolidated balance sheets.
As of September 30, 2010, we are aware of and previously disclosed to our regulators that an outstanding loan from BOHR, which was eliminated in consolidation, to the Company with an aggregate balance of $21.5 million is inadequately secured in violation of Regulation W promulgated by the FRB. The Company has been in discussions with banking regulators about curing this violation by repayment of this loan through its capital raising efforts. Additionally, as of September 30, 2010, we are aware of and previously disclosed to our regulators that loans from Shore to its affiliates exceeded the 20% threshold. These Shore loans were repaid on October 7, 2010.
NOTE H — ALLOWANCE FOR LOAN LOSSES AND NON-PERFORMING ASSETS
The purpose of the allowance for loan losses is to provide for probable losses inherent in the loan portfolio. Management considers several factors in determining the allowance for loan loss, including historical loan loss experience, the size and composition of the portfolio, and the value of collateral agreements.
Transactions (in thousands) affecting the allowance for loan losses during the nine months ended September 30, 2010 and 2009 were as follows.

HAMPTON ROADS BANKSHARES, INC.

	2010	2009
Balance at beginning of period	$132,697	$51,218
Provision for loan losses	183,935	68,557
Loans charged off	(157,634)	(20,977)
Recoveries	4,255	380

Balance at end of period	$163,253	$99,178

Non-performing assets consist of loans 90 days past due and still accruing interest, nonaccrual loans, and foreclosed real estate and repossessed assets. Total non-performing assets were $365.5 million or 12% of total assets at September 30, 2010 compared with $257.2 million or 9% of total assets at December 31, 2009. Non-performing assets (in thousands) were as follows.

	September 30, 2010	December 31, 2009
Loans 90 days past due and still accruing interest	$—	$—
Nonaccrual loans	326,910	248,303
Foreclosed real estate and repossessed assets	38,584	8,867

Total non-performing assets	$365,494	$257,170

Estimated gross interest income that would have been recorded during the nine months ended September 30, 2010 if the foregoing nonaccrual loans had remained current in accordance with their contractual terms totaled $7.5 million. Information (in thousands) on impaired loans is as follows.

	September 30, 2010	December 31, 2009
Impaired loans for which an allowance has been provided	$309,936	$331,532
Impaired loans for which no allowance has been provided	122,530	137,536

Total impaired loans	$432,466	$469,068

Allowance provided for impaired loans, included in the allowance for loan losses	$101,127	$91,488

Average balance in impaired loans	$444,364	$215,363

Interest income recognized from impaired loans	$4,673	$17,440

The following table provides information (in thousands) related to the loan category and method used to measure impairment at September 30, 2010 and December 31, 2009.

HAMPTON ROADS BANKSHARES, INC.

	Method Used to	Impaired Loans
Loan Category	Measure Impairment	September 30, 2010	December 31, 2009
1-4 family residential construction	Estimated fair market value	$11,741	$20,851
Other construction and development	Estimated fair market value	229,795	237,313
Secured by farm land	Estimated fair market value	4,903	1,318
Secured by 1-4 family, revolving	Estimated fair market value	6,146	6,018
Secured by 1-4 family, 1st lien	Estimated fair market value	48,098	32,532
Secured by 1-4 family, junior lien	Estimated fair market value	2,128	1,502
Secured by multifamily	Estimated fair market value	8,374	8,137
Secured by nonfarm nonresidential (owner occupied)	Estimated fair market value	27,802	29,309
Secured by nonfarm nonresidential (non-owner occupied)	Estimated fair market value	66,460	75,947
Commercial and industrial	Estimated fair market value	25,853	56,081
Other consumer loans to individuals	Estimated fair market value	1,166	60

Total impaired loans		$432,466	$469,068

As of September 30, 2010 and December 31, 2009, loans classified as troubled debt restructurings and included in impaired loans in the disclosure above totaled $50.6 million and $73.5 million, respectively. Of these amounts, $50.6 million and $56.6 million were on accrual status at September 30, 2010 and December 31, 2009, respectively, and $16.9 million were on nonaccrual status at December 31, 2009. There were no troubled debt restructurings in nonaccrual status at September 30, 2010. Troubled debt restructurings in nonaccrual status are returned to accrual status after a period of performance under which the borrower demonstrates the ability and willingness to repay the loan. None of the nonaccrual troubled debt restructurings were returned to accrual status during the quarter ended September 30, 2010.
A loan is considered impaired when it is probable that all amounts due will not be collected according to the contractual terms. For collateral dependent impaired loans, impairment is measured based upon the fair value of the underlying collateral. Management considers a loan to be collateral dependent when repayment of the loan is expected solely from the sale or liquidation of the underlying collateral. The Company’s policy is to charge off collateral dependent impaired loans at the earlier of foreclosure, repossession, or liquidation at the point it has been in nonaccrual status for 180 days. The Company’s policy is to reduce the carrying value of the loan to the estimated fair value of the collateral less estimated selling costs through a charge off to the allowance for loan losses. For loans that are not collateral dependent, impairment is measured using discounted cash flows. Total impaired loans were $432.5 million and $469.1 million at September 30, 2010 and December 31, 2009, respectively, the majority of which were considered collateral dependent, and therefore, measured at the fair value of the underlying collateral.
Impaired loans for which no allowance is provided totaled $122.5 million and $137.5 million at September 30, 2010 and December 31, 2009. Loans written down to their estimated fair value of collateral less the costs to sell account for $66.5 million and $22.1 million of the impaired loans for which no allowance has been provided as of September 30, 2010 and December 31, 2009, respectively. The average age of appraisals for these loans is 0.73 years at September 30, 2010. The remaining impaired loans for which no allowance is provided are fully covered by the value of the collateral, and therefore, no loss is expected on these loans.
In the opinion of management, based on conditions reasonably known to them, the allowance was adequate at September 30, 2010. The allowance may be increased or decreased in the future based on loan balances outstanding, changes in credit quality ratings of the loan portfolio, changes in general economic conditions, or other risk factors.

HAMPTON ROADS BANKSHARES, INC.
NOTE I — PREMISES AND EQUIPMENT
Premises and equipment (in thousands) at September 30, 2010 and December 31, 2009 are summarized as follows.

	September 30, 2010	December 31, 2009
Land	$31,238	$31,335
Buildings and improvements	58,128	58,177
Leasehold improvements	3,418	3,411
Equipment, furniture, and fixtures	14,150	14,828
Construction in process	427	7

	107,361	107,758
Less accumulated depreciation and amortization	(12,835)	(10,246)

Premises and equipment, net	$94,526	$97,512

NOTE J — SUPPLEMENTAL RETIREMENT AGREEMENTS
The Company has entered into supplemental retirement agreements with several key officers and recognizes expense each year related to these agreements based on the present value of the benefits expected to be provided to the employees and any beneficiaries. The expense recognized during the first nine months of 2010 and 2009 was $504 thousand and $850 thousand, respectively.
NOTE K — INTANGIBLE ASSETS
Intangible assets with an indefinite life are subject to impairment testing at least annually or more often if events or circumstances suggest potential impairment. Other acquired intangible assets determined to have a finite life are amortized over their estimated useful life in a manner that best reflects the economic benefits of the intangible asset. Intangible assets with a finite life are reviewed for impairment if conditions suggest the carrying amount is not recoverable. The gross carrying amount and accumulated amortization (in thousands) for the Company’s intangible assets is as follows.

	September 30, 2010		December 31, 2009
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Intangible assets:

Core deposit intangible	$8,105	$2,719	$8,105	$1,703
Employment contract intangibles	1,130	860	1,130	713
Insurance book of business intangible	6,450	753	6,450	430

Total intangible assets	$15,685	$4,332	$15,685	$2,846

The weighted-average amortization period for core deposit intangibles is 54.1 months, employment contract intangibles is 31.5 months, and insurance book of business intangible is 180.0 months.
NOTE L — FORECLOSED REAL ESTATE AND REPOSSESSED ASSETS
Foreclosed assets are presented net of an allowance for losses. An analysis of the allowance for losses (in thousands) on foreclosed assets is as follows.

HAMPTON ROADS BANKSHARES, INC.

	September 30, 2010	September 30, 2009
Balance at beginning of year	$356	$—
Provision for losses	6,035	880
Charge-offs	(1,470)	(292)

Balance at end of period	$4,921	$588

Expenses (in thousands) applicable to foreclosed assets include the following.

	Nine Months Ended
	September 30, 2010	September 30, 2009
Expenses incurred for foreclosed assets	$1,288	$147
Net loss on sales of real estate	93	35
Provision for losses	6,035	880

Total	$7,416	$1,062

NOTE M — BUSINESS SEGMENT REPORTING
The Company has two community bank subsidiaries, BOHR and Shore, which provide loan and deposit services throughout 60 locations in Virginia, North Carolina, and Maryland. In addition to its banking operations, the Company has three other reportable segments: Mortgage, Investment, and Insurance. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in the Company’s 2009 Form 10-K/A. Segment profit and loss is measured by net income prior to corporate overhead allocation. Intersegment transactions are recorded at cost and eliminated as part of the consolidation process. Because of the interrelationships between the segments, the information is not indicative of how the segments would perform if they operated as independent entities. The following table shows certain financial information (in thousands) at September 30, 2010, December 31, 2009, and September 30, 2009 for each segment and in total.

	Total	Elimination	Banking	Mortgage	Investment	Insurance
Total Assets at September 30, 2010	$3,067,572	$(331,282)	$3,350,018	$37,643	$1,104	$10,089

Total Assets at December 31, 2009 (as restated)	$2,919,576	$(303,100)	$3,197,510	$13,599	$1,163	$10,404

	Total	Elimination	Banking	Mortgage	Investment	Insurance
Three Months Ended September 30, 2010
Net interest income	$17,943	$—	$17,848	$90	$—	$5
Provision for loan losses	83,684	—	83,684	—	—	—

Net interest income (loss) after provision for loan losses	(65,741)	—	(65,836)	90	—	5
Noninterest income	5,955	—	580	4,267	30	1,078
Noninterest expense	24,779	—	20,883	2,641	31	1,224

Net income (loss) before income taxes (benefit)	(84,565)	—	(86,139)	1,716	(1)	(141)
Income tax expense (benefit)	(85)	—	(636)	600	—	(49)

Net income (loss) before noncontrolling interest	(84,480)	—	(85,503)	1,116	(1)	(92)
Noncontrolling interest	(413)	—	—	(413)	—	—

Net income (loss)	$(84,893)	$—	$(85,503)	$703	$(1)	$(92)

HAMPTON ROADS BANKSHARES, INC.

	Total	Elimination	Banking	Mortgage	Investment	Insurance
Three Months Ended September 30, 2009
Net interest income	$26,477	$—	$26,367	$106	$—	$4
Provision for loan losses	33,662	—	33,662	—	—	—

Net interest income (loss) after provision for loan losses	(7,185)	—	(7,295)	106	—	4
Noninterest income	7,232	—	5,239	678	72	1,243
Noninterest expense	21,706	—	19,730	798	39	1,139

Net income (loss) before income taxes (benefit)	(21,659)	—	(21,786)	(14)	33	108
Income tax expense (benefit)	(8,282)	—	(8,326)	(5)	12	37

Net income (loss)	$(13,377)	$—	$(13,460)	$(9)	$21	$71

	Total	Elimination	Banking	Mortgage	Investment	Insurance
Nine Months Ended September 30, 2010
Net interest income	$57,573	$—	$57,277	$284	$—	$12
Provision for loan losses	183,935	—	183,935	—	—	—

Net interest income (loss) after provision for loan losses	(126,362)	—	(126,658)	284	—	12
Noninterest income	16,887	—	4,478	8,626	106	3,677
Noninterest expense	68,814	—	59,501	5,712	125	3,476

Net income (loss) before income taxes (benefit)	(178,289)	—	(181,681)	3,198	(19)	213
Income tax expense (benefit)	(2,219)	—	(3,406)	1,119	(7)	75

Net income (loss) before noncontrolling interest	(176,070)	—	(178,275)	2,079	(12)	138
Noncontrolling interest	(583)	—	—	(583)	—	—

Net income (loss)	$(176,653)	$—	$(178,275)	$1,496	$(12)	$138

	Total	Elimination	Banking	Mortgage	Investment	Insurance
Nine Months Ended September 30, 2009
Net interest income	$78,450	$—	$78,144	$294	$—	$12
Provision for loan losses	68,557	—	68,557	—	—	—

Net interest income after provision for loan losses	9,893	—	9,587	294	—	12
Noninterest income	19,327	—	11,590	3,678	165	3,894
Noninterest expense	91,884	—	85,419	2,843	114	3,508

Net income (loss) before income taxes (benefit)	(62,664)	—	(64,242)	1,129	51	398
Income tax expense (benefit)	(13,425)	—	(13,977)	395	18	139

Net income (loss)	$(49,239)	$—	$(50,265)	$734	$33	$259

NOTE N — FAIR VALUE MEASUREMENTS
ASC 820, Fair Value Measurements and Disclosures, establishes a framework for measuring fair value. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It also permits the measurement of transactions between market participants at the measurement date and the measurement of selected eligible financial instruments at fair value at specified election dates.
The Company groups our financial assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. The

HAMPTON ROADS BANKSHARES, INC.
majority of instruments fall into the Level 1 or 2 fair value hierarchy. Valuation methodologies for the fair value hierarchy are as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques as well as instruments for which the determination of fair value requires significant management judgment or estimation.
Recurring Basis
The Company measures or monitors certain of its assets and liabilities on a fair value basis. Fair value is used on a recurring basis for those assets and liabilities for which fair value is the primary basis of accounting. The following table reflects the fair value (in thousands) of assets and liabilities measured and recognized at fair value on a recurring basis in the consolidated balance sheets at September 30, 2010 and December 31, 2009.

		Fair Value Measurements at
		September 30, 2010 Using
		Quoted Prices	Significant Other	Significant
	Assets / Liabilities	in Active Markets	Observable	Unobservable
	Measured at	for Identical Assets	Inputs	Inputs
Description	Fair Value	(Level 1)	(Level 2)	(Level 3)
Investment securities available for sale:
Agency securities	$14,543	$—	$14,543	$—
Mortgage-backed securities	152,159	—	152,159	—
Equity securities	2,079	661	—	1,418

Total investment securities available for sale	168,781	661	166,702	1,418

Derivative loan commitments	1,663	—	—	1,663
Loans held for sale	34,726	—	34,726	—

HAMPTON ROADS BANKSHARES, INC.

		Fair Value Measurements at
		December 31, 2009 Using
		Quoted Prices	Significant Other	Significant
	Assets / Liabilities	in Active Markets	Observable	Unobservable
	Measured at	for Identical Assets	Inputs	Inputs
Description	Fair Value	(Level 1)	(Level 2)	(Level 3)
Investment securities available for sale:
Agency securities	$11,444	$—	$11,444	$—
Mortgage-backed securities	145,726	—	145,726	—
State and municipal securities	1,306	—	1,306	—
Equity securities	2,586	1,358	—	1,228

Total investment securities available for sale	161,062	1,358	158,476	1,228

Derivative loan commitments	201	—	—	201
Loans held for sale	12,615	—	12,615	—

	Activity in Fair Value Measurements
	Nine Months Ended September 30, 2010
				Derivative	Loans
				Loan	Held
	Investment Securities Available for Sale			Commitments	for Sale
Description	Level 1	Level 2	Level 3	Level 3	Level 2
Balance, December 31, 2009	$1,358	$158,476	$1,228	$201	$12,615
Unrealized (gains) losses included in:
Earnings	(67)	—	—	—	—
Other comprehensive gain (loss)	207	4,981	190	—	—
Purchases, issuances, and settlements, net	(837)	3,245	—	1,462	22,111
Transfers in and/or out, net	—	—	—	—	—

Balance, September 30, 2010	$661	$166,702	$1,418	$1,663	$34,726

The following describes the valuation techniques used to measure fair value for our assets and liabilities classified as recurring.
Investment Securities Available for Sale. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds, mortgage products, and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. Level 2 securities would include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions, and certain corporate, asset backed, and other securities valued using third party quoted prices in markets that are not active. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy.
Derivative Loan Commitments. The Company enters into commitments to originate mortgage loans whereby the interest rate is fixed prior to funding. These commitments, in which the Company intends to sell in the secondary market, are considered freestanding derivatives.
Loans Held For Sale. The Company sells loans to outside investors. Fair value of mortgage loans held for sale is estimated based on the commitments into which individual loans will be delivered. As of September 30, 2010, mortgage loans held for sale had a net carrying value of $34.7 million which approximated its fair value. On

HAMPTON ROADS BANKSHARES, INC.
December 31, 2009, mortgage loans held for sale had a net carrying value of $12.6 million which approximated its fair value.
Non-recurring Basis
Certain assets, primarily impaired loans, are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The adjustments to impaired loans are based on appraisals of underlying collateral or other observable market prices when current appraisals or observable market prices are available. Where we do not have a current appraisal, an existing appraisal or other valuation would be utilized after discounting it to reflect current market conditions, and, as such, may include significant management assumptions and input with respect to the determination of fair value.
To assist in the discounting process, a valuation matrix was developed to provide valuation guidance for collateral dependent loans and foreclosed real estate where it was deemed that an existing appraisal was outdated as to current market conditions. The matrix applies discounts to external appraisals depending on the type of real estate and age of the appraisal. The discounts are generally specific point estimates; however in some cases, the matrix allows for a small range of values. The discounts were based in part upon externally derived data including but not limited to Case-Shiller composite indices, MIT CRE: Transactions Based Index, and information from Zillow.com. The discounts were also based upon management’s knowledge of market conditions and prices of sales of foreclosed real estate. In addition, matrix value adjustments may be made by our independent appraisal group to reflect property value trends within specific markets as well as actual sales data from market transactions and/or foreclosed real estate sales. In the case where an appraisal is greater than two years old for collateral dependent impaired loans and foreclosed real estate, it is the Company’s policy to classify these as Level 3 within the fair value hierarchy; otherwise, they are classified as Level 2. The average age of appraisals for Level 3 valuations of collateral dependent loans was 4.31 years as of September 30, 2010. Management periodically reviews the discounts in the matrix as compared to valuations from updated appraisals and modifies the discounts should updated appraisals reflect valuations significantly different than those derived utilizing the matrix. To date, management believes the appraisal discount matrix has resulted in appropriate adjustments to existing appraisals thereby providing management with reasonable valuations for the collateral underlying the loan portfolio. The following table presents the carrying amount (in thousands) for impaired loans and adjustments made to fair value during the respective reporting periods.

	Assets / Liabilities	Fair Value Measurements at
	Measured at	September 30, 2010 Using
Description	Fair Value	Level 1	Level 2	Level 3	Total Losses
Impaired loans	$208,809	$—	$131,038	$77,771	$—

	Assets / Liabilities	Fair Value Measurements at
	Measured at	December 31, 2009 Using			Total
Description	Fair Value	Level 1	Level 2	Level 3	Losses
Impaired loans	$240,044	$—	$149,346	$90,698	$—
Our nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value on a nonrecurring basis relate to foreclosed real estate and repossessed assets and goodwill. The amounts below represent the carrying values (in thousands) for our foreclosed real estate and repossessed assets and goodwill and impairment adjustments made to fair value during the respective reporting periods.

HAMPTON ROADS BANKSHARES, INC.

	Assets / Liabilities	Fair Value Measurements at
	Measured at	September 30, 2010 Using			Total
Description	Fair Value	Level 1	Level 2	Level 3	Losses
Foreclosed real estate and repossessed assets	$38,584	$—	$38,377	$207	$6,128

	Assets / Liabilities	Fair Value Measurements at
	Measured at	December 31, 2009 Using			Total
Description	Fair Value	Level 1	Level 2	Level 3	Losses
Foreclosed real estate and repossessed assets	$8,867	$—	$8,867	$—	$1,043
Goodwill	—	—	—	—	84,837
The following describes the valuation techniques used to measure fair value for our nonfinancial assets and liabilities classified as nonrecurring.
Foreclosed Real Estate and Repossessed Assets. The adjustments to foreclosed real estate and repossessed assets are based primarily on appraisals of the real estate or other observable market prices. Our policy is that fair values for these assets are based on current appraisals. In most cases, we maintain current appraisals for these items. Where we do not have a current appraisal, an existing appraisal would be utilized after discounting it to reflect current market conditions, and, as such, may include significant management assumptions and input with the respect of the determination of fair value. As described above, we utilize a valuation matrix to assist in this process.
Goodwill. The adjustments to goodwill are made in accordance with ASC 320-20-35 and ASC 320-20-35-30 in which the prescribed two-step impairment testing was performed on goodwill arising from mergers with Shore Financial Corporation (“SFC”) and GFH. All goodwill was written off in 2009.
ASC 820 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate that value. It excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair value for its financial instruments.
(a)	Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks, overnight funds sold and due from FRB, and interest-bearing deposits in other banks. The carrying amount approximates fair value.

(b)	Investment Securities Available for Sale

Fair values are based on published market prices where available. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow. Investment securities available for sale are carried at their aggregate fair value.

(c)	Loans Held for Sale

The carrying value of loans held for sale is a reasonable estimate of fair value since loans are expected to be sold within a short period.

(d)	Loans

The fair value of other loans is estimated by discounting the future cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

HAMPTON ROADS BANKSHARES, INC.
(e)	Interest Receivable and Interest Payable

The carrying amount approximates fair value.

(f)	Bank-Owned Life Insurance

The carrying amount approximates fair value.

(g)	Deposits

The fair values disclosed for demand deposits (for example, interest and noninterest demand and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (this is, their carrying values). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.

(h)	Borrowings

The fair value of borrowings is estimated using discounted cash flow analysis based on the interest rates currently offered for borrowings of similar remaining maturities and collateral requirements. These include other borrowings, overnight funds purchased, and FHLB borrowings.

(i)	Commitments to Extend Credit and Standby Letters of Credit

The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at September 30, 2010 and December 31, 2009, and as such, the related fair values have not been estimated.
The estimated fair value (in thousands) of the Company’s financial instruments required to be disclosed by ASC 825, Financial Instruments, at September 30, 2010 and December 31, 2009 was as follows.

	September 30, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Assets:
Cash and due from banks	$19,198	$19,198	$16,995	$16,995
Interest-bearing deposits in other banks	1,268	1,268	43,821	43,821
Overnight funds sold and due from FRB	640,527	640,527	139,228	139,228
Investment securities available for sale	168,781	168,781	161,062	161,062
Loans held for sale	34,726	34,726	12,615	12,615
Loans, net	1,937,832	2,003,088	2,293,995	2,364,702
Interest receivable	6,530	6,530	8,788	8,788
Bank-owned life insurance	49,619	49,619	48,354	48,354

Liabilities:
Deposits	2,593,110	2,647,014	2,495,040	2,486,449
FHLB borrowings	219,169	231,820	228,215	233,356
Other borrowings	49,703	51,501	49,254	50,316
Interest payable	3,731	3,731	3,573	3,573

HAMPTON ROADS BANKSHARES, INC.
NOTE O — TROUBLED ASSET RELIEF PROGRAM (“TARP”)
On December 31, 2008, and subsequent to the Company’s acquisition of GFH, as part of the Treasury’s Capital Purchase Program (“TARP CPP”), the Company entered into a Letter Agreement and Securities Purchase Agreement (collectively, the “Purchase Agreement”) with the Treasury, pursuant to which the Company sold 80,347 shares of Series C Preferred, having a liquidation preference of $1,000 per share and a Warrant to purchase 1,325,858 shares of Common Stock at an initial exercise price of $9.09 per share, subject to certain anti-dilution and other adjustments, for an aggregate purchase price of $80.3 million in cash.
The American Recovery and Reinvestment Act of 2009 (“ARRA”) was enacted on February 17, 2009. The ARRA includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health, and education needs. In addition, the ARRA imposes certain executive compensation and corporate governance obligations on all current and future TARP recipients for such period as any obligation arising from financial assistance remains outstanding (disregarding any warrants to purchase Common Stock of the Company that the Treasury may hold). The executive compensation restrictions under the ARRA are more stringent than those initially enacted by the Emergency Economic Stabilization Act of 2008 (“EESA”).
The ARRA amended Section 111 of the EESA to require the Secretary of the Treasury (“Secretary”) to adopt additional standards with respect to executive compensation and corporate governance for TARP recipients. The standards required to be established by the Secretary include, in part, (1) prohibitions on making golden parachute payments to senior executive officers and the next five most highly-compensated employees during such time as any obligation arising from financial assistance provided under the TARP remains outstanding (the “Restricted Period”), (2) prohibitions on paying or accruing bonuses or other incentive awards for certain senior executive officers, and employees, except for awards of long-term restricted stock with a value equal to no greater than 1/3 of the subject employee’s annual compensation that do not fully vest during the Restricted Period or unless such compensation is pursuant to a valid written employment contract prior to February 11, 2009, (3) requirements that TARP CPP participants provide for the recovery of any bonus or incentive compensation paid to senior executive officers and the next 20 most highly-compensated employees based on statements of earnings, revenues, gains, or other criteria later found to be materially inaccurate, with the Secretary having authority to negotiate for reimbursement, and (4) a review by the Secretary of all bonuses and other compensation paid by TARP participants to senior executive employees and the next 20 most highly-compensated employees before the date of enactment of the ARRA to determine whether such payments were inconsistent with the purposes of the Act.
The ARRA also sets forth additional corporate governance obligations for TARP recipients, including requirements for the Secretary to establish standards that provide for semi-annual meetings of compensation committees of the board of directors to discuss and evaluate employee compensation plans in light of an assessment of any risk posed from such compensation plans. TARP recipients are further required by the ARRA to have in place company-wide policies regarding excessive or luxury expenditures, permit non-binding shareholder “say-on-pay” proposals to be included in proxy materials, as well as require written certifications by the chief executive officer and chief financial officer with respect to compliance. On June 15, 2009, the Treasury published its standards for executive compensation and corporate governance pursuant to ARRA.
On August 12, 2010, the Company and Treasury executed the Exchange Agreement (the “Exchange Agreement”), which provided for (i) the exchange of the 80,347 shares of Series C Preferred for 80,347 shares of a newly-created Series C-1 Preferred with a liquidation preference of $1,000, (ii) the conversion of the Series C-1 Preferred at a discounted conversion value of $260 per share into 52,225,550 shares of Common Stock at a conversion price of $0.40 per share; and (iii) the amendment of the terms of the Warrant to provide for the purchase of up to 1,325,858 shares of Common Stock at an exercise price of $0.40 per share for a ten-year term following the issuance of the amended warrant.

HAMPTON ROADS BANKSHARES, INC.
We believe that, as a result of the conversion of the Series C-1 Preferred into Common Stock, the Company no longer has any obligation to the Treasury outstanding, and we are no longer subject to these restrictions. However, because certain of these restrictions apply to when conduct occurs, instead of when payments are made, we still face limitations in our executive compensation program that may make it more difficult to attract and retain executive officers.
NOTE P — NONINTEREST EXPENSE

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2010	2009	2010	2009
Salaries and employee benefits	$12,591	$10,366	$33,296	$32,146
Occupancy	2,317	2,232	6,765	6,316
Data processing	1,185	1,472	3,834	3,965
Impairment of goodwill	—	—	—	27,976
FDIC insurance	946	1,328	3,171	4,629
Equipment	1,035	1,215	3,058	3,706
Professional fees	1,812	167	4,355	505
Problem loan and repossessed asset costs	1,028	82	3,031	242
Amortization of intangible assets	549	646	1,486	1,727
Bank franchise tax	538	177	1,487	532
Telephone and postage	455	332	1,258	1,168
Stationery, printing, and office supplies	276	386	663	745
Directors’ and regional board fees	179	184	539	849
Advertising and marketing	163	186	549	377
Other	1,705	2,933	5,322	7,001

Total noninterest expense	$24,779	$21,706	$68,814	$91,884

NOTE Q — SUBSEQUENT EVENTS
We evaluate subsequent events through the date the financial statements are issued.

_, 2010
Up to 100,000,000 Shares of Common Stock

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this Prospectus or to make representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This Prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Prospectus nor any sales made hereunder after the date of this Prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this Prospectus.